As filed with the U.S. Securities and Exchange Commission on June 13, 2024.

Registration No. [     ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Haoxi Health Technology Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	7311	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 801, Tower C, Floor 8, Building 103, Huizhongli, Chaoyang District

Beijing, China

+86-10-13311587976

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ying Li, Esq. Joan Wu, Esq. Lisa Forcht, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 212-530-2206	Elizabeth F. Chen, Esq. Pryor Cashman LLP 7 Times Square New York, NY 10036 (212) 326-0199

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED June 13, 2024

1,597,444 Units (each Unit consisting of One Class A Ordinary Share and

One Warrant to Purchase one Class A Ordinary Share)

1,597,444 Class A Ordinary Share Underlying the Warrants

Haoxi Health Technology Limited

We are offering in a firm commitment offering 1,597,444 units (each, a “Unit,” and, collectively, the “Units”), with each Unit consisting of one Class A ordinary share, (each, a “Class A Ordinary Share,” and, collectively, the “Class A Ordinary Shares”), and one warrant to purchase one Class A Ordinary Share (each, a “Warrant,” and, collectively, the “Warrant”) at an assumed public offering price of $6.26 per Unit, based on the last reported sale price of our Class A Ordinary Shares on The Nasdaq Capital Market on June 12, 2024. Each Class A Ordinary Share is being sold together with one Warrant. Each share exercisable pursuant to the Warrants will have an exercise price per share of $6.26, equal to 100% of the public offering price per Unit in this offering. The Warrants will be immediately exercisable and will expire on the 5th anniversary of the original issuance date. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Class A Ordinary Shares and related Warrants are immediately separable and will be issued separately in this offering.

Our Class A Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “HAO.”

The number of Units offered in this prospectus and all other applicable information has been determined based on an assumed public offering price of $6.26 per Unit. The actual public offering price per Unit and the number of Units sold in the offering will be determined between us, the underwriters and the investors in the offering, and may be at a discount to the then current market price of our Class A Ordinary Shares. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price. The assumed public offering price is used so that we can provide certain disclosures, which require a calculation based on the public offering price.

We have granted EF Hutton LLC, the representative of several underwriters named below in “Underwriting” (the “Representative”), an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of the Units to be offered by us pursuant to this offering (excluding the Units subject to this option), solely for the purpose of covering over-allotments, at the public offering price less the underwriting discounts.

There is no established trading market for the Warrants, and we do not expect an active trading market to develop. We do not intend to list the Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of Warrants will be limited. Our authorized share capital is $20,000 divided into 200,000,000 shares of a par value of $0.0001 each, made up of 150,000,000 Class A Ordinary Shares and 50,000,000 Class B Ordinary Shares, and we have 14,970,000 Class A Ordinary Shares and 17,270,000 Class B Ordinary Shares issued and outstanding, respectively as of the date this prospectus. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 10 votes per one Class B Ordinary Share. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis.

Unless otherwise stated, as used in this prospectus, the terms “we,” “us,” “our,” “Haoxi Cayman,” “our Company,” and the “Company” refer to Haoxi Health Technology Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands; “Haoxi HK” refers to Haoxi Information Limited, a Hong Kong corporation and wholly owned subsidiary of Haoxi Cayman; “WFOE” refers to Beijing Haoxi Health Technology Co., Limited, a limited liability company organized under the laws and regulations of the People’s Republic of China (the “PRC”), which company is wholly owned by Haoxi HK; and “Haoxi Beijing” or “the operating entity” refers to Beijing Haoxi Digital Technology Co., Ltd., a limited liability company organized under PRC laws and regulations, which company is wholly owned by WFOE. Haoxi Beijing is formerly known as Beijing Haoxi Culture Media Co., Ltd. before September 4, 2020. See “Prospectus Summary—Corporate Structure.”

Our Class A Ordinary Shares began trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “HAO” on January 26, 2024. On January 30, 2024, the Company closed its initial public offering (the “IPO”) of 2,400,000 Class A ordinary shares at a price of $4.00 per share. On March 8, 2024, the underwriter for the IPO exercised its over-allotment option in full to purchase 360,000 Class A Ordinary Shares at a price of $4.00. The total gross proceeds received from the IPO, including proceeds from the exercise of the over-allotment option, is $11,040,000.

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 23 to read about factors you should consider before buying our Class A Ordinary Shares.

We are a holding company incorporated in the Cayman Islands with no material operations of our own and not a Chinese operating company. Our operations are conducted in China through our wholly owned indirect PRC subsidiary, Haoxi Beijing. The Units being offered hereunder are those of the offshore holding company in the Cayman Islands, instead of securities of the operating entity in China. Therefore, you will not directly hold any equity interests in the operating entity. We are subject to certain legal and operational risks associated with business operations of Haoxi Beijing in China and the Chinese regulatory authorities could disallow our corporate structure, which could cause the value of our securities to significantly decline or become worthless. For more details, see “Risk Factors—Risks Related to Doing Business in China—Substantial uncertainties exist with respect to the interpretation and implementation of the PRC Foreign Investment Law and its Implementation Rules and how they may impact the viability of our current corporate structure, corporate governance and business operations;” “Risk Factors—Risks Related to Doing Business in China—The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our Class A Ordinary Shares could decline in value or become worthless;” “Risk Factors—Risks Related to Doing Business in China—The CSRC has recently promulgated Overseas Listing Trial Measures. Our offering will be determined to be an indirect overseas offering and is, therefore, subject to the CSRC filing procedures, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless;” and “Risk Factors—Risks Related to Doing Business in China—Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could limit or delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation, as well as the trading price of our Class A Ordinary Shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China.” Applicable PRC laws and regulations governing such current business operations are sometimes vague and uncertain, and as a result, these risks may result in material changes in the operations of Haoxi Beijing, significant depreciation or a complete loss of the value of our Class A Ordinary Shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors.

On March 15, 2019, the PRC National People’s Congress approved the PRC Foreign Investment Law, which came into effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law, and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. On December 26, 2019, the PRC State Council approved the Implementation Rules of Foreign Investment Law, which came into effect on January 1, 2020. Since the PRC Foreign Investment Law is relatively new, substantial uncertainties exist with respect to its interpretation and implementation. Under the PRC Foreign Investment Law, “foreign investment” refers to the investment activities directly or indirectly conducted by foreign individuals, enterprises or other entities in China. The PRC Foreign Investment Law sets out the basic regulatory framework for foreign investments and proposes to implement a management system of pre-establishment national treatment with a “negative list” for foreign investments, pursuant to which (i) a foreign invested enterprise, or FIE, under PRC law shall not invest in any sector forbidden by the negative list for access of foreign investment, (ii) for any sector restricted by the negative list, an FIE shall conform to the investment conditions provided in the negative list, and (iii) sectors not included in the negative list shall be managed under the principle that domestic investment and foreign investment shall be treated equally. The PRC Foreign Investment Law also sets forth necessary mechanisms to facilitate, protect and manage foreign investments and proposes to establish a foreign investment information report system in which FIE shall submit the investment information to competent departments of commerce through the enterprise registration system and the enterprise credit information publicity system. Haoxi Beijing is an online marketing solution provider in China with an advertiser client base mainly in the healthcare industry, which is not a prohibited or restricted industry in the negative list that is currently effective as of the date of this prospectus. It is uncertain whether the online marketing industry, in which Haoxi Beijing operates, will be subject to the foreign investment restrictions or prohibitions set forth in any “negative list” to be issued in the future. There are uncertainties as to how the PRC Foreign Investment Law would be further interpreted and implemented. We cannot assure you that the interpretation and implementation of the PRC Foreign Investment Law made by the relevant governmental authorities in the future will not materially impact our corporate governance and business operations in any aspect. See “Risk Factors—Risks Related to Doing Business in China—Substantial uncertainties exist with respect to the interpretation and implementation of the PRC Foreign Investment Law and its Implementation Rules and how they may impact the viability of our current corporate structure, corporate governance and business operations.”

Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On December 28, 2021, 13 governmental departments of the PRC, including the Cyberspace Administration of China (the “CAC”), issued the Cybersecurity Review Measures, which became effective on February 15, 2022. As of the date of this prospectus, neither we nor our subsidiaries have been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction related to cybersecurity review under the Cybersecurity Review Measures. On November 14, 2021, the CAC published the draft Regulations on the Network Data Security Administration (Draft for Comments) (the “Security Administration Draft”), which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. According to the Security Administration Draft, data processing operators who possess personal data of at least one million users or collect data that affects or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. The deadline for public comments on the Security Administration Draft was December 13, 2021. The Security Administration Draft has not been fully implemented as of the date of this prospectus. As confirmed by our PRC counsel, Sino Pro Law Firm, we are not subject to cybersecurity review by the CAC under the Cybersecurity Review Measures, nor are we subject to network data security review if the Security Administration Draft are enacted as proposed, since Haoxi Beijing’s business does not involve processing users’ personal information and it is not deemed as a critical information infrastructure operator (“CIIO”), nor is it an online platform operator with personal information of more than one million users. See “Risk Factors—Risks Related to Doing Business in China—Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could limit or delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation, as well as the trading price of our Class A Ordinary Shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China.”

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”), released the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies and five ancillary interpretive guidelines, or collectively, the Overseas Listing Trial Measures, which came into effect on March 31, 2023. According to the Overseas Listing Trial Measures, Chinese domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedures with the CSRC and report relevant information. On the same day, the CSRC also held a press conference for the release of the Overseas Listing Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which clarifies that on or prior to the effective date of the Overseas Listing Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained clearance from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing. The required filing scope is not limited to the initial public offering, but also includes any subsequent overseas securities offering, single or multiple acquisition(s), share swap, transfer of shares or other means to seek an overseas direct or indirect listing and a secondary listing or dual major listing of issuers already listed overseas. As advised by our PRC counsel, Sino Pro Law Firm, since the operating entity accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the fiscal years ended June 30, 2023 and 2022, and the key components of our operations are carried out in China, this offering is considered an indirect offering by China-based companies, and we are, therefore, subject to the Overseas Listing Trial Measures for filing procedures with the CSRC in connection with this offering and are required to file with the CSRC within three working days after the completion of this offering. We will submit our filing application to the CSRC within three working days after the completion of this offering.

Furthermore, on February 24, 2023, the CSRC and other relevant government authorities promulgated the Provisions on Strengthening the Confidentiality and Archives Administration of Overseas Securities Issuance and Listing by Domestic Enterprises which were issued in 2009, or the Provision on Confidentiality. The Provision on Confidentiality became effective on March 31, 2023. Pursuant to the Provision on Confidentiality, where a domestic enterprise provides or publicly discloses documents and materials involving state secrets and working secrets of state organs to the relevant securities companies, securities service institutions, overseas regulatory authorities and other entities and individuals, or provides or publicly discloses such information through its overseas listing subjects, it shall report to the competent department with the examination and approval authority for approval in accordance with the law, and submit to the secrecy administration department of the same level for filing. Domestic enterprises providing accounting archives or copies thereof to entities and individuals concerned such as securities companies, securities service institutions and overseas regulatory authorities shall complete the corresponding procedures pursuant to the relevant provisions of the State. We believe that this offering does not involve the leaking of any state secret or working secret of government agencies, or the harming of national security and public interests. However, we may be required to perform additional procedures in connection with the provision of accounting archives.

Since these statements and regulatory actions by the PRC government are newly published and there exists uncertainty with respect to their requirements and implementation, it is highly uncertain what the potential impact such modified or new laws and regulations will have on our or Haoxi Beijing’s daily business operation, the ability to accept foreign investments and listing on U.S. exchanges. We cannot assure you that we will be able to fully comply with such rules, to conduct this offering, or to maintain the listing status of our securities, or to conduct any overseas securities offerings in the future. For details of the associated risks, see “Risk Factors—Risks Related to Doing Business in China—The CSRC has recently promulgated Overseas Listing Trial Measures. Our offering will be determined to be an indirect overseas offering and is, therefore, subject to the CSRC filing procedures, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.”

Except for the filing procedures with the CSRC and reporting of relevant information according to the Overseas Listing Trial Measures, as of the date of this prospectus, we are not required to obtain any other permission from any other PRC governmental authorities to offer securities to foreign investors. As of the date of this prospectus, neither we nor our subsidiaries have received any inquiry, notice, warning, or sanction regarding our overseas listing from the CSRC or any other PRC governmental authorities. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries, our ability to accept foreign investments, and our listing on a U.S. exchange in the future. We cannot guarantee that new rules or regulations promulgated in the future will not impose any additional requirement on us, or the operating entity, or otherwise tightening the regulations on overseas listing of PRC domestic companies. If it is determined that this offering is subject to any other governmental authorization or requirements, we cannot assure you we or the operating entity could obtain such approval or meet such requirements in a timely manner or at all. Such failure may subject us or the operating entity to fines, penalties or other sanctions which may have a material adverse effect on our business and financial conditions as well as its ability to complete this offering. Although we endeavor to comply with all the applicable laws and regulations, if (i) the operating entity does not receive or maintain applicable permissions or approvals for our operation, and to offer the securities being registered to investors, or (ii) we inadvertently conclude that such permissions or approvals are not required, or applicable laws, regulations, or interpretations change and the operating entity is required to obtain permissions or approvals in the future, the operating entity’s business operation may be materially affected. There can be no assurance that we or the operating entity can obtain all requisite approvals without material disruption to the operating entity’s business. Therefore, any failure to obtain all requisite approvals may significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. See “Risk Factors—Risks Related to Doing Business in China—The CSRC has recently promulgated Overseas Listing Trial Measures. Our offering will be determined to be an indirect overseas offering and is, therefore, subject to CSRC the filing procedures, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless” and “Risk Factors—Risks Related to Doing Business in China—Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could limit or delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation, as well as the trading price of our Class A Ordinary Shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China.”

In addition, our Class A Ordinary Shares may be prohibited from trading on a national exchange under the Holding Foreign Companies Accountable Act, or the HFCA Act, as amended by the Accelerating Holding Foreign Companies Accountable Act, if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for two consecutive years. On December 16, 2021, the PCAOB issued a report on its determinations that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions. Our auditor, Wei, Wei & Co., LLP, is not headquartered in mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination. Our auditor, Wei, Wei & Co., LLP, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor’s registration with the PCAOB took effect in March 2006, and it is currently subject to PCAOB inspections, having its last inspection completed as of December 31, 2022. The PCAOB currently has access to inspect the working papers of our auditor. If trading in our Class A Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Class A Ordinary Shares and trading in our Class A Ordinary Shares could be prohibited. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the U.S. Securities and Exchange Commission (the “SEC”), the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On December 29, 2022, President Biden signed into law the Accelerating Holding Foreign Companies Accountable Act as a part of the legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), amending the HFCA Act and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act, if needed.

See “Risk Factors—Risks Related to Doing Business in China—Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.”

As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our PRC subsidiary, Haoxi Beijing. For more detailed discussion of how cash and other assets are transferred among our Company and our subsidiaries, see “Prospectus Summary—Dividend Distributions, Cash Transfer, and Tax Consequences,” “Prospectus Summary—Selected Condensed Consolidating Financial Schedule of Haoxi Health Technology Limited and Its Subsidiaries,” and our audited consolidated financial statements for the fiscal years ended June 30, 2023 and 2022. To the extent cash in the business is in the PRC, such funds may not be available to fund operations or for other use outside of the PRC, due to interventions of, or the imposition of restrictions and limitations on the ability of our Company and Haoxi Beijing by, the PRC government to transfer cash. See “Risk Factors—Risks Related to Doing Business in China—To the extent cash or assets of our business, or of Haoxi Beijing, is in the PRC, such cash or assets may not be available to fund operations or for other use outside of the PRC, due to interventions of, or the imposition of restrictions and limitations by, the PRC government to the transfer of cash or assets.” PRC regulations currently permit Haoxi Beijing to pay dividends only out of its accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. In addition, if Haoxi Beijing distributes its after-tax profits for the current financial year, it is required to set aside, at a minimum, 10% of its net income, if any, to fund a statutory surplus reserve until the cumulative amount of such reserve reaches 50% of its registered capital, and such reserve may not be distributed as cash dividends. PRC laws and regulations allow us to provide funding to Haoxi Beijing only through loans or capital contributions, subject to the filing or approval of government authorities and limits on the amount of capital contributions and loans. As a result, in the event that Haoxi Beijing incurs debt on its own behalf in the future, the instruments governing the debt may restrict any such entity’s ability to pay dividends or make other distributions to us. See “Risk Factors—Risks Related to Doing Business in China—PRC regulations of loans to, and direct investment in, PRC entities by offshore holding companies, and governmental control of currency conversion may limit our ability to use the proceeds of this offering to make loans or additional capital contributions to Haoxi Beijing, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” Our finance department supervises cash management, following the instructions of our management. Our finance department is responsible for establishing our cash operation plan and coordinating cash management matters among our subsidiaries and departments. Each subsidiary and department initiates a cash request by putting forward a cash demand plan, which explains the specific amount and timing of cash requested, and submits it to our finance department. The finance department reviews the cash demand plan and prepares a summary for the management of our Company. Management examines and approves the allocation of cash based on the sources of cash and the priorities of the needs. Other than the above, we currently do not have other cash management policies or procedures that dictate how funds are transferred. In April 2024, the Company transferred $350,000 to Haoxi HK, and then Haoxi HK transferred $300,000 to WFOE. In May 2024, the Company transferred $950,000 to Haoxi HK.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 14 of this prospectus for more information.

Following the completion of this offering, our largest shareholder, Mr. Zhen Fan, who is also the chief executive officer (“CEO”) and the chairman of the board of directors of the Company, will beneficially own approximately 91.25% of the aggregate voting power of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares as a group. Mr. Fan will have the ability to control matters requiring shareholder approval, including the election of directors, amendment of memorandum and articles of association and approval of certain major corporate transactions in accordance with the Cayman Companies Act. As such, we will be deemed a “controlled company” under Nasdaq Marketplace Rules 5615(c). However, even if we are deemed as a “controlled company,” we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq Marketplace Rules. See “Risk Factors” and “Management—Controlled Company.”

Total
	Per Share and Accompanying Warrant	Without Over- Allotment	With Over- Allotment
Public offering price	$	$	$
Underwriters’ discounts(1)	$	$	$
Proceeds to our company before expenses(2)	$	$	$

(1)	The Company has agreed to pay the underwriters, a fee equal to 7% of the gross proceeds of the offering. For a description of the compensation to be received by the underwriters, see “Underwriting” beginning on page 152.

(2)	We expect our total cash expenses for this offering (including cash expenses payable to the underwriters for their out-of-pocket expenses) to be approximately $207,934, exclusive of the above discounts.

The underwriters are selling 1,597,444 Units (or 1,837,060 Units if the Representative exercises its over-allotment option in full) in this offering on a firm commitment basis. The underwriters are obligated to take and pay for all of the Units if any such Units are taken. The underwriters are expected to deliver such securities against payment in U.S. dollars in New York, New York on or about [●], 2024.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

EF HUTTON LLC

Prospectus dated [   ], 2024

i

About this Prospectus

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Class A Ordinary Shares and the Warrants offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for the Class A Ordinary Shares and the Warrants is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“China” or the “PRC” are to the People’s Republic of China;

●	“Class A Ordinary Shares” are to Class A ordinary shares of Haoxi Health Technology Limited, par value $0.0001 per share;

●	“Renminbi” or “RMB” are to the legal currency of China;

●	“SEC” are to the U.S. Securities and Exchange Commission; and

●	“U.S. dollars,” “$,” and “dollars” are to the legal currency of the United States.

Haoxi Cayman is a Cayman holding company. Our business is conducted by our subsidiary, Haoxi Beijing, in China using RMB. Our consolidated financial statements are presented in U.S. dollars. In this prospectus, we refer to assets, obligations, commitments, and liabilities in our consolidated financial statements in U.S. dollars. These dollar references are based on the exchange rate of RMB to U.S. dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of U.S. dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Class A Ordinary Shares.

Corporate Structure

We are an offshore holding company incorporated in the Cayman Islands as an exempted company limited by shares. Exempted companies are Cayman Island companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act (as Revised) of the Cayman Islands (the “Cayman Companies Act”). As a holding company with no material operations of our own, our operations are conducted in China through our wholly owned indirect PRC subsidiary, Haoxi Beijing. This is an offering of securities of the offshore holding company in the Cayman Islands, instead of securities of the operating entity in China. Therefore, you will not directly hold any equity interests in the operating entity.

The following diagram illustrates our corporate structure as of the date of this prospectus. For more details on our corporate history, please refer to “Corporate History and Structure.”

Notes:

(1)	All percentages reflect the voting ownership interests instead of the equity interests held by each of our shareholders, given that each holder of Class B Ordinary Shares will be entitled to 10 votes per one Class B Ordinary Share and each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share.

(2)	Represents an aggregate of 3,360,000 Class A Ordinary Shares, including 360,000 Class A Ordinary Shares as over-allotment shares, held by various shareholders issued upon the IPO.

(3)	Represents an aggregate of 11,610,000 Class A Ordinary Shares held by three individual shareholders, Lei Xu, Hongli Wu and Tao Zhao. Each one of them holds less than 5% of our voting ownership interests, as of the date of this prospectus.

We are subject to certain legal and operational risks associated with business operations of Haoxi Beijing in China, which could cause the value of our securities to significantly decline or become worthless. Applicable PRC laws and regulations governing such current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in the operations of Haoxi Beijing, significant depreciation or a complete loss of the value of our Class A Ordinary Shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors.

In addition, our Class A Ordinary Shares may be prohibited from trading on a national exchange under the HFCA Act, as amended by the Accelerating Holding Foreign Companies Accountable Act, if the PCAOB is unable to inspect our auditors for two consecutive years. On December 16, 2021, the PCAOB issued a report on its determinations that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions. Our auditor, Wei, Wei & Co., LLP, is not headquartered in mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination. Our auditor, Wei, Wei & Co., LLP, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor’s registration with the PCAOB took effect in March 2006, and it is currently subject to PCAOB inspections, having its last inspection completed as of December 31, 2022. The PCAOB currently has access to inspect the working papers of our auditor. If trading in our Class A Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Class A Ordinary Shares and trading in our Class A Ordinary Shares could be prohibited. On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On December 29, 2022, President Biden signed into law the Accelerating Holding Foreign Companies Accountable Act as a part of the Consolidated Appropriations Act, amending the HFCA Act and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act, if needed.

See “Risk Factors—Risks Relating to Doing Business in the PRC—Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.”

Overview

The operating entity is an online marketing solution provider in China, with an advertiser client base mainly in the healthcare industry. The growth of the operating entity in recent years has benefited from the quick increase of news feed ads, its major form of ad placement, in the industry of online marketing in China. In addition, the healthcare industry in China has developed rapidly because of the growth of average income and the aging population, which provides a conducive environment for the development of the operating entity’s business. The operating entity has a management team with several years of experience in marketing for healthcare companies. Its own data analysis software, “Bidding Compass,” has helped it obtain ad placement data. Moreover, it has developed a stable placement with mainstream online advertising platforms in China and has been working closely with them since its establishment in 2018.

The operating entity mainly generates its revenue by providing one-stop online marketing solutions, in particular online short video marketing solutions, to advertisers through its media partners. The operating entity provides customized marketing solutions by planning, producing, placing, and optimizing online ads, especially online short video ads, to help its advertisers acquire, convert, and retain ultimate consumers on various online media platforms. The operating entity has served approximately 2,000 advertisers since its incorporation in 2018, the majority of which are healthcare companies. During the six months ended December 31, 2023 and 2022, it served 338 and 183 advertiser customers, respectively. During the fiscal years ended June 30, 2023 and 2022, it served 393 and 243 advertiser customers, respectively, of which 341 and 128 were healthcare companies, respectively. The operating entity primarily places its ads through mainstream online short video platforms and social media platforms in China, such as Toutiao (今日头条), Douyin (抖音), WeChat (微信), and Sina Weibo (新浪微博). The operating entity is dedicated to reducing costs and increasing efficiency for its advertisers and offering them easy online marketing solutions.

The following table sets forth some key performance indicators (“KPIs”) of the operating entity’s online marketing solutions for the periods indicated below.

	For Six Months Ended December 31,
	2022	2023
Impressions (millions)[1]	600.84	1080.35
Click-throughs (millions)[2]	18.01	24.21
Conversions (thousands)[3]	256.32	451.68
Click-throughs Rate (%)[4]	3.00%	2.24%
Conversion Rate (%)[5]	1.42%	1.87%

	For Fiscal Years Ended June 30,
	2022	2023
Impressions (millions)	978.04	1551.22
Click-throughs (millions)	31.09	51.65
Conversions (thousands)	441.44	800.39
Click-throughs Rate (%)	3.18%	3.33%
Conversion Rate (%)	1.42%	1.55%

1.	Impressions refer to the number of page views of an ad, which are counted and judged as “valid” by media platforms’ backend system and charged by media platforms. A media platforms’ backend system instantly checks if a page view is valid when an ad is displayed. Invalid page views include fraudulent page views or a large amount of page views in a short period of time on the same ad by an identical user account, of which the duplicate views will not be counted towards the number of impressions. Page views that are not identified as “invalid” are considered as valid by the media platform’s backend system.

2.	When an Internet user clicks on an ad, a click incident is triggered, and this incident is considered a click-through.

3.	When an Internet user submits a survey, sheet, or other interactive forms contained in the advertisement with the user’s contact information after the click-through, a submission incident is triggered, and this incident is considered a conversion.

4.	Click-through rate (“CTR”) is calculated by dividing the total number of click-throughs by the total number of impressions. CTR provides useful information on monitoring the effect and quality of ad placement, the attractiveness of ads to Internet users, the creativeness of ads, and the accuracy of selecting the placement target audience. Management of the operating entity uses CTR to monitor the percentage of Internet users attracted by it. CTR also enables the operating entity’s management to adjust placement plan and content design of an ad.

5.	Conversion rate (“CVR”) is calculated by dividing the total number of conversions by the number of click-throughs. CVR provides useful information on monitoring the effect and quality of ad placement, the effect and quality of the interactive form included in an ad, the attractiveness of the interactive form to Internet users, and the accuracy of selecting the placement target audience. Management of the operating entity uses CVR to monitor the final and overall effect, quality, and attractiveness of ad placement and the interactive form after the click-through. CVR also enables the operating entity’s management to adjust the placement plan and content design of an ad.

For the six months ended December 31, 2023 and 2022, we had revenues of $23.50 million and $9.16 million, respectively, and net income of $0.76 million and $0.45 million, respectively.

For the fiscal years ended June 30, 2023 and 2022, we had revenue of $28.23 million and $16.16 million, respectively, and net income of $0.97 million and $0.24 million, respectively.

Competitive Strengths

We believe that the following competitive strengths have contributed to the operating entity’s success and have differentiated it from its competitors:

●	customized one-stop services;

●	media resources;

●	information flow – self-developed data analysis software; and

●	highly experienced team.

Growth Strategies

We intend to develop the operating entity’s business and strengthen brand loyalty by implementing the following strategies:

●	reinforcing collaboration with media platforms and enhancing advertiser base in the healthcare industry; and

●	continuing to invest in and develop the technology owned by the operating entity.

Recent Developments

The Class A Ordinary Shares began trading on January 26, 2024 on Nasdaq under the ticker symbol “HAO.” On January 30, 2024, the Company completed its IPO of 2,400,000 Class A Ordinary Shares at a price of $4.00 per share. On March 8, 2024, the underwriter for IPO exercised its over-allotment option in full to purchase 360,000 Class A Ordinary Shares at a price of $4.00. The total gross proceeds received from the IPO, including proceeds from the exercise of the over-allotment option, was $11,040,000.

Summary of Risk Factors

Investing in our Class A Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Class A Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Related to Doing Business in China

Risks and uncertainties related to doing business in China include, but are not limited to, the following:

●	changes in the political and economic policies of the PRC government or in relations between China and the United States or other governments may materially and adversely affect the operating entity’s business, financial condition and results of operations and may result in its inability to sustain its growth and expansion strategies. See “Risk Factors—Risks Related to Doing Business in China—Changes in the political and economic policies of the PRC government or in relations between China and the United States or other governments may materially and adversely affect the operating entity’s business, financial condition and results of operations and may result in its inability to sustain its growth and expansion strategies.” on page 23 of this prospectus;

●	there are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations. See “Risk Factors—Risks Related to Doing Business in China—There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.” on page 24 of this prospectus;

●	substantial uncertainties exist with respect to the interpretation and implementation of the PRC Foreign Investment Law and its Implementation Rules and how they may impact the viability of our current corporate structure, corporate governance and business operations. See “Risk Factors—Risks Related to Doing Business in China—Substantial uncertainties exist with respect to the interpretation and implementation of the PRC Foreign Investment Law and its Implementation Rules and how they may impact the viability of our current corporate structure, corporate governance and business operations.” on page 25 of this prospectus;

●	the PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our Class A Ordinary Shares could decline in value or become worthless. See “Risk Factors—Risks Related to Doing Business in China—The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our Class A Ordinary Shares could decline in value or become worthless.” on page 26 of this prospectus;

●	the CSRC has recently promulgated Overseas Listing Trial Measures. Our offering will be determined to be an indirect overseas offering and is, therefore, subject to the CSRC filing procedures, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless. See “Risk Factors—Risks Related to Doing Business in China—The CSRC has recently promulgated Overseas Listing Trial Measures. Our offering will be determined to be an indirect overseas offering and is, therefore, subject to the CSRC filing procedures, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.” on page 27 of this prospectus;

●	you may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. See “Risk Factors—Risks Related to Doing Business in China—You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.” on page 27 of this prospectus;

●	any requirement to obtain prior approval under the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could limit or delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation, as well as the trading price of our Class A Ordinary Shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China. See “Risk Factors—Risks Related to Doing Business in China—Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could limit or delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation, as well as the trading price of our Class A Ordinary Shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China.” on page 28 of this prospectus;

●	PRC regulations regarding acquisitions impose significant regulatory approval and review requirements, which could make it more difficult for us to pursue growth through acquisitions. See “Risk Factors—Risks Related to Doing Business in China—PRC regulations regarding acquisitions impose significant regulatory approval and review requirements, which could make it more difficult for us to pursue growth through acquisitions.” on page 31 of this prospectus;

●	failure to comply with PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or Haoxi Beijing to liability or penalties, limit our ability to inject capital into Haoxi Beijing or limit Haoxi Beijing’s ability to increase their registered capital or distribute profits. See “Risk Factors—Risks Related to Doing Business in China — Failure to comply with PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or Haoxi Beijing to liability or penalties, limit our ability to inject capital into Haoxi Beijing or limit Haoxi Beijing’s ability to increase their registered capital or distribute profits.” on page 31 of this prospectus;

●	any failure to comply with PRC regulations regarding the registration requirements for employee share incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions. See “Risk Factors—Risks Related to Doing Business in China—Any failure to comply with PRC regulations regarding the registration requirements for employee share incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.” on page 32 of this prospectus;

●	PRC regulations of loans to, and direct investment in, PRC entities by offshore holding companies, and governmental control of currency conversion, may limit our ability to use the proceeds of this offering to make loans or additional capital contributions to Haoxi Beijing, which could materially and adversely affect our liquidity and our ability to fund and expand our business. See “Risk Factors—Risks Related to Doing Business in China—PRC regulations of loans to, and direct investment in, PRC entities by offshore holding companies, and governmental control of currency conversion, may limit our ability to use the proceeds of this offering to make loans or additional capital contributions to Haoxi Beijing, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” on page 32 of this prospectus;

●	we may need dividends and other distributions on equity paid by Haoxi Beijing to satisfy our liquidity requirements and any limitation on the ability of Haoxi Beijing to transfer cash out of China and/or make remittances to pay dividends to us could limit our ability to access cash generated by the operations of Haoxi Beijing. See “Risk Factors—Risks Related to Doing Business in China—We may need dividends and other distributions on equity paid by Haoxi Beijing to satisfy our liquidity requirements and any limitation on the ability of Haoxi Beijing to transfer cash out of China and/or make remittances to pay dividends to us could limit our ability to access cash generated by the operations of Haoxi Beijing.” on page 33 of this prospectus;

●	we may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income. See “Risk Factors—Risks Related to Doing Business in China—We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.” on page 34 of this prospectus;

●	dividends payable to our foreign investors and gains on the sale of our Class A Ordinary Shares by our foreign investors may be subject to PRC tax. See “Risk Factors—Risks Related to Doing Business in China—Dividends payable to our foreign investors and gains on the sale of our Class A Ordinary Shares by our foreign investors may be subject to PRC tax.” on page 34 of this prospectus;

●	we and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies. See “Risk Factors—Risks Related to Doing Business in China—We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.” on page 35 of this prospectus;

●	restrictions on currency exchange may limit our ability to utilize our revenue effectively. See “Risk Factors—Risks Related to Doing Business in China—Restrictions on currency exchange may limit our ability to utilize our revenue effectively.” on page 35 of this prospectus;

●	fluctuations in exchange rates could result in foreign currency exchange losses to us and may reduce the value of, and amount in U.S. Dollars of dividends payable on, our shares in foreign currency terms. See “Risk Factors—Risks Related to Doing Business in China—Fluctuations in exchange rates could result in foreign currency exchange losses to us and may reduce the value of, and amount in U.S. Dollars of dividends payable on, our shares in foreign currency terms.” on page 36 of this prospectus;

●	failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by PRC regulations may subject the operating entity to penalties. See “Risk Factors—Risks Related to Doing Business in China—Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by PRC regulations may subject the operating entity to penalties.” on page 36 of this prospectus;

●	recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S. See “Risk Factors—Risks Related to Doing Business in China—Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.” on page 37 of this prospectus;

●	to the extent cash or assets of our business, or of Haoxi Beijing, is in PRC, such cash or assets may not be available to fund operations or for other use outside of the PRC, due to interventions of or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets. See “Risk Factors—Risks Related to Doing Business in China—To the extent cash or assets of our business, or of Haoxi Beijing, is in the PRC, such cash or assets may not be available to fund operations or for other use outside of the PRC, due to interventions of, or the imposition of restrictions and limitations by, the PRC government to the transfer of cash or assets.” on page 38 of this prospectus; and

●	PRC laws and regulations related to our current business operations are sometimes vague and uncertain and any changes in such laws and regulations, which may be quick with little advance notice, and interpretations of which may impair the operating entity’s ability to operate profitably. See “Risk Factors—Risks Related to Doing Business in China—PRC laws and regulations related to our current business operations are sometimes vague and uncertain and any changes in such laws and regulations, which may be quick with little advance notice, and interpretations of which may impair our ability to operate profitably.” on page 39 of this prospectus.

Risks Related to the Operating Entity’s Business and Industry

Risks and uncertainties related to the operating entity’s business include, but are not limited to, the following:

●	if advertisers stop purchasing online marketing services from the operating entity or decrease the amount they are willing to spend on marketing campaigns and promotional activities, or if the operating entity is unable to establish and maintain new relationships with advertisers, its business, financial condition, and results of operations could be materially adversely affected. See “Risk Factors— Risks Related to the Operating Entity’s Business and Industry—If advertisers stop purchasing online marketing services from the operating entity or decrease the amount they are willing to spend on marketing campaigns and promotional activities, or if the operating entity is unable to establish and maintain new relationships with advertisers, its business, financial condition, and results of operations could be materially adversely affected.” on page 39 of this prospectus;

●	if the operating entity fails to maintain its relationships with its media partners, its business, results of operations, financial condition and business prospects could be materially and adversely affected. See “Risk Factors—Risks Related to the Operating Entity’s Business and Industry—If the operating entity fails to maintain its relationships with its media partners, its business, results of operations, financial condition and business prospects could be materially and adversely affected.” on page 40 of this prospectus;

●	as the operating entity continues to strive for business growth, we may continue to experience net cash outflow from operating activities, and we cannot assure you that we can maintain sufficient net cash inflows from operating activities. See “Risk Factors—Risks Related to the Operating Entity’s Business and Industry—As the operating entity continues to strive for business growth, we may continue to experience net cash outflow from operating activities, and we cannot assure you that we can maintain sufficient net cash inflows from operating activities.” on page 41 of this prospectus;

●	the limited operating history of the operating entity in the rapidly evolving industry makes it difficult to accurately forecast its future operating results and evaluate its business prospects. See “Risk Factors—Risks Related to the Operating Entity’s Business and Industry—The limited operating history of the operating entity in the rapidly evolving industry makes it difficult to accurately forecast its future operating results and evaluate its business prospects.” on page 41 of this prospectus;

●	certain customers contributed to a significant percentage of our total revenue during the fiscal years 2023 and 2022, and losing one or more of them could have a material adverse impact on our financial performance and business prospects. See “Risk Factors—Risks Related to the Operating Entity’s Business and Industry— Certain customers contributed to a significant percentage of our total revenue during the fiscal years 2023 and 2022, and losing one or more of them could have a material adverse impact on our financial performance and business prospects.” on page 42 of this prospectus;

●	we have significantly unstable operating revenue, anticipate increases in our operating expenses in the future, and may not achieve or sustain profitability on a consistent basis. If we cannot achieve and sustain profitability, our business, financial condition, and operating results may be adversely affected. See “Risk Factors—Risks Related to the Operating Entity’s Business and Industry—We have significantly unstable operating revenue, anticipate increases in its operating expenses in the future, and may not achieve or sustain profitability on a consistent basis. If we cannot achieve and sustain profitability, our business, financial condition, and operating results may be adversely affected.” on page 42 of this prospectus;

●	Pandemics, epidemics and other outbreaks, natural disasters, terrorist activities, and political unrest could disrupt the PRC operating entities’ delivery and operations, which could materially and adversely affect their business, financial condition, and results of operations. See “Risk Factors—Risks Related to the Operating Entity’s Business and Industry—Pandemics, epidemics and other outbreaks, natural disasters, terrorist activities, and political unrest could disrupt the PRC operating entities’ delivery and operations, which could materially and adversely affect their business, financial condition, and results of operations.” on page 47 of this prospectus;

●	the operating entity’s business is geographically concentrated, which subjects it to greater risks from changes in local or regional conditions. See “Risk Factors—Risks Related to the Operating Entity’s Business and Industry—The operating entity’s business is geographically concentrated, which subjects it to greater risks from changes in local or regional conditions.” on page 48 of this prospectus;

●	the operating entity is exposed to concentration risk, due to its reliance on its major supplier, Ocean Engine. If the operating entity’s relationship with Ocean Engine deteriorates, or it’s unable to renew its agreement with Ocean Engine on substantially similar terms, our financial performance, results of operation and ongoing growth could be adversely affected. See “Risk Factors—Risks Related to the Operating Entity’s Business and Industry—The operating entity is exposed to concentration risk, due to its reliance on its major supplier, Ocean Engine. If the operating entity’s relationship with Ocean Engine deteriorates, or it’s unable to renew its agreement with Ocean Engine on substantially similar terms, our financial performance, results of operation and ongoing growth could be adversely affected.” on page 48 of this prospectus; and

●	the operating entity’s plan to invest in research and development (“R&D”) of Bidding Compass, may fail to result in a satisfactory return, or any return. See “Risk Factors— Risks Related to the Operating Entity’s Business and Industry—The operating entity’s plan to invest in research and development (“R&D”) of Bidding Compass, may fail to result in a satisfactory return, or any return.” on page 51 of this prospectus.

Risks Relating to this Offering and the Trading Market

In addition to the risks described above, we are subject to general risks and uncertainties relating to this offering and the trading market, including, but not limited to, the following:

●

there is no public market for the Units or the Warrants. See “Risk Factors—Risks Relating to this Offering and the Trading Market—There is no public market for the Units or the Warrants.” on page 52 of this prospectus;

●

the Warrants in this offering are speculative in nature. See “Risk Factors—Risks Relating to this Offering and the Trading Market—The Warrants in this offering are speculative in nature.” on page 52 of this prospectus;

●

holders of the Warrants will not have rights of holders of our Class A Ordinary Shares until such Warrants are exercised. See “Risk Factors—Risks Relating to this Offering and the Trading Market—Holders of the Warrants will not have rights of holders of our Class A Ordinary Shares until such Warrants are exercised.” on page 52 of this prospectus;

●	certain recent initial public offerings of companies with public floats comparable to the anticipated public float of us have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Class A Ordinary Shares. See “Risk Factors—Risks Relating to this Offering and the Trading Market—Certain recent initial public offerings of companies with public floats comparable to the anticipated public float of us have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Class A Ordinary Shares.” on page 52 of this prospectus;

●	you will experience immediate and substantial dilution in the net tangible book value of Class A Ordinary Shares purchased. See “Risk Factors—Risks Relating to this Offering and the Trading Market—You will experience immediate and substantial dilution in the net tangible book value of Class A Ordinary Shares purchased.” on page 53 of this prospectus;

●	the dual class structure of our ordinary shares has the effect of concentrating voting control with our CEO, and his interests may not be aligned with the interests of our other shareholders. See “Risk Factors—Risks Relating to this Offering and the Trading Market—The dual class structure of our ordinary shares has the effect of concentrating voting control with our Chief Executing Officer, and his interests may not be aligned with the interests of our other shareholders.” on page 54 of this prospectus;

●

the dual-class structure of our ordinary shares may adversely affect the trading market for our Class A Ordinary Shares. See “Risk Factors—Risks Relating to this Offering and the Trading Market—The dual-class structure of our ordinary shares may adversely affect the trading market for our Class A Ordinary Shares.” on page 55 of this prospectus;

●	since we are a “controlled company” within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders. See “Risk Factors—Risks Relating to this Offering and the Trading Market—Since we are a “controlled company” within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.” on page 55 of this prospectus;

●	substantial future sales of our Class A Ordinary Shares or the anticipation of future sales of our Class A Ordinary Shares in the public market could cause the price of our Class A Ordinary Shares to decline. See “Risk Factors—Risks Relating to this Offering and the Trading Market—Substantial future sales of our Class A Ordinary Shares or the anticipation of future sales of our Class A Ordinary Shares in the public market could cause the price of our Class A Ordinary Shares to decline.” on page 56 of this prospectus;

●	we do not intend to pay dividends for the foreseeable future. See “Risk Factors—Risks Relating to this Offering and the Trading Market—We do not intend to pay dividends for the foreseeable future.” on page 56 of this prospectus;

●	if we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer. See “Risk Factors—Risks Relating to this Offering and the Trading Market—If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.” on page 56 of this prospectus;

●	because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer. See “Risk Factors—Risks Relating to this Offering and the Trading Market—Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.” on page 57 of this prospectus;

●	we are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this will make it more difficult to compare our performance with other public companies. See “Risk Factors—Risks Relating to this Offering and the Trading Market—We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this will make it more difficult to compare our performance with other public companies.” on page 58 of this prospectus;

●	because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Class A Ordinary Shares. See “Risk Factors—Risks Relating to this Offering and the Trading Market—Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Class A Ordinary Shares.” on page 59 of this prospectus;

●	the laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States. See “Risk Factors—Risks Relating to this Offering and the Trading Market—The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.” on page 59 of this prospectus; and

Corporate Information

Our principal executive offices are located at Room 801, Tower C, Floor 8, Building 103, Huizhongli, Chaoyang District, Beijing, China, and our phone number is +86-10-13311587976. Our registered office in the Cayman Islands is located at the offices of Quality Corporate Services Ltd., whose physical address is Suite 102, Cannon Place, North Sound Road, P.O. Box 712, Grand Cayman KY1-9006, Cayman Islands, and the phone number of our registered office is +1 (345) 233-7529. We maintain a corporate website at http://www.haoximedia.com. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.

Impact of the COVID-19 Pandemic on Our Operations and Financial Performance

COVID-19 pandemic resurgences have affected the operating entity’s business operations in the following manner.

From the middle of 2022 to December 2022, the economy in China slowed down when large-scale COVID-19 resurgences happened in multiple metropolitan areas of China and restrictive measures were widely taken. Several types of COVID-19 variants have emerged in different parts of the world, as well as in China. Restrictions and temporary lockdowns had been re-imposed in certain cities in China to combat the outbreaks of COVID-19. As result, our average revenue per customer during the six months ended December 31, 2022 was lower compared to that for the fiscal year ended June 30, 2022 and 2021. However, because more people opted to use various online services since the beginning of the COVID-19 pandemic, there was an increase in the number of the operating entity’s advertiser customers for the six months ended December 31, 2022 compared to that for the six months ended December 31, 2021.

Since December 2022, many of the restrictive policies previously adopted by the Chinese government at various levels to control the spread of COVID-19 have been revoked or replaced with more flexible measures. As a result, Internet users have more chances to purchase the healthcare services they are interested in in person after watching the online advertisements of our advertiser customers. We believe this has incentivized our advertiser customers to invest more of their budget in placing online advertisements. While our average revenue per customer during the six months ended December 31, 2022 was negatively impacted by COVID-19 and relevant restrictive measures, our revenues for the fiscal year ended June 30, 2023 overall were not materially affected by COVID-19. The average revenue per customer has increased from $66,489 for the fiscal year ended June 30, 2022 to $71,830 for the fiscal year ended June 30, 2023. In addition, the number of advertiser customers that the operating entity served has increased from 243 customers during the fiscal year ended June 30, 2022, to 393 customers during the fiscal year ended June 30, 2023, representing a 61.7% increase. As a result, our revenues generated from online marketing and digital advertising services has increased by approximately $12,072,284 from the fiscal year ended June 30, 2022 to the fiscal year ended June 30, 2023. For the six months ended December 31, 2023, our revenues were not affected by COVID-19, and have increased by approximately $14,341,078 from the six months ended December 31, 2022. Our net income has increased by approximately $313,152 from the six months ended December 31, 2022, to the six months ended December 31, 2023. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations Results of Operations—Results of Operations—For Six Months Ended December 31, 2021 and 2022—Revenue.”

However, any resurgence of the COVID-19 pandemic could negatively affect the execution of customer contracts and the collection of customer payments. The extent of any future impact of the COVID-19 pandemic on the operating entity’s business is still uncertain and cannot be predicted as of the date of this prospectus. Any potential impact to its operating results will depend, to a large extent, on future developments and new information that may emerge regarding the duration and severity of the COVID-19 pandemic and the actions taken by government authorities to contain the spread of the COVID-19 pandemic, almost all of which are beyond our control.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—COVID-19 Pandemic’s Impact on the Operating Entity’s Results of Operations” and “Risk Factors—Risks Related to the Operating Entity’s Business and Industry—Pandemics, epidemics and other outbreaks, natural disasters, terrorist activities, and political unrest could disrupt the PRC operating entities’ delivery and operations, which could materially and adversely affect their business, financial condition, and results of operations.”

Permissions or Filing Procedures Required from PRC Authorities

As of the date of this prospectus, we and our subsidiaries in the PRC, (i) are not covered by additional permissions or approval requirements from any governmental agency that is required to approve the operations of the operating entity, (ii) do not need, except the business license, any other licenses, permissions, and approvals to engage in the businesses currently conducted in the PRC. The WFOE and Haoxi Beijing are both required to have, and each has obtained, a business license, which is requisite for all companies incorporated in China and issued by the PRC State Administration for Market Regulation (the “SAMR”) or its local counterparts. However, we cannot assure you that the operating entity will be able to receive clearance of any additional compliance requirements in a timely manner, or at all, if it is required to obtain other licenses, permissions or approvals to engage in the industry it currently operates in. Any failure of the operating entity to fully comply with such compliance requirements may cause the operating entity to be unable to begin new businesses or operations in the PRC, subject them to fines, subject relevant new businesses or operations to suspension for rectification, or other sanctions. See “Risk Factors—Risks Related to the Operating Entity’s Business and Industry—The regulatory environment of the online advertising industry is rapidly evolving. If the operating entity fails to obtain and maintain the requisite licenses and approvals applicable to its business in China from time to time, its business, financial condition and results of operations may be materially and adversely affected.” of this prospectus.

As advised by our PRC counsel, Sino Pro Law Firm, we are subject to the Overseas Listing Trial Measures filing procedures with the CSRC and shall file with the CSRC within three working days after the completion of this offering. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC or any other PRC governmental authorities required for overseas listings, including this offering. As of the date of this prospectus, we have not received any inquiry, notice, warning, sanctions or regulatory objection to this offering from the CSRC or other PRC governmental authorities. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities, including, but not limited to, the Overseas Listing Trial Measures. Although we endeavor to comply with all the applicable laws and regulations, if (i) the operating entity does not receive or maintain applicable permissions or approvals for our operation and to offer the securities being registered to investors, or (ii) we inadvertently conclude that such permissions or approvals are not required, or applicable laws, regulations, or interpretations change and the operating entity is required to obtain permissions or approvals in the future, the operating entity’s business operation may be materially affected. There can be no assurance that we or the operating entity can obtain all requisite approvals without material disruption to the operating entity’s business. Therefore, any failure to obtain all requisite approvals may significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. See “Risk Factors—Risks Related to Doing Business in China—The CSRC has recently promulgated Overseas Listing Trial Measures. Our offering will be determined to be an indirect overseas offering and is, therefore, subject to CSRC the filing procedures, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless” and “Risk Factors—Risks Related to Doing Business in China—Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could limit or delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation, as well as the trading price of our Class A Ordinary Shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China.”

Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On December 28, 2021, 13 governmental departments of the PRC, including the CAC, issued the Cybersecurity Review Measures, which became effective on February 15, 2022. As of the date of this prospectus, neither we nor our subsidiaries have been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction related to cybersecurity review under the Cybersecurity Review Measures. On November 14, 2021, the CAC published the Security Administration Draft, which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. According to the Security Administration Draft, data processing operators who possess personal data of at least one million users or collect data that affects or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. The deadline for public comments on the Security Administration Draft was December 13, 2021. The Security Administration Draft has not been fully implemented as of the date of this prospectus. As confirmed by our PRC counsel, Sino Pro Law Firm, we are not subject to cybersecurity review by the CAC under the Cybersecurity Review Measures, nor are we subject to network data security by the CAC if the Security Administration Draft is enacted as proposed, since Haoxi Beijing’s business does not involve processing users’ personal information and it is not deemed as a CIIO, nor is it an online platform operator with personal information of more than one million users. See “Risk Factors—Risks Related to Doing Business in China—Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could limit or delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation, as well as the trading price of our Class A Ordinary Shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China.” As of the date of this prospectus, neither we nor our subsidiaries have received any inquiry, notice, warning, or sanction regarding our overseas listing from the CSRC or any other PRC governmental authorities. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries, our ability to accept foreign investments, and our listing on a U.S. exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us and our subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S.

On February 17, 2023, the CSRC released the Overseas Listing Trial Measures, which came into effect on March 31, 2023. According to the Overseas Listing Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC; any failure to comply with such filling procedures may result in administrative penalties, such as orders to rectify, warnings, and fines (ranging from RMB1 million to RMB10 million, or approximately $145,000 to $1,450,000). The required filing scope is not limited to the initial public offering, but also includes any subsequent overseas securities offering, single or multiple acquisition(s), share swap, transfer of shares or other means to seek an overseas direct or indirect listing and a secondary listing or dual major listing of issuers already listed overseas. On February 24, 2023, the CSRC revised the Provision on Confidentiality issued in 2009. The revised Provision on Confidentiality came into effect on March 31, 2023. In the overseas listing activities of domestic companies, domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests. We believe that this offering does not involve the leaking of any state secret or working secret of government agencies, or the harming of national security and public interests. However, we may be required to perform additional procedures in connection with the provision of accounting archives.

As advised by our PRC counsel, Sino Pro Law Firm, as of the date of this prospectus and based on the laws and regulations currently in effect, since the operating entity accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the six months ended December 31, 2023 and 2022, and the fiscal years ended June 30, 2023 and 2022, and the key components of our operations are carried out in China, this offering is considered an indirect offering by China-based companies, and we are, therefore, subject to the Overseas Listing Trial Measures for filing procedures with the CSRC. We will submit our filing application to the CSRC within three working days after the completion of this offering. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC or any other PRC governmental authorities required for overseas listings, including this offering. As of the date of this prospectus, we have not received any inquiry, notice, warning, sanctions or regulatory objection to this offering from the CSRC or other PRC governmental authorities. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities, including, but not limited to the Overseas Listing Trial Measures. Although we endeavor to comply with all the applicable laws and regulations, if (i) the operating entity does not receive or maintain applicable permissions or approvals for our operation and to offer the securities being registered to investors, or (ii) we inadvertently conclude that such permissions or approvals are not required, or applicable laws, regulations, or interpretations change and the operating entity is required to obtain permissions or approvals in the future, the operating entity’s business operation may be materially affected. There can be no assurance that we or the operating entity can obtain all requisite approvals without material disruption to the operating entity’s business. Therefore, any failure to obtain all requisite approvals may significantly limit or completely hinder our ability to continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. See “Risk Factors—Risks Related to Doing Business in China—The CSRC has recently promulgated Overseas Listing Trial Measures. Our offering will be determined to be an indirect overseas offering and is, therefore, subject to the CSRC filing procedures, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.”

Dividend Distributions, Cash Transfer, and Tax Consequences

As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our PRC subsidiary, Haoxi Beijing. For more detailed discussion of how cash and other assets are transferred among our Company and our subsidiaries, see also “Prospectus Summary—Selected Condensed Consolidating Financial Schedule of Haoxi Health Technology Limited and Its Subsidiaries,” and our audited consolidated financial statements (“CFS”) as of and for the fiscal years ended June 30, 2023 and 2022 and unaudited CFS as of and for the six months ended December 31, 2023 and 2022.

To the extent cash in the business is in the PRC, such funds may not be available to fund operations or for other use outside of the PRC, due to interventions of, or the imposition of restrictions and limitations on, the ability of our Company and Haoxi Beijing by the PRC government to transfer cash. See “Risk Factors—Risks Related to Doing Business in China—To the extent cash or assets of our business, or of Haoxi Beijing, is in the PRC, such cash or assets may not be available to fund operations or for other use outside of the PRC, due to interventions of, or the imposition of restrictions and limitations by, the PRC government to the transfer of cash or assets.” PRC regulations currently permit Haoxi Beijing to pay dividends only out of its accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. In addition, if Haoxi Beijing distributes its after-tax profits for the current financial year, it is required to set aside, at a minimum, 10% of its net income, if any, to fund a statutory surplus reserve until the cumulative amount of such reserve reaches 50% of its registered capital, and such reserve may not be distributed as cash dividends. PRC laws and regulations allow us to provide funding to Haoxi Beijing only through loans or capital contributions, subject to the filing or approval of government authorities and limits on the amount of capital contributions and loans. As a result, in the event that Haoxi Beijing incurs debt on its own behalf in the future, the instruments governing the debt may restrict any such entity’s ability to pay dividends or make other distributions to us. See “Risk Factors—Risks Related to Doing Business in China—PRC regulations of loans to, and direct investment in, PRC entities by offshore holding companies, and governmental control of currency conversion may limit our ability to use the proceeds of this offering to make loans or additional capital contributions to Haoxi Beijing, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Our finance department supervises cash management, following the instructions of our management. Our finance department is responsible for establishing our cash operation plan and coordinating cash management matters among our subsidiaries and departments. Each subsidiary and department initiates a cash request by putting forward a cash demand plan, which explains the specific amount and timing of cash requested, and submits it to our finance department. The finance department reviews the cash demand plan and prepares a summary for the management of our Company. Management examines and approves the allocation of cash based on the sources of cash and the priorities of the needs. Other than the above, we currently do not have other cash management policies or procedures that dictate how funds are transferred. In April 2024, the Company transferred $350,000 to Haoxi HK, and then Haoxi HK transferred $300,000 to WFOE. In May 2024, the Company transferred $950,000 to Haoxi HK.

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Class A Ordinary Shares held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

The Nasdaq listing rules provide that a foreign private issuer may follow the practices of its home country, which for us is the Cayman Islands, rather than the Nasdaq rules as to certain corporate governance requirements, including the requirement that the issuer have a majority of independent directors, the audit committee, compensation committee, and nominating and corporate governance committee requirements, the requirement to disclose third-party director and nominee compensation, and the requirement to distribute annual and interim reports. A foreign private issuer that follows a home country practice in lieu of one or more of the listing rules is required to disclose in its annual reports filed with the SEC each requirement that it does not follow and describe the home country practice followed by the issuer in lieu of such requirements. Although we do not currently intend to take advantage of these exceptions to the Nasdaq corporate governance rules, we may in the future take advantage of one or more of these exemptions. See “Risk Factors—Risks Relating to this Offering and the Trading Market—Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.”

Controlled Company

Upon completion of this offering, our CEO, Mr. Zhen Fan, will beneficially own approximately 91.25% of the aggregate voting power of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares as a group. Mr. Fan will have the ability to control matters requiring shareholder approval, including the election of directors, amendment of memorandum and articles of association and approval of certain major corporate transactions in accordance with the Cayman Companies Act. As a result, we will be deemed a “controlled company” for the purpose of the Nasdaq listing rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

●	the requirement that our director nominees be selected or recommended solely by independent directors; and

●	the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are deemed a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Selected Condensed Consolidating Financial Schedule of Haoxi Health Technology Limited and Its Subsidiaries

We conduct our business in China through Haoxi Beijing. All of the Company’s revenues, costs and net income in China are generated through Haoxi Beijing.

The following tables present selected condensed consolidating financial data of the Company and its subsidiaries for the six months ended December 31, 2023 and 2022, and balance sheet data as of December 31, 2023 and 2022, which were derived from our unaudited CFS for those periods. The selected condensed consolidating financial data of the Company and its subsidiaries for the fiscal years ended June 30, 2023 and 2022, and balance sheet data as of June 30, 2023 and 2022, were derived from our audited CFS for those years.

Summary Financial Data

The selected historical financial statements data for the six months ended December 31, 2023 and 2022 were derived from our unaudited CFS for those periods. The selected historical financial statements data for the fiscal years ended June 30, 2023 and 2022 were derived from our audited CFS for those years. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read this data together with our CFS and related notes appearing elsewhere in this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in the prospectus.

Selected Consolidated Statement of Income and Comprehensive Income
(In U.S. dollars, except number of shares)

	Six Months Ended December 31, (unaudited)
	2023	2022
Revenues	$23,503,910	$9,162,832
Gross profit	$1,201,388	$730,229
Operating expenses	$383,016	$237,438
Income from operations	$818,372	$492,791
Other income (loss), net	$(18,144)	$(6,744)
Income tax expense	$(40,030)	$(39,001)
Net income	$760,198	$447,046
Earnings per share, basic	$0.026	$0.018
Weighted average ordinary shares outstanding	29,480,000	25,373,333
Earnings per share, diluted	$0.026	$0.018
Weighted average ordinary shares outstanding, diluted	29,480,000	25,373,333

	Years Ended June 30,
	2023	2022
Revenues	$28,229,149	$16,156,865
Gross profit	$2,062,066	$648,721
Operating expenses	$866,255	$379,953
Income from operations	$1,195,811	$268,768
Other income (loss), net	$(5,406)	$(9,173)
Income tax expense	$(220,653)	$(15,008)
Net income	$969,752	$244,587
Earnings per share, basic	$0.04	$0.01
Weighted average ordinary shares outstanding	27,613,333	25,000,000
Earnings per share, diluted	$0.04	$0.01
Weighted average ordinary shares outstanding, diluted	27,613,333	25,000,000

The following table presents our summary consolidated balance sheet data as of December 31, 2023, June 30, 2023 and 2022.

	As of December 31, (unaudited)	As of June 30,
	2023	2023	2022
Cash	$1,112,634	$1,203,203	$293,511
Total current assets	$5,406,079	$3,674,105	$445,055
Total assets	$6,174,796	$4,464,237	$542,993
Total liabilities	$4,453,027	$2,897,732	$2,008,678
Total shareholder’s equity(deficit)	$1,721,769	$1,566,505	$(1,465,685)
Total liabilities and shareholder’s deficit	$6,174,796	$4,464,237	$542,993

The following tables present selected consolidated financial data of our Company and our subsidiaries for the six months ended December 31, 2023 and 2022, and consolidated balance sheet data as of December 31, 2023, which were derived from our unaudited CFS for those periods. The selected consolidated financial data of our Company and our subsidiaries for the years ended June 30, 2023 and 2022, and consolidated balance sheet data as of June 30, 2023 and 2022, were derived from our audited CFS for those years. We record our investments in our subsidiaries under the equity method of accounting. Such investments are presented in the selected condensed consolidated balance sheets of our Company as “Investment in subsidiaries, and the net income of the subsidiaries is presented as “Income from equity method investment” in the selected consolidated statements of operations and comprehensive loss.

Selected Consolidated Balance Sheet Data

	As of December 31, 2023 (unaudited)
			The Company’s			Consolidated
	The Company		subsidiaries	Eliminations		Total
Total current assets		$1,488,350	$3,917,729	$		$5,406,079
Investments in subsidiaries		$1,721,769	$		$(1,721,769)	$
Total non-current assets		$587,471	$181,246	$		$768,717
Total assets		$3,797,590	$4,098,975		$(1,721,769)	$6,174,796
Total current liabilities		$81,564	$4,046,183	$		$4,127,747
Total non-current liabilities	$		$325,280	$		$325,280
Total liabilities		$81,564	$4,371,463	$		$4,453,027
Total shareholder’s equity		$1,721,769	$1,721,769		$(1,721,769)	$1,721,769
Total liabilities and shareholder’s equity		$1,803,333	$6,093,232		$(1,721,769)	$6,174,796

	As of June 30, 2023
		The Company’s		Consolidated
	The Company	subsidiaries	Eliminations	Total
Total current assets	$1,457,714	$2,515,794	$(299,403)	$3,674,105
Investments in subsidiaries	$1,566,505	$—	$(1,566,505)	$—
Total non-current assets	$556,752	$233,380	$—	$790,132
Total assets	$3,580,971	$2,749,174	$(1,865,908)	$4,464,237
Total current liabilities	$20,210	$2,855,715	$(299,403)	$2,576,521
Total non-current liabilities	$—	$321,211	$—	$321,211
Total liabilities	$20,210	$3,176,926	$(299,403)	$2,897,732
Total shareholder’s equity deficit	$1,566,505	$1,566,505	$(1,566,505)	$1,566,505
Total liabilities and shareholder’s equity (deficit)	$1,586,715	$4,743,431	$(1,865,908)	$4,464,237

	As of June 30, 2022
		The Company’s		Consolidated
	The Company	subsidiaries	Eliminations	Total
Total current assets	$—	$445,055	$—	$445,055
Investments in subsidiaries	$(1,465,685)	$—	$1,465,685	$—
Total non-current assets	$—	$97,938	$—	$97,938
Total assets	$(1,465,685)	$542,993	$—	$542,993
Total current liabilities	$—	$2,008,678	$—	$2,008,678
Total non-current liabilities	$—	$—	$—	$—
Total liabilities	$—	$2,008,678	$—	$2,008,678
Total shareholder’s equity deficit	$(1,465,685)	$(1,465,685)	$1,465,685	$(1,465,685)
Total liabilities and shareholder’s equity (deficit)	$(1,465,685)	$542,993	$1,465,685	$542,993

Selected Consolidated Statement of Operations Data

	Six Months Ended December 31, 2023 (unaudited)
			The Company’s			Consolidated
	The Company		subsidiaries	Eliminations		Total
Revenue	$		$23,503,910	$		$23,503,910
Income from equity method investment		$760,198	$818,372		$(760,198)	$818,372
Cost of revenue	$		$(22,302,522)	$		$(22,302,522)
Gross profit	$		$1,201,388	$		$1,201,388
Total operating expenses	$		$383,016	$		$383,016
Total other income (loss), net	$		$(18,144)	$		$(18,144)
Net income (loss)		$760,198	$760,198		$(760,198)	$760,198
Comprehensive income (loss)		$155,264	$155,264		$(155,264)	$155,264

	Six Months Ended December 31, 2022 (unaudited)
		The Company’s		Consolidated
	The Company	subsidiaries	Eliminations	Total
Revenue	$—	$9,162,832	$—	$9,162,832
Income from equity method investment	$447,046	$492,791	$(447,046)	$492,791
Cost of revenue	$—	$(8,432,603)	$—	$(8,432,603)
Gross profit	$—	$730,229	$—	$730,229
Total operating expenses	$—	$237,438	$—	$237,438
Total other income (loss), net	$—	$(6,744)	$—	$(6,744)
Net income (loss)	$447,046	$447,046	$(447,046)	$447,046
Comprehensive income (loss)	$512,575	$512,575	$(512,575)	$512,575

	Year Ended June 30, 2023
		The Company’s		Consolidated
	The Company	subsidiaries	Eliminations	Total
Revenue	$—	$28,229,149	$—	$28,229,149
Income from equity method investment	$969,752	$1,195,811	$(969,752)	$1,195,811
Cost of revenue	$—	$(26,167,083)	$—	$(26,167,083
Gross profit	$—	$2,062,066	$—	$2,062,066
Total operating expenses	$—	$866,255	$—	$866,255
Total other income (loss), net	$—	$(5,406)	$—	$(5,406
Net income (loss)	$969,752	$969,752	$(969,752)	$969,752
Comprehensive income (loss)	$1,037,932	$1,037,932	$(1,037,932)	$1,037,932

	Year Ended June 30, 2022
		The Company’s		Consolidated
	The Company	subsidiaries	Eliminations	Total
Revenue	$—	$16,156,865	$—	$16,156,865
Income from equity method investment	$244,587	$268,768	$(244,587)	$268,768
Cost of revenue	$—	$(15,508,144)	$—	$(15,508,144)
Gross profit	$—	$648,721	$—	$648,721
Total operating expenses	$—	$379,953	$—	$379,953
Total other income (loss), net	$—	$(9,173)	$—	$(9,173)
Net income (loss)	$244,587	$244,587	$(244,587)	$244,587
Comprehensive income (loss)	$307,624	$307,624	$(307,624)	$307,624

Selected Consolidated Statement of Cash Flows

	Six Months Ended December 31, 2023 (unaudited)
	Haoxi	The Company’s		Consolidated
	The Company	subsidiaries	Eliminations	Total
Net cash provided by operating activities	$—	$301,000	$—	$301,000
Net cash used in investing activities	$—	$(16,162)	$—	$(16,162)
Net cash provided by financing activities	$—	$239,396	$—	$293,396

	Six Months Ended December 31, 2022 (unaudited)
	Haoxi	The Company’s		Consolidated
	The Company	subsidiaries	Eliminations	Total
Net cash provided by (used in) operating activities	$—	$205,039	$—	$205,039
Net cash used in investing activities	$—	$(3,621)	$—	$(3,621)
Net cash provided by (used in) financing activities	$—	$1,955,570	$—	$1,955,570

	Year Ended June 30, 2023
	Haoxi	The Company’s		Consolidated
	The Company	subsidiaries	Eliminations	Total
Net cash provided by (used in) operating activities	$—	$(872,132)	$—	$(872,132)
Net cash used in investing activities	$—	$(45,500)	$—	$(45,500)
Net cash provided by (used in) financing activities	$—	$1,802,568	$—	$1,802,568

	Year Ended June 30, 2022
	Haoxi	The Company’s		Consolidated
	The Company	subsidiaries	Eliminations	Total
Net cash provided by (used in) operating activities	$—	$(675,361)	$—	$(675,361)
Net cash used in investing activities	$—	$(8,698)	$—	$(8,698)
Net cash provided by (used in) financing activities	$—	$933,219	$—	$933,219

THE OFFERING

Securities offered by us	1,597,444 Units at an assumed public offering price of $6.26 per Unit, with each Unit consisting of one Class A Ordinary Share and one Warrant to purchase one Class A Ordinary Share at an exercise price of $6.26, or 100% of the public offering price of each Unit sold in the offering, which will be immediately exercisable and will expire on the 5th anniversary of the original issuance date. The Units will not be certificated and the Class A Ordinary Shares and the Warrants are immediately separable and will be issued separately in this offering.

Over-allotment option	We have granted the Representative an option, exercisable for 45 days from the closing of this offering, to purchase up to an aggregate of 15% additional Units at the public offering price, less underwriting discounts.

Assumed public offering price per Unit	$6.26

Class A Ordinary Shares included in the Units offered by us	1,597,444 Class A Ordinary Shares, assuming no exercise of the over-allotment option

1,837,060 Class A Ordinary Shares, assuming full exercise of the over-allotment option

Warrants included in the Units offered by us	Warrants to purchase 1,597,444 Class A Ordinary Shares (or, if the Representatives exercises the over-allotment option in full, 1,837,060 Class A Ordinary Shares). Each Class A Ordinary Share is being sold together with one Warrant. The exercise price per share pursuant to the Warrants will be equal to $6.26, or 100% of the public offering price per Unit sold in this offering. The Warrants will be immediately exercisable and will expire on the 5th anniversary of the original issuance date. The Warrants may be exercised only for a whole number of shares. No fractional shares will be issued upon exercise of the Warrants. The Class A Ordinary Shares and the Warrants are immediately separable and will be issued separately, but must be purchased together in this offering as Units. This prospectus also relates to the offering of the Class A Ordinary Shares issuable upon exercise of the Warrants.

Ordinary Shares Outstanding Immediately After This Offering (1)	16,567,444 Class A Ordinary Shares and 17,270,000 Class B Ordinary Shares assuming the sales of all the Units we are offering at an assumed public offering price of $6.26 per Unit and no exercise of the Warrants included in the Units.

Listing	Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “HAO.” There is no established public trading market for the Units or the Warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Units or the Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Units or the Warrants will be limited.

Ticker symbol	“HAO”

Transfer Agent	Transhare Corporation

Use of proceeds

We estimate that we will receive net proceeds of approximately $[   ] from this offering, assuming the sales of all of the Units we are offering and no exercise of the Warrants included in the Units, after deducting an estimated underwriters’ discount and estimated offering expenses payable by us.

We intend to use the proceeds from this offering for working capital and general corporate purposes, acquiring or investing in technologies, solutions or businesses that complement our business, and hiring experienced employees to improve our systems of internal control and compliance with U.S. GAAP and the Sarbanes-Oxley Act of 2002. See “Use of Proceeds” on page 64 for more information.

Lock-up

We, on behalf of ourselves and any successor entity, have agreed that, without the prior written consent of the Representative, will not, during the “Engagement Period” (being that period commencing from February 27, 2024, the date we engaged the Representative, or the “Engagement Date,” to the earlier of (i) six (6) months from the Engagement Date, or (ii) the final closing, if any, of this offering), and for a period of 90 days after the closing of this offering, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, our Class A Ordinary Shares or Class B Ordinary Shares or any securities convertible into or exercisable or exchangeable for our Class A Ordinary Shares or Class B Ordinary Shares; (ii) file or cause to be filed any registration statement with the SEC relating to the offering of our Class A Ordinary Shares or Class B Ordinary Shares or any securities convertible into or exercisable or exchangeable for our Class A Ordinary Shares or Class B Ordinary Shares; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank; or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital shares of our Company, whether any such transaction described in (i), (ii), (iii), or (iv) above is to be settled by delivery of our Class A Ordinary Shares or such other securities, in cash, or otherwise.

All of our directors and officers and our shareholders holding over 5% or above of the outstanding Class A Ordinary Shares and Class B Ordinary Shares have agreed with the Representative, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise to transfer or dispose of, directly or indirectly, any of our Class A Ordinary Shares, Class B Ordinary Shares, or securities convertible into or exercisable or exchangeable for our Class A Ordinary Shares or Class B Ordinary Shares for a period of 180 days from the closing of this offering. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Risk Factors	The securities offered hereby involve a high degree of risk. You should read “Risk Factors” beginning on page 23 for a discussion of factors to consider before deciding to invest in the securities we offered.

(1)	The total number of Ordinary Shares that will be outstanding immediately after this offering (assuming the sale of all the Units being offered in this offering and no exercise of the underwriter’s over-allotment option) is based upon:

●	14,970,000 Class A Ordinary Shares and 17,270,000 Class B Ordinary Shares issued and outstanding as of the date of this prospectus.

RISK FACTORS

An investment in our Class A Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Class A Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations, or cash flow could be materially and adversely affected, which could cause the trading price of our Class A Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Class A Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Doing Business in China

Changes in the political and economic policies of the PRC government or in relations between China and the United States or other governments may materially and adversely affect the operating entity’s business, financial condition and results of operations and may result in its inability to sustain its growth and expansion strategies.

Substantially all of the operating entity’s operations are conducted in Beijing, PRC, and all of its revenue is generated from the PRC. Accordingly, the operating entity’s financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC or changes in government relations between China and the United States or other governments. There is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China are still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policies, regulating financial services and institutions, and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past four decades, growth has been different, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on the operating entity or us. Our financial condition and results of operations could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to it. In addition, the PRC government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activities.

In July 2021, the Chinese government provided new guidance on China-based companies raising capital outside of China, including through variable interest entity, or VIE, arrangements. In light of such developments, the SEC has imposed enhanced disclosure requirements on China-based companies seeking to register securities with the SEC. As all of the operating entity’s operations are based in China, any future Chinese, U.S. or other rules and regulations that place restrictions on capital raising or other activities by China-based companies could adversely affect its business and results of operations. If the business environment in China deteriorates from the perspective of domestic or international investment, or if relations between China and the United States or other governments deteriorate, the Chinese government may intervene with the operating entity’s operations, and the market price of our Class A Ordinary Shares may also be adversely affected.

There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.

All of the operating entity’s operations are conducted in the PRC, and are governed by PRC laws, rules and regulations. The operating entity is subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the nonbinding nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of the operating entity’s violation of these policies and rules until after the violation.

Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection the operating entity enjoys than in more developed legal systems. These uncertainties may impede the operating entity’s ability to enforce the contracts it has entered into and could materially and adversely affect its business, financial condition and results of operations.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law (the “Illegal Securities Opinions”), which were made available to the public on July 6, 2021. The Illegal Securities Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to address with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Illegal Securities Opinions remain unclear on how the law will be interpreted, amended and implemented by the relevant PRC governmental authorities, but the Illegal Securities Opinions and any related implementing rules to be enacted may subject the operating entity to compliance requirements in the future.

On July 10, 2021, the CAC issued a revised draft of the Measures for Cybersecurity Review for public comments, which required that, among others, in addition to a CIIO,” any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities.

On November 14, 2021, the CAC released the Regulations on Network Data Security (draft for public comments) and accepted public comments until December 13, 2021. The draft Regulations on Network Data Security provide that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data. If a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and took effect on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. As advised by our PRC counsel, Sino Pro Law Firm, the operating entity does not process users’ personal information and it is not deemed to be a CIIO nor is it an online platform operator with personal information of more than one million users.

The operating entity is an online marketing service provider, and neither the Company nor its subsidiaries engage in data activities as defined under the Personal Information Protection Law of the People’s Republic of China (the “Personal Information Protection Law”), which includes, without limitation, collection, storage, use, processing, transmission, provision, publication and deletion of data. In addition, neither the Company nor its subsidiaries are operators of any “critical information infrastructure” as defined under the PRC Cybersecurity Law and the Security Protection Measures on Critical Information Infrastructure. However, the Measures for Cybersecurity Review (2021 version) was recently adopted and the Network Internet Data Protection Draft Regulations (draft for comments) is in the process of being formulated and the Illegal Securities Opinions remain unclear on how such measures will be interpreted, amended and implemented by the relevant PRC governmental authorities.

There remain uncertainties as to when the final measures will be issued and take effect, how they will be enacted, interpreted or implemented, and whether they will affect us or our subsidiaries. If we inadvertently conclude that the Measures for Cybersecurity Review (2021 version) do not apply to us or our subsidiaries, or applicable laws, regulations, or interpretations change and it is determined in the future that the Measures for Cybersecurity Review (2021 version) become applicable to us and our subsidiaries, we may be subject to review when conducting data processing activities, and may face challenges in addressing its requirements and make necessary changes to our internal policies and practices. We may incur substantial costs in complying with the Measures for Cybersecurity Review (2021 version), which could result in material adverse changes in our business operations and financial position. If we are not able to fully comply with the Measures for Cybersecurity Review (2021 version), our ability to offer or continue to offer securities to investors may be significantly limited or completely hindered, and our securities may significantly decline in value or become worthless.

On February 17, 2023, the CSRC released the Overseas Listing Trial Measures, which came into effect on March 31, 2023. According to the Overseas Listing Trial Measures, Chinese domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedures with the CSRC and report relevant information, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application. Any failure to comply with such filling procedures may result in administrative penalties, such as orders to rectify, warnings, and fines. The required filing scope is not limited to the initial public offering, but also includes any subsequent overseas securities offerings, single or multiple acquisition(s), share swap, transfer of shares or other means to seek an overseas direct or indirect listing and a secondary listing or dual major listing of issuers already listed overseas. Subsequent securities offerings of an issuer in the same overseas market where it has previously offered and listed securities shall be filed with the CSRC within 3 working days after the offering is completed. On February 24, 2023, the CSRC revised the Provision on Confidentiality issued in 2009. The revised Provision on Confidentiality came into effect on March 31, 2023, which provide that in the overseas listing activities of domestic companies, domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests. We believe that this offering does not involve the leaking of any state secret or working secret of government agencies, or the harming of national security and public interests. However, we may be required to perform additional procedures in connection with the provision of accounting archives. See “Risk Factors—Risks Related to Doing Business in China—The CSRC has recently promulgated Overseas Listing Trial Measures. Our offering will be determined to be an indirect overseas offering and is, therefore, subject to the CSRC filing procedures, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.”

If the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such additional approvals, which could significantly limit or completely hinder our ability to later offer or continue to offer securities to our investors.

Furthermore, the PRC government authorities may strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence our operations at any time, which are beyond our control. Therefore, any such action may adversely affect our operations and significantly limit or hinder our ability to offer or continue to offer securities to you and reduce the value of such securities.

Uncertainties regarding the enforcement of laws and the fact that rules and regulations in China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers could result in a material change in our operations, financial performance and/or the value of our Class A Ordinary Shares or impair our ability to raise money.

Substantial uncertainties exist with respect to the interpretation and implementation of the PRC Foreign Investment Law and its Implementation Rules and how they may impact the viability of our current corporate structure, corporate governance and business operations.

On March 15, 2019, the PRC National People’s Congress approved the PRC Foreign Investment Law, which took effect on January 1, 2020 and replaced three existing laws on foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law, and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. On December 26, 2019, the PRC State Council approved the Implementation Rules of Foreign Investment Law, which came into effect on January 1, 2020. Since the PRC Foreign Investment Law is relatively new, substantial uncertainties exist with respect to its interpretation and implementation.

According to the PRC Foreign Investment Law, “foreign investment” refers to investment activities directly or indirectly conducted by foreign individuals, enterprises or other entities in China. The PRC Foreign Investment Law sets out the basic regulatory framework for foreign investments and proposes to implement a management system of pre-establishment national treatment with a “negative list” for foreign investments, pursuant to which (i) an FIE under PRC law shall not invest in any sector forbidden by the negative list for access of foreign investment, (ii) for any sector restricted by the negative list, an FIE shall conform to the investment conditions provided in the negative list, and (iii) sectors not included in the negative list shall be managed under the principle that domestic investment and foreign investment shall be treated equally.

The currently effective negative list is the Special Administrative Measures (Negative List) for the Access of Foreign Investment (2021 Version), or the 2021 Negative List, which was published by the Ministry of Commerce (“MOFCOM”) and National Development and Reform Commission (“NDRC”) on December 27, 2021 and became effective on January 1, 2022. In addition, in December 2020, the MOFCOM and the NDRC also jointly promulgated the Encouraged Foreign Investment Industry Catalogue (2020), which became effective in January 2021. Industries that are not listed in the 2021 Negative List are permitted areas for foreign investments and are generally open to foreign investment unless specifically restricted by other PRC regulations. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold majority interests in such joint ventures. In addition, projects in the restricted category may be subject to higher-level government approval requirements. Foreign investors are not allowed to invest in industries in the prohibited category.

Haoxi Beijing is an online marketing solution provider in China with an advertiser client base mainly in the healthcare industry, which is not a prohibited or restricted industry in the 2021 Negative List that is currently effective as of the date of this prospectus. However, it is uncertain whether the online marketing industry, in which Haoxi Beijing operates, will be subject to the foreign investment restrictions or prohibitions set forth in any “negative list” to be issued in the future. There are uncertainties as to how the PRC Foreign Investment Law would be further interpreted and implemented. We cannot assure you that the interpretation and implementation of the PRC Foreign Investment Law made by the relevant governmental authorities in the future will not materially impact our corporate governance and business operations in any aspect.

The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations and this offering at any time, which could result in a material change in our operations and our Class A Ordinary Shares could decline in value or become worthless.

As advised by our PRC counsel, Sino Pro Law Firm, except for the filing procedures with the CSRC and the reporting of relevant information according to the Overseas Listing Trial Measures, we are currently not required to obtain any other approval from any other Chinese authorities to list on U.S. exchanges, as of the date of this prospectus. However, if our Company or any of our PRC subsidiaries are required to obtain any other approvals in the future and are denied permission from Chinese authorities to list on U.S. exchanges, we may not be able to continue listing on U.S. exchanges, or continue to offer securities to investors, and it may materially affect the interest of the investors and cause significantly depreciation of our price of Class A Ordinary Shares.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in our operations in China.

For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. Similarly, the operating entity’s business segments may be subject to various government and regulatory interference in the regions in which it operates. It could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The operating entity may incur increased costs to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether we will be required to obtain any other permission from the PRC government to list on U.S. exchanges, and even when such permission is obtained, whether it will be later denied or rescinded. As of the date of this prospectus, except for the filing procedures with the CSRC and the reporting of relevant information according to the Overseas Listing Trial Measures, we believe we are currently not required to obtain any other permission from any of the PRC national or local government regulatory entities to list on a U.S. exchange, and have not received any denial to list on the U.S. exchange. However, the operating entity’s operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry. Recent statements by the Chinese government indicate an intent, and the PRC government may take actions, to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, could, if implemented, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless.

The CSRC has recently promulgated Overseas Listing Trial Measures. Our offering will be determined to be an indirect overseas offering and is, therefore, subject to the CSRC filing procedures, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.

On February 17, 2023, the CSRC, released the Overseas Listing Trial Measures, which came into effect on March 31, 2023. According to the Overseas Listing Trial Measures, Chinese domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedures with the CSRC and report relevant information. If a domestic company fails to complete the filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. If the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited CFS for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China. Where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC. The required filing scope is not limited to the initial public offering, but also includes any subsequent overseas securities offering, single or multiple acquisition(s), share swap, transfer of shares or other means to seek an overseas direct or indirect listing and a secondary listing or dual major listing of issuers already listed overseas. Subsequent securities offerings of an issuer in the same overseas market where it has previously offered and listed securities shall be filed with the CSRC within 3 working days after the offering is completed.

As advised by our PRC counsel, Sino Pro Law Firm, since the operating entity accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the six months as of December 31, 2023 and 2022, and fiscal years ended June 30, 2023 and 2022, and the key components of our operations are carried out in China, this offering is considered an indirect offering by China-based companies, and we are, therefore, subject to the Overseas Listing Trial Measures for filing procedures with the CSRC and shall file with the CSRC within three working days after the completion of this offering.

In addition, an overseas offering and listing is prohibited under any of the following circumstances: (1) if the intended securities offering and listing is specifically prohibited by national laws and regulations and relevant provisions; (2) if the intended securities offering and listing may constitute a threat to or endangers national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if, in the past three years, the domestic enterprise or its controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy; (4) the domestic companies are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations, and no conclusion has yet been made thereof; (5) if there are material ownership disputes over the equity held by the domestic company’s controlling shareholder or by other shareholders that are controlled by the controlling shareholder and/or actual controller. Since these statements and regulatory actions by the PRC government are newly published and there exists uncertainty with respect to their requirements and implementation, it is highly uncertain what the potential impact such modified or new laws and regulations will have on our or the PRC operating entities’ daily business operation, the ability to accept foreign investments and listing on U.S. exchanges. We cannot assure you that we will be able to fully comply with such rules, to conduct this offering, to maintain the listing status of our securities, or to conduct any overseas securities offerings in the future.

The Overseas Listing Trial Measures, will subject us to additional compliance requirements in the future, and although we received confirmation of the completion of the filing process for this offering, we cannot assure you that we will be able to get the clearance of filing procedures under the Overseas Listing Trial Measures in any future subsequent offerings on a timely basis, or at all. Any failure by us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Class A Ordinary Shares to significantly decline in value or become worthless.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

We are an exempted company incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations in China, and substantially all of our assets are located in China. In addition, all of our senior executive officers reside within China and are PRC nationals. As a result, it may be difficult for the shareholders outside of China, including U.S. shareholders, to effect service of process upon us or those persons inside China. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands, the United States and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Shareholder claims that are common in the United States, including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the Unities States have not been efficient in the absence of mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law, which took effect in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. While neither detailed interpretations of, nor implementing rules under, Article 177 have been promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could limit or delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation, as well as the trading price of our Class A Ordinary Shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China.

On August 8, 2006, six PRC regulatory agencies, including MOFCOM, the State-Owned Assets Supervision and Administration Commission (the “SASAC”), the State Administration of Taxation (the “SAT”), the State Administration of Industry and Commerce (the “SAIC”), the CSRC, and the State Administration of Foreign Exchange (the “SAFE”), jointly adopted the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle formed for the purpose of an overseas listing of securities in a PRC company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC counsel, Sino Pro Law Firm, that the CSRC approval is not required in the context of this offering, because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the prospectus are subject to the M&A Rules; and (ii) we established Haoxi Beijing by means of direct investment rather than by merger or requisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented, and the opinion of our PRC counsel is subject to any new laws, rules, and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel. If the CSRC or other PRC regulatory body subsequently determines that we need to obtain the CSRC’s approval for this offering or if the CSRC or any other PRC government authorities promulgates any interpretation or implements rules before our listing that would require us to obtain CSRC or other governmental approvals for this offering, we may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into the PRC or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as our ability to complete this offering. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the Class A Ordinary Shares offered by this prospectus. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that such settlement and delivery may not occur. See “Regulation—M&A Rules and Overseas Listings.”

In addition, the security review rules issued by the MOFCOM that took effect in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. Furthermore, according to the security review, foreign investments that would result in acquiring the actual control of assets in certain key sectors, such as critical agricultural products, energy and resources, equipment manufacturing, infrastructure, transport, cultural products and services, information technology, Internet products and services, financial services and technology sectors, are required to obtain approval from designated governmental authorities in advance.

We are not operating in an industry that prohibits or limits foreign investment. As a result, as advised by our PRC counsel, Sino Pro Law Firm, other than those requisite for a domestic company in China to engage in the businesses similar to ours, we are not required to obtain any permission from Chinese authorities including the CSRC, CAC or any other governmental agency that is required to approve our operations. However, if we do not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

As of the date of this prospectus, except business license which all companies incorporated in China should obtain, we do not need any other license, permission or approval to engage in the businesses currently conducted in China. The WFOE and Haoxi Beijing have both obtained a business license issued by the SAMR’s local counterpart of the city in which they are incorporated. As advised by our PRC counsel, Sino Pro Law Firm, we are subject to the Overseas Listing Trial Measures for filing procedures with the CSRC. See “Risk Factors—Risks Related to Doing Business in China—The CSRC has recently promulgated Overseas Listing Trial Measures. Our offering will be determined to be an indirect overseas offering and is, therefore, subject to the CSRC filing procedures, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.” The PRC government may take actions to exert more oversight and control over offerings by China-based issuers conducted overseas and/or foreign investment in such companies, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors outside China and cause the value of our securities to significantly decline or become worthless.

In the future, we may grow our business by acquiring businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions, if required, could require management’s time, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or limit our ability to complete such transactions. It is unclear whether our business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, the MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected. Furthermore, according to the M&A Rules, if a PRC entity or individual plans to merge or acquire its related PRC entity through an overseas company legitimately incorporated or controlled by such entity or individual, such a merger and acquisition will be subject to examination and approval by the MOFCOM. There is a possibility that the PRC regulators may promulgate new rules or explanations requiring that we obtain the approval of the MOFCOM or other PRC governmental authorities for our completed or ongoing mergers and acquisitions. There is no assurance that, if we plan to make an acquisition, we can obtain such approval from the MOFCOM or any other relevant PRC governmental authorities for our mergers and acquisitions, and if we fail to obtain those approvals, we may be required to suspend our acquisition and be subject to penalties. Any uncertainties regarding such approval requirements could have a material adverse effect on our business, results of operations and corporate structure.

In addition, on July 6, 2021, the relevant PRC government authorities made public the Illegal Securities Opinions. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to address the risks and incidents faced by China-based overseas-listed companies. Pursuant to the Illegal Securities Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the PRC Cybersecurity Law and Data Security Law. As of the date of this prospectus, no official guidance or related implementation rules have been issued yet and the interpretation of these opinions remains unclear at this stage.

On July 10, 2021, the CAC issued the Measures for Cybersecurity Review (Revision Draft for Comments) for public comments, which proposes to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, including listings in foreign countries by companies that possess the personal data of more than one million users.

On November 14, 2021, the CAC issued the Regulations on Network Data Security (draft for public comments), which set forth cyber data security compliance requirements in greater detail.

On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and took effect on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. As advised by our PRC counsel, Sino Pro Law Firm, we are not among the CIIOs or “online platform operators” as mentioned above. The operating entity is an online marketing and online marketing service provider and is not engaged in data activities as defined under the Personal Information Protection Law, which includes, without limitation, collection, storage, use, processing, transmission, provision, publication and deletion of data. The operating entity is not an operator of any “critical information infrastructure” as defined under the PRC Cybersecurity Law and the Security Protection Measures on Critical Information Infrastructure. However, the Measures for Cybersecurity Review were recently adopted and the Network Internet Data Protection Draft Regulations (draft for comments) are in the process of being formulated and the Illegal Securities Opinions remain unclear on how they will be interpreted, amended and implemented by the relevant PRC governmental authorities.

There remain uncertainties as to when the final measures will be issued and take effect, how they will be enacted, interpreted or implemented, and whether they will affect us and our subsidiaries. If we inadvertently conclude that the Measures for Cybersecurity Review do not apply to us or our subsidiaries, or applicable laws, regulations, or interpretations change and it is determined in the future that the Measures for Cybersecurity Review become applicable to us or our subsidiaries, we may be subject to review when conducting data processing activities, and may face challenges in addressing its requirements and make necessary changes to our internal policies and practices. We may incur substantial costs in complying with the Measures for Cybersecurity Review, which could result in material adverse changes in our business operations and financial position. If we are not able to fully comply with the Measures for Cybersecurity Review, our ability to offer or continue to offer securities to investors may be significantly limited or completely hindered, and our securities may significantly decline in value or become worthless.

On February 17, 2023, the CSRC released the Overseas Listing Trial Measures, which came into effect on March 31, 2023. On February 24, 2023, the CSRC revised the Provision on Confidentiality issued in 2009. The revised Provision on Confidentiality came into effect on March 31, 2023. As advised by our PRC counsel, Sino Pro Law Firm, since the operating entity accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the six months ended December 31, 2023 and 2022, and the fiscal years ended June 30, 2023 and 2022, and the key components of our operations are carried out in China, this offering is considered an indirect offering by China-based companies, and we are, therefore, subject to the Overseas Listing Trial Measures for filing procedures with the CSRC. We will submit our filing application to the CSRC within three working days after the completion of this offering.

We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC or any other PRC governmental authorities required for overseas listings, including this offering. As of the date of this prospectus, we have not received any inquiry, notice, warning, sanctions or regulatory objection to this offering from the CSRC or other PRC governmental authorities. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities, including, but not limited to the Overseas Listing Trial Measures. Although we endeavor to comply with all the applicable laws and regulations, if (i) the operating entity does not receive or maintain applicable permissions or approvals for our operation and to offer the securities being registered to investors, or (ii) we inadvertently conclude that such permissions or approvals are not required, or applicable laws, regulations, or interpretations change and the operating entity is required to obtain permissions or approvals in the future, the operating entity’s business operation may be materially affected. There can be no assurance that we or the operating entity can obtain all requisite approvals without material disruption to the operating entity’s business. Therefore, any failure to obtain all requisite approvals may significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. See “Risk Factors—Risks Related to Doing Business in China—The CSRC has recently promulgated Overseas Listing Trial Measures. Our offering will be determined to be an indirect overseas offering and is, therefore, subject to the CSRC filing procedures, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.”

As advised by our PRC counsel, Sino Pro Law Firm, except for the filing procedures with the CSRC and the reporting of relevant information according to the Overseas Listing Trial Measures, we are not required to obtain any other permission from any other PRC governmental authorities to offer securities to foreign investors, as of the date of this prospectus. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC or other PRC governmental authorities required for overseas listings, including this offering and offering securities to foreign investors. As of the date of this prospectus, we have not received any inquiry, notice, warning, sanctions or regulatory objection to this offering from the CSRC or other PRC governmental authorities. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. If it is determined in the future that the approval of the CAC or any other regulatory authority is required for this offering, we may face sanctions by the CAC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities. The CSRC, the CAC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our Class A Ordinary Shares. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities.

PRC regulations regarding acquisitions impose significant regulatory approval and review requirements, which could make it more difficult for us to pursue growth through acquisitions.

Under the PRC Anti-Monopoly Law, companies undertaking acquisitions relating to businesses in China must notify the SAMR, in advance of any transaction where the parties’ revenues in the China market exceed certain thresholds and the buyer would obtain control of, or decisive influence over, the target, while under the M&A Rules, the approval of the MOFCOM must be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire domestic companies affiliated with such PRC enterprises or residents. Applicable PRC laws, rules and regulations also require certain merger and acquisition transactions to be subject to security review. As a result, the transactions, if any, we may undertake could be subject to the SAMR merger review. Complying with the requirements of the relevant regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from the SAMR, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. If the practice of the SAMR and the MOFCOM remains unchanged, our ability to carry out our acquisition strategy may be materially and adversely affected and there may be significant uncertainty as to whether we will be able to complete large acquisitions in the future in a timely manner or at all.

Failure to comply with PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or Haoxi Beijing to liability or penalties, limit our ability to inject capital into Haoxi Beijing or limit Haoxi Beijing’s ability to increase their registered capital or distribute profits.

The SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or the SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as the “SAFE Circular 75” promulgated by the SAFE on October 21, 2005. The SAFE Circular 37 requires PRC residents to register with local branches of the SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in the SAFE Circular 37 as a “special purpose vehicle.” The SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required the SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various registration requirements with the SAFE described above could result in liability under PRC law for evasion of foreign exchange controls.

We have notified substantial beneficial owners of Class A Ordinary Shares who we know are PRC residents of their filing obligation, and all substantial beneficial owners have completed the necessary registration with the local SAFE branch or qualified banks as required by the SAFE Circular 37. However, we may not at all times be aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and cannot assure you that all of our PRC-resident beneficial owners will comply with the SAFE Circular 37 and subsequent implementation rules. The failure of our beneficial owners who are PRC residents to register or amend their SAFE registrations in a timely manner pursuant to the SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in the SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners or Haoxi Beijing to fines and legal sanctions. Furthermore, since it is unclear how the SAFE Circular 37, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant PRC government authorities, we cannot predict how these regulations will affect our business operations or future strategies. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to Haoxi Beijing and limit Haoxi Beijing’s ability to distribute dividends to our company. These risks may have a material adverse effect on our business, financial condition and results of operations.

Any failure to comply with PRC regulations regarding the registration requirements for employee share incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, the SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, replacing earlier rules promulgated in March 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any share incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with the SAFE through a domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of share options and the purchase or sale of shares and interests. In the event we adopt an equity incentive plan, our executive officers and other employees who are PRC citizens or who have resided in the PRC for a continuous period of not less than one year and who are granted options or other awards under the equity incentive plan will be subject to these regulations when our company becomes an overseas listed company upon the completion of this offering. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into Haoxi Beijing and limit Haoxi Beijing’s ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

PRC regulations of loans to, and direct investment in, PRC entities by offshore holding companies, and governmental control of currency conversion, may limit our ability to use the proceeds of this offering to make loans or additional capital contributions to Haoxi Beijing, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through Haoxi Beijing. We may make loans to Haoxi Beijing that are subject to the approval from governmental authorities and limitations on borrowed amounts, or we may make additional capital contributions to Haoxi Beijing.

Any loans to a wholly foreign-owned enterprise in China, which is treated as an FIE under PRC law, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to our WFOE in China to finance its activities cannot exceed statutory limits and must be registered with the local counterparts of the SAFE. In addition, a foreign invested enterprise shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of a foreign invested enterprise shall not be used for the following purposes: (i) directly or indirectly used for payment beyond the business scope of the enterprise or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or the SAFE Circular 19, effective June 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. Although the SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of an FIE to be used for equity investments within China, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether the SAFE will permit such capital to be used for equity investments in China in actual practice. The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or the SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in the SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of the SAFE Circular 19 and the SAFE Circular 16 could result in administrative penalties. The SAFE Circular 19 and the SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our WFOE, which may adversely affect our liquidity and our ability to fund and expand our business in China.

On October 23, 2019, the SAFE issued the Circular on Further Promoting Cross-border Trade and Investment Facilitation, or the SAFE Circular 28, which took effect on the same day. The SAFE Circular 28, subject to certain conditions, allows FIEs whose business scope does not include investment, or non-investment foreign-invested enterprises, to use their capital funds to make equity investments in China. Since the SAFE Circular 28 was issued only recently, its interpretation and implementation in practice are still subject to substantial uncertainties.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, and the fact that the PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to Haoxi Beijing in or future capital contributions by us to our WFOE in China. As a result, uncertainties exist as to our ability to provide prompt financial support to Haoxi Beijing when needed. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We may need dividends and other distributions on equity paid by Haoxi Beijing to satisfy our liquidity requirements and any limitation on the ability of Haoxi Beijing to transfer cash out of China and/or make remittances to pay dividends to us could limit our ability to access cash generated by the operations of Haoxi Beijing.

We are a holding company incorporated in the Cayman Islands. We may need dividends and other distributions of equity paid by Haoxi Beijing to satisfy our liquidity requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, fund inter-company loans, service any debt we may incur outside of China and pay our expenses. The laws, rules and regulations applicable to Haoxi Beijing permit payments of dividends only out of their retained earnings, if any, determined in accordance with applicable accounting standards and regulations.

Amounts restricted include paid-in capital and statutory reserves of Haoxi Beijing as determined pursuant to PRC generally accepted accounting principles. Under PRC laws, rules and regulations, each of our subsidiaries incorporated in China is required to set aside at least 10% of its after-tax profits each year, after making up for previous years’ accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such fund reaches 50% of its registered capital. As a result of these laws, rules and regulations, our subsidiaries incorporated in China are restricted in their ability to transfer a portion of their respective net assets to their shareholders as dividends. As of June 30, 2023 and 2022, these restricted assets totaled $27,778 and $27,778, respectively, due to paid-in capital of Haoxi Beijing. However, there can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of China, and may adversely affect our business, financial condition and results of operations.

Limitations on the ability of Haoxi Beijing to make remittances to pay dividends to us could limit our ability to access cash generated by the operations of those entities, including to make investments or acquisitions that could be beneficial to our businesses, pay dividends to our shareholders or otherwise fund and conduct our business.

We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

Under the PRC Enterprise Income Tax Law and its implementing rules, both of which came into effect on January 1, 2008 and were last amended on December 29, 2018, enterprises established under the laws of jurisdictions outside of China with “de facto management bodies” located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. “De facto management body” refers to a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise. The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or the SAT Circular 82, on April 22, 2009. SAT Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although SAT Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by individuals or foreign enterprises, the determining criteria set forth in SAT Circular 82 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income, and our profitability and cash flow may be materially reduced as a result of our global income being taxed under the PRC Enterprise Income Tax Law. We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

Dividends payable to our foreign investors and gains on the sale of our Class A Ordinary Shares by our foreign investors may be subject to PRC tax.

Under the PRC Enterprise Income Tax Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Any gain realized on the transfer of Class A Ordinary Shares by such investors is also subject to PRC tax at a current rate of 10% which in the case of dividends will be withheld at the source if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our Class A Ordinary Shares, and any gain realized from the transfer of our Class A Ordinary Shares, may be treated as income derived from sources within the PRC and may as a result be subject to PRC taxation. See “Regulation—Regulations Related to Taxation.” Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of Class A Ordinary Shares by such investors may be subject to PRC tax at a current rate of 20%. Any PRC tax liability may be reduced under applicable tax treaties. However, it is unclear whether holders of our Class A Ordinary Shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas if we are considered a PRC resident enterprise. If dividends payable to our non-PRC investors, or gains from the transfer of our Class A Ordinary Shares by such investors are subject to PRC tax, the value of your investment in our Class A Ordinary Shares may decline significantly.

Pursuant to the Arrangement between the PRC and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Tax Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise, as the beneficial owner, owns no less than 25% of a PRC entity. In current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. Pursuant to the Circular of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (“Circular 81”), a resident enterprise of the counter-party to such Tax Arrangement should meet all of the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must take the form of a company; (ii) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (iii) it should directly own such percentage of capital in the PRC resident enterprise anytime in the 12 consecutive months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, or the Administrative Measures, which took effect in November 2015, requires that the non-resident taxpayer shall determine whether it may enjoy the treatments under relevant tax treaties and file the tax return or withholding declaration subject to further monitoring and oversight by the tax authorities. Accordingly, Haoxi HK may be able to enjoy the 5% withholding tax rate for the dividends from WFOE, if the conditions prescribed under Circular 81 and other relevant tax rules and regulations are satisfied. However, according to Circular 81, if the relevant tax authorities consider the related transactions or arrangements are for the primary purpose of enjoying favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. See “Material Income Tax Considerations—PRC Enterprise Taxation—Income Tax in PRC.”

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises, or the SAT Circular 7. The SAT Circular 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, the SAT Circular 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. The SAT Circular 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. On October 17, 2017, the SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Circular 37, which came into effect on December 1, 2017. The SAT Circular 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is deemed an “Indirect Transfer” pursuant to SAT Circular 7 and SAT Circular 37, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under the SAT Circular 7 and/or the SAT Circular 37. For transfer of shares in our company that do not qualify for the public securities market safe harbor by investors who are non-PRC resident enterprises, Haoxi Beijing may be requested to assist in the filing under the SAT Circular 7 and/or the SAT Circular 37. As a result, we may be required to comply with the SAT Circular 7 and/or the SAT Circular 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Restrictions on currency exchange may limit our ability to utilize our revenue effectively.

All of our revenue is denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from our onshore subsidiaries. Currently, Haoxi Beijing may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the SAFE’s approval by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Since we expect a significant portion of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the PRC and/or transfer cash out of China to pay dividends in foreign currencies to our shareholders. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, the SAFE and other relevant PRC governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries. In addition, there can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of China and may adversely affect our business, financial condition and results of operations.

Fluctuations in exchange rates could result in foreign currency exchange losses to us and may reduce the value of, and amount in U.S. Dollars of dividends payable on, our shares in foreign currency terms.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policies adopted by the PRC government. In August 2015, the People’s Bank of China, or PBOC, changed the way it calculates the mid-point price of RMB against the U.S. dollar, requiring the market-makers who submit for reference rates to consider the previous day’s closing spot rate, foreign-exchange demand and supply as well as changes in major currency rates. In 2017, the value of the Renminbi appreciated by approximately 6.3% against the U.S. dollar; and in 2018, the Renminbi depreciated by approximately 5.7% against the U.S. dollar. From the end of 2018 through the end of December 2020, the value of the Renminbi appreciated by approximately 5.10% against the U.S. dollar. In 2021, RMB depreciated approximately 2.6% against the U.S. dollar. It is difficult to predict how market forces or PRC or U.S. government policies, including any interest rate increases by the Federal Reserve, may impact the exchange rate between the RMB and the U.S. dollar in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, including from the U.S. government, which has threatened to label China as a “currency manipulator,” which could result in greater fluctuation of the RMB against the U.S. dollar. However, the PRC government may still at its discretion restrict access to foreign currencies for current account transactions in the future. Therefore, it is difficult to predict how market forces or government policies may impact the exchange rate between the RMB and the U.S. dollar or other currencies in the future. In addition, the PBOC regularly intervenes in the foreign exchange Company market to limit fluctuations in RMB exchange rates and achieve policy goals. If the exchange rate between RMB and U.S. dollar fluctuates in unanticipated manners, our results of operations and financial condition, and the value of, and dividends payable on, our shares in foreign currency terms may be adversely affected. We may not be able to pay dividends in foreign currencies to our shareholders. Appreciation of RMB to U.S dollar will result in exchange loss, while depreciation of RMB to U.S dollar will result in exchange gain.

Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by PRC regulations may subject the operating entity to penalties.

Companies operating in China are required to participate in various government-mandated employee benefit contribution plans, including certain social insurance, housing provident fund contribution and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirements of employee benefit contribution plans enacted by each local governments in China varies, given the different levels of economic development in different locations. Companies operating in China are also required to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment.

According to our PRC legal counsel, the operating entity signed labor contracts with all of its employees. However, the operating entity did not pay social insurance contributions and housing provident fund contributions in full for all of the employees for the fiscal years ended June 30, 2023 and 2022. According to the Social Insurance Law of the PRC, it may be ordered to pay the outstanding social insurance contributions within a prescribed deadline and liable for a late payment fee equal to 0.05% of the outstanding amount for each day of delay. Further, it may be liable for a fine of one to three times the amount of the outstanding contributions, provided that it still fails to pay the outstanding social insurance contributions within the prescribed deadline. According to the Regulations on Management of Housing Provident Fund Contribution, an enterprise that fails to make housing fund contributions may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline; if the enterprise fails to rectify the non-compliance by the stipulated deadline, it be may be subject to a fine ranging from RMB10,000 (approximately $1,400) or RMB50,000 (approximately $7,000) and an application may be made to a local court for compulsory enforcement.

As of the date of this prospectus, no administrative actions, fines or penalties have been imposed by the relevant PRC government authorities with respect to such non-compliance, nor has any order been received by the operating entity to settle the outstanding amount of social insurance contributions and housing provident fund contributions. Such fees and fines, if and when imposed, could adversely affect our financial condition and results of operations.

Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply a minimum offering size requirement for companies primarily operating in a “Restrictive Market,” (ii) adopt a new requirement relating to the qualification of management or the board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditor. On October 4, 2021, the SEC approved Nasdaq’s revised proposal for the rule changes.

On May 20, 2020, the U.S. Senate passed the HFCA Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the HFCA Act. On December 18, 2020, the HFCA Act was signed into law.

On March 24, 2021, the SEC announced the adoption of interim final amendments to implement the submission and disclosure requirements of the HFCA Act. In the announcement, the SEC clarifies that before any issuer will have to comply with the interim final amendments, the SEC must implement a process for identifying covered issuers. The announcement also states that the SEC staff is actively assessing how best to implement the other requirements of the HFCA Act, including the identification process and the trading prohibition requirements.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the board of directors of a company is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act, which became effective on January 10, 2022. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. For example, on December 16, 2021, the PCAOB issued a report on its determinations that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions.

On December 16, 2021, the PCAOB issued a report on its determinations that the Board was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. The Board made these determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfills its responsibilities under the HFCA Act.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our Class A Ordinary Shares to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our auditor, Wei, Wei & Co., LLP, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor’s registration with the PCAOB took effect in March 2006, and it is currently subject to PCAOB inspections, having its last inspection completed as of December 31, 2022. The PCAOB currently has access to inspect the working papers of our auditor. However, the recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On December 29, 2022, President Biden signed into law the Accelerating Holding Foreign Companies Accountable Act as a part of the Consolidated Appropriations Act, amending the HFCA Act and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act, if needed.

To the extent cash or assets of our business, or of Haoxi Beijing, is in the PRC, such cash or assets may not be available to fund operations or for other use outside of the PRC, due to interventions of, or the imposition of restrictions and limitations by, the PRC government to the transfer of case or assets.

Relevant PRC laws and regulations permit the companies in the PRC to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, each of the companies in the PRC are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. The companies in the PRC are also required to further set aside a portion of their after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at their discretion. These reserves are not distributable as cash dividends. Furthermore, if we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from Haoxi Beijing. As a result, in the event that Haoxi Beijing incurs debt on its own behalf in the future, the instruments governing the debt may restrict any such entity’s ability to pay dividends or make other distributions to us.

Our cash dividends, if any, will be paid in U.S. dollars. If we are considered a tax resident enterprise of the PRC for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “Risk Factors—Risks Related to Doing Business in China—Dividends payable to our foreign investors and gains on the sale of our Class A Ordinary Shares by our foreign investors may be subject to PRC tax.”

The PRC government also imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. The majority of our and Haoxi Beijing’s income is received in RMB and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE as long as certain procedural requirements are met. Approval from appropriate government authorities is required if RMB is converted into foreign currency and remitted out of the PRC to pay capital expenses such as the payment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders.

PRC laws and regulations related to our current business operations are sometimes vague and uncertain and any changes in such laws and regulations, which may be quick with little advance notice, and interpretations of which may impair our ability to operate profitably.

Although we have ownership of Haoxi Beijing and currently do not have or intend to have any contractual arrangement to establish a VIE structure with any entity in the PRC, we are still subject to certain legal and operational risks associated with Haoxi Beijing. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations related to our business and the enforcement and performance of Haoxi Beijing’s arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we and Haoxi Beijing rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The uncertainties regarding the enforcement of laws and the fact that rules and regulations in mainland China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment could result in a material change in our operations, financial performance and/or the value of our Class A Ordinary Shares or impair our ability to raise money.

Risks Related to the Operating Entity’s Business and Industry

If advertisers stop purchasing online marketing services from the operating entity or decrease the amount they are willing to spend on marketing campaigns and promotional activities, or if the operating entity is unable to establish and maintain new relationships with advertisers, its business, financial condition, and results of operations could be materially adversely affected.

A substantial majority of the operating entity’s revenue is derived from providing online marketing services to healthcare industry advertisers. Its online marketing services are designed to help advertisers drive consumer demand, increase sales, and achieve operating efficiencies. Thus, the operating entity’s relationships with advertisers primarily depend on its ability to deliver quality marketing services at attractive volumes and prices. If advertisers are dissatisfied with the effectiveness of the marketing campaigns provided by the operating entity, they may stop purchasing its online marketing services or decrease the amount they are willing to spend on marketing campaigns and promotional activities. The operating entity’s agreements with advertisers are largely short-term agreements, and advertisers may cease purchasing its online marketing services at any time with no prior notice.

In addition to the quality of the operating entity’s online marketing services, the willingness of advertisers to spend their online marketing budget through it, which is critical to its business and its ability to generate revenue, can be influenced by a variety of factors, including:

●	macro-economic and social factors: domestic, regional, and global social, economic, and political conditions; economic and geopolitical challenges; the COVID-19 pandemic; and economic, monetary, and fiscal policies;

●	industry-related factors: the trends, preferences, and habits of audiences towards online marketing and the development of varying forms of online marketing and content; and

●	advertiser-specific factors: an advertiser’s specific development strategies, business performance, financial condition, and sales and marketing plans.

In view of the above, we cannot ensure you that the operating entity’s advertisers will continue to purchase its services or that it will be able to replace, in a timely and effective manner, departing advertisers with potential new and quality advertisers. Neither can we guarantee the amount of online marketing services the operating entity’s advertisers will purchase from it, or that it will be able to attract new advertisers or increase the amount of revenue it earns from advertisers over time. If the operating entity is unable to maintain existing relationships with its advertisers or continue to expand its advertiser base, the demand for its marketing services will not grow and may even decrease, which could materially and adversely affect its revenue and profitability.

If the operating entity fails to maintain its relationships with its media partners, its business, results of operations, financial condition and business prospects could be materially and adversely affected.

The operating entity has established and maintained relationships with a wide range of media. Its future growth will depend on its ability to maintain its relationships with existing media partners as well as building partnerships with new media.

In particular, the operating entity established cooperative relationships, directly or indirectly through their authorized agents, with some popular online media, especially media platforms operated by ByteDance, such as TouTiao, Douyin, and Xigua Video, through directly executing agreements with them or their authorized agencies, to help them procure advertisers to buy their ad inventory and facilitate ad deployment on their advertising channels. ByteDance is a Chinese technology enterprise that offers a range of education and entertainment content platforms, including video-sharing social networking. The operating entity is materially dependent on media platforms operated by ByteDance to acquire user traffic and place ads for its advertiser customers. Currently, the operating entity has established a direct contractual relationship with Henan Ocean Engine Information Technology Co., Ltd. (“Ocean Engine”), a subsidiary of ByteDance, which operates as a mobile marketing platform helping clients advertise their products on ByteDance’s apps, such as Toutiao, Douyin, and Xigua Video, through a business cooperation agreement. The operating entity has had an established contractual relationship with Ocean Engine since June 16, 2022. The Business Cooperation Agreement on Agent Data Promotion currently in effect with Ocean Engine has a term from January 1, 2024 to December 31, 2024. Under this agreement, the operating entity is authorized to be an advertising agent to place ads on the media platforms operated by Ocean Engine and/or its affiliates, except in the industries of certain regions which Ocean Engine itself is an advertising agent, and in the industries of automobile manufacturing, automobile dealership, and real estate development. The English translation of the agreements between the operating entity and Ocean Engine are filed herewith as Exhibit 10.4. The purchase amount of the operating entity’s transactions with Ocean Engine accounted for 99% of its total purchases for the six months ended December 31, 2023, and 96% of its total purchases for the fiscal year ended June 30, 2023.

The operating entity also keeps a close connection with third-party agents of other mainstream platforms, with which platforms the operating entity has no direct contact. For a detailed discussion of the operating entity’s relation with its media partners, see “Business—Competitive Strengths—Media Resources—The Operating Entity’s Relation with Media Partners.” The operating entity’s relationships with its media partners are mainly governed by agreements which provide for, among other things, credit periods and the rebate polices offered to us. These agreements typically have a term of one year or shorter, and are subject to renewal upon expiry. The commercial terms under the agreements are subject to renegotiation when they are renewed. Besides, media partners usually retain the right to terminate the cooperative relationship based on business needs at their discretion.

Hence, there is no assurance that the operating entity can maintain stable cooperative relationships with any media partners. Moreover, its relationships with media partners could be adversely affected if it cannot meet the target minimum advertising spend stipulated in the relevant agreements.

If any media partner ends its cooperative relationship with the operating entity or imposes commercial terms which are less favorable to it, or the operating entity fails to secure cooperative relationships with new media partners, it may lose access to the relevant advertising channels, lose its advertiser clients, and lose potential revenue. As a result, the operating entity’s business, results of operations, financial condition and prospects may be materially and adversely affected.

Also, the operating entity’s business depends on its media partners to deliver their advertising services on their platforms, which in turn rely on the performance, reliability and stability of the Internet infrastructure and telecommunications systems. As a result, any interruption or failure of their information technology and communications systems may undermine the delivery of the operating entity’s advertising services and cause it to lose advertisers, and its business, financial condition and results of operations would be adversely affected.

In addition, the operating entity depends on the accuracy and genuineness of advertising performance data and other data provided by media partners in evaluating the effectiveness of its advertisers’ advertising campaigns and calculating the amount of rebates or incentives that it is entitled to receive from media. If the advertising performance data or other data provided by media is inaccurate or fraudulent, it may undermine the operating entity’s optimization efforts to achieve better performance for its advertisers’ ads. This could also result in disputes with its advertisers and media, harm to its reputation and loss of its advertisers and media, and adversely affect its business, results of operations and financial condition.

As the operating entity continues to strive for business growth, we may continue to experience net cash outflow from operating activities, and we cannot assure you that we can maintain sufficient net cash inflows from operating activities.

We reported net cash provided by operating activities of $0.30 million for the six months ended December 31, 2023 and cash provided by operating activities of $0.21 million for the six months ended December 31, 2022. We reported net cash used in operating activities of $0.87 million for the fiscal year 2023 and cash used in operating activities of $0.67 million for the fiscal year 2022. During the six months ended December 31, 2023 and December 31, 2022 and the fiscal years ended June 30, 2023 and 2022, certain media the operating entity procured for its advertisers required prepayment or offer relatively short credit periods to it. While the operating entity has used reasonable efforts to align credit terms granted to it in connection with a particular media partner when it offers credit terms to advertisers using the relevant media, in cases where it engages in cross-selling of ad inventories or services of different media to its existing advertisers, it usually aligns the credit terms it offers to such advertisers to the most favorable terms offered to it among the media used. Moreover, the operating entity may offer more competitive terms to selected advertisers of established business relationship with it or of significant size, with significant market impact or strategic value, while their choices of media may not offer comparable credit terms to the operating entity or at all. In addition, during the six months ended December 31, 2023 and December 31, 2022 and the fiscal years 2023 and 2022, the operating entity was required by certain media partners (or their authorized agencies) to place deposits as performance security, and it may elect to make deposits associated with committed advertising spend on behalf of selected advertisers as required by certain media partners before running their advertising campaigns. The operating entity considers the above practices to be generally in line with the industry practice and competitive landscape, and it expects these practices to continue in the foreseeable future.

All the above have contributed to a timing mismatch in our operating cash flow, as such impact is generally positively correlated with our business volume. As the operating entity further expands its business, our requirements for working capital and other necessary payments (such as capital expenditures) will increase. The operating entity’s operations may not generate sufficient cash flows to meet our operating and capital requirements in the future. Historically, we have utilized a loan provided by a related party in fiscal year 2021, which was repaid in fiscal year 2022, to supplement our operating cash flow shortage from time to time. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing activities.” We cannot assure you that going forward we will be able to reverse back to a net operating cash inflow position, or generate sufficient cash inflow from the operating entity’s operations or obtain adequate debt or equity financing at reasonable costs, or at all, to meet such requirements. If we fail to successfully manage our working capital needs or acquire adequate funding to finance our expansion, our ability to pay media partners and employees and otherwise fund our operations and expansion could be impaired, and our business, financial condition and results of operations may be materially and adversely affected.

The limited operating history of the operating entity the in rapidly evolving industry makes it difficult to accurately forecast its future operating results and evaluate its business prospects.

The operating entity launched its online marketing services business in 2018 and has since seen the growth of its business. We expect the operating entity will continue to grow as it seeks to expand its advertiser and media bases and explore new market opportunities. However, due to its limited operating history, its historical growth rate may not be indicative of its future performance. The online marketing industry in China is rapidly evolving due to the constant development of digital technology and the variety of consumer demand. The operating entity’s future performance may be more susceptible to certain risks than a company with a longer operating history or in a different industry. Many of the factors discussed below could adversely affect our business and prospects and future performance, including:

●	the operating entity’s ability to maintain, expand, and further develop its relationships with advertisers to meet their increasing demands;

●	the operating entity’s ability to introduce and manage the development of new online marketing services;

●	the continued growth and development of the online marketing industry;

●	the operating entity’s ability to keep up with the technological developments or new business models of the rapidly evolving online marketing industry;

●	the operating entity’s ability to attract and retain qualified and skilled employees;

●	the operating entity’s ability to effectively manage our growth; and

●	The operating entity’s ability to compete effectively with its competitors in the online marketing industry.

We may not be successful in addressing the risks and uncertainties listed above, among others, which may materially and adversely affect the operating entity’s business, results of operations, financial condition, and future prospects.

Certain customers contributed to a significant percentage of our total revenue during the fiscal years 2023 and 2022, and losing one or more of them could have in a material adverse impact on our financial performance and business prospects.

During the six months ended December 31, 2023, we did not have any customer who contributed over 10% of our total revenues. During the six months ended December 31, 2022, a significant percentage of our total revenue was generated from a few customers. Beijing Hangtian Kadi Development Institute (“Hangtian Kadi”) had been a top customer during the six months ended December 31, 2022, accounting for 22% of the operating entity’s revenue. During the fiscal years ended June 30, 2023 and 2022, we derived a significant percentage of our total revenue from a few customers. Our five largest customers accounted, in the aggregate, for 36.81% and 55.65% of our total revenue for the fiscal years ended June 30, 2023 and 2022, respectively. Jinan Modern Dermatology Hospital (“JMDH”) and Hangtian Kadi were, respectively, our top two customers during fiscal years 2023 and 2022, with JMDH accounting for 10.32% of our total revenues for the fiscal year 2023 and Hangtian Kadi accounting for 25.80% of our total revenues for the fiscal year 2022. Our top 10 customers during the fiscal years ended June 30, 2023 and 2022 include healthcare companies, such as plastic surgery hospitals and dental hospitals, which place ads through the operating entity. The identities of its customers vary depending on the type of revenue and the nature of the business transaction, comprising both advertisers and media (or their authorized agencies). See “Business—Customers, Sales, and Marketing.”

The operating entity typically enters into agreements with these top customers with a term of one year or shorter, which are subject to renewal after expiry. Any failure to renew these agreements or any termination of such agreements may have a material adverse impact on our results of operations.

There are a number of factors, including the operating entity’s performance, that could cause the loss of, or decrease in the volume of business from, a customer. Even though it has a strong record of performance, we cannot assure you that the operating entity will continue to maintain the business cooperation with these customers at the same level, or at all. The loss of business from one or more of these significant customers, or any downward adjustment of the rates of rebates and incentives paid by media (or their authorized agencies), could materially and adversely affect the operating entity’s revenue and profit. Furthermore, if any significant advertiser or media terminates its relationship with it, we cannot assure you that the operating entity will be able to secure an alternative arrangement with comparable advertiser or media in a timely manner, or at all.

We have significantly unstable operating revenue, anticipate increases in our operating expenses in the future, and may not achieve or sustain profitability on a consistent basis. If we cannot achieve and sustain profitability, our business, financial condition, and operating results may be adversely affected.

We have had significantly unstable and volatile operating revenue—specifically, our total revenue increased by $14.34 million, or 157%, to $23.50 million for the six months ended December 31, 2023 from $9.16 million for the six months ended December 31, 2022, primarily due to an increase in the number of advertiser customers and the fees the operating entity charged them. Our total revenue increased by $12.07 million, or 75%, to $28.23 million for the fiscal year ended June 30, 2023 from $16.16 million for the fiscal year ended June 30, 2022, primarily due to provision of digital advertising services to more customers. During the six months ended December 31, 2023 and 2022, the operating entity served 338 and 183 advertiser customers, respectively. During the fiscal years ended June 30, 2023, the number of advertiser customers the operating entity served was 393, which was 150 more than for fiscal year 2022. In addition, for the six months ended December 31, 2023 and 2022, we reported net income $0.76 million and $0.45 million, respectively. We reported net income of $969,752 for the fiscal year ended June 30, 2023, representing an increase of $725,165 from net income of $244,587 for the fiscal year ended June 30, 2022. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations.” We cannot assure you that we will achieve or maintain profitability on a consistent basis. Our revenue growth may slow or our revenue may decline for a number of reasons, including reduced demand for the operating entity’s online marketing services, increased competition, or our failure to capitalize on growth opportunities. Meanwhile, we expect our overall selling, general, and administrative expenses, including marketing expenses, salaries, and professional and business consulting expenses, to continue to increase in the foreseeable future, as we plan to hire additional personnel and incur additional expenses in connection with the expansion of our business operations. In addition, we also expect to incur significant additional legal, accounting, and other expenses as a newly public company. These efforts and additional expenses may be costlier than we currently expect, and there is no assurance that we will be able to maintain sufficient operating revenue to offset our operating expenses. Any failure to increase revenue or to manage our costs as we continue to grow and invest in our business would prevent us from achieving or maintaining profitability or maintaining positive operating cash flow at all, or on a consistent basis, which would cause our business, financial condition, and results of operations to suffer.

The operating entity is in the highly competitive online advertising service industry and it may not be able to compete successfully against existing or new competitors, which could reduce its market share and adversely affect its competitive position and financial performance.

There are numerous companies that specialize in the provision of online advertising services in China. The operating entity competes primarily with its competitors and potential competitors for access to quality ad inventory, agency relationships with popular media, and advertiser base. The online advertising industry in China is rapidly evolving. Competition can be increasingly intensive and is expected to increase significantly in the future. Increased competition may result in price reductions for advertising services, decrease in the rates of rebates and incentives offered by media to their authorized agencies, reduced margins and loss of our market share. The operating entity competes with other competitors in China primarily on the following bases:

●	brand recognition;

●	quality of services;

●	effectiveness of sales and marketing efforts;

●	creativity in design and contents of ads;

●	optimization capability;

●	pricing, rebate and discount policies;

●	strategic relationships; and

●	hiring and retention of talented staff.

The operating entity’s existing competitors may in the future achieve greater market acceptance and recognition, secure authorized agency status with increasing number of popular media, and gain a greater market share. It is also possible that potential competitors may emerge and acquire a significant market share. If existing or potential competitors develop or offer services that provide significant performance, price, creative, optimization or other advantages over those offered by the operating entity, its business, results of operations and financial condition would be negatively affected.

The operating entity’s existing and potential competitors may enjoy competitive advantages over it, such as a longer operating history, greater brand recognition, a larger advertiser base, greater access to ad inventory, and significantly greater financial, technical and marketing resources.

The operating entity also competes with traditional forms of media, such as newspapers, magazines, radio and television broadcast, for advertisers and advertising revenue.

If the operating entity fails to compete successfully, it could lose out in procuring advertisers, securing agency relationships with potential media partners, and acquiring access to ad inventory, which could have an adverse impact on our business, results of operations, and prospects. We also cannot assure you that the operating entity’s strategies will remain competitive or that they will continue to be successful in the future. Increasing competition could result in pricing pressure and loss of our market share, either of which could have a material adverse effect on our financial condition and results of operations.

If the operating entity fails to improve its services to keep up with the rapidly changing demands, preferences, advertising trends, or technologies in the online marketing industry, its revenue and growth could be adversely affected.

We consider the online marketing industry to be dynamic, as the operating entity faces (i) constant changes in audiences’ interests, preferences, and receptiveness over different advertisement formats, (ii) evolution of the needs of advertisers in response to shifts in their business needs and marketing strategies, and (iii) innovations in the means on digital advertising. As a result, the operating entity’s success depends not only on its ability to offer proper choices of media, deliver effective optimization services, and provide creative advertising ideas, but also on its ability to adapt to rapidly changing online trends and technologies to enhance the quality of existing services and to develop and introduce new services to address advertisers’ changing demands.

The operating entity may experience difficulties that could delay or prevent the successful development, introduction, or marketing of our new services. Any new service or enhancement will need to meet the requirements of its existing and potential advertisers and may not achieve significant market acceptance. If the operating entity fails to keep pace with changing trends and technologies, continue to offer effective optimization services and creative advertising ideas to the satisfaction of its advertisers, or introduce successful and well-accepted services for its existing and potential advertisers, the operating entity may lose its advertisers and our revenue and growth could be adversely affected.

Limitations on the availability of data and the operating entity’s ability to analyze such data could significantly restrict its optimization capability and cause it to lose advertisers, which may harm its business and results of operations.

The operating entity’s capability to plan and optimize advertising campaigns is partly dependent on the availability of data generated by the media based on the ad interaction behavior between such media and their end users. Its access to such data from media is limited by the relevant media’s data policies. Typically, the operating entity can only access data that are made available by the media to it or their authorized agencies. In addition, there is no assurance that the government will not adopt legislation that prohibits or limits collection of data on the Internet and the use of such data, or that third parties will not bring lawsuits against the media or the operating entity relating to Internet privacy and data collection. As of the date of this prospectus, as confirmed by our PRC counsel, Sino Pro Law Firm, the operating entity’s business operations are in compliance with the relevant laws and regulations on data protection and privacy, including the Cyber Security Law of the People’s Republic of China, which was enacted by the SCNPC on November 7, 2016 and became effective on June 1, 2017, the Measures for Cybersecurity Review, and the Regulations on Network Data Security issued and revised by the CAC on July 10, 2021, and November 14, 2021. See “—Risks Related to Doing Business in China—There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.” Due to the recent development of laws and regulations on data protection and privacy and evolving interpretations of competent authorities, media and online advertising service providers will be subject to more stringent requirements on data sharing with third-parties, which may limit our ability to obtain data from them. Therefore, we cannot assure you that the operating entity will be in full compliance with all applicable laws and regulations on data protection and privacy in the future.

In the event of any future non-compliance with laws and regulations on data protection and privacy, the operating entity may be unable to provide effective services and may lose its advertisers, and our business, financial condition and results of operations would be adversely affected. Lawsuits or administrative inquiries relating to Internet privacy and data collection could also be costly and divert management resources, and the outcome of such lawsuits or inquiries may be uncertain and could harm our business.

The regulatory environment of the online advertising industry is rapidly evolving. If the operating entity fails to obtain and maintain the requisite licenses and approvals applicable to its business in China from time to time, its business, financial condition and results of operations may be materially and adversely affected.

As confirmed by our PRC counsel, Sino Pro Law Firm, the operating entity does not need, except the business license, any other licenses, permissions, and approvals to engage in the businesses currently conducted in the PRC. The WFOE and Haoxi Beijing both are required to have, and each has obtained, a business license, which is requisite for all companies incorporated in China, which are issued by the SAMR or its local counterparts. See “Prospectus Summary—Permission Required from PRC Authorities.” However, the licensing requirements within the online advertising industry in China are constantly evolving and subject to the interpretation of the competent authorities, and the operating entity may be subject to new regulatory requirements due to changes in the political or economic policies in the relevant jurisdictions or changes in the interpretation of the scope of Internet culture business. We cannot assure you that the operating entity will be able to satisfy such regulatory requirements and the operating entity may be unable to retain, obtain or renew relevant licenses, permits or approvals in the future, and as a result, the operating entity’s business operations may be materially and adversely affected.

Non-compliance with laws and regulations on the part of any third parties with which the operating entity conducts business could expose it to legal expenses, compensations to third parties, penalties and disruption of its business, which may adversely affect its results of operations and financial performance.

Third parties with which the operating entity conducts business with may be subject to regulatory penalties or punishments because of their regulatory compliance failures or may be infringing upon other parties’ legal rights, which may, directly or indirectly, result in an adverse effect to its business. We cannot be certain whether such third party has violated any regulatory requirements or infringed or will infringe any other parties’ legal rights, which could expose us to legal expenses, compensation to third parties, or compensation.

We, therefore, cannot rule out the possibility of incurring liabilities or suffering losses due to any non-compliance by third parties. There is no assurance that we will be able to identify irregularities or non-compliance in the business practices of third parties the operating entity conducts business with, or that such irregularities or non-compliance will be corrected in a prompt and proper manner. Any legal liabilities and regulatory actions affecting third parties involved in the operating entity’s business may affect its business activities and reputations, and may in turn affect our business, results of operations and financial performance.

Moreover, regulatory penalties or punishments against the operating entity’s business stakeholders (i.e., advertisers and media), even without resulting in any legal or regulatory implications upon it, may nonetheless cause business interruptions or even suspension of these business stakeholders of the operating entity’s, and may result in abrupt changes in their business emphasis, such as changes in advertising and/or ad inventory offering strategies, any of which could disrupt our usual course of business with them and result in material negative impact on our business operations, results of operation and financial condition.

The operating entity is subject to, and may expend significant resources in defending against, government actions and civil claims in connection with false, fraudulent, misleading or otherwise illegal marketing content for which we provide agency services.

Under the Advertising Law of the PRC (《中华人民共和国广告法》) (the “Advertising Law”), where an advertising operator provides advertising design, production or agency services with respect to an advertisement when it knows or should have known that the advertisement is false, fraudulent, misleading or otherwise illegal, the competent PRC authority may confiscate the advertising operator’s advertising revenue from such services, impose penalties, order it to cease dissemination of such false, fraudulent, misleading or otherwise illegal advertisement or correct such advertisement, or suspend or revoke its business licenses under certain serious circumstances.

Under the Advertising Law, “advertising operators” include any natural person, legal person or other organization that provides advertising design, production or agency services to advertisers for their advertising activities. Since the operating entity’s services involve provision of agency services to advertisers, including helping them identify, engage and convert audiences, and create content catering to their potential audience across different media, it is deemed as an “advertising operator” under the PRC Advertising Law. Therefore, the operating entity is required to examine advertising content for which it provides advertising services for compliance with applicable laws, notwithstanding the fact that the advertising content may have been previously published, and that the advertisers also bear liabilities for the content in their advertisements.

In addition, for advertising content relating to certain types of products and services, such as pharmaceuticals and medical procedures, the operating entity is expected to confirm that the advertisers have obtained requisite government approvals, including operating qualifications, proof of quality inspection for the advertised products, government pre-approval of the content of the advertisements and filings with the local authorities.

Although the operating entity has established internal policies to review the advertising content before it is distributed to ensure compliance with applicable laws, we cannot ensure that each advertisement for which the operating entity provides advertising services complies with all PRC laws and regulations relevant to advertising activities, that supporting documentation provided by its advertisers is authentic or complete, or that it is able to identify and rectify all non-compliances in a timely manner.

Moreover, civil claims may be filed against the operating entity for fraud, negligence, or other violations due to the nature and content of the information for which it provides agency services. For example, the operating entity generally represents and warrants in its contracts with media as to the truthfulness of the advertising content that it places on these media, and agrees to indemnify the media for any losses resulting from false, fraudulent, misleading or otherwise illegal advertising content that it places on these media. In the event the operating entity is subject to government actions or civil claims in connection with false, fraudulent, misleading or otherwise illegal marketing content for which it provides agency services, our reputation, business and results of operations may be materially and adversely affected.

If the operating entity’s media sustain cyber-attacks or other privacy or data security incidents that result in security breaches, it could be subject to increased costs, liabilities, reputational harm or other negative consequences.

The operating entity’s media’s information technology may be subject to cyber-attacks, viruses, malicious software, break-ins, theft, computer hacking, phishing, employee error or malfeasance or other security breaches. Hackers and data thieves are increasingly sophisticated and operate large-scale and complex automatic hacks. Experienced computer programmers and hackers may be able to penetrate the operating entity’s media’s security controls and misappropriate or compromise sensitive proprietary or confidential information, create system disruptions or cause shutdowns. They also may be able to develop and deploy malicious software programs that attack the operating entity’s media’s systems or otherwise exploit any security vulnerabilities. The operating entity’s media’s systems and the data stored on those systems also may be vulnerable to security incidents or security attacks, acts of vandalism or theft, coordinated attacks by activist entities, misplaced or lost data, human errors, or other similar events that could negatively affect the systems and the data stored on or transmitted by those systems, including the data of our advertisers or our media. If any of the operating entity’s media experiences cyber-attacks and fails to publish advertisements as a result, which is out of the operating entity’s control, the operating entity may be liable to its advertisers, and its operations could be interrupted or it could incur financial, legal or reputational losses arising from misappropriation, misuse, leakage, falsification or intentional or accidental release or loss of information. The number and complexity of these threats continue to increase over time.

Any negative publicity about the operating entity, its services and its management may materially and adversely affect its reputation and business.

The operating entity may from time to time receive negative publicity about it, its management or its business. Certain of such negative publicity may be the result of malicious harassment or unfair competition acts by third parties. The operating entity may even be subject to government or regulatory investigation (including those relating to advertising materials which are alleged to be illegal) as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to defend itself against such third-party conduct, and it may not be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Harm to the operating entity’s reputation and confidence of advertisers and media can also arise for other reasons, including misconduct of its employees or any third-party business partners whom it conducts business with. The operating entity’s reputation may be materially and adversely affected as a result of any negative publicity, which in turn may cause it to lose market share, advertising customers, industry partners, and other business partnerships.

If the operating entity fails to manage its growth or execute its strategies and future plans effectively, it may not be able to take advantage of market opportunities or meet the demands of its advertisers.

The operating entity’s business has grown substantially since its inception, and we expect it to continue to grow in terms of the scale and diversity of operations. The operating entity have significantly expanded its headcount and office facilities, and we anticipate further expansion in terms of its advertiser base and media relationships. This expansion increases the complexity of the operating entity’s operations and may cause strain on its managerial, operational and financial resources. It must continue to hire, train and effectively manage new employees. If its new hires perform poorly or if it is unsuccessful in hiring, training, managing and integrating new employees, its business, financial condition and results of operations may be materially harmed. Its expansion will also require it to maintain the consistency of its service offerings to ensure that its market reputation does not suffer as a result of any deviations, whether actual or perceived, in the quality of its services.

The operating entity’s future results of operations also depend largely on its ability to execute our future plans successfully. In particular, the operating entity’s continued growth may subject it to the following additional challenges and constraints:

●	it faces challenges in ensuring the productivity of a large employee base and recruiting, training and retaining highly skilled personnel, including areas of sales and marketing, advertising concepts, optimization skills, media management and information technology for its growing operations;

●	it faces challenges in responding to evolving industry standards and government regulation that impact its business and the online advertising industry in general, particularly in the areas of content dissemination;

●	it may have limited experience for certain new service offerings, and its expansion into these new service offerings may not achieve broad acceptance among advertisers;

●	the technological or operational challenges may arise from the new services;

●	the execution of the future plan will be subject to the availability of funds to support the relevant capital investment and expenditures; and

●	the successful execution of its strategies is subject to factors beyond its control, such as general market conditions, economic, and political development in China and globally.

All of these endeavors involve risks and will require significant management, financial and human resources. We cannot assure you that the operating entity will be able to effectively manage its growth or to implement its strategies successfully. Besides, there is no assurance that the investment to be made by the operating entity as contemplated under its future plans will be successful and generate the expected return. If the operating entity is not able to manage its growth or execute its strategies effectively, or at all, our business, results of operations and prospects may be materially and adversely affected.

Pandemics, epidemics and other outbreaks, natural disasters, terrorist activities, and political unrest could disrupt the PRC operating entities’ delivery and operations, which could materially and adversely affect their business, financial condition, and results of operations.

Global pandemics, epidemics in China or elsewhere in the world, or fear of the spread of contagious diseases, such as Ebola virus disease (EVD), coronavirus disease 2019 (COVID-19), Middle East respiratory syndrome (MERS), severe acute respiratory syndrome (SARS), H1N1 flu, H7N9 flu, and avian flu, as well as hurricanes, earthquakes, tsunamis, or other natural disasters could disrupt the operating entity’s business operations, reduce or restrict its supply of products, incur significant costs to protect its employees and facilities, or result in regional or global economic distress, which may materially and adversely affect our business, financial condition, and results of operations. Actual or threatened war, terrorist activities, political unrest, civil strife, and other geopolitical uncertainty could have a similar adverse effect on our business, financial condition, and results of operations. Any one or more of these events may impede and adversely affect operating entity’s operations, whether short-term or for a prolonged period of time, which could materially and adversely affect our business, financial condition, and results of operations.

Since late December 2019, the outbreak of a novel strain of coronavirus, later named COVID-19 has spread globally. On January 30, 2020, the International Health Regulations Emergency Committee of the World Health Organization declared the outbreak a “Public Health Emergency of International Concern (PHEIC),” and later on March 11, 2020, a global “pandemic.” The COVID-19 pandemic has led governments across the globe to impose a series of measures intended to contain its spread, including border closures, travel bans, quarantine measures, social distancing, and restrictions on business operations and large gatherings. From 2020 to the middle of 2022, COVID-19 vaccination programs have been greatly promoted around the globe; however several types of COVID-19 variants have emerged in different parts of the world and caused temporary lockdowns. Restrictions had been re-imposed from time to time in certain cities to combat sporadic outbreaks of COVID-19 in the PRC from early 2020 through December 2022. For example, in early 2022, the Omicron variant of COVID-19 was identified in China, especially in Shenzhen and Shanghai city, Jilin Province and Beijing, where strict lockdowns were imposed. In addition, in the second half of 2022, some cities, including Guangzhou, Shenzhen and Beijing, remained under lockdown for discrete periods of time, due to measures to contain the spread of Omicron and the zero-COVID measures taken by the local governments.

Moreover, from the middle of 2022 to December 2022, the economy in China slowed down when large-scale COVID-19 resurgences happened in multiple metropolitan areas of China and restrictive measures were widely taken. As result, our average revenue per customer during the six months ended December 31, 2022 was lower compared to that for the fiscal year ended June 30, 2022 and 2021. However, because more people opted to use various online services since the beginning of the COVID-19 pandemic, there was an increase in the number of the operating entity’s advertiser customers for the six months ended December 31, 2022 compared to that for the six months ended December 31, 2021.

Since December 2022, many of the restrictive policies previously adopted by the Chinese government at various levels to control the spread of COVID-19 have been revoked or replaced with more flexible measures. As a result, Internet users have more chances to purchase the healthcare services they are interested in in person after watching the online advertisements of our advertiser customers. We believe this has incentivized our advertiser customers to invest more of their budget in placing online advertisements. While our average revenue per customer during the six months ended December 31, 2022 was negatively impacted by COVID-19 and relevant restrictive measures, our revenues for the fiscal year ended June 30, 2023 overall were not materially affected by COVID-19. The average revenue per customer increased from $66,489 for the fiscal year ended June 30, 2022 to $71,830 for the fiscal year ended June 30, 2023. In addition, the number of advertiser customers that the operating entity served increased from 243 customers during the fiscal year ended June 30, 2022, to 393 customers during the fiscal year ended June 30, 2023, representing a 61.7% increase. As a result, our revenues generated from online marketing and digital advertising services increased by $12,072,284 from the fiscal year ended June 30, 2022 to the fiscal year ended June 30, 2023. For the six months ended December 31, 2023, our revenues were not impacted by the COVID-19 pandemic. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations Results of Operations—Results of Operations—For Six Months Ended December 31, 2021 and 2022—Revenue.”

The potential further impact on the results of operations will depend on future developments and information that may emerge regarding the duration and severity of COVID-19 and the actions taken by governmental authorities and other entities to contain COVID-19 or to mitigate its impacts, almost all of which are beyond our control. Given the general slowdown in economic conditions globally and volatility in the capital markets, we cannot assure you that we will be able to maintain the growth rate we have experienced or projected. We will continue to closely monitor the situation throughout 2023 and beyond.

The operating entity is also vulnerable to natural disasters and other calamities. The operating entity cannot assure you that it is adequately protected from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks, or similar force majeure events. Any of the foregoing events may give rise to interruptions or damage to the operating entity’s property, delays in providing its services, breakdowns, system failures, technology platform failures, or internet failures, which could cause the loss or corruption of data or malfunctions of the operating entity’s facilities, which could in turn adversely affect our business, financial condition, and results of operations.

The operating entity’s business is geographically concentrated, which subjects it to greater risks from changes in local or regional conditions.

Substantially all of the operating entity’s current operations are located in China. Due to this geographic concentration, its financial condition and operating results are subject to greater risks from changes in general economic and other conditions in China, than the operations of more geographically diversified competitors. These risks include:

●	changes in economic conditions and unemployment rates;

●	changes in laws and regulations;

●	changes in the competitive environment; and

●	adverse weather conditions and natural disasters.

As a result of the geographic concentration of the operating entity’s business, we face a greater risk of a negative impact on our business, financial condition, results of operations, and prospects in the event that China is more severely impacted by any such adverse condition, as compared to other countries.

The operating entity is exposed to concentration risk, due to its reliance on its major supplier, Ocean Engine. If the operating entity’s relationship with Ocean Engine deteriorates, or it’s unable to renew its agreement with Ocean Engine on substantially similar terms, our financial performance, results of operation and ongoing growth could be adversely affected.

The operating entity’s purchases are highly concentrated. For the six months ended December 31, 2023, Ocean Engine accounted for approximately 99% of the total purchases. For the fiscal year ended June 30, 2023, Ocean Engine accounted for approximately 96% of the total purchases. Ocean Engine, as a media platform itself and the subsidiary of ByteDance, offers the operating entity with a more favorable pricing and rebate policy when the operating entity places ads for its advertiser customers on ByteDance’s apps, such as Toutiao, Douyin, and Xigua Video, as compared with third-party agents of these media platforms. However, the lack of diversification in the operating entity’s supplier base increases its vulnerability to fluctuations in traffic acquisition cost, which could have a negative impact on its gross margin. The Business Cooperation Agreement on Agent Data Promotion currently in effect between the operating entity and Ocean Engine has a term from January 1, 2024 to December 31, 2024, without an automatic renewal clause. If the operating entity’s relationship with Ocean Engine deteriorates, or it is unable to renew its agreement with Ocean Engine on substantially similar terms, whether due to unforeseen circumstances, changes in Ocean Engine’s business strategy, or any other reasons, the operating entity would suffer disruptions in the procurement of user traffic and ad inventory, and the placement of ads for its advertiser customers. This could result in locating alternative third-party agents of media platforms. As a result, our gross margin, financial performance, result of operation and ongoing growth could also be adversely affected.

Unauthorized use of the operating entity’s intellectual property by third parties and expenses incurred in protecting its intellectual property rights may adversely affect its business, reputation and competitive edge.

We regard the operating entity’s domain names and other intellectual property rights as important to its success, and it relies on a combination of intellectual property laws and contractual arrangements, including confidentiality and non-compete agreements with its employees and others to protect its proprietary rights. For details, please refer to “Business—Intellectual Property.”

As part of the operating entity’s intellectual property protection policies, it has filed various applications in the PRC for protection of certain aspects of its intellectual property, including multiple trademark and software copyright applications. Nevertheless, we can provide no assurance that the operating entity will be able to have all applications registered. If the operating entity fails to register, it may not be able to use the intellectual property without risk of infringement and, even if it can use them, it may have difficulty in enforcing such intellectual property rights against infringement by third parties, and this could have a material adverse impact on its business, financial conditions, and operating results.

Despite these measures, any of the operating entity’s intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. It may be difficult to maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to the operating entity for any such breach. Accordingly, the operating entity may not be able to effectively protect its intellectual property rights or to enforce its contractual rights in all jurisdictions.

Preventing any unauthorized use of the operating entity’s intellectual property is difficult and costly and the steps it takes may be inadequate to prevent the misappropriation of its intellectual property. In the event that it resorts to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of its managerial and financial resources. We can provide no assurance that the operating entity will prevail in such litigation.

In addition, the operating entity’s trade secrets may be leaked or otherwise become available to, or be independently discovered by, its competitors. Any failure in protecting or enforcing its intellectual property rights could have a material adverse effect on our business, reputation and competitive edge.

Third parties may claim that the operating entity infringes on their proprietary intellectual property rights, which could cause it to incur significant legal expenses and prevent it from promoting its services.

We cannot be certain that the operating entity’s operations or any aspects of its business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. The operating entity may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by the operating entity’s products, services or other aspects of its business without its awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against it in various jurisdictions.

If any third-party infringement claims are brought against the operating entity, we may be forced to divert management’s time and other resources from its business and operations to defend against these claims, regardless of their merits. Additionally, the application and interpretation of intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how or other intellectual property rights are evolving and may be uncertain, and we cannot assure you that courts or regulatory authorities would agree with our analysis.

If the operating entity is found to have violated the intellectual property rights of others, it may be subject to liability for its infringement activities or may be prohibited from using such intellectual property, and it may incur licensing fees or be forced to develop alternatives of its own. As a result, our business and financial performance may be materially and adversely affected.

If the operating entity fails to attract, recruit or retain its key personnel, including its executive officers, senior management and key employees, its ongoing operations and growth could be affected.

The operating entity’s success depends to a large extent on the efforts of its key personnel, including its executive officers, senior management and other key employees who have valuable experience, knowledge and connection in the online advertising industry. There is no assurance that these key personnel will not voluntarily terminate their employment with it. The loss of any of its key personnel could be detrimental to its ongoing operations. The operating entity’s success will also depend on its ability to attract and retain qualified personnel in order to manage its existing operations as well as its future growth. It may not be able to successfully attract, recruit or retain key personnel and this could adversely impact our growth. Moreover, the operating entity rely on its sales and marketing team to source new advertisers for its business growth. The operating entity has three sales and marketing personnel in total, as of the date of this prospectus, who are responsible for pitching and soliciting advertisers to place ads with our media. If the operating entity is unable to attract, retain and motivate its sales and marketing personnel, its business may be adversely affected.

Future acquisitions may have an adverse effect on our ability to manage our business.

We may acquire businesses, technologies, services, or products that are complementary to its digital advertising business. Future acquisitions may expose us to potential risks, including risks associated with the integration of new operations, services, and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing business and technology, our potential inability to generate sufficient revenue to offset new costs, the expenses of acquisitions, or the potential loss of or harm to relationships with both employees and customers resulting from our integration of new businesses.

Any of the potential risks listed above could have a material adverse effect on our ability to manage our business, revenue, and net income. We may need to raise additional debt funding or sell additional equity securities to make such acquisitions. The raising of additional debt funding by us, if required, would result in increased debt service obligations and could result in additional operating and financing covenants, or liens on their assets, that would restrict our operations. The sale of additional equity securities could result in additional dilution to our shareholders.

Legal claims, government investigations or other regulatory enforcement actions could subject the operating entity to civil and criminal penalties.

The operating entity operates in the online advertising industry in China with constantly evolving legal and regulatory frameworks. Its operations are subject to various laws and regulations, including, but not limited to those related to advertising, employee benefits (such as social insurance and housing funds), taxation, and the use of properties. Consequently, it is subject to risks of legal claims, government investigations or other regulatory enforcement actions. Although it has implemented policies and procedures designed to ensure compliance with existing laws and regulations, there can be no assurance that its employees or agents will not violate its policies and procedures. Moreover, a failure to maintain effective control processes could lead to violations, unintentional or otherwise, of laws and regulations. Legal claims, government investigations or regulatory enforcement actions arising out of the operating entity’s failure or alleged failure to comply with applicable laws and regulations could subject it to civil and criminal penalties that could materially and adversely affect its product sales, reputation, and our financial condition and operating results. In addition, the costs and other effects of defending potential and pending litigation and administrative actions against the operating entity may be difficult to determine and could adversely affect our financial condition and operating results.

The operating entity may be the subject of allegations, harassment, or other detrimental conduct by third parties, which could harm its reputation and cause it to lose market share and clients.

The operating entity may be subject to allegations by third parties or purported former employees, negative Internet postings, and other adverse public exposure on our business, operations, and staff compensation. It may also become the target of harassment or other detrimental conduct by third parties or disgruntled former or current employees. Such conduct may include complaints, anonymous, or otherwise, to regulatory agencies, media, or other organizations. The operating entity may be subject to government or regulatory investigations or other proceedings as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to address such third-party conduct, and there is no assurance that it will be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Additionally, allegations, directly or indirectly against the operating entity, may be posted on the Internet, including social media platforms, by anyone and possibly on an anonymous basis. Any negative publicity about the operating entity or its management can be quickly and widely disseminated. Social media platforms and devices immediately publish the content of their users’ posts, often without filters or checks on the accuracy of the content posted. The information posted may be inaccurate and adverse to the operating entity, and it may harm its reputation, business, or prospects. The harm may be immediate without affording it an opportunity for redress or correction. Its reputation may be negatively affected as a result of the public dissemination of negative and potentially false information about its business and operations, which in turn may cause it to lose market share and clients.

The operating entity may not have sufficient insurance coverage to cover its potential liability or losses and, as a result, our business, financial condition, results of operations and prospects may be materially and adversely affected should any such liability or losses arise.

The operating entity faces various risks in connection with its business and may lack adequate insurance coverage or have no relevant insurance coverage. Further, insurance products offered by insurance companies in China may not be sufficient to cover the full scope of operations of online advertising service providers. The operating entity currently does not have any business liability or disruption insurance to cover its operations. The operating entity has determined that the costs of insuring against these risks on commercially reasonable terms is high. However, any uninsured business disruptions may result in its incurring additional expenses, which could impact our business and results of operations.

We may not be able to obtain the additional capital we need in a timely manner or on acceptable terms, or at all.

Although we believe that our anticipated cash flows from operating activities, together with cash on hand and short-term or long-term borrowings, will be sufficient to meet its anticipated working capital requirements and capital expenditures in the ordinary course of business for the next 12 months, there is no assurance that further on we would not have needs for additional capital and cash resources for our growth and expansion plan. We may also need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that additional financing will be available in amounts or on terms acceptable to us, if at all. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Liquidity and Capital Resources.”

Any failure to maintain the satisfactory performance of the operating entity’s software, Bidding Compass, and resulting interruptions in the availability of it may adversely impact our business, operating results and prospects.

The satisfactory performance, reliability and availability of the operating entity’s software are important to our success. The operating entity has developed its own software, “Bidding Compass,” based on its own marketing experience. Bidding Compass is a database collecting historical data of impressions, click-throughs, and return on investment (“ROI”) from advertiser customers whom the operating entity has served. Bidding Compass is at its early stage of research and development, and serves as an ancillary tool for the operating entity to improve the accuracy of the bidding price and placement of advertisement to a target audience on media platforms, enhance ad placement efficiency, and thus reduce costs for both the operating entity and its advertiser customers. The operating entity depends on Bidding Compass in terms of its advertisement bidding activities. However, Bidding Compass may not function properly at all times. The operating entity may be unable to monitor and ensure high-quality maintenance and upgrade of Bidding Compass. Any disruption to Bidding Compass causing interruptions to it or the operating entity’s services could adversely affect our business and results of operations.

Furthermore, if Bidding Compass encounters a major system failure, computer virus attack, or other malicious or force majeure events, during the process of upgrading or replacing software, databases or components, power outages, hardware failures, user errors, or other attempts which harm Bidding Compass’ systems, the unavailability or slowdown of Bidding Compass or certain functions, delays or errors in transaction processing, loss of data, inability to bid for advertisement placing, and reduced gross merchandise volume may be resulted. Further, hackers, acting individually or in coordinated groups, may also launch distributed denial of service attacks or other coordinated attacks that may cause service outages or other interruptions in the operating entity’s business. Any of such occurrences could cause severe disruption to the operating entity’s daily operations. If the operating entity cannot successfully execute system maintenance and repair, its operation efficiency and our results of operations could be adversely impacted.

The Company’s plan to invest in research and development (“R&D”) of Bidding Compass, may fail to result in a satisfactory return, or any return.

Bidding Compass’ capabilities are important to our success, and we have been continuously investing heavily in its research and development efforts. Our R&D expenses incurred were $30,842 and $23,842, respectively, for the six months ended December 31, 2023 and 2022. Our R&D expenses incurred were $58,161 and $102,524, respectively, for the fiscal years ended June 30, 2023 and 2022. The industry in which we conduct business through the operating entity is subject to rapid technological changes and is evolving quickly in terms of technological innovation. We need to invest significant resources, including financial and human resources, in research and development to lead technological advances in order to make its online marketing solutions innovative and competitive in the market. We plan to invest $2 million to the R&D of Bidding Compass and recruit 20 new R&D engineers, to improve data analytical capabilities of Bidding Compass and make it more efficient. Specifically, we plan for the investment of $2 million to be allocated to the following capabilities: (a) enhanced connection with the media platforms’ application programming interface to enable automatic and customized setup of advertisement bidding and placement process based on the operating entity’s different advertiser customers and their preferred target audience portrait; (b) automated guidance and recommendations regarding the content creation process based on data of prior projects and cases, and setting up an advertisement resource library which improves the efficiency of content creation; and (c) effect analysis and automatic parameter setup, based on past and real-time impressions, CTR, CVR and ROI data. There is no guarantee or assurance that the investment in the aforementioned additions of capabilities will yield satisfactory outcomes or result in a satisfactory return. If the investment fails to result in a satisfactory return, any expected addition of functions and improvement of efficiency may be unachieved. As a result, our significant investment may not generate corresponding benefits and the operating entity’s operation efficiency and our results of operation could be adversely impacted.

In the event that software comparable to, or having better capabilities than Bidding Compass is developed and available in the market, or the operating entity’s competitors develop software comparable to, or having better capabilities than Bidding Compass, the operating entity could lose its current competitive strengths, and our operating results could be adversely impacted.

We believe that maintaining and enhancing the capabilities of Bidding Compass are essential to the growth and expansion of our business. For functions and capabilities of Bidding Compass, please refer to “Business–Competitive Strengths– Information Flow–Self-developed Advertising Data Collection Software” of this prospectus. In the event that software comparable to, or more advanced than Bidding Compass are developed and available in the market, or the operating entity’s competitors develop software comparable to, or more advanced than Bidding Compass, the operating entity could lose its current competitive strengths, and our operating results could be adversely impacted.

Risks Relating to this Offering and the Trading Market

There is no public market for the Units or the Warrants.

There is no established public trading market for the Units or the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Warrants will be limited.

The Warrants in this offering are speculative in nature.

The Warrants in this offering do not confer any rights of Class A Ordinary Share ownership on their holders, but rather merely represent the right to acquire Class A Ordinary Shares at a fixed price. In addition, following this offering, the market value of the Warrants, if any, is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their imputed offering price. The Warrants will be not listed or quoted for trading on any market or exchange.

Holders of the Warrants will not have rights of holders of our Class A Ordinary Shares until such Warrants are exercised.

Until holders of the Warrants acquire Class A Ordinary Shares upon exercise of the Warrants, holders of the Warrants will have no rights with respect to the Class A Ordinary Shares underlying such Warrants.

Certain recent initial public offerings of companies with public floats comparable to the anticipated public float of us have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Class A Ordinary Shares.

Our Class A Ordinary Shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few shareholders have on the price of our Class A Ordinary Shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Should our Class A Ordinary Shares experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our Class A Ordinary Shares. In addition, investors of our Class A Ordinary Shares may experience losses, which may be material, if the price of our Class A Ordinary Shares declines after this offering or if such investors purchase our Class A Ordinary Shares prior to any price decline.

The sale or availability for sale of substantial amounts of our Class A Ordinary Shares could adversely affect their market price.

Sales of substantial amounts of our Class A Ordinary Shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our Class A Ordinary Shares and could materially impair our ability to raise capital through equity offerings in the future. The Class A Ordinary Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our Class A Ordinary Shares. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

The trading price of the ordinary shares is likely to be volatile, which could result in substantial losses to investors.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalized company with relatively small public float after this offering, we may experience greater stock price volatility, lower trading volume and less liquidity than large-capitalized companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices due to factors beyond our control. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the ordinary shares may be highly volatile for factors specific to our own operations, including the following:

●	variations in our revenues, earnings, cash flow;

●	fluctuations in operating metrics;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new solutions and services and expansions by us or our competitors;

●	termination or non-renewal of contracts or any other material adverse change in our relationship with our key customers or strategic investors;

●	changes in financial estimates by securities analysts;

●	detrimental negative publicity about us, our competitors or our industry;

●	additions or departures of key personnel;

●	release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

●	regulatory developments affecting us or our industry; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the Class A Ordinary Shares will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our Class A Ordinary Shares.

In addition, if the trading volumes of our Class A Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. If high spreads between the bid and ask prices of our Class A Ordinary Shares exist at the time of a purchase, the stock would have to appreciate substantially on a relative percentage basis for an investor to recoup their investment. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional Class A Ordinary Shares or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Class A Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

You will experience immediate and substantial dilution in the net tangible book value of Class A Ordinary Shares purchased.

The offering price of our Class A Ordinary Shares is higher than the net tangible book value per share of our Class A Ordinary Shares. Consequently, when you purchase our Class A Ordinary Shares in the offering, upon completion of the offering you will incur immediate dilution of $5.682 per share. See “Dilution.” In addition, you may experience further dilution to the extent that Preferred Shares are converted into Class A Ordinary Shares or upon the exercise of outstanding options we may grant from time to time.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Class A Ordinary Shares may be materially and adversely affected.

In preparing our CFS as of and for the fiscal years ended June 30, 2023 and 2022, we and our independent registered public accounting firm have identified material weaknesses in our internal control over financial reporting (“ICFR”), as defined in the standards established by the PCAOB, and other control deficiencies.

According to the PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified in our ICFR included (i) a lack of staff sufficiently experienced with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and the SEC reporting experiences in the accounting department to provide accurate information on a timely manner; (ii) a lack of the key monitoring mechanisms, such as an internal audit department to oversee and monitor the Company’s risk management, business strategies, and financial reporting procedures; and (iii) a lack of adequately designed and documented management review controls to properly detect and prevent certain accounting errors and omitted disclosures in the footnotes to the CFS.

Following the identification of the material weaknesses and control deficiencies, we have taken remedial measures, including (a) hiring an experienced Chief Financial Officer with adequate experience with U.S. GAAP and the SEC reporting and compliance requirements; (b) providing ongoing training courses in U.S. GAAP to existing personnel, including our Chief Financial Officer; (c) setting up the internal audit department to enhance the effectiveness of the internal control system; and (d) implementing necessary review and controls at related levels, so all important documents and contracts (including those of all of our subsidiaries) will be submitted to the office of our chief administrative officer for retention. We expect that we will incur significant costs in the implementation of such measures. However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, and the trading price of our Class A Ordinary Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

We are subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002 as well as rules and regulations of Nasdaq Stock Exchange. Section 404 of the Sarbanes-Oxley Act of 2002 requires that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending June 30, 2024. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our ICFR. Our management may conclude that our ICFR is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, since we have become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

The dual class structure of our ordinary shares has the effect of concentrating voting control with our Chief Executing Officer, and his interests may not be aligned with the interests of our other shareholders.

We have a dual-class voting structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Under this structure, holders of Class A Ordinary Shares are entitled to one vote per one Class A Ordinary Share, and holders of Class B Ordinary Shares are entitled to 10 votes per one Class B Ordinary Share, which may cause the holders of Class B Ordinary Shares to have an unbalanced, higher concentration of voting power. Immediately prior to completion of this offering, Mr. Zhen Fan, our CEO, beneficially owns 17,270,000 Class B Ordinary Shares, representing approximately 92.20% of the voting rights in our Company. After this offering, Mr. Zhen Fan will hold 17,270,000 Class B Ordinary Shares, representing approximately 91.25 % of the voting rights in our Company. As a result, until such time as Mr. Zhen Fan’s voting power is below 50%, Mr. Zhen Fan as the controlling shareholder has substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. Mr. Fan will have the ability to control matters requiring shareholder approval, including the election of directors, amendment of memorandum and articles of association and approval of certain major corporate transactions in accordance with the Cayman Companies Act. He may take actions that are not in the best interests of us or our other shareholders. These corporate actions may be taken even if they are opposed by our other shareholders. Further, such concentration of voting power may discourage, prevent, or delay the consummation of change of control transactions that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares. Future issuances of Class B Ordinary Shares may also be dilutive to the holders of Class A Ordinary Shares. As a result, the market price of our Class A Ordinary Shares could be adversely affected.

The dual-class structure of our ordinary shares may adversely affect the trading market for our Class A Ordinary Shares.

Several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our ordinary shares may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A Ordinary Shares.

Since we are a “controlled company” within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.

Following this offering, our largest shareholder will continue to own more than a majority of the voting power of our outstanding ordinary shares. Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules even if we are deemed a “controlled company,” we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the securities exchange on which we list, and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal, accounting, and financial compliance costs and investor relations and public relations costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results as well as proxy statements.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers. As of the date of this prospectus, we are still in the process of obtaining liability insurance for our directors and officers.

Substantial future sales of our Class A Ordinary Shares or the anticipation of future sales of our Class A Ordinary Shares in the public market could cause the price of our Class A Ordinary Shares to decline.

Sales of substantial amounts of our Class A Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Class A Ordinary Shares to decline. An aggregate of 14,970,000 Class A Ordinary Shares are outstanding before the consummation of this offering and 16,567,444 Class A Ordinary Shares will be outstanding immediately after the consummation of this offering. Sales of these shares into the market could cause the market price of our Class A Ordinary Shares to decline.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A Ordinary Shares if the market price of our Class A Ordinary Shares increases.

If securities or industry analysts do not publish research or reports about our business, or if the publish a negative report regarding our Class A Ordinary Shares, the price of our Class A Ordinary Shares and trading volume could decline.

Any trading market for our Class A Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Class A Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Class A Ordinary Shares and the trading volume to decline.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Class A Ordinary Shares.

We anticipate that we will use the net proceeds from this offering for working capital and general corporate purposes, acquiring or investing in technologies, solutions or businesses that complement our business, and hiring experienced employees to improve our systems of internal control and compliance with U.S. GAAP and the Sarbanes-Oxley Act of 2002. Our management will have significant discretion as to the use of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our Class A Ordinary Shares.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

We qualify as a foreign private issuer. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we are not required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. While we currently qualify as a foreign private issuer, we may cease to qualify as a foreign private issuer in the future, in which case we would incur significant additional expenses that could have a material adverse effect on our results of operations.

Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

Nasdaq listing rules require listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to, and we may follow home country practice in lieu of the above requirements, or we may choose to comply with the above requirement within one year of listing. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of the Company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our company may decrease as a result. In addition, Nasdaq listing rules also require U.S. domestic issuers to have a compensation committee, a nominating and corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. We, as a foreign private issuer, are not subject to these requirements. Nasdaq listing rules may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans, certain ordinary share issuances. We intend to comply with the requirements of Nasdaq listing rules in determining whether shareholder approval is required on such matters and to appoint a nominating and corporate governance committee. We may, however, consider following home country practice in lieu of the requirements under Nasdaq listing rules with respect to certain corporate governance standards which may afford less protection to investors.

If we cannot continue to satisfy the continued listing requirements and other rules of the Nasdaq Capital Market, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market.

In order to maintain our listing on the Nasdaq Capital Market, we are required to comply with certain rules of the Nasdaq Capital Market, including those regarding minimum stockholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. We may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our securities could be subject to delisting.

If the Nasdaq Capital Market subsequently delists our securities from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our Class A Ordinary Shares are a “penny stock,” which will require brokers trading in our Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Anti-takeover provisions in our amended and restated articles of association may discourage, delay, or prevent a change in control.

Some provisions of our amended and restated articles of association may discourage, delay or prevent a change in control of our Company or management that shareholders may consider favorable, including, among other things, the following:

●	provisions that authorize our board of directors to issue shares with preferred, deferred or other special rights or restrictions without any further vote or action by our shareholders; and

●	provisions that restrict the ability of our shareholders to call shareholder meetings.

Our board of directors may decline to register transfers of Class A Ordinary Shares in certain circumstances.

Our board of directors may, in its sole discretion, decline to register any transfer of any Class A Ordinary Share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any Ordinary Share unless (i) the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (ii) the instrument of transfer is in respect of only one class of shares; (iii) the instrument of transfer is properly stamped, if required; (iv) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; (v) the shares transferred are free of any lien in favor of us; or (vi) a fee of such maximum sum as the Nasdaq Capital Market may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

This, however, is unlikely to affect market transactions of the Class A Ordinary Shares purchased by investors in the public offering. Once the Class A Ordinary Shares have been listed, the legal title to such Class A Ordinary Shares and the registration details of those Class A Ordinary Shares in the Company’s register of members will remain with the Depository Trust Company. All market transactions with respect to those Class A Ordinary Shares will then be carried out without the need for any kind of registration by the directors, as the market transactions will all be conducted through the Depository Trust Company systems.

We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this will make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This will make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Class A Ordinary Shares.

For as long as we remain an “emerging growth company,” as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our Class A Ordinary Shares less attractive as a result, there may be a less active trading market for our Class A Ordinary Shares and our share price may be more volatile. See “Prospectus Summary—Implications of Our Being an ‘Emerging Growth Company.’”

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum of association and articles of association, the Cayman Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands, as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. It may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our amended and restated articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our amended and restated articles of association allow our shareholders holding shares which carry in aggregate not less than 10% of all votes attaching to all of our issued and outstanding shares, to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least seven calendar days is required for the convening of any general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least one shareholder, present in person or by proxy, holding at least a majority of the paid up voting share capital of the Company.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, all of our directors and executive officers named in this prospectus reside outside the United States, and most of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against them in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands or other relevant jurisdictions may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

If we are classified as a passive foreign investment company, United States taxpayers who own our Class A Ordinary Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either:

●	at least 75% of our gross income for the year is passive income; or

●	the average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Class A Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our 2024 taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse U.S. federal income tax consequences for U.S. taxpayers who are shareholders. We will make this determination following the end of any particular tax year.

For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were or are determined to be a PFIC, see “Material Income Tax Considerations—United States Federal Income Taxation—PFIC.”

Shares eligible for future sale may adversely affect the market price of our Class A Ordinary Shares as the future sale of a substantial amount of outstanding Class A Ordinary Shares in the public marketplace could reduce the price of our Class A Ordinary Shares.

The market price of our Class A Ordinary Shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Class A Ordinary Shares. All of the Class A Ordinary Shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining Class A Ordinary Shares will be “restricted securities” as defined in Rule 144. These Class A Ordinary Shares may be sold without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale” of this prospectus.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvency liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and our Company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account* in violation of the Cayman Companies Act, while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable for a monetary fine and to imprisonment for five years in the Cayman Islands.

*	Where a company issues shares at a premium (i.e., above the par value of the shares), whether for cash or otherwise, a sum equal to the aggregate amount or value of the premiums on those shares shall be transferred to an account, to be called the “share premium account.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results, and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract clients and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	the COVID-19 pandemic;

●	trends and competition in the online marketing and digital advertising industry; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains data related to the online marketing and digital advertising industry in China. This industry data includes projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. The online marketing and digital advertising industry may not grow at the rate projected by industry data, or at all. The failure of the industries to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Class A Ordinary Shares. In addition, the rapidly changing nature of the online marketing and digital advertising industry subjects any projections or estimates relating to the growth prospects or future condition of our industries to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company limited by shares and our affairs are governed by our amended and restated memorandum and articles of association and the Cayman Companies Act, and the common law of the Cayman Islands. We are incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. The Cayman Islands, however, has a less developed body of securities laws as compared to the United States and provides significantly less protection for investors than the United States. Additionally, Cayman Islands companies may not have standing to sue in the Federal courts of the United States.

Substantially all of our assets are located in China. In addition, all of our directors and officers are nationals or residents of China and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

We have been advised by Ogier, our counsel as to Cayman Islands law, there is uncertainty as to whether the courts of the Cayman Islands would:

●	recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have also been advised by Ogier that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our Company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Ogier has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign judgement, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

(d)	is not in respect of taxes, a fine or a penalty;

(e)	was not obtained by fraud; and

(f)	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

Our PRC counsel, Sino Pro Law Firm, has further advised us that the recognition and enforcement of foreign judgments are regulated under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments. In addition, under PRC law, PRC courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or public interest, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $[   ], assuming the sales of all of the Units we are offering and no exercise of the Warrants included in the Units, after deducting the underwriters’ fees and non-accountable expense allowance and estimated offering expenses payable by us.

We plan to use the net proceeds we receive from this offering for the following purposes:

●	approximately 60% for working capital and general corporate purposes, including sales and marketing activities to expand the operating entity’s market share;

●	approximately 30% for acquiring or investing in technologies, solutions, or businesses that could raise the advertiser customer return rate of the operating entity and improve its data analysis capability; specifically, we are seeking to acquire:

1)	technologies which could be complimentary to Bidding Compass’ current functions, see “Risk Factors— Risks Related to the Operating Entity’s Business and Industry—The operating entity’s plan to invest in R&D of Bidding Compass, may fail to result in a satisfactory return, or any return;”

2)	online marketing solutions or businesses specifically focusing on any geographical locations in China that the Company believes have emerging business opportunities suitable for the deployment of more resources; and

3)	online marketing solutions or businesses that could create synergies with the operating entity; for example, multi-channel network (“MCN”) companies and livestreaming e-commerce companies that focus on the healthcare industry, although we have not identified any particular target for acquisition and investment as of the date of this prospectus; and

●	approximately 10% for hiring experienced employees to improve our systems of internal control and compliance with U.S. GAAP and the Sarbanes-Oxley Act of 2002.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors—Risks Relating to this Offering and the Trading Market—Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Class A Ordinary Shares.” To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

In using the proceeds of this offering, we are permitted under PRC laws and regulations to utilize the proceeds from this offering to fund Haoxi Beijing by making loans or additional capital contributions, subject to applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulations of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may limit our ability to use the proceeds of this offering to make loans or additional capital contributions to Haoxi Beijing, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY

Since our inception, we have not declared or paid cash dividends on our Class A Ordinary Shares. Any decision to pay dividends in the future will be subject to a number of factors, including our financial condition, results of operations, the level of our retained earnings, capital demands, general business conditions, and other factors our board of directors may deem relevant. We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the operation, development, and growth of our business, and, as a result, we do not expect to pay any dividends in the foreseeable future. Consequently, we cannot give any assurance that any dividends may be declared and paid in the future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from Haoxi Beijing. As a result, in the event that Haoxi Beijing incurs debt on its own behalf in the future, the instruments governing the debt may restrict any such entity’s ability to pay dividends or make other distributions to us.

Current PRC regulations permit Haoxi Beijing to pay dividends to Haoxi HK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in complying with the administrative requirements necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenue from our operations, we may be unable to pay dividends on our Ordinary Shares.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. Haoxi Beijing is required to withhold any sum from its dividends for tax withholding purposes. See “Material Income Tax Considerations—PRC Enterprise Taxation.”

EXCHANGE RATE INFORMATION

Our business is conducted by our subsidiary, Haoxi Beijing, in PRC denominated in RMB. Capital accounts of our financial statements are translated into U.S. dollars from RMB at their historical exchange rates when the capital transactions occurred. No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation. The following table sets forth information concerning exchange rates between RMB and the U.S. dollar for the periods indicated.

Assets and liabilities are translated at the exchange rates as of the balance sheet date as provided in the table below.

	December 31,
Balance sheet items, except for equity accounts	2023	2022
RMB:1USD	7.0827	6.9646

	June 30,
Balance sheet items, except for equity accounts	2023	2022
RMB:1USD	7.2258	6.7114

Items in the statements of operations and comprehensive income (loss), and statements cash flows are translated at the average exchange rate of the period.

	Six Months Ended December 31,
	2023	2022
RMB:1USD	7.1587	6.9531

	Fiscal Years Ended
	June 30, 2023	June 30, 2022
RMB:1USD	6.9415	6.4571

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2023:

●	on an actual basis;

●	on a pro forma basis to give effect to the issuance and sales of 2,760,000 Class A Ordinary Shares, including 360,000 Class A Ordinary Shares of the over-allotment shares, by us in the initial public offering at $4.00 per share on a firm commitment basis, for net proceeds of approximately $8,739,224, after deducting underwriting discounts and other related expenses, which IPO was completed on January 30, 2024; and

●	on a pro forma basis as adjusted to give effect to (i) the transactions described above; (ii) the issuance and sale of 1,597,444 Units offered hereby, based on an assumed offering price of $6.26 per Unit, each Unit consisting of one Class A Ordinary Share and one Warrant, assuming the sale of all of the Units we are offering, no exercise of the Warrants included in the Units, and no other change to the number of Units sold by us as set forth on the front cover of this prospectus; and (iii) the application of the net proceeds after deducting the estimated 7% underwriter discount, and approximately $207,934 of estimated other offering expenses payable by us.

In addition, we currently have 17,270,000 Class B Ordinary Shares issued and outstanding. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a shareholder vote, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 10 votes per one Class B Ordinary Share. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis. The Class B Ordinary Shares are not being converted as part of this offering.

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of December 31, 2023
	Actual	Pro Forma (3) (unaudited)	Pro Forma As adjusted (4) (unaudited)
	$	$	$
Indebtedness:
Short-term loans	722,230	722,230	722,230
Long-term borrowing	254,140	254,140	254,140
Total Indebtedness(2)	976,370	976,370	976,370
Shareholders’ Equity:
Class A Ordinary Shares, $0.0001 par value, 150,000,000 Class A Ordinary Shares authorized, 12,210,000 Class A Ordinary Shares issued and outstanding as of December 31, 2023; 14,970,000 Class A Ordinary Shares issued and outstanding, pro forma; 16,567,444 Class A Ordinary Shares issued and outstanding, pro forma as adjusted (1)	1,221	1,497	1,657
Class B Ordinary Shares, $0.0001 par value, 50,000,000 Class B Ordinary Shares authorized, 17,270,000 Class B Ordinary Shares issued and outstanding	1,727	1,727	1,727
Additional paid-in capital(1)	2,176,796	10,915,744	20,007,649
Retained earnings	191,738	191,738	191,738
Accumulated other comprehensive loss	(649,713)	(649,713)	(649,713)
Total Shareholders’ Equity	1,721,769	10,460,993	19,553,058
Total Capitalization	2,698,139	11,437,363	20,529,428

(1)

Reflects the sale of Class A Ordinary Shares in this offering at an offering price of $6.26 per share, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discount and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $9,092,065, The net proceeds of $9,092,065 are calculated as follows: $9,999,999 gross offering proceeds, less underwriting discounts and commissions of $700,000, accountable expense of $120,000, and other estimated offering expenses of $87,934. The as adjusted total equity of $19,553,058 is the sum of the net proceeds of $9,092,065 and the equity of $10,460,993.

(2)	All short-term loans and long-term borrowings are unguaranteed and unsecured.

(3)	Reflects the sale of 2,760,000 Class A Ordinary Shares, including 360,000 Class A Ordinary Shares of the over-allotment shares, at the initial public offering price of $4.00 per share, and after deducting the underwriting discounts of $883,200 and offering expenses of $1,417,576 payable by us.

(4)	The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual public offering price and other terms of this offering determined at pricing.

Each $1.00 increase (decrease) in the assumed public offering price of $6.26 per Unit, would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total shareholders’ equity, and total capitalization by approximately $1,485,623, assuming the number of Units offered by us, as set forth on the front cover of this prospectus, remains the same, and after deducting the underwriters’ discounts, non-accountable expense allowance, and estimated offering expenses payable by us.

DILUTION

If you invest in the Units being offered in this offering, assuming no value is attributed to the related Warrants, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our Class A Ordinary Shares included in the Units and our pro forma as adjusted net tangible book value per Class A Ordinary Share immediately after this offering. Dilution results from the fact that the public offering price per Class A Ordinary Share included in Units is substantially in excess of the pro forma as adjusted net tangible book value per Class A Ordinary Share attributable to the existing shareholders for our presently outstanding Class A Ordinary Shares.

Our net tangible book value as of December 31, 2023, was $1,134,298, or $0.038 per Ordinary Share. Net tangible book value is the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per Class A Ordinary Share (as adjusted for the offering) from the IPO price per Class A Ordinary Share and after deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

After giving effect to the issuance and sales of 2,760,000 Class A Ordinary Shares, including 360,000 Class A Ordinary Shares as over-allotment shares, at $4.00 per share on a firm commitment basis, for net proceeds of approximately $8,739,224, after deducting underwriting discounts and other related expenses, our pro forma net tangible book value as of December 31, 2023 would have been $0.324 per ordinary share (both Class A and Class B Ordinary Share).

After giving effect to the issuance and sale of 1,597,444 Units offered in this offering based on an assumed public offering price of $6.26 per Unit, after deduction of the estimated underwriting discounts and the estimated offering expenses payable by us and assuming the sale of all of the Units we are offering and no exercise of the Warrants included in the Units, our pro forma as adjusted net tangible book value as of December 31, 2023, would have been approximately $19,553,058 or $0.578 per outstanding Ordinary Share. This represents an immediate increase in net tangible book value of $0.253 per Ordinary Share to the existing shareholders, and an immediate dilution in net tangible book value of $5.682 per Ordinary Share to investors purchasing Units in this offering. The pro forma as adjusted net tangible book value of $19,553,058 at December 31, 2023 is the sum of actual net tangible book value of $1,134,298 as of December 31, 2023, net offering proceeds of approximately $8,739,224 from the issuance and sales of 2,760,000 Class A Ordinary Shares, net offering proceeds of $9,092,065 in this offering, and the deferred listing costs of $587,471. The actual net tangible book value of $1,134,298 as of December 31, 2023 is calculated by subtracting the deferred listing costs of $587,471 at December 31, 2023 from the total shareholders’ equity of $1,721,769 at December 31, 2023.

The as adjusted information discussed above is illustrative only.

The following table illustrates such dilution:

Per Ordinary Share(1)
Assumed public offering price per Ordinary Share	$6.260
Pro forma net tangible book value per Ordinary Share as of December 31, 2023	$0.324
Increase in pro forma net tangible book value per Ordinary Share attributable to payments by new investors	$0.253
Pro forma as adjusted net tangible book value per Ordinary Share immediately after this offering	$0.578
Amount of dilution in net tangible book value per Ordinary Share to new investors in the offering	$5.682

(1)	Assumes net proceeds of $9,092,065 from this offering of 1,597,444 Units at an assumed public offering price of $6.26 per Unit, calculated as follows: $9,999,999 gross offering proceeds, less underwriters’ discounts of $700,000 and accountable expense of $120,000 and other estimated offering expenses of approximately $87,934.

A $1.00 increase in the assumed public offering price of $6.26 per Unit would increase our pro forma as adjusted net tangible book value as of December 31, 2023 after this offering, assuming the sale of all of the Units we are offering and no exercise of the Warrants included in the Units, by approximately $0.044 per Class A Ordinary Share, and would increase dilution to new investors by approximately $0.956 per Class A Ordinary Share, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriter discounts and offering expenses payable by us.

A $1.00 decrease in the assumed public offering price of $6.26 per Unit would decrease our pro forma as adjusted net tangible book value as of December 31, 2023 after this offering, assuming the sale of all of the Units we are offering and no exercise of the Warrants included in the Units, by approximately $0.044 per Class A Ordinary Share, and would decrease dilution to new investors by approximately $0.956 per Class A Ordinary Share, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriter discounts and offering expenses payable by us.

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual public offering price of our Units and other terms of this offering determined at the pricing.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

Haoxi Beijing is a limited liability company incorporated on September 26, 2018 under the laws of China. It is formerly known as Beijing Haoxi Culture Media Co., Ltd. On September 4, 2020, Haoxi Beijing changed its company name to Beijing Haoxi Digital Technology Co., Ltd.

In connection with this offering, we have undertaken a reorganization of our corporate structure (the “Reorganization”) in the following steps:

●	on August 5, 2022, Haoxi Cayman was incorporated as an exempted company limited by shares in the Cayman Islands;

●	on August 30, 2022, Haoxi Cayman incorporated its wholly owned subsidiary, Haoxi HK, in Hong Kong;

●	on October 13, 2022, Haoxi HK incorporated its wholly owned subsidiary, WFOE, in the PRC; and

●	on November 25, 2022, WFOE acquired 100% equity interest of Haoxi Beijing. As a result, Haoxi Beijing became a wholly-owned subsidiary of WFOE.

Our Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus.

Notes:

(1)	All percentages reflect the voting ownership interests instead of the equity interests held by each of our shareholders, given that each holder of Class B Ordinary Shares will be entitled to 10 votes per one Class B Ordinary Share and each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share.

(2)	Represents an aggregate of 3,360,000 Class A Ordinary Shares, including 360,000 Class A Ordinary Shares as over-allotment shares, held by various shareholders issued upon the IPO.

(3)

Represents an aggregate of 11,610,000 Class A Ordinary Shares held by three individual shareholders, Lei Xu, Hongli Wu, and Tao Zhao. Each one of them holds less than 5% of our voting ownership interests, as of the date of this prospectus.

For details of our principal shareholders’ ownership, please refer to the beneficial ownership table in the section captioned “Principal Shareholders.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our CFS and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a holding company incorporated in the Cayman Islands. As a holding company with no substantive operations of our own, we conduct our operations primarily through the operating entity, which is an online marketing solution provider based in China. The operating entity is dedicated to helping its advertiser clients manage their online marketing activities to achieve their business goals. The operating entity advises advertisers on online marketing strategies, offer value-added advertising optimization services and facilitate the deployment of online ads through the form of short video ads.

During the six months ended December 31, 2023 and 2022, the operating entity served 338 and 183 advertiser customers. Our revenue from online marketing and digital advertising services increased by $14,341,078 from the six months ended December 31, 2022 to the six months ended December 31, 2023. Our net income was $760,198 for the six months ended December 31, 2023, which increased by approximately $0.31 million from the six months ended December 31, 2022.

Our net revenue was $16.16 million and $28.23 million for the fiscal years ended June 30, 2022 and 2023, respectively. Our net income was $969,752 for the fiscal year ended June 30, 2023, which increased by approximately $0.72 million from the fiscal year ended June 30, 2022.

Major Factors Affecting Our Results of Operations

Availability and dynamics of user traffic

The operating entity currently relies on ByteDance’s media platforms to acquire user traffic for its advertiser customers during the historical reporting periods. If it fails to maintain its business relationship with ByteDance or ByteDance loses its leading market position or popularity, our business, financial condition and results of operations could be materially and adversely affected, especially if the operating entity is unable to obtain sufficient user traffic from any replacement platform.

Customer Acquisition and Retention

The operating entity’s ability to increase the number of healthcare industry advertiser customers largely depends on its ability to provide one-stop comprehensive online marketing services to improve their ROI in online advertisements, especially its ability to offer media platform resources and reliable service capabilities. It had a customer base with 183 and 338 advertiser clients for the six months ended December 31, 2022 and 2023, respectively. It had 243 and 393 advertiser clients for the fiscal years ended June 30, 2022 and 2023, respectively.

The operating entity’s future sales and marketing efforts will relate to customer acquisition and retention, and general marketing. It intends to keep allocating significant resources to increase the advertisers’ return on ad expenditure.

Regulatory Environment

The operating entity’s business is subject to complex and evolving laws and regulations in China. Many of these laws and regulations are relatively new and subject to changes and uncertain interpretation, and could result in claims, changes to its business practices, monetary penalties, increased cost of operations, declines in user growth or engagement, or other harm to its business.

COVID-19 Pandemic’s Impact on the Operating Entity’s Results of Operations

The COVID-19 pandemic resurgence has affected the operating entity’s business operations in the following manner.

From the middle of 2022 to December 2022, the economy in China slowed down when large-scale COVID-19 resurgences happened in multiple metropolitan areas of China and restrictive measures were widely taken. Several types of COVID-19 variants have emerged in different parts of the world, as well as China. Restrictions and temporary lockdowns had been re-imposed in certain cities in China to combat the outbreaks of COVID-19. As result, our average revenue per customer during the six months ended December 31, 2022 was lower compared to that for the fiscal year ended June 30, 2022 and 2021. However, because more people opted to use various online services since the beginning of the COVID-19 pandemic, there was an increase in the number of the operating entity’s advertiser customers for the six months ended December 31, 2022 compared to that for the six months ended December 31, 2021.

Since December 2022, many of the restrictive policies previously adopted by the Chinese government at various levels to control the spread of COVID-19 have been revoked or replaced with more flexible measures. As a result, Internet users have more chances to purchase the healthcare services they are interested in in person after watching the online advertisements of our advertiser customers. We believe this has incentivized our advertiser customers to invest more of their budget in placing online advertisements. While our average revenue per customer during the six months ended December 31, 2022 was negatively impacted by COVID-19 and relevant restrictive measures, our revenues for the fiscal year ended June 30, 2023 overall were not materially affected by COVID-19. The average revenue per customer has increased from $66,489 for the fiscal year ended June 30, 2022 to $71,830 for the fiscal year ended June 30, 2023. In addition, the number of advertiser customers that the operating entity served has increased from 243 customers during the fiscal year ended June 30, 2022, to 393 customers during the fiscal year ended June 30, 2023, a 61.7% increase. As a result, our revenues generated from online marketing and digital advertising services increased by $12,072,284 from the fiscal year ended June 30, 2022 to the fiscal year ended June 30, 2023. For the six months ended December 31, 2023, our revenues were not affected by COVID-19, and have increased by approximately $14,341,078 from the six months ended December 31, 2022. Our net income has increased by approximately $313,152 from the six months ended December 31, 2022, to the six months ended December 31, 2023.

However, any resurgence of the COVID-19 pandemic could negatively affect the execution of customer contracts and the collection of customer payments. The extent of any future impact of the COVID-19 pandemic on the operating entity’s business is still uncertain and cannot be predicted as of the date of this prospectus. Any potential impact to its operating results will depend, to a large extent, on future developments and new information that may emerge regarding the duration and severity of the COVID-19 pandemic and the actions taken by government authorities to contain the spread of the COVID-19 pandemic, almost all of which are beyond our control.

Results of Operations

For six months ended December 31,2022 and 2023

The following table shows key components of our results of operations for six months ended December 31,2022 and 2023, in U.S. dollars and as a percentage of fluctuations.

	For Six Months Ended December 31,		Change
	2022	2023	Amount	%
	(US$)	(US$)
Revenue	9,162,832	23,503,910	14,341,078	157%
Cost of revenue	8,432,603	22,302,522	13,869,919	164%
Gross profit	730,229	1,201,388	471,159	65%

Operating expenses
Sales and marketing	14,312	20,564	6,252	44%
General and administrative	199,284	331,610	132,326	66%
Research and development	23,842	30,842	7,000	29%

Total operating cost and expenses	237,438	383,016	145,578	61%

Income from operations	492,791	818,372	325,581	66%
Finance cost	(6,744)	(16,789)	(10,045)	149%
Other income, net		(1,355)	(1,355)

Income before income taxes	486,047	800,228	314,181	65%
Income taxes	39,001	40,030	1,029	3%
Net Income	447,046	760,198	313,152	70%

Foreign currency translation gain (loss)	65,529	(604,934)	(670,464)	(1,023)%
Total comprehensive loss	512,575	155,264	(357,312)	(70)%

Revenue

We generate revenue from providing one-stop online marketing solutions, including traffic acquisition from mainstream online media platforms, content production, data analysis and advertising campaign optimization, to advertisers through the operating entity. Net revenue was $9.16 million and $23.50 million for the six months ended December 31, 2022 and 2023, respectively. The increase in our revenue is mainly attributable to the increase in the number of clients we served, which increased from 183 for the six months ended December 31, 2022 to 338 in the comparative period ended December 31,2023, as well as an increase in the average revenue per client from $50,070 for the six months ended December 31, 2022 to $69,538 for the six months ended December 31, 2023. The higher average revenue per client in the current year is mainly attributable to higher advertisement expenditure by our health care industry clients.

The average revenue per client under our advertisement pricing model consists of two components: 1) the average per unit-of-service price, which is the average price per click-through that we charge our advertiser customers, and 2) the quantity of services, which is actual number of click-throughs with respect to each advertiser. The following tables shows the components that impact our revenue and their correlation.

		Six Months Ended December 31,
		2022	2023
Revenue per click-through ($)	a	0.51	0.97
Average number of click-throughs with respect to each advertiser client	b	98,432	71,627
Average revenue per client ($)	c=a*b	50,070	69,538
Number of clients	d	183	338
Revenue ($)	e=c*d	9,162,832	23,503,910

The increase in the revenue per click-through was higher in the current period mainly due to the increasing popularity of ByteDance media platforms, which we mainly collaborated with through ByteDance’s subsidiary, Ocean Engine. For the six months ended December 31, 2023, a growing number of our advertiser clients have chosen to place ads on ByteDance’s media platforms. In addition, the costs we paid to Ocean Engine to acquire user traffic for our clients’ ads raised, leading to an increase in our service charge.

Cost of revenue

Our cost of revenue consists primarily of the purchase of online traffic from third-party media platforms after deducting rebates, and salaries and benefits for business operation staff. The cost of revenue increased by $13.87 million or 164%, from $8.43 million for the six months ended December 31, 2022 to $22.30 million for the six months ended December 31, 2023. The increase in cost of revenue was basically in line with the increase in revenue.

Gross profit and gross margin

Our gross profit increased by $0.47 million, from $0.73 million for the six months ended December 31, 2022 to $1.20 million for the six months ended December 31, 2023. Gross profit as a percentage of revenue (“profit margin”) was 5.11% for the six months ended December 31, 2023, lower than 7.97% for the six months ended December 31, 2022, mainly due to the fierce market competition. The Company needed to provide rebates to some customers, in order to maintain and expand the customer base.

Selling and marketing expenses

Our selling and marketing expenses primarily consist of payroll costs and office related expenses. Selling and marketing expenses increased by 44% from $14,312 in the six months ended December 31,2022 to $20,564 in the six months ended December 31, 2023. It was mainly due to an increase in bonuses paid to our sales staff, which were calculated based on sales performance.

General and administrative expenses

Our general and administrative expenses mainly consist of salaries and bonuses, as well as administrative related expenses. General and administrative expenses increased by $132,326 or 66%, from $199,284 for six months ended December 31, 2022 to $331,610 for six months ended December 31, 2023. The increase was mainly attributable to an increase in salary and bonuses of the management team, professional fees in connection with our IPO.

Research and development expenses

Our R&D expenses mainly consist of salaries and benefits of our R&D staff developing Bidding Compass, our online ads bidding analysis software. R&D expenses increased by $7,000, or 29%, from $23,842 for six months ended December 31, 2022 to $30,842 for six months ended December 31, 2023. It was mainly attributable to the increase in salaries of R&D staff.

Income taxes

We had income taxes of $39,001 and $40,030 for six months ended December 31, 2022 and 2023, respectively.

Net (loss)/income

As a result of the foregoing, we had net income of $0.45 million and $0.76 million for six months ended December 31, 2022 and 2023, respectively.

Liquidity and Capital Resources

As of December 31, 2023, we had $1,112,634 in cash and cash equivalents which declined by $90,569 from $1,203,203 at June 30, 2023. Our principal sources of liquidity have been proceeds from operations. As reflected in the CFS, we had a net shareholders’ equity of $1.72 million as of December 31, 2023, and $0.30 million of cash provided by operating activities for the six months ended December 31, 2023. We completed our IPO in January 2024 and raised gross proceeds of $9.6 million. As such, we believe that the current cash and cash equivalents and the anticipated cash flows from financings will be sufficient to meet the anticipated working capital requirements and expenditures for the next 12 months.

We continue to explore opportunities to grow our business. However, we are growing our business scale on a fast track that necessitates additional working capital to finance our growth, so we expect that negative cashflows from operations will occur for the foreseeable future. While we believe that we have sufficient cash for the next 12 months from the date the financial statements were issued, if we are unable to grow our business as expected, it will become even more difficult for us to sustain a sufficient source of cash to cover our operating costs. We plan to raise additional capital, including among others, obtaining debt financing, to support our future operation. There can be no assurance, however, that we will be able to obtain additional financing on terms acceptable to us, in a timely manner, or at all (see “Risk Factors—Risks Related to the Operating Entity’s Business and Industry— We may not be able to obtain the additional capital we need in a timely manner or on acceptable terms, or at all.”).

As a Cayman exempted and offshore holding company, we are permitted under PRC laws and regulations to provide funding to our wholly foreign-owned subsidiary in China only through loans or capital contributions, subject to the approval of government authorities and limits on the amount of capital contributions and loans. In addition, WFOE may provide Renminbi funding to the operating entity through capital injection or loans.

See “Risk Factors—Risks Related to Doing Business in China—PRC regulations of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to Haoxi Beijing, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

The following table sets forth a summary of our cash flows for the periods indicated.

	Six Months Ended December 31,
	2022 (US$)	2023 (US$)
Net cash provided by operating activities	205,039	301,000
Net cash used in investing activities	(3,621)	(16,162)
Net cash provided by financing activities	1,955,570	239,396
Effect of exchange rate changes on cash and cash equivalents	(2,528)	(614,803)
Net increase in cash and cash equivalents	2,154,460	(90,569)
Cash and cash equivalent at the beginning of the period	293,511	1,203,203
Cash and cash equivalent at the end of the period	2,447,971	1,112,634

Operating Activities

Net cash provided by operating activities for the six months ended December 31, 2023 was $0.30 million, compared to $0.21 million provided by operating activities for the six months ended December 31, 2022. Compared with the same period, the change is basically in line with the increase in net profit by $0.31 million.

Investing Activities

Net cash used in investing activities for the six months ended December 31, 2023 was $16,162, compared to $3,621 used in investing activities for the six months ended December 31, 2022. The increase in cash used in investing activities reflected the purchase of fixed assets for business purposes.

Financing Activities

Net cash provided by financing activities for the six months ended December 31, 2023 was $0.24 million, compared to $1.96 million used in financing activities for the six months ended December 31,2022. The decrease is mainly attributable to the capital contribution of $1.99 million by a shareholder in the six months ended December 31, 2022, whereas there was no such capital contribution in the comparative period ended December 31, 2023.

Capital Expenditures

We made capital expenditures of $16,162 and $3,621 for the six months ended December 31, 2023 and 2022, respectively. Our capital expenditures have been used primarily to purchase fixed assets for business purposes. We estimate that our capital expenditures will increase moderately in the following two or three years to support the expected growth of our business. We anticipate funding our future capital expenditures primarily with net cash flows from operating activities and financing activities.

Contractual Obligations and Contingencies

From time to time, we may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, we do not believe these actions, in the aggregate, will have a material adverse impact on our financial position, results of operations or liquidity. We are not aware of any material pending or threatened claims and litigation through and as of December 31, 2023.

We did not have any significant capital or other commitments, long-term obligations, or guarantees as of December 31, 2023.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Holding Company Structure

Our Company is a holding company with no material operations of its own. As all of our operations are conducted through the operating entity, our ability to pay dividends is primarily dependent on receiving distributions of funds from WFOE and Haoxi Beijing. Our WFOE is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, our WFOE and Haoxi Beijing are required to set aside at least 10% of after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. In addition, our WFOE may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

Our Company, through the Reorganization, became the ultimate parent entity of its subsidiary, Haoxi Beijing.

Quantitative and Qualitative Disclosures about Market Risk

Credit Risk

Our credit risk arises from cash and cash equivalents, accounts receivable, and amounts due from related parties. As of December 31, 2022 and 2023, all of our cash and cash equivalents were held by major financial institutions located in mainland China and Hong Kong. We believe these financial institutions are of high credit quality. For accounts receivable, we extend credit based on an evaluation of the customer’s financial condition, generally, without requiring collateral or other security. Further, we review the recoverable amount of each individual receivable at each balance sheet date to ensure that adequate allowances are made for doubtful accounts. In this regard, we consider that our credit risk for accounts receivable is significantly reduced. For amounts due from related parties, we provide advances to the officers for daily operation. The credit risk is mitigated by an ongoing monitoring process of outstanding balances and timely collection.

Customer and Supplier Concentration Risk

Major Customers

For the six months ended December 31, 2023, none of our customers contributed over 10% of our revenue. As of December 31, 2023, account receivable balance of Customer M accounted for approximately 64% of the Company’s total trade accounts receivable.

For the six months ended December 31, 2022, Customer A accounted for approximately 22% of the total revenue of the Company. As December 31, 2022, Customer I accounted for 100% of the Company’s total trade accounts receivable.

Major Suppliers

For the six months ended December 31, 2023, Supplier L accounted for approximately 99% of the total purchases. As of December 31, 2023, Supplier P accounted for approximately 100% of the Company’s trade accounts payable.

For the six months ended December 31, 2022, Supplier L accounted for approximately 86% of the total purchases. As of December 31,2022, Supplier L accounted for approximately 68% of the Company’s trade accounts payable.

Liquidity Risk

We are exposed to liquidity risk, which is the risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and the shareholders to obtain short-term funding to meet the liquidity shortage.

Foreign Currency Risk

Substantially all of our operating activities and our assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

Inflation risk

Since our inception, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for six months ended December 31, 2023 and 2022 were increases of 1.5% and 1.8%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future.

Critical Accounting Policies

Basis of presentation

The accompanying CFS are prepared and presented in accordance with U.S. GAAP.

Principles of consolidation

The accompanying CFS include the accounts of us, and our subsidiaries, of which we are the primary beneficiary, from the dates they were acquired or incorporated. All inter-company transactions and balances were eliminated in the consolidation.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of the CFS, and the reported amounts of revenue and expenses during the reporting period. We continually evaluate these estimates and assumptions based on the most recently available information, historical experience and various other assumptions that we believe to be reasonable under the circumstances. Significant accounting estimates reflected in our CFS include, but are not limited to, estimates and judgments applied in determination of allowance for doubtful receivables, impairment losses for long-lived assets, including intangible assets, valuation allowance for deferred tax assets, and fair value measurement for preferred shares. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

Foreign currency translation and transactions

Our principal country of operations is the PRC. The financial position and results of our operations are determined using RMB, the local currency, as the functional currency. Our financial statements are reported using U.S. Dollars (“US$”). Assets and liabilities are translated using the exchange rate at each balance sheet date. The statements of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period, and shareholders’ equity is translated at historical exchange rates. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income/(loss) in shareholders’ equity.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect our financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating our CFS in this prospectus:

	As of December 31,		Six Months Ended December 31,
	2023	2022	2023	2022
Foreign currency	Balance Sheet	Balance Sheet	Profits/Loss	Profits/Loss
RMB:USD1	7.0827	6.9646	7.1587	6.9531

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

Fair value of financial instruments

Our financial instruments primarily consist of cash and cash equivalents, accounts receivable and amounts due from related parties. The carrying values of these financial instruments approximate fair values due to their short term in nature.

Fair value (“FV”) is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a FV hierarchy which requires classification based on observable and unobservable inputs when measuring FV. There are three levels of inputs that may be used to measure FV:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the FV of the assets or liabilities.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. We evaluate its hierarchy disclosures each quarter.

Revenue recognition

We are an online marketing solutions provider which provides customer-tailored internet marketing services based on data analysis technology through the operating entity. Our revenue primarily includes advertising service revenue.

We follow Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (FASB ASC Topic 606) using the modified retrospective approach. The results of applying Topic 606 using the modified retrospective approach were insignificant and did not have a material impact on our CFS, business process, controls, or systems.

Revenue from advertising services primarily consists of revenue from providing online advertising services. Revenue represents the amount of consideration that we are entitled to in exchange for the transfer of promised services in the ordinary course of our activities and is recorded net of value-added tax (“VAT”). Consistent with the criteria of FASB ASC Topic 606, we recognize revenue when the performance obligation in a contract is satisfied by transferring the control of a promised service to a customer. We also evaluate whether it is appropriate to record the gross amounts of services sold and the related costs, or the net amounts earned as commissions. Payments for services are generally received after deliveries. In the event we receive an advance from a customer, such advance is recorded as a liability to us.

Online Marketing solutions Services

The operating entity provides one-stop online marketing solutions, including traffic acquisition from top online media platforms, content production, data analysis and advertising campaign optimization, through the operating entity to our advertisers. The operating entity charges the advertiser customers primarily based on a mix of Cost-Per-Click (“CPC”) (recognize revenue when specified action, such as click-throughs, is performed) or Cost-Per-Time (“CPT”) (recognized revenue over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation). Media partners may also grant to the operating entity rebates mainly based on gross advertisement spending (i) in the form of prepayments for future traffic acquisition; (ii) to net off the accounts payables we owed to them; or (iii) in cash. Media partners include both media platforms (such as Toutiao and Douyin) as well as authorized third-party agents of media platforms, through which the operating entity places ads for its advertiser customers when it has no direct contact with the platform. The operating entity procures ad slots from the media partners (which it regards as its suppliers) to place ads for its advertiser customers.

While none of the factors individually are considered presumptive or determinative, in this arrangement we are the primary obligor and responsible for (i) identifying and contracting with third-party advertisers which we view as customers, and delivering the specified integrated services to the advertisers; (ii) bearing certain risks of loss to the extent that the cost incurred for producing content, formulating advertisement campaign and acquiring user traffic from online media platforms cannot be compensated by the total consideration received from the advertisers, which is similar to inventory risk; and (iii) performing all the billing and collection activities, including retaining credit risk. We assume ownership in the specified service before the service is delivered to the advertiser and act as the principal of these arrangements and therefore recognizes revenue earned and costs incurred related to these transactions on a gross basis. Under this arrangement, the rebates earned from the media partners are recorded as a reduction of cost of services.

The core principle underlying the revenue recognition ASC 606 is that the Company recognizes revenue to represent the transfer of services to advertiser customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This requires the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time. The Company’s advertising service contracts have one single performance obligation, being the promise to display advertiser customers’ advertisement on the media platform, The services, such as content production, data analysis and advertising campaign optimizations, are performed as inputs to produce or deliver the combined output specified by the advertiser customer, and are highly interrelated, thus each of services cannot be separately performed to fulfil the promise and is, therefore, not distinct. Under ASC 606, the related revenues are recognized. When the Company provides services to advertiser customers which are charged based on the CPC model, control of services transfers when the specific action such as click-throughs is performed. When the Company provides services to customers which are charged based on the time advertised under the CPT model, control of services transfers over time and revenue is recognized over the period of the contract by reference to the progress, which is measured by the duration for displaying the advertisement, towards complete satisfaction of that performance obligation, which is measured by the completion of the displaying period.

CPC is a performance-based metric and under which we charge our advertiser customers when an Internet user clicks the online advertisement we place. Most of our advertiser customers are charged based on the CPC mechanism. Under the CPT mechanism, we charge our advertiser customers for placing an online short video for a specific period of time. Few of our advertiser customers which intend to promote their brand name on the media platform adopt the CPT model.

The transaction price under CPC model for marketing solutions is based on the bidding price which varies from time to time due to the advertisement bidding price competition mechanism set by media platforms. Only the advertisement with the highest bidding prices can be displayed and such bidding prices are recognized as transaction prices once the Internet users click on the advertisements. We receive invoices from media partners. The invoiced fees contained therein are equal to: (x) traffic acquisition costs (equal to bidding price per click-through multiplied by users’ click-throughs), minus, (y) rebates from media partners as agreed, and the invoice fees are then recognized as cost of revenue. We then issue invoices to our advertiser customers, and charge them the amount equal to: (x) the traffic acquisition costs, plus, (y) service charge, and the total amount is recognized as revenue.

Under the CPT model, the transaction price we charge our advertiser customers for placing advertisement for a specific period of time is contractually agreed upon by our advertiser customers and us. We recognize revenue over the period of the contract by reference to the progress, which is measured by the duration for displaying the advertisement, towards complete satisfaction of that performance obligation, which is measured by the completion of the displaying period. We receive invoices from media partners equivalent to traffic acquisition costs (equal to the predetermined CPT by the media platforms, multiplied by the duration of display) minus rebates from media partners as agreed and recognized as cost of revenue.

Uncertain tax positions

We use a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the impact of an uncertain income tax position is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Interest on non-payment of income taxes under requirement by tax law and penalties associated with tax positions when a tax position does not meet the minimum statutory threshold to avoid payment of penalties recognized, if any, will be classified as a component of the provisions for income taxes. The tax returns of Haoxi HK and Haoxi Beijing are subject to examination by the relevant local tax authorities. According to the Departmental Interpretation and Practice Notes No.11 (Revised) (“DIPN11”) of the Hong Kong Inland Revenue Ordinance (the “HK tax laws”), an investigation normally covers the six years of the assessment prior to the year of the assessment in which the investigation commences. In the case of fraud and willful evasion, the investigation is extended to cover ten years of assessment. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB0.1 million. In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. For the six months ended December 31, 2022 and 2023, we did not have any material interest or penalties associated with tax positions. We did not have any significant unrecognized uncertain tax positions as of December 31, 2022 or December 31, 2023. We do not expect that our assessment regarding unrecognized tax positions will materially change over the next 12 months.

Recent Issued or Adopted Accounting Standards

We consider the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

As an “emerging growth company,” or EGC, the Company has elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards applicable to private companies. The amendments in this ASU and its subsequent amendments are effective for annual reporting periods beginning after December 15, 2021, including interim periods beginning after December 15, 2022. While the Company continues to evaluate certain aspects of the new standard, it does not expect the new standard to have a material effect on its financial statements and the Company does not expect a significant change in its leasing activities between now and adoption.

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments - Credit Losses (Topic 326). The amendments in this ASU require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss, which will be more decision useful to users of the financial statements. This ASU is effective for annual and interim periods beginning after December 15, 2019 for issuers and December 15, 2020 for non-issuers. Early adoption is permitted for all entities for annual periods beginning after December 15, 2018, and interim periods therein. In May 2019, the FASB issued ASU 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief. This ASU adds optional transition relief for entities to elect the fair value option for certain financial assets previously measured at amortized cost basis to increase comparability of similar financial assets. The ASUs should be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified retrospective approach). On November 19, 2019, the FASB issued ASU 2019-10 to amend the effective date for ASU 2016-13 to be fiscal years beginning after December 15, 2022 and interim periods therein.

The Company adopted this ASU on July 11, 2023 and expects that the adoption will not have a material impact on the Company’s consolidated financial statements and related disclosures.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements.” The amendments in this ASU are changes to clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments in this ASU affect a wide variety of Topics in the Codification and apply to all reporting entities within the scope of the affected accounting guidance. ASU 2020-10 is effective for annual periods beginning after July 1, 2021 for public business entities. Early application is permitted. The amendments in this ASU should be applied retrospectively. The Company adopted this ASU as of July 1, 2022 and the adoption does not have a material impact on the Company’s consolidated financial statements and related disclosures.

In March 2023, the FASB issued ASU 2023-01, Leases (Topic 842): Common Control Arrangements, which Offers private companies, as well as notfor-profit entities that are not conduit bond obligors, a practical expedient that gives them the option of using the written terms and conditions of a common-control arrangement when determining whether a lease exists and the subsequent accounting for the lease, including the lease’s classification and Amends the accounting for leasehold improvements in common-control arrangements for all entities. The Company continues to evaluate the impact of ASU 2023-01 on its CFS.

We do not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on our CFS.

For the fiscal years ended June 30, 2023 and 2022

The following table shows key components of our results of operations for the fiscal years ended June 30, 2023 and 2022, in U.S. dollars and as a percentage of fluctuations.

	Fiscal years ended June 30,		Change
	2022	2023	Amount	%
	(US$)	(US$)
Revenue	16,156,865	28,229,149	12,072,284	75%
Cost of revenue	15,508,144	26,167,083	10,658,939	69%
Gross profit	648,721	2,062,066	1,413,345	218%

Operating expenses
Sales and marketing	37,488	32,133	(5,355)	(14)%
General and administrative	239,941	775,961	536,020	223%
Research and development	102,524	58,161	(44,363)	(43)%
Total operating cost and expenses	379,953	866,255	486,302	128%

Income from operations	268,768	1,195,811	927,043	345%
Finance cost	(9,961)	(20,902)	(10,941)	110%
Other income, net	788	15,496	14,708	1,866%

Income before income taxes	259,595	1,190,405	930,810	359%
Income taxes	15,008	220,653	205,645	1,370%
Net Income	244,587	969,752	725,165	296%

Foreign currency translation loss	63,037	68,180	5,143	8%
Total comprehensive loss	307,624	1,037,932	730,308	237%

Revenue

We generate revenue from providing one-stop online marketing solutions, including traffic acquisition from mainstream online media platforms, content production, data analysis and advertising campaign optimization, to advertisers through the operating entity. Net revenue was $16.16 million and $28.23 million for the fiscal years ended June 30, 2022 and 2023, respectively. The increase in our revenue is mainly attributable to the increase in the average revenue per client from $66,489 in fiscal 2022 to $71,830 in fiscal 2023, while the operating entity served 243 and 393 customers in fiscal 2022 and 2023, respectively. The higher average revenue per client in the current year is mainly attributable to higher advertisement expenditure by our health care industry clients.

The average revenue per client under our advertisement pricing model consists of two components: 1) the average per unit-of-service price, which is the average price per click-through that we charge our advertiser customers, and 2) the quantity of services, which is actual number of click-throughs with respect to each advertiser. The following tables shows the components that impact our revenue and their correlation.

		Fiscal Year ended June 30,
		2022	2023
Revenue per click-through ($)	a	0.52	0.55
Average number of click-throughs with respect to each advertiser client	b	127,951	131,435
Average revenue per client ($)	c=a*b	66,489	71,830
Number of clients	d	243	393
Revenue ($)	e=c*d	16,156,865	28,229,149

The increase in our quantity of services was because more people opted to use various online services since the beginning of the COVID-19 pandemic. We believe this was especially evidenced by the increase in the number of clients the operating entity has served since January 2023, when the COVID control measures were lifted in China, and the increasing popularity of ByteDance media platforms, with which we mainly collaborated, among our other advertiser customers.

Cost of revenue

Our cost of revenue consists primarily of the purchase of online traffic from third-party media platforms after deducting rebates, and salaries and benefits for business operation staff. The cost of revenue increased by $10.66 million or 69%, from $15.51 million for the fiscal year ended June 30, 2022 to $26.17 million for the fiscal year ended June 30, 2023. The increase in cost of revenue was in line with the increase in revenue.

Gross profit and gross margin

Our gross profit increased by $1.41 million, from $0.65 million for the fiscal year ended June 30, 2022 to $2.06 million for the fiscal year ended June 30, 2023. Gross profit as a percentage of revenue (“gross margin”) was 7.3% for the fiscal year ended June 30, 2023, higher than 4.0% for the fiscal 2022, mainly due to the lower average bidding cost to generate each click-through charged by media partners as a result of our direct contractual relationship with Ocean Engine, ByteDance’s subsidiary since June 2022. For the fiscal year ended June 30, 2023, 96% of the ads we placed for our advertiser customers was through ByteDance’s media platforms. The purchase amount of Haoxi Beijing’s transactions with Ocean Engine accounted for 96% of its total purchases for the fiscal year ended June 30, 2023. Therefore, our average bidding cost to generate each click-through was reduced for the fiscal year ended June 30, 2023.

Selling and marketing expenses

Our selling and marketing expenses primarily consist of payroll and office related expenses. Selling and marketing expenses declined by 14% from $37,488 in the fiscal year ended June 30, 2022 to $32,133 in the fiscal year ended June 30, 2023. This was mainly because we had a higher customer retention rate in the fiscal year ended June 30, 2023, and also due to our direct contractual relationship with Ocean Engine, ByteDance’s subsidiary, since June 2022. which saved our costs on marketing and promotion efforts to solicit new customers.

General and administrative expenses

Our general and administrative expenses mainly consist of salaries and bonus, as well as office related expenses. General and administrative expenses increased by $536,020, or 223%, from $239,941 for the fiscal year ended June 30, 2022 to $775,961 for the fiscal year ended June 30, 2023. The increase was mainly attributable to an increase in rental expenses and professional fees in connection with our IPO.

Research and development expenses

Our R&D expenses mainly consist of salaries and benefits of our R&D staff for the development of Bidding Compass, our online ads bidding analysis software. Research and development expenses declined by $44,363 or 43%, from $102,524 for the fiscal year ended June 30, 2022 to $58,161 for the fiscal year ended June 30, 2023. The decrease was mainly attributable to the relatively mature use of Bidding Compass, which aims to lower user acquisition cost and implement a precise delivery strategy.

Income taxes

We had income taxes of $15,008 and $220,653 for the fiscal years ended June 30, 2022 and 2023, respectively. The increase in income tax expenses is mainly due to an increase in pre-tax income, and the change in preferential tax policies.

Net (loss)/income

As a result of the foregoing, we had net income of $0.24 million and $0.97 million for the fiscal year ended June 30, 2022 and 2023, respectively.

Liquidity and Capital Resources

As of June 30, 2023, we had $1,203,203 in cash and cash equivalents which increased by $909,692 from $293,511 at June 30, 2022. Our principal sources of liquidity have been proceeds from capital contribution from a shareholder. As reflected in the consolidated financial statements, we had a shareholders’ equity of $1.57 million as of June 30, 2023, and $0.87 million of cash used in operation activities for the fiscal year ended June 30, 2023. In November 2022, we obtained approximately $2 million equity financing. Considering this equity financing, short-term bank loans and the trend of improved earnings, we believe that the current cash and cash equivalents and the anticipated cash flows from the equity financing will be sufficient to meet the anticipated working capital requirements and expenditures and bank loan repayment requirement for the next 12 months.

We continue to explore opportunities to grow our business. However, we have not yet achieved a business scale that is able to generate a sufficient revenue to achieve positive cash flows from operating activities, and we expect that negative cashflows from operations will continue for the foreseeable future. While we believe we will have sufficient cash for the next 12 months from the date the financial statements were issued, if we are unable to grow the business to achieve economies of scale in the future, it will become even more difficult for us to sustain a sufficient source of cash to cover our operating costs. We plan to raise additional capital, including among others, obtaining debt financing, to support our future operation. There can be no assurance, however, that we will be able to obtain additional financing on terms acceptable to us, in a timely manner, or at all, see “Risk Factors—Risks Related to the Operating Entity’s Business and Industry—We may not be able to obtain the additional capital we need in a timely manner or on acceptable terms, or at all”.

As a Cayman exempted and offshore holding company, we are permitted under PRC laws and regulations to provide funding to our wholly foreign-owned subsidiary in China only through loans or capital contributions, subject to the approval of government authorities and limits on the amount of capital contributions and loans. In addition, WFOE may provide Renminbi funding to the operating entity through capital injection or loans.

See “Risk Factors—Risks Related to Doing Business in China—PRC regulations of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may limit our ability to use the proceeds of this offering to make loans or additional capital contributions to Haoxi Beijing, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

The following table sets forth a summary of our cash flows for the periods indicated.

	Fiscal Years Ended June 30,
	2022 (US$)	2023 (US$)
Net cash (used in)/provided by operating activities	(675,361)	(872,132)
Net cash used in investing activities	(8,698)	(45,500)
Net cash (used in)/provided by financing activities	933,219	1,802,568
Effect of exchange rate changes on cash and cash equivalents	(15,597)	24,756
Net increase in cash and cash equivalents	237,626	909,692
Cash and cash equivalent at the beginning of the year	55,886	293,511
Cash and cash equivalent at the end of the year	293,511	1,203,203

Operating Activities

Net cash used in operating activities for the fiscal year ended June 30, 2023 was $0.87 million, compared to $0.67 million used in operating activities for the fiscal year ended June 30, 2022. The improvement by $0.20 million during the comparative periods was mainly due to the increase of net income by $0.73 million, an increase of change in advances from customers by $1.76 million and an increase of change in account payables by $0.40 million, partly offset by the increase of change in advances to suppliers by $2.91 million.

Net cash used in investing activities for the fiscal year ended June 30, 2023 was $45,500, compared to $8,698 used in investing activities for fiscal year June 30, 2022. The increase in cash used in investing activities reflected the purchase of fixed assets for business purposes.

Financing Activities

Net cash provided by financing activities for the fiscal year ended June 30, 2023 was $1.80 million, compared to $0.93 million provided by financing activities for the fiscal year ended June 30, 2022. The increase is mainly attributable to capital injection by a new shareholder.

Capital Expenditures

We made capital expenditures of $45,500 and $8,698 for the fiscal years ended June 30, 2023 and 2022, respectively. Our capital expenditures have been used primarily to purchase fixed assets for business purposes. We estimate that our capital expenditures will increase moderately in the following two or three years to support the expected growth of our business. We anticipate funding our future capital expenditures primarily with net cash flows from operating activities and financing activities.

Contractual Obligations and Contingencies

From time to time, we may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, we do not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity. We are not aware of any material pending or threatened claims and litigation through and as of June 30, 2023.

We did not have any significant capital or other commitments, long-term obligations, or guarantees as of June 30, 2023.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Holding Company Structure

Our Company is a holding company with no material operations of its own. As most of our operations are conducted through the operating entity, our ability to pay dividends is primarily dependent on receiving distributions of funds from our PRC subsidiaries, WFOE and Haoxi Beijing. Our WFOE is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, our WFOE and Haoxi Beijing are required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, our WFOE may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

Our Company, through the Reorganization, became the ultimate parent entity of its subsidiary, Haoxi Beijing.

Quantitative and Qualitative Disclosures about Market Risk

Credit Risk

Our credit risk arises from cash and cash equivalents, accounts receivable, and amounts due from related parties. As of June 30, 2022 and 2023, all of the cash and cash equivalents was held by major financial institutions located in mainland China and Hong Kong. We believe that these financial institutions are of high credit quality. For accounts receivable, we extend credit based on an evaluation of the customer’s financial condition, generally without requiring collateral or other security. Further, we review the recoverable amount of each individual receivable at each balance sheet date to ensure that adequate allowances are made for doubtful accounts. In this regard, we consider that our credit risk for accounts receivable is significantly reduced. For amounts due from related parties, we provide advances to the officers for daily operations. The credit risk is mitigated by ongoing monitoring of outstanding balances and timely collection when there is no immediate need for such advances.

Customer and Supplier Concentration Risk

Major Customers

For the fiscal year ended June 30, 2023, Customer M and Customer A accounted for approximately 10% and 10% of the total revenue of the Company, respectively. As of June 30, 2023, Customer N and Customer O accounted for approximately 73% and 18% of the Company’s total trade accounts receivable.

For the fiscal year ended June 30, 2022, Customer A and B accounted for approximately 26% and 14% of our total revenue, respectively. As of June 30, 2022, trade receivables from Customer A accounted for 64% of our total trade accounts receivable.

Major Suppliers

For the fiscal year ended June 30, 2023, Supplier L accounted for approximately 96% of the total purchases, respectively. As of June 30, 2023, Supplier P accounted for approximately 98% of the Company’s trade accounts payable.

For the fiscal year ended June 30, 2022, Suppliers C, D, E, and F accounted for approximately 30%, 20%, 18%, and 13% of the total purchases, respectively. As of June 30, 2022, Suppliers C, G, E, and D accounted for approximately 25%, 24%, 23%, and 20% of the Company’s trade accounts payable, respectively.

Liquidity Risk

We are exposed to liquidity risk, which is the risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and the shareholders to obtain short-term funding to meet the liquidity shortage.

Foreign Currency Risk

Substantially all of our operating activities and our assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

Inflation risk

Since our inception, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for the fiscal years ended June 30, 2023 and 2022 were increases of 0 and 1.5%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future.

Critical Accounting Policies

Basis of presentation

The accompanying CFS are prepared and presented in accordance with U.S. GAAP.

Principles of consolidation

The accompanying CFS include the accounts of us, and our subsidiaries, of which we are the primary beneficiary, from the dates they were acquired or incorporated. All inter-company transactions and balances were eliminated in the consolidation.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of the CFS, and the reported amounts of revenue and expenses during the reporting period. We continually evaluate these estimates and assumptions based on the most recently available information, historical experience and various other assumptions that we believe to be reasonable under the circumstances. Significant accounting estimates reflected in our CFS include, but are not limited to, estimates and judgments applied in determination of allowance for doubtful receivables, impairment losses for long-lived assets, including intangible assets, valuation allowance for deferred tax assets, and fair value measurement for preferred shares. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

Foreign currency translation and transactions

Our principal country of operations is the PRC. The financial position and results of our operations are determined using RMB, the local currency, as the functional currency. Our financial statements are reported using U.S. Dollars (“US$”). Assets and liabilities are translated using the exchange rate at each balance sheet date. The statements of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period, and shareholders’ equity is translated at historical exchange rates. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income/(loss) in shareholders’ equity.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect our financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating our CFS in this prospectus:

	Fiscal Years Ended June 30,		Fiscal Years Ended June 30,
	2023	2022	2023	2022
Foreign currency	Balance Sheet	Balance Sheet	Profits/Loss	Profits/Loss
RMB:USD1	7.2258	6.7114	6.9415	6.4571

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

Fair value of financial instruments

Our financial instruments primarily consist of cash and cash equivalents, accounts receivable and amounts due from related parties. The carrying values of these financial instruments approximate fair values due to their short term in nature.

Fair value (“FV”) is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a FV hierarchy which requires classification based on observable and unobservable inputs when measuring FV. There are three levels of inputs that may be used to measure FV:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the FV of the assets or liabilities.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. We evaluate its hierarchy disclosures each quarter.

Revenue recognition

We are an online marketing solutions provider which provides customer-tailored internet marketing services based on data analysis technology through the operating entity. Our revenue primarily includes advertising service revenue.

We follow Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (FASB ASC Topic 606) using the modified retrospective approach. The results of applying Topic 606 using the modified retrospective approach were insignificant and did not have a material impact on our CFS, business process, controls, or systems.

Revenue from advertising services primarily consists of revenue from providing online advertising services. Revenue represents the amount of consideration that we are entitled to in exchange for the transfer of promised services in the ordinary course of our activities and is recorded net of value-added tax (“VAT”). Consistent with the criteria of FASB ASC Topic 606, we recognize revenue when the performance obligation in a contract is satisfied by transferring the control of a promised service to a customer. We also evaluate whether it is appropriate to record the gross amounts of services sold and the related costs, or the net amounts earned as commissions. Payments for services are generally received after deliveries. In the event we receive an advance from a customer, such advance is recorded as a liability to us.

Online Marketing Solution Services

The operating entity provides one-stop online marketing solutions, including traffic acquisition from top online media platforms, content production, data analysis and advertising campaign optimization, through the operating entity to our advertisers. The term “traffic acquisition” refers to the process of advertising and acquiring a target audience for our advertisement campaigns on online media platforms. The operating entity charges the advertiser customers primarily based on a mix of Cost-Per-Click (“CPC”) (recognize revenue when specified action, such as click-throughs, is performed) or Cost-Per-Time (“CPT”) (recognize revenue over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation). Media partners may also grant to the operating entity rebates mainly based on gross advertisement spending (i) in the form of advances to suppliers for future traffic acquisition; (ii) to net off the accounts payables we owed to them; or (iii) in cash. Media partners include both media platforms (such as Toutiao and Douyin) as well as authorized third-party agents of media platforms, through which the operating entity places ads for its advertiser customers when it has no direct contact with the platform. The operating entity procures ad slots from the media partners (which it regards as its suppliers) to place ads for its advertiser customers.

While none of the factors individually are considered presumptive or determinative, in this arrangement we are the primary obligor and responsible for (i) identifying and contracting with third-party advertisers which we view as customers, and delivering the specified integrated services to the advertisers; (ii) bearing certain risks of loss to the extent that the cost incurred for producing content, formulating advertisement campaign and acquiring user traffic from online media platforms cannot be compensated by the total consideration received from the advertisers, which is similar to inventory risk; and (iii) performing all the billing and collection activities, including retaining credit risk. We assume ownership in the specified service before the service is delivered to the advertiser and act as the principal of these arrangements and therefore recognizes revenue earned and costs incurred related to these transactions on a gross basis. Under this arrangement, the rebates earned from the media partners are recorded as a reduction of cost of services.

The core principle underlying the revenue recognition ASC 606 is that the Company recognizes revenue to represent the transfer of services to advertiser customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This requires the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time. The Company’s advertising service contracts have one single performance obligation, being the promise to display advertiser customers’ advertisement on the media platform, The services, such as content production, data analysis and advertising campaign optimizations, are performed as inputs to produce or deliver the combined output specified by the advertiser customer, and are highly interrelated, thus each of services cannot be separately performed to fulfil the promise and is, therefore, not distinct. Under ASC 606, the related revenues are recognized. When the Company provides services to advertiser customers which are charged based on the CPC model, control of services transfers when the specific action such as click-throughs is performed. When the Company provides services to customers which are charged based on the time advertised under the CPT model, control of services transfers over time and revenue is recognized over the period of the contract by reference to the progress, which is measured by the duration for displaying the advertisement, towards complete satisfaction of that performance obligation, which is measured by the completion of the displaying period.

CPC is a performance-based metric and under which we charge our advertiser customers when an Internet user clicks the online advertisement we place. Most of our advertiser customers are charged based on the CPC mechanism. Under the CPT mechanism, we charge our advertiser customers for placing an online short video for a specific period of time. Few of our advertiser customers which intend to promote their brand name on the media platform adopt the CPT model.

The transaction price under CPC model for marketing solutions is based on the bidding price which varies from time to time due to the advertisement bidding price competition mechanism set by media platforms. Only the advertisement with the highest bidding prices can be displayed and such bidding prices are recognized as transaction prices once the Internet users click on the advertisements. We receive invoices from media partners. The invoiced fees contained therein are equal to: (x) traffic acquisition costs (equal to bidding price per click-through multiplied by users’ click-throughs), minus, (y) rebates from media partners as agreed, and the invoice fees are then recognized as cost of revenue. We then issue invoices to our advertiser customers, and charge them the amount equal to: (x) the traffic acquisition costs, plus, (y) service charge, and the total amount is recognized as revenue.

Under the CPT model, the transaction price we charge our advertiser customers for placing advertisement for a specific period of time is contractually agreed upon by our advertiser customers and us. We recognize revenue over the period of the contract by reference to the progress, which is measured by the duration for displaying the advertisement, towards complete satisfaction of that performance obligation, which is measured by the completion of the displaying period. We receive invoices from media partners equivalent to traffic acquisition costs (equal to the predetermined CPT by the media platforms, multiplied by the duration of display) minus rebates from media partners as agreed and recognized as cost of revenue.

Uncertain tax positions

We use a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the impact of an uncertain income tax position is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Interest on non-payment of income taxes under requirement by tax law and penalties associated with tax positions when a tax position does not meet the minimum statutory threshold to avoid payment of penalties recognized, if any, will be classified as a component of the provisions for income taxes. The tax returns of Haoxi HK and Haoxi Beijing are subject to examination by the relevant local tax authorities. According to the Departmental Interpretation and Practice Notes No.11 (Revised) (“DIPN11”) of the Hong Kong Inland Revenue Ordinance (the “HK tax laws”), an investigation normally covers the six years of the assessment prior to the year of the assessment in which the investigation commences. In the case of fraud and willful evasion, the investigation is extended to cover ten years of assessment. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB0.1 million. In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. For the fiscal years ended June 30, 2022 and 2023, we did not have any material interest or penalties associated with tax positions. We did not have any significant unrecognized uncertain tax positions as of June 30, 2022 or June 30, 2023. We do not expect that our assessment regarding unrecognized tax positions will materially change over the next 12 months.

Recent Issued or Adopted Accounting Standards

We consider the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

As an “emerging growth company,” or EGC, the Company has elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards applicable to private companies. The amendments in this ASU and its subsequent amendments are effective for annual reporting periods beginning after December 15, 2021, including interim periods beginning after December 15, 2022. While the Company continues to evaluate certain aspects of the new standard, it does not expect the new standard to have a material effect on its financial statements and the Company does not expect a significant change in its leasing activities between now and adoption.

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments - Credit Losses (Topic 326). The amendments in this ASU require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss, which will be more decision useful to users of the financial statements. This ASU is effective for annual and interim periods beginning after December 15, 2019 for issuers and December 15, 2020 for non-issuers. Early adoption is permitted for all entities for annual periods beginning after December 15, 2018, and interim periods therein. In May 2019, the FASB issued ASU 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief. This ASU adds optional transition relief for entities to elect the fair value option for certain financial assets previously measured at amortized cost basis to increase comparability of similar financial assets. The ASUs should be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified retrospective approach). On November 19, 2019, the FASB issued ASU 2019-10 to amend the effective date for ASU 2016-13 to be fiscal years beginning after December 15, 2022 and interim periods therein.

The Company adopted this ASU on October 1, 2023 and expects that the adoption will not have a material impact on the Company’s consolidated financial statements and related disclosures.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements.” The amendments in this ASU are changes to clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments in this ASU affect a wide variety of Topics in the Codification and apply to all reporting entities within the scope of the affected accounting guidance. ASU 2020-10 is effective for annual periods beginning after July 1, 2021 for public business entities. Early application is permitted. The amendments in this ASU should be applied retrospectively. The Company adopted this ASU as of July 1, 2022 and the adoption does not have a material impact on the Company’s consolidated financial statements and related disclosures.

In March 2023, the FASB issued ASU 2023-01, Leases (Topic 842): Common Control Arrangements, which Offers private companies, as well as not-for-profit entities that are not conduit bond obligors, a practical expedient that gives them the option of using the written terms and conditions of a common-control arrangement when determining whether a lease exists and the subsequent accounting for the lease, including the lease’s classification and Amends the accounting for leasehold improvements in common-control arrangements for all entities. The Company continues to evaluate the impact of ASU 2023-01 on its CFS.

We do not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on our CFS.

BUSINESS

Overview

The operating entity is an online marketing solution provider in China, with an advertiser client base mainly in the healthcare industry. The growth of the operating entity in recent years has benefited from the quick increase of news feed ads, its major form of ad placement, in the industry of online marketing in China. In addition, the healthcare industry in China has developed rapidly because of the growth both in the average income and the aging population, which provide a conducive environment for the development of the operating entity’s business. The operating entity has a management team with several years of experience in marketing for healthcare companies. Its own data analysis software “Bidding Compass” has helped it obtain a large volume of ad placement data. Moreover, it has developed a stable placement history with mainstream online advertising platforms in China and has been working closely with them since its establishment in 2018.

The operating entity mainly generates its revenue by providing one-stop online marketing solutions, in particular, it provides online short video ads for advertiser customers through its media partners. Media partners include both media platforms (such as Toutiao and Douyin), as well as authorized third-party agents of media platforms, through which the operating entity places ads for its advertiser customers when it has no direct contact with the platform. The operating entity procures ad slots from the media partners (which it regards as its suppliers) to place ads for its advertiser customers. The operating entity provides customized marketing solutions by planning, producing, placing, and optimizing online ads, especially online short video ads, to help its advertisers acquire, convert, and retain ultimate consumers on various online media platforms. The operating entity has served approximately 2,000 advertisers since its incorporation in 2018, the majority of which are healthcare companies. During the six months ended December 31, 2023 and 2022, it served 338 and 183 advertiser customers, respectively. During the fiscal years ended June 30, 2023 and 2022, it served 393 and 243 advertisers, respectively, of which 341 and 128 were healthcare companies, respectively. The operating entity primarily places its ads through mainstream online short video platforms and social media platforms in China, such as Toutiao, Douyin, WeChat, and Weibo. The operating entity is dedicated to reducing costs and increasing efficiency for its advertisers and offering them easy online marketing solutions.

The following table sets forth some KPIs of the operating entity’s online marketing solutions for the periods indicated below.

	Six Months Ended December 31,
	2022	2023
Impressions (millions)[1]	600.84	1080.35
Click-throughs (millions)[2]	18.01	24.21
Conversions (thousands)[3]	256.32	451.68
Click-throughs Rate (%)[4]	3.00%	2.24%
Conversion Rate (%)[5]	1.42%	1.87%

	Fiscal Years Ended June 30,
	2022	2023
Impressions (millions)	978.04	1551.22
Click-throughs (millions)	31.09	51.65
Conversions (thousands)	441.44	800.39
Click-throughs Rate (%)	3.18%	3.33%
Conversion Rate (%)	1.42%	1.55%

1.	Impression refers to the number of page views of an ad, which are counted and judged as “valid” by media platforms’ backend system and charged by media platforms. A media platforms’ backend system instantly checks if a page view is valid when an ad is displayed. Invalid page views include fraudulent page views or a large amount of page views in a short period of time on the same ad by an identical user account, of which the duplicate views will not be counted towards the number of impressions. Page views that are not identified as “invalid” are considered as valid by media platform’s backend system.

2.	When an Internet user clicks on an ad, a click incident is triggered, and this incident is considered a click-through.

3.	When an Internet user submits a survey, sheet or other interactive forms contained in the advertisement with the user’s contact information after the click-through, a submission incident is triggered, and this incident is considered a conversion.

4.	CTR is calculated by dividing the total number of clicks-throughs by the total number of impressions. CTR provides useful information on monitoring the effect and quality of ad placement, the attractiveness of ads to Internet users, the creativeness of ads, and the accuracy of selecting the placement target audience. Management of the operating entity uses CTR to monitor the intermediate effect and quality of ad placement. CTR also enables the operating entity’s management to adjust placement plan and content design of an ad.

5.	CVR is calculated by dividing the total number of conversions by the number of click-throughs. CVR provides useful information on monitoring the effect and quality of ad placement, the effect and quality of the interactive form included in an ad, the attractiveness of the interactive form to Internet users, and the accuracy of selecting the placement target audience. Management of the operating entity uses CVR to monitor the final and overall effect and quality of ad placement and interactive forms. CVR also enables the operating entity’s management to adjust the placement plan and content design of an ad.

For the six months ended December 31, 2023 and 2022, we had revenue of $23.50 million and $9.16 million, respectively, and net income of $760,198 and $447,046, respectively. For the fiscal years ended June 30, 2023 and 2022, we had revenue of $28.23 million and $16.16 million, respectively, and net income of $969,752 and $244,587, respectively.

Competitive Strengths

We believe that the following competitive strengths are essential for the operating entity’s success and differentiate it from its competitors:

Customized One-Stop Services

An important feature distinguishing the operating entity from its competitors is its customized one-stop services through active communication with advertisers. The operating entity cooperates with advertisers closely through the whole process of ad placement. After placing ads for the first time, the advertiser would provide data of ad placement effects, such as effective rate and transaction data, to the operating entity to optimize the placement strategy. In the earlier stage after placing the ad, the operating entity would follow up with the advertiser every two to three days. Generally, the ROI becomes stable after three placements and the advertiser would add budget for a continuing placement. The duration of each ad placement typically ranges from 10 days to one year, depending on the type of the placement. For instance, service promotion campaigns typically take a week to a month, and branding campaigns take a longer time as per the request from the advertiser customers. While most advertising agents only place ads and monitor customer acquisition costs, the operating entity actively engages in the online marketing end of its advertiser customers, tracing their CVR and transaction data to optimize marketing strategies. The operating entity develops this strategy based on its experience of placing ads for advertisers in the healthcare industry. The customized one-stop services provided by the operating entity cater to the need of advertisers in the healthcare industry and helps the operating entity maintain and expand its client base.

Media Resources – The Operating Entity’s Relation with Media Partners

The operating entity has established connections with mainstream media platforms in China, which provide advertisers with a broad range of options to reach their ultimate consumers. Such connections are built up through (1) direct contractual relations with media platforms, and (2) third-party agents authorized by the media platforms with which the operating entity has no direct contact. For example, the operating entity has established direct contractual relationship with Ocean Engine, a subsidiary of ByteDance, which operates as a mobile marketing platform helping clients advertise their products on ByteDance’s apps, such as Toutiao, Douyin, and Xigua Video, through a business cooperation agreement. ByteDance is a Chinese technology enterprise that offers a range of education and entertainment content platforms, including video-sharing social networking. The operating entity also keeps a close connection with third-party agents of other mainstream platforms, with which platforms the operating entity has no direct contact. Through these agents, the operating entity can place ads on these platforms for its advertiser customers. Such third-party agents have high transaction amount with the media platforms for years and enjoy high rebates from the media platforms. The operating entity engages with third-party agents to access the media platforms. The operating entity establishes the account and engages with third-party agents who in turn engage with media platforms for the ad placement. These agents charge the ad accounts once they receive the operating entity’s payments, and grant the operating entity part of the rebates from the media platforms. As the operating entity increases in its scale and volume of transactions, it engages with the media platforms more directly instead of indirectly through third-party agents. The direct business cooperation with Ocean Engine, a subsidiary of ByteDance, illustrates such trend.

The online marketing services of the operating entity are awarded and highly recognized by some influential media platforms in China. For instance, in 2019 the operating entity was awarded as an Ocean Engine Annual Outstanding Agent by ByteDance and received the Annual Best Contribution Award from Sina Weibo; in 2020 the operating entity received the “Best Breakthrough Award” from Ocean Engine; in 2021 the operating entity received Ocean Engine’s “Top 20 Channels Award”, “Best Content Marketing Award” and “Best Partnership Award”; in 2022 the operating entity was awarded as Ocean Engine’s “Best Ecosystem Partnership.”

Information Flow – Self-developed Advertising Data Collection Software

The operating entity developed its own software, “Bidding Compass,” based on its own marketing experience. Bidding Compass is a database collecting historical data of impressions, click-throughs, and ROIs from advertisers that the operating entity has served in 34 provincial-level administrative regions, 333 prefecture-level cities in China. Based on the data collected, the operating entity formulates its marketing strategies of bidding, ad placement, and optimization of customer acquisition costs. Bidding Compass has the functions set forth below:

●	Advertiser Management: The operating entity uses Bidding Compass to add information of each new advertiser and updates it when necessary;

●	Short Video Ads Order Management: The operating entity submits the advertiser’s order for placing short video ads to Bidding Compass;

●	Ad Account Management: The operating entity owns and maintains its ad accounts on the media platforms, such as Toutiao and Tencent. It uses its ad accounts to place advertisements for its advertiser customers and make payments to the media platforms. It also manages the account information, such as media and client policies of these platforms. The operating entity typically maintains one ad account on each media platform to place advertisements for multiple advertiser customers. Thus, advertiser customers do not need to set up or maintain their ad accounts, which saves costs for them and improves efficiency of ad placement;

●	Bidding Information Management: The operating entity records historical ads bidding data in Bidding Compass, which will provide a reference for bidding prices in the future;

●	Ads Making Process Management: The director, producing team, and video editing team record the key information of the making of a short video ad in Bidding Compass, such as information regarding the actors involved, the filming date and location, demands of the advertiser customer, etc.;

●	Ad bidding Management: The operating entity makes ad bids on media platforms for ad slots to place ads on behalf of its advertiser customers, competing with other advertisers who make bids for the same ad slot, either by themselves or by a third-party advertising agency. Each of the bidders indicates the ad slot with a specific time window to place the ad, the target audience, and the advertising fee it offers to the media platform. The media platforms accept the bid they prefer and assign the ad slot to the winning bidder. The operating entity reviews real-time ad bids on media platforms and places the client’s ads based upon its assessment of best cost-output ratio on the slots of the platform; and

●	Finance Management: The finance department of the operating entity reviews all the payment requests from media partners.

According to the 2021 Annual Insight Report of Online Advertisement in China published by iResearch (the “iResearch Report”), as the online advertisement market develops, advertisers value the accuracy and the cost-efficiency of marketing, and invest more in digital technology.1 Moreover, the trend of e-commerce and short videos has made user traffic and data management essential for marketing. Bidding Compass caters to this trend and plays a key role when the operating entity designs online marketing solutions for its advertisers.

Highly Experienced Team

The senior management team of the operating entity has been essential in driving the growth of its business. The founder, Mr. Lei Xu, has over a decade of experience in marketing for healthcare companies. Mr. Xu has access to multiple advertiser and media resources in the healthcare industry. He served as a senior manager in a Chinese healthcare website, Xun Yi Wen Yao, from 2017 to 2018, and has gained a deep understanding of online marketing for healthcare companies. In addition, Mr. Xu has been an entrepreneur since 2013 and has gained rich experience in running start-ups and managing an entrepreneurship team.

The president, Mr. Zhen Fan, has over 15 years of experience in online marketing. He has worked at several big Internet companies in China, including Sohu and ifeng. Mr. Fan is also familiar with the capital market in the U.S. and has experience in operating U.S. listed companies, IPO financing, and mergers and acquisitions. He was the CEO of Mmtec, Inc. (NASDAQ: MTC), a Nasdaq listed company.

Besides the management team, the operating entity has professional and experienced optimization and sales teams. As of the date of this prospectus, among all its 14 optimizers, eight are senior engineers of feeds advertising marketing certified by Ocean Engine, a subsidiary of ByteDance; 10 have three to five years’ experience in medical marketing; and five were certified marketing consultants awarded by Tencent. Through this seasoned team, the operating entity has accumulated a large client base and is familiar with marketing needs of advertisers in the healthcare industry.

[1]	iResearch, 2021 Annual Insight Report of Online Advertisement in China, available at https://baijiahao.baidu.com/s?id=1711146088101287730&wfr=spider&for=pc (last visited September 1, 2022).

Growth Strategies

The operating entity intends to develop its business and strengthen brand loyalty by implementing the following strategies:

Reinforcing Collaboration with Media Platforms and Enhancing Advertiser Base in the Healthcare Industry

The operating entity intends to maintain its growing status by reinforcing collaboration with mainstream media platforms. Specifically, the operating entity will seek cooperation with them in risk control, customized services of downstream customers, and promoting its specialty in offering online marketing solutions for advertisers in the healthcare industry. It is also planning to assign more personnel to develop its business with new online media platforms, such as RED (xiaohongshu), a social media and e-commerce platform in China. It will first engage with those fast-growing online media platforms, apply for their corresponding online marketing solutions licenses, and develop customized advertising campaigns well-tailored to the needs of both the advertisers and the new media platform. By establishing a close and stable relationship with these new media platforms and its advertisers, the operating entity is planning to further expand such business plans to more existing and new advertisers, and engage emerging new online media platforms each year to satisfy its advertisers’ increasing marketing needs. In the coming years, it will also assign additional resource to each new media platform to develop more attractive and effective online marketing solutions.

Moreover, the operating entity plans to enhance its advertiser base to further scale up and grow its business. It plans to continue to deepen its penetration in the healthcare industry through developing and offering more tailored solutions with industry-specific features, such as solutions tailored for cosmetic customers. The operating entity intends to increase its market share in the healthcare advertising industry and to attract 10% of the advertiser customers in the healthcare industry by 2025 by acquiring 150-200 new advertisers each year.

Continuing to Invest in and Develop the Technology owned by the Operating Entity

We consider technological innovations to be a critical component of the operating entity’s strategy, allowing it to provide execution at scale and deliver data-driven insights to grow its advertisers’ businesses. We will continue to invest in and develop the operating entity’s self-owned software, “Bidding Compass.” We plan to invest $2 million in the R&D of Bidding Compass and recruit 20 new R&D engineers. We also intend to improve data analytical capabilities of Bidding Compass to make it more efficient.

The Business Model

The operating entity targets advertisers in the healthcare industry and places online short video ads for them on major online short video platforms in China. Compared to conventional forms of marketing solutions, the online short video marketing solutions of the operating entity provide target consumers with an immersive marketing environment through the delivery of attention-catching and digestible information. These ads are naturally integrated in attractive narrative forms, such as short stories, celebrity recommendations and daily life presentations, all tailored to the needs of the ultimate consumers. The following screenshots illustrate online short video ads produced and placed by the operating entity on various media platforms:

Douyin

Tencent

Weibo

Services and Operational Flow

The operating entity provides one-stop cross-media online marketing solutions to advertisers through its media partners. Below is a flow chart of the operating entity’s services and operation.

Main Advertiser Customer
Marketing Budget
Effect
Brand
Advertising Fee
One-Stop Online Marketing Solutions One-Stop Services
User Traffic Costs
Quality of the Contents
Tech Support
Marketing Effect
Online Short Video Research Center
Video data
Media Platform
User Traffic
Advertising Fee
User Traffic
Ad Categorizing Services
User Traffic Costs
User Traffic
Media Partners
Online Short Video Media Platforms
Social Media Platforms
Content Exhibition
Consumer Interaction
Internet Users
Marketing Target
Business Flow
Fund Flow

●	Advertisers. The operating entity’s clients mainly include direct advertisers and advertising agencies on behalf of their own advertisers which need to acquire ultimate consumers through online marketing solutions. These clients place their marketing budgets with the operating entity. The one-stop cross-media online marketing solutions of the operating entity help such advertisers optimize their marketing strategies, enhance their brand recognitions and acquire, convert, and retain more ultimate consumers through creative and attractive online marketing campaigns.

●	Media Partners. The operating entity’s media partners are mainly online media platforms which need to monetize their user traffic through offering Internet ad inventories on their platforms. These media partners primarily include popular online short video platforms, widely-known social media platforms and major search engine platforms in China. Since the operating entity is able to help advertisers target and reach ultimate consumers through its quality and attention-catching online marketing solutions, the operating entity can therefore ensure the efficient use of ad inventories of its media partners with effective and efficient monetization results.

●	Internet Users. The operating entity provides Internet users or ultimate consumers with high-quality and attention-catching online marketing content, in particular online short video ads, through its media partners. Utilizing the ad bidding and placement information obtained by Bidding Compass, the operating entity is able to produce and deliver large-scale and customized online marketing solutions for its advertiser customers, which will then feed such online marketing content to Internet users through the media partners.

The operating entity offers full services for short video advertising, including script drafting, filming, and video making; setting up accounts under its own name on media platforms for ad launching and making payments to those platforms; optimizing; and post-launching effect analysis. The operating entity has developed an efficient service flow for advertisers. The whole process normally takes one to three months. The following diagram illustrates the operating entity’s flow of serving advertisers:

●	Engagement with Advertisers and Media Partners: The operating entity generally enters into annual framework agreements with advertisers. It also adopts a risk management system to review each of its potential advertisers on their business model, financial situation, credit records, market channels, growth potential and legal compliance risks, and only enters into agreements with those advertisers which can pass its assessment criteria. In the meantime, the operating entity also assists advertisers with the submission of documentation to designated online media platforms for the approval to setup accounts on their advertising platforms. In the case where the operating entity needs to acquire user traffic indirectly through a media agent, it liaises with the relevant agent for the account registration.

●	Communicating with Advertisers about their Needs. The operating entity would confirm the placement period, budget, basic Internet user target setting, content making, and data feedback in later periods with advertisers.

●	Planning of Advertising Campaign: After signing each annual framework agreement, the operating entity will then communicate with advertisers and conduct campaign planning based on their particular criteria and marketing goals, help them formulate campaign parameters, such as ultimate consumer demographics, devices, geographic regions, user preferences, and the timing and duration of the marketing campaigns, as well as proposals on marketing strategies. Such marketing strategies may be amended for several rounds, and are usually executed only after the advertiser customer is satisfied with the strategies.

●	Content Creation and Production: Pursuant to the advertising campaign plans and other specific requirements from its advertisers, the operating entity will then develop creative insights and translate to the script for production and filming. Specifically, for online short video ads, the operating entity will engage actors to film at its professional content production studios, and its in-house editors and post-production staff will further tailor and customize the online short videos with special effects based on the requirements, budget, and experience in online marketing and sales of its advertisers. For advertisers that have just started online marketing and have a limited budget, the operating entity would suggest them to advertise more on their sales and promotion events. For advertisers with an ample budget, apart from content related to their sales and promotion events, the operating entity usually advises them to allocate more ad content on brand image building. The production of online marketing solutions will only be completed when the legal and compliance department reviews and confirms that the content is in compliance with all applicable laws and regulations, ethical standards as well as the relevant online media platform’s internal policies.

●	Placement of Online Marketing Solutions: The operating entity proceeds with user traffic acquisition and bids for ad inventories on the targeted online media platforms selected by its advertisers. The operating entity generally utilizes Bidding Compass and media engine platforms to place online marketing solutions for its advertisers. The operating entity, using Bidding Compass, makes ad bids on media platforms for ad slots to place ads on behalf of its advertiser customers, competing with other advertisers who make bids for the same ad slot, either by themselves or by third-party advertising agencies. Each of the bidders indicates the ad slot with a specific time window to place the ad, the target audience, and the advertising fee it offers to the media platform. The media platforms accept the bid they prefer and assign the ad slot to the winning bidder. Bidding Compass has collected a large number of ad bidding data of the operating entity’s advertisers according to their industries, and it fits the mechanism of searching engine of mainstream media platforms. Therefore, Bidding Compass is well suited to the mechanism of the engine of media platforms, and the operating entity uses it to design ad bidding and placement plans for advertisers. Normally, as requested by advertisers, the operating entity may place online short video ads on their designated online media platforms. If the advertisers have no specific instructions, the operating entity may also place ads on multiple popular online short video platforms with high average daily active users (“DAUs”) and monthly active users (“MAUs”) taking account of various factors, such as the advertiser’ marketing budgets, KPI requirements and user traffic purchasing costs of the online media platforms. DAU and MAU are usually defined by media platforms in China as the number of users who have used their service in a day and a month, respectively. The average DAUs and MAUs data of media platforms are published by media platforms on a regular basis and are useful indicators for the operating entity to evaluate the Internet user activeness across different media platforms. Taking the aforementioned various factors into consideration, in order to promote better marketing effects, the operating entity prioritizes its ad placement on the media platforms with higher DAUs and MAUs.

●	Performance Operation and Optimization: Once online ads, particularly online short videos marketing solutions, are displayed online, the operating entity will monitor the performance and review marketing results on media platforms on a real-time and continuing basis.

●	Settlement: The operating entity’s media partners typically issue invoices of traffic acquisition costs to it on a monthly basis based on ad performance data. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Online Marketing Solution Services.” The operating entity will then issue invoices to its advertisers and the payment period of the invoices is generally 60 days.

Revenue and Pricing Model

Our revenue primarily includes advertising services. The operating entity provides one-stop online marketing solutions, especially online short video advertising, including script drafting, filming, and video making; setting up its own accounts on media platforms for ad launching and making payments to those platforms; optimizing; and post-launching effect analysis, to its advertisers. It charges the advertisers primarily based on a mix of CPC and CPT. CPC is an online advertising pricing model where an advertiser pays a media partner (typically a search engine, website owner, or a network of websites) when the ad is clicked. Under this model, the operating entity recognizes revenue when specified action, such as click-throughs, is performed. CPT is an online advertising pricing model where an advertiser pays for an advertisement to be placed for a set amount of time. Under this model, the operating entity recognizes revenue over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation.

Media partners may also grant to the operating entity rebates mainly based on gross advertisement spending (i) in the form of advances to suppliers for future traffic acquisition; (ii) to net off the account payables the operating entity owed to them; or (iii) in cash. The operating entity has control in the service rendered to its advertisers before delivery and acts as the principal under this business model, and, therefore recognizes revenue earned and costs incurred related to these transactions on a gross basis. Under this arrangement, the rebates earned from the media partners are recorded as a reduction of cost of services.

For the six months ended December 31, 2023 and 2022, we had revenue of $23.50 million and $9.16 million, respectively, and net income of $760,198 and $447,046, respectively. For the fiscal years ended June 30, 2023 and 2022, we had total revenue of $28.23 million and $16.16 million, respectively, and net income of $969,752 and $244,587, respectively. Revenue derived from comprehensive advertisement services accounted for 100% of its total revenue for both fiscal years.

Data Privacy and Security

The business of the operating entity does not require obtaining personal data from Internet users. The data it acquires is mainly the customer acquisition costs of its advertisers and conversion rate, which does not involve personal private data. These data are generated and stored at media platforms where the operating entity places ads for its advertisers, such as ByteDance and Tencent, and are protected by the policies of these platforms.

Suppliers

The operating entity engages suppliers which are mainstream media platforms or their key agents, such as Tencent and Toutiao. The cooperation with them is based on their quotes and services and the operating entity will place ads on media platforms, such as Tencent and Toutiao.

Below are the lists of the major suppliers of the operating entity for the six months ended December 31, 2023 and 2022.

●	For the Six Months Ended December 31, 2023

Supplier	Purchase Amount (RMB); Percentage	Major Contract Terms
Ocean Engine	256,434,447 (approximately $35,821,471); 99.37%	On January 1, 2023, the operating entity signed a business cooperation agreement with Ocean Engine. The original contract term was valid until December 31, 2023. The contract was extended for an additional term expiring on December 31, 2024.
Shanghai Yixin Culture Media Co., Ltd. (“Shanghai Yixin”)	598,777 (approximately $83,643); 0.23%	Shanghai Yixin allows the operating entity to place ads on media platforms of which Shanghai Yixin had agency qualification. The contract term was from March 24, 2023 to December 31, 2023.

●	For the Six Months Ended December 31, 2022

Supplier	Purchase Amount (RMB); Percentage	Major Contract Terms
Ocean Engine	56,262,884 (approximately $8,091,770); 86.31%	Ocean Engine allowed the operating entity to place ads on Ocean Engine’s media platforms. The contract took effect on June 16, 2022. The cooperation period of the contract was from June 16, 2022 to September 30, 2022, and was extended to December 31, 2022. On January 1, 2023, the operating entity signed a new business cooperation agreement with Ocean Engine. The contract was valid until December 31, 2023.
Jiangxi Juguang Internet Technology Co. Ltd. (“Juguang”)	3,728,695 (approximately $536,264); 5.72%	Juguang allows the operating entity to place ads on media platforms of which Juguang had agency qualification. The contract term was from April 21, 2022 to December 31, 2022.
Hunan Shunkai Culture Media Co.(“Shunkai”)	1,907,753 (approximately $274,374); 2.93%	Shunkai placed ads for the operating entity on Douyin and Toutiao from July 1, 2022 to June 30, 2023.
Jiangxi Aoxing Media Co. Ltd. (“Aoxing”)	1,325,965 (approximately $190,701); 2.03%	Aoxing allowed the operating entity to place ads on media platforms of which Aoxing was an authorized advertising agent. The contract term was from April 2, 2021 to December 31, 2021, and was extended to December 31, 2022.
Shanghai Mengju Information Technology Co. Ltd. (“Mengju”)	1,065,003 (approximately $153,170); 1.63%	Mengju provided advertising services to the operating entity. The contract took effect on January 21, 2021, and was valid for one year. The operating entity renewed the contract on April 7, 2022 with Mengju, with a term expiring on April 6, 2023.

Below are the lists of our major suppliers in the fiscal years ended June 30, 2023 and 2022.

●	Fiscal year ended June 30, 2023

Supplier	Purchase Amount (RMB); Percentage	Major Contract Terms
Ocean Engine	241,942,529 (approximately $34,854,693); 95.95%	Ocean Engine allowed the operating entity to place ads on Ocean Engine’s media platforms. The contract took effect on June 16, 2022. The cooperation period of the contract was from June 16, 2022 to September 30, 2022, and was extended to December 31, 2022. On January 1, 2023, the operating entity signed a new business cooperation agreement with Ocean Engine. The contract was valid until December 31, 2023.
Jiangxi Juguang Internet Technology Co. Ltd. (“Juguang”)	3,728,695 (approximately $537,163); 1.48%	Juguang allowed the operating entity to place ads on media platforms on which Juguang had agency qualification. The contract term was from April 21, 2022 to December 31, 2022.
Shanghai Mengju Information Technology Co. Ltd. (“Mengju”)	1,958,263(approximately $282,111); 0.78%	Mengju provided advertising services to the operating entity. The contract took effect on January 21, 2021, and was valid for one year. The operating entity renewed the contract on April 7, 2022 with Mengju, with a term expiring on April 6, 2023.
Hunan Shunkai Culture Media Co.(“Shunkai”)	1,907,753(approximately $274,834); 0.76%	Shunkai placed ads for the operating entity on Douyin and Toutiao from July 1, 2022 to June 30, 2023.
Jiangxi Aoxing Media Co. Ltd. (“Aoxing”)	1,325,965 (approximately $191,021); 0.53%	Aoxing allowed the operating entity to place ads on media platforms on which Aoxing was an authorized advertising agent. The contract term was from April 2, 2021 to December 31, 2021, and was extended to December 31, 2022.

●	Fiscal year ended June 30, 2022

Supplier	Purchase Amount (RMB); Percentage	Major Contract Terms
Mengju	31,466,519 (approximately $4,873,166); 29.96%	Mengju provided advertising services to the operating entity. The contract took effect on January 21, 2021, and was valid for one year. The operating entity renewed the contract on April 7, 2022 with Mengju, with a term expiring on April 6, 2023.
Aoxing	21,062,008 (approximately $3,261,837); 20.05%	Aoxing allowed the operating entity to place ads on media platforms on which Aoxing was an authorized advertising agent. The contract term was from April 2, 2021 to December 31, 2021, and was extended to December 31, 2022.
Donson	18,883,363 (approximately $2,924,434); 17.98%	Donson provided ads promotion services and professional services of a marketing product called MarketingDesk. The contract term was from January 1, 2022 to December 31, 2022.
Shunkai	14,163,607 (approximately $2,193,493); 13.48%	Shunkai placed ads for the operating entity on Douyin and Toutiao from June 25, 2021 to June 24, 2022.
Juguang	8,457,086 (approximately $1,309,734); 8.05%	Juguang allowed the operating entity to place ads on media platforms on which Juguang had agency qualification. The contract term was from April 21, 2022 to December 31, 2022.

The major factors that the operating entity would consider when selecting suppliers are their fee quotes, reverting speed, payment period, and industry information output. The operating entity maintains a long-term partnership with its suppliers and rarely change them.

Customers, Sales, and Marketing

The operating entity values having professional operation abilities and maintaining high ROI of placing ads for its advertisers in the healthcare industry. As a result, most of its advertisers would actively seek for cooperation with it instead of being solicited by the operating entity. In addition, media platforms which are familiar with the operating entity’s expertise in the healthcare industry often refer advertisers to it. The operating entity generally does not market itself to potential advertisers.

The operating entity usually enters into framework agreements with advertisers who intend to acquire ad inventory through it over a period of time (usually a year or shorter). If it is asked to run a specific advertising campaign for a short period (usually for social media marketing services), it may enter into one-off agreements with the advertisers. The operating entity’s contracts with its advertisers generally do not include exclusive obligations to use its services, and its advertisers are generally free to place their ads through other advertising agencies or work with multiple advertising agencies on a specific advertising campaign. During the fiscal years ended June 30, 2023 and 2022, the operating entity had 393 and 243 advertisers, respectively.

Below are the lists of our major advertiser customers during six months ended December 31, 2023 and 2022, respectively:

●	Six Months ended December 31, 2023

Advertiser Customer	Sales Amount (RMB); Percentage	Major Contract Terms
Shanghai Xukang Network Technology Co., Ltd.(“Shanghai Xukang”)	12,636,199 (approximately $1,765,158); 7.08%	The operating entity provided marketing services for Shanghai Xukang on media platforms such as Toutiao, Douyin, Huoshan Video, and Xigua Video, with a focus on Toutiao. The contract term was from August 27, 2022 to August 26, 2023. On December 8 2023, a renewal contract was signed with Shanghai Xukang for a period from December 8, 2023 to December 7, 2024.
Chengdu Xiuyu Health Technology Co., Ltd. (“Chengdu Xiuyu”)	10,785,349 (approximately $1,506,611);6.05%

The operating entity provided marketing services for Chengdu Xiuyu on media platforms such as Toutiao, Douyin, Huoshan Video, and Xigua Video, with a focus on Toutiao. The contract term was from April 13, 2023 to December 31, 2023. On January 11 2024, a renewal contract was signed with Chengdu Xiuyu for a period from January 11, 2024 to December 31, 2024.

Zhengzhou Second Hospital of Chinese Medicine (“ZSHCM”)	10,620,000 (approximately $1,483,514); 5.95%	The operating entity provided marketing services for ZSHCM on media platforms such as Toutiao, Douyin, Huoshan Video, and Xigua Video, with a focus on Toutiao. The contract term was from March 22, 2022 to March 21, 2023. On March 22, 2023, a renewal contract was signed with ZSHCM for a period from March 22, 2023 to March 21, 2024, and can be automatically renewed for another year if neither party objects in writing before the contract expires.

Advertiser Customer	Sales Amount (RMB); Percentage	Major Contract Terms
Jinan Modern Dermatology Hospital (“JMDH”)	7,185,000 (approximately $1,003,677); 4.03%	The operating entity provided marketing services for JMDH on media platforms such as Toutiao, Douyin, Huoshan Video, and Xigua Video, with a focus on Toutiao. The first contract term was from July 29, 2022 to July 28, 2023, and was renewed to July 28, 2024.
Chengdu Meierbe Technology Co., Ltd (“Chengdu Meierbe”)	6,150,000 (approximately $859,097); 3.45%	The operating entity provided marketing services for Chengdu Meierbe on media platforms such as Toutiao, Douyin, Huoshan Video, and Xigua Video, with a focus on Toutiao. The first contract term was from January 4, 2023 to January 3, 2024.
Total	47,376,548 (approximately $6,618,056); 26.56%
Total Sales Amount (RMB)	178,352,388 (approximately $23,503,910)

●	Six Months ended December 31, 2022

Advertiser Customer	Sales Amount (RMB); Percentage	Major Contract Terms
Hangtian Kadi	14,555,567 (approximately $2,093,392); 21.55%	The operating entity exhibited and placed product information for Hangtian Kadi on media platforms. The contract term was from October 8, 2021 to December 31, 2022. The contract was renewed until December 31, 2023, and can be automatically renewed for another year if both parties does not object in writing after the renewed contract expires.
Jinan Modern Dermatology Hospital (“JMDH”)	4,640,000 (approximately $667,328); 6.87%

● Cooperation Agreement of Douyin:

The operating entity provided marketing services for JMDH on Douyin platforms The contract term was from November 10, 2020 to November 9, 2021

●  Marketing and Promotion Service Contract of Ocean Engine

The operating entity provided marketing services for JMDH on media platforms such as Toutiao, Douyin, Huoshan Video, and Xigua Video, with a focus on Toutiao. The contract term was from July 29, 2022 to July 28, 2023.

Chengdu Xiuyu	4,370,342 (approximately $628,546); 6.47%

● Lattice Wave Information Streaming Media Delivery Contract:

The operating entity provided marketing services for Chengdu Xiuyu on media platforms such as Toutiao, Douyin, Huoshan Video, and Xigua Video, with a focus on Toutiao. The contract term was from August 24, 2022 to December 31, 2022.

● Bomb Information Streaming Media Delivery Contract:

The operating entity provided marketing services for Chengdu Xiuyu on media platforms such as Toutiao, Douyin, Huoshan Video, and Xigua Video, with a focus on Toutiao. The contract term was from July 11, 2022 to December 31, 2022.

Advertiser Customer	Sales Amount (RMB); Percentage	Major Contract Terms
Chengdu Wenjiang Yiyun Internet Hospital Co., LTD (“Chengdu Wenjiang”)	3,551,780 (approximately $510,820); 5.26%	The operating entity provided marketing services for Chengdu Wenjiang on media platforms such as Toutiao, Douyin, Huoshan Video, and Xigua Video, with a focus on Toutiao. The contract term was from July 8, 2022 to July 7, 2023.
Xi’an Weiyang Zhongnuo Stomatological Hospital Co. LTD (“Xi’an Weiyang”)	3,114,618 (approximately $447,947); 4.61%

●  Data Promotion Annual Cooperation Agreement:

The operating entity provided marketing services for Xi’an Weiyang on media platforms operated by Tencent. The contract term was from April 1, 2022 to March 31, 2023.

● Marketing and Promotion Service Contract of Ocean Engine：

The operating entity provided marketing services for Xi’an Weiyang on media platforms such as Toutiao, Douyin, Huoshan Video, and Xigua Video, with a focus on Toutiao. The contract term was from April 1, 2022 to March 31, 2023.

Total	30,232,307 (approximately $4,348,033); 44.77%
Total Sales Amount (RMB)	67,532,691 (approximately $ 9,712,602)

Below are the lists of our major advertiser customers during the two fiscal years, respectively:

●	Fiscal year ended June 30, 2023

Advertiser Customer	Sales Amount (RMB); Percentage	Major Contract Terms
JMDH	21,435,000 (approximately $3,087,966); 10.32%

● Ocean Engine Marketing Service Contract

The operating entity provided marketing services for JMDH on media platforms such as Toutiao, Douyin, Huoshan Video, and Xigua Video, with a focus on Toutiao. The first contract term was from July 29, 2022 to July 28, 2023, and was renewed to July 28, 2024.

Hangtian Kadi	20,083,110 (approximately $2,893,210); 9.67%

● Information Services Framework Contract:

The operating entity exhibited and placed product information for Hangtian Kadi on media platforms. The contract term was from October 8, 2021 to December 31, 2022. The contract was renewed until December 31, 2023, and can be automatically renewed for another year if both parties do not object in writing after the renewed contract expires.

Zhengzhou Second Hospital of Chinese Medicine (“ZSHCM”)	15,947,075 (approximately $2,297,366); 7.68%	The operating entity provided marketing services for ZSHCM on media platforms such as Toutiao, Douyin, Huoshan Video, and Xigua Video, with a focus on Toutiao. The contract term was from March 22, 2022 to March 21, 2023. On March 22, 2023, a renewal contract was signed with ZSHCM for a period from March 22, 2023 to March 21, 2024, and can be automatically renewed for another year if neither party objects in writing before the contract expires.
Chengdu Wenjiang Yiyun Internet Hospital Co., LTD (“Chengdu Wenjiang”)	11,822,412 (approximately $1,703,159); 5.69%	The operating entity provided marketing services for Chengdu Wenjiang on media platforms such as Toutiao, Douyin, Huoshan Video, and Xigua Video, with a focus on Toutiao. The contract term was from July 8, 2022 to July 7, 2023.
Shanghai Xukang Network Technology Co., LTD (“Shanghai Xukang”)	7,180,000 (approximately $1,034,364); 3.46%	The operating entity provided marketing services for Shanghai Xukang on media platforms such as Toutiao, Douyin, Huoshan Video, and Xigua Video, with a focus on Toutiao. The contract term was from August 27, 2022 to August 26, 2023.
Total	76,467,597 (approximately $11,016,065); 36.81%
Total Sales Amount (RMB)	207,708,660 (approximately $28,229,149

●	Fiscal year ended June 30, 2022

Advertiser Customer	Sales Amount (RMB); Percentage	Major Contract Terms
Beijing Hangtian Kadi Technology Development Institute (“Hangtian Kadi”)	28,531,391 (approximately $4,418,608); 25.80%	The operating entity exhibited and placed product information for Hangtian Kadi on media platforms. The contract term was from October 8, 2021 to December 31, 2022. The contract was renewed until December 31, 2023, and can be automatically renewed for another year if neither party objects in writing after the renewed contract expires.
Zhengzhou Second Hospital of Chinese Medicine (“ZSHCM”)	15,685,145 (approximately $2,429,131); 14.18%	The operating entity provided marketing services for ZSHCM on media platforms such as Toutiao, Douyin, Huoshan Video, and Xigua Video, with a focus on Toutiao. The contract term was from March 22, 2021 to March 21, 2022, and was extended to March 21, 2023.
Beijing Chongwenmen Hospital of Traditional Chinese Medicine (General Partnership) (“CWM”)	8,268,041 (approximately $1,280,457); 7.48%	The operating entity provided marketing services for CWM on media platforms such as Toutiao, Douyin, Huoshan Video, and Xigua Video, with a focus on Toutiao. The contract term was from November 22, 2021 to December 31, 2022.
Chongqing Kunfang Digital Technology Co. Ltd. (“Kunfang”)	4,666,750 (approximately $722,732); 4.22%	The operating entity exhibited and placed product information on media platforms. The contract term was from January 13, 2022 to January 12, 2023.
Beijing Zhongnuo No.2 Stomatological Hospital Co., Ltd. (“Beijing Zhongnuo”)	4,390,241 (approximately $679,909); 3.97%	The operating entity provided marketing services for Beijing Zhongnuo on media platforms such as Toutiao, Douyin, Huoshan Video, and Xigua Video, with a focus on Toutiao. The contract term was from June 16, 2021 to June 15, 2022.
Total	61,541,568 (approximately $9,530,837); 55.65%
Total Sales Amount (RMB)	110,586,085 (approximately $ 16,156,865)

Industry

According the iResearch Report, in 2020, the online marketing industry in China grew continually, with a market scale of RMB766.60 billion (approximately $107.32 billion), and the market scale of mobile ads, which is an important part of the online marketing industry, reached RMB672.50 billion (approximately $94.15 billion) in 2020. The COVID-19 pandemic advanced this trend and resulted in increase in the mobile ad market, which accounted for 87.7% of the online ad market. It is estimated by iResearch that the mobile ad market will reach RMB1.17 trillion (approximately $0.16 trillion) in 2023. The fast expansion of mobile ad market is an essential element propelling the increase of operating entity’s business, since mobile ads serve as an important form for the operating entity to place online marketing ads, especially online short video ads.

The growth of healthcare industry in China also gives a boost to the operating entity’s development. According to the “Health China 2030” Plan Outline, a plan made by the State Council of the PRC to promote the advancement of healthy China and improve people’s health, the scale of health services industry is estimated to exceed RMB16 trillion (approximately $2.24 trillion) in 2030. Healthcare markets have already reached RMB13 trillion (approximately $1.82 trillion) in 2020, and China has become the second largest market in these fields globally.2

In the meantime, the Internet health market is also booming, with a market scale of RMB342.64 billion (approximately $47.97 billion) in 2020.3 The peak of monthly active users (“MAUs”) of online medical treatment, an important part of Internet health market, has exceeded 60 million.4 Online medical treatment has become an essential medical services channel in China. This has been enhanced by the COVID-19 pandemic, especially during lockdowns when people are required to quarantine at home and have limited access to treatment at hospitals in person. The rapid growing trend of the Internet health market, especially online medical treatment, has triggered an increasing need for customized and efficient online marketing solutions from advertisers in the healthcare industry, which constitutes a conducive environment for the operating entity to grow its business.

[2]	China Daily, http://caijing.chinadaily.com.cn/a/202203/07/WS622571eca3107be497a09892.html (last visited September 1, 2022).

[3]	Intelligence Research Group, 2021 Analysis of Development of Internet Health Industry and Operation of Key Companies in China, available at https://baijiahao.baidu.com/s?id=1707049554954029014&wfr=spider&for=pc (last visited September 1, 2022). According to this analysis, Internet health is defined as using the Internet as a carrier to realize online and intelligent medical treatment, medicine, medical insurance and other links, mainly including Internet medical care (online consultation, online registration, health management, Internet medical beauty, maternal and infant medical care, vaccination, Internet psychology, etc.), pharmaceutical e-commerce, sports and fitness, etc.

[4]	2020 Industry Report of Internet Medical Treatment in China, available at http://ifastdata.com/article/index/id/114/cid/2 (last visited September 1, 2022).

Competition

The online marketing industry in China is highly fragmented and competitive. Top-tier service providers with various distribution channels and technology advantages are expected to prevail in the future.

Online marketing solution providers compete primarily on access to media resources, size of advertiser base, experienced management and service professionals, sufficiency of funding, quality of service, brand recognition, optimization capability, and technological competency. In addition, as a professional online marketing solution provider specifically engaged in marketing for advertisers in the healthcare industry, the operating entity still faces the competition against competitors whose advertiser base covers various industries.

However, we believe that the operating entity’s focus on healthcare industry also makes it stand out from its competitors. The operating entity can effectively compete with its competitors with its in-depth knowledge of the marketing need of advertisers in the healthcare industry and its well-established business relationship with advertisers in this industry.

Employees

The operating entity had 29, 32, and 20 full-time employees as of December 31, 2023, June 30, 2023, 2022, and 2021, respectively. The following table sets forth the number of its full-time employees in the past three fiscal years respectively:

Function	Number of Employees as of December 31, 2023	Number Employees as of June 30, 2023	Number Employees as of June 30, 2022	Number Employees as of June 30, 2021
Operation	13	15	8	12
Management	9	9	5	4
Research and development	4	5	5	5
Sales	3	3	2	4
Total	29	32	20	25

The operating entity’s full-time employees typically enter into standard employment contracts with it. As required under China’s regulations, the operating entity participates in various employee social security plans that are organized by applicable local municipal and provincial governments, including housing, pension, medical, work-related injury, maternity, and unemployment benefit plans. The operating entity does not have contractor workers.

We believe the operating entity maintains a good working relationship with its employees, and it has not experienced material labor disputes in the past. None of its employees are represented by labor unions.

Insurance

The operating entity does not maintain director liability insurance, property insurance, business interruption insurance, or general third-party liability insurance.

Property

As of the date of this prospectus, the operating entity does not own any property. The operating entity leases two offices in China with an aggregate gross floor area of 6,821 square feet. The areas of leased premises are based on the figures specified in the certificates of land use or the corresponding lease agreements. The following table shows notable information for the properties the operating entity leases as of the date of this prospectus:

Location	Area (Square Feet)	Current Use	Term of Use	Annual Rental
801/802, Tower C, Floor 8, Building 103, Huizhongli, Chaoyang District, Beijing, China	3,620	Principal Executive Office	1st term: June 21, 2021 to June 30, 2023 2nd term: July 1, 2023 to March 31, 2024 3rd term: April 1, 2024 to June 30, 2024*	$85,400
Room 902, Unit 1, Floor 9, Wantong Tower, Jia No.6, Chao Yang Men Wai Ave., Chaoyang District, Beijing, China	3,201	Office	August 8, 2022 to August 7, 2024	$97,833

*

The operating entity intends to renew the lease of the Principal Executive Office for a 4th term, on or about June 25, 2024, before the expiration of the 3rd term. Assuming this lease is successfully renewed, we believe the facilities the operating entity currently leases are adequate to meet its needs for the foreseeable future.

Intellectual Property

Software Copyright Information

As of the date of this prospectus, the operating entity has one registered computer software copyright for Bidding Compass as follows:

Registration Number	Full Name of Software	Date of Completion	Date of Publication
2022SR1387539	Bidding Compass Management System V1.0	August 1, 2022	Unpublicized

Domain Name

As of the date of this prospectus, the operating entity has three registered domain names as follows:

No.	License Number	Domain Name	Date of Registration	Date of Expiration
1	Beijing ICP 20013902 -1	haoximedia.com	March 18, 2019	March 18, 2025
2	Beijing ICP 20013902 -2	haoxipro.com	April 9, 2020	April 9, 2025

Trademark Information

As of the date of this prospectus, the operating entity has 11 registered trademarks as follows:

No.	Trademark	International Category	Registration Number	Registration Date	Valid Until
1		38	66697133	February 7, 2023	February 6, 2033
2		41	66704490	February 7, 2023	February 6, 2033
3		9	66717573	April 7, 2023	April 6, 2033
4		35	66716061	April 7, 2023	April 6, 2033
5		42	66704508	April 7, 2023	April 6, 2033
6		38	66722755	February 7, 2023	February 6, 2033
7		41	66704499	February 7, 2023	February 6, 2033
8		9	66704459	April 7, 2023	April 6, 2033
9		35	66711997	April 7, 2023	April 6, 2033
10		42	66708579	April 7, 2023	April 6, 2033
11		38	66716067	February 7, 2023	February 6, 2033

As of the date of this prospectus, the operating entity has a R&D team of four members developing Bidding Compass.

The operating entity implements a set of comprehensive measures to protect its intellectual properties, in addition to making trademark and patent registration applications. Key measures include: (i) timely registration, filing, and application for ownership of its intellectual properties, (ii) actively tracking the registration and authorization status of intellectual properties and taking action in a timely manner if any potential conflicts with its intellectual properties are identified, and (iii) clearly stating all rights and obligations regarding the ownership and protection of intellectual properties in all employment contracts and commercial contracts it enters into.

As of the date of this prospectus, the operating entity has not been subject to any material disputes or claims for infringement upon third parties’ trademarks, licenses, and other intellectual property rights in China.

Seasonality

The operating entity’s business is not subject to obvious seasonal fluctuations.

Legal Proceedings

From time to time, the operating entity may become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to intellectual property infringement, violation of third-party licenses or other rights, breach of contract, and labor and employment claims. The operating entity is currently not a party to, and it is not aware of any threat of, any legal or administrative proceeding that, in the opinion of our management, is likely to have any material and adverse effect on our business, financial condition, cash flow, or results of operations.

REGULATIONS

This section sets forth a summary of the principal PRC laws, regulations, and rules relevant to our business and operations in PRC.

Regulation on Foreign Investment

Investment activities in China by foreign investors are principally governed by the Negative List and the Catalogue of Industries for Encouraging Foreign Investment (the “Encouraging Catalogue”), which were promulgated and are amended from time to time by the NDRC and the MOFCOM. The Negative List and the Encouraging Catalogue classify industries into three categories with regard to foreign investment: (i) “encouraged,” (ii) “restricted,” and (iii) “prohibited.”

The currently effective Negative List is the 2021 Negative List, which was published by the MOFCOM and NDRC on December 27, 2021 and became effective on January 1, 2022. In addition, in December 2020, the MOFCOM and the NDRC also jointly promulgated the Encouraged Foreign Investment Industry Catalogue (2020), which became effective in January 2021. Industries that are not listed in the 2021 Negative List are permitted areas for foreign investments and are generally open to foreign investment unless specifically restricted by other PRC regulations. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold majority interests in such joint ventures. In addition, projects in the restricted category may be subject to higher-level government approval requirements. Foreign investors are not allowed to invest in industries in the prohibited category. We do not engage in any restricted or prohibited industries.

In addition, an FIE in the PRC is required to comply with other regulations on its incorporation, operation and changes. On March 15, 2019, the PRC National People’s Congress adopted the PRC Foreign Investment Law, which became effective on January 1, 2020. Pursuant to the PRC Foreign Investment Law, the PRC will grant national treatment to FIEs, except for those FIEs that operate in industries that fall within “restricted” or “prohibited” categories as prescribed in the 2021 Negative List to be released or approved by the State Council.

On December 26, 2019, the State Council promulgated the Implementation Rules to the Foreign Investment Law, which became effective on January 1, 2020. The implementation rules further clarify that the state encourages and promotes foreign investment, protects the lawful rights and interests of foreign investors, regulates foreign investment administration, continues to optimize a foreign investment environment, and advances a higher-level opening. On December 30, 2019, the MOFCOM and the SAMR jointly promulgated the Measures for Information Reporting on Foreign Investment, which became effective on January 1, 2020. Pursuant to the Measures for Information Reporting on Foreign Investment, where a foreign investor carries out investment activities in PRC, directly or indirectly, the foreign investor or the FIE shall submit the investment information to the competent commerce department.

Regulations on Advertisements and Online Advertising

Pursuant to the Advertising Law promulgated by the SCNPC on October 27, 1994 and came into effect on February 1, 1995, which was last amended on April 29, 2021, the Advertising Law applies to the commercial advertising activities whereby product business operators or service providers, through certain media or forms, directly or indirectly introduce the products or services they are marketing in the PRC.

The advertisers refer to the natural persons, legal persons or other organizations that, for the purpose of marketing products or services, design, produce and publish advertisements either by themselves or by commissioning others to do so. The advertising agents refer to the natural persons, legal persons or other organizations that on a commission basis provide advertisement designing, production and agent service. The advertisement publishers refer to the natural persons, legal persons or other organizations that publish advertisements for advertisers or advertising agents commissioned by advertisers.

An advertisement shall not contain any information that is false or causing misunderstanding and shall not deceive or mislead consumers. Advertisers shall be responsible for the authenticity of the content of their advertisements. Advertisers, advertising agents and advertisement publishers shall, when engaged in advertising activities, abide by laws and regulations, and comply with the requirements of honesty, credibility and fair competition.

The administration for market regulation of the State Council shall be in charge of the supervisory and administrative work for advertisements nationwide and relevant departments of the State Council shall be responsible for the work relating to the administration of advertisements within their respective scope of duties. The local administrations for market regulation at or above the county level shall be in charge of the supervisory and administrative work for advertisements within their respective administration regions and the relevant departments of the local people’s governments at or above the county level shall be responsible for the work relating to the administration of advertisements within their respective scope of duties.

An advertisement shall not involve any of the following circumstances: (1) using or using in a disguised manner the national flag, the national anthem, the national emblem, the army flag, the military song or army emblem of the PRC; (2) using or using in a disguised manner the names or images of the State organs or their functionaries; (3) using words such as the State-level, the highest-grade or the best; (4) impairing the dignity or interests of the State or disclosing the secrets of the State; (5) hindering social stability or harming public interests; (6) endangering the safety of the person or property, or disclosing personal privacy; (7) hindering the public order or violating the sound social morals; (8) having information suggesting pornography, eroticism, gamble, superstition, terror or violence; (9) carrying information of ethnic, racial, religious or sexual discrimination; (10) hindering the protection of environment, natural resources or cultural heritage; or (11) other circumstances prohibited by laws or administrative rules and regulations.

In accordance with the Advertising Law, an advertisement shall be readily identifiable. Where any law or regulation requires any content to be indicated expressly in an advertisement, such content shall be prominently and clearly indicated. In any advertisement, where there are expressions on the performance, function, place of origin, purpose, quality, ingredients, price, producer, validity period and undertaking of the product, or the content, provider, form, quality, price and undertaking of the service, such expressions shall be accurate, clear and explicit. In any content, where there are statements on additional presentation of gifts for the purpose of promoting the sale of goods or providing services, the type, specification, quantity, validity period and form of such gifts shall be expressly indicated. Any data, statistics, research result, abstract, quotation and other quoted information used in an advertisement shall be authentic and accurate, with the source indicated. If the quoted information is subject to a scope of application or validity period, the scope of application or validity period shall be clearly indicated. Where any advertisement involves any patented product or patented process, the patent number and patent category shall be indicated. Patent applications which have not been granted, patent rights and patents which are terminated, revoked, void shall not be advertised.

An advertising agent or an advertisement publisher shall, in accordance with relevant provisions of the State, establish and perfect a system of acceptance registration, examination and verification, and record management for advertising business. An advertising agent or an advertisement publisher shall check relevant supporting documents and verify the content of advertisements in accordance with laws and administrative rules and regulations. For an advertisement with untrue information or incomplete supporting documents, the advertising agent shall not provide designing, production and agent service, and the advertisement publisher shall not publish such advertisement.

The advertising activities conducted through the Internet shall be subject to the provisions of the Advertising Law. The publication or delivery of advertisements through the Internet shall not impair the normal use of the network by users. The advertisements published in pop-up form on the webpage of the Internet and other forms shall be clearly marked with a “close” sign and ensure one-key close.

With respect to publishing advertisements for medical treatment, pharmaceuticals, medical devices, agricultural pesticides, veterinary drugs or health food, or other advertisements subject to examination as provided by laws or administrative rules and regulations, the relevant departments (hereinafter referred to as the “advertisement examination organ”) shall, prior to the publishing, examine the content of such advertisements; in the absence of such examination, such advertisements shall not be published. For those who violate the Advertising Law, they may be subject to punishment, including, but not limited to fines, confiscating advertising fees, suspension of advertisement publishing business, revocation of business license, or revocation of registration certificates for advertisement publishing.

The Regulations on Administration of Advertisement was promulgated by the State Council on October 26, 1987 and became effective on December 1, 1987. The Regulations on Administration of Advertisement has made stipulation including the form of advertisements, the content of advertisements, the examination and approval procedures required for the entities that operate advertising business, the types of advertisements that need to be applied for publication/displaying/posting, the displaying/posting of outdoor advertisements, the standard of advertisements charges, the standard of advertising agency fees, legal liability, and punishment.

Regulations on Internet Advertisement

The Interim Measures for the Administration of Internet Advertisements was promulgated by the State Administration for Industry and Commerce on July 4, 2016 and became effective on September 1, 2016.

Advertising activities through Internet shall be governed by the Advertising Law and the Interim Measures for the Administration of Internet Advertisements.

Internet advertising means the commercial advertising for directly or indirectly marketing goods or services in the form of text, image, audio, video or others forms through website, webpage, Internet application or other Internet media. Internet advertising including: (1) advertisements for marketing goods or services in the form of text, picture, video and others forms that contain links; (2) e-mail advertisements for marketing goods or services; (3) paid search advertisements for marketing goods or services; (4) advertisements in commercial displays for marketing goods or services; where certain information shall be displayed by operators to consumers as required by laws, regulations and rules, such laws, regulations and rules shall apply; and (5) other commercial advertisements for marketing goods or services through Internet media.

Internet advertising shall be distinguishable, marked with “advertisement,” to enable consumers to identify it as an advertisement. Paid search advertising shall be clearly distinguished from natural search results.

The publication or delivery of advertisements through the Internet shall not impair the normal use of the network by users. The advertisements published in pop-up form on the webpage of the Internet and other forms shall be clearly marked with a “close” sign and ensure one-key close. Nobody may induce users to click on the advertising content in a deceptive manner. No advertisement or advertisement link shall be attached to the emails sent by users without permission.

Internet advertisements may be published with targeted purpose in the form of programmatic buying of advertisements and based on the information integration and data analysis services provided on the advertising demand side platform, medial platform and advertising information exchange platform. As for Internet advertisements published in the form of programmatic buying of advertisements, the operator of an advertising demand side platform shall clearly indicate the source of advertisements.

None of the following acts may occur in Internet advertising activities: (1) provide or use applications, hardware etc. to intercept, filter, cover, fast forward or take other restrictive measures against the advertisements under the normal operation of others; (2) use the network access, network equipment and applications to destroy the normal advertising data transmission, tamper or block the advertisements under the normal operation of others, or load advertisements without permission; (3) use the false statistical data, dissemination results or Internet media value to induce a false offer and seek illegitimate interests or harm the interests of others.

Internet advertising publishers and advertising operators shall, in accordance with the relevant provisions of the State, establish and improve the acceptance registration, examination and verification and file management systems of Internet advertising activities, examine, review, verify and register the name, address, valid contact information and other identity information of advertisers, and establish the registration archives and verify and update the same on a regular basis. Internet advertising publishers and advertising operators shall verify the relevant certification documents and review the advertising content, and shall not design, produce, act as agents for or publish an advertisement if the content of advertising does not match or the documentary evidences thereof is not complete. Internet advertising publishers and advertising operators shall be equipped with the advertising review staff who are familiar with advertising regulations; and shall establish a specialized agency responsible for the review of Internet advertising if relevant conditions are met. The operating entity has acted in compliance with these regulations and, as of the date of this prospectus, has not receive any administrative penalties for any violation of these regulations.

Regulations on E-commerce

Pursuant to the E-Commerce Law of the PRC promulgated by the SCNPC in August 2018, which became effective on January 1, 2019, an e-commerce operator shall (i) register themselves as an market entity according to the law; (ii) fulfill their tax obligations and enjoy tax preference in accordance with the law; (iii) disclose information about commodities or services in a comprehensive, faithful, accurate and timely manner, so as to safeguard consumers’ right to know and right of choice; it shall not engage in false or misleading publicity activities by means of fictitious deals, fabricated user comments or otherwise to cheat and mislead consumers; (iv) also provide consumers with options not targeting their personal characteristics, and respect and equally safeguard the lawful rights and interests of consumers, while displaying search results of commodities or services to consumers according to their interests, preferences, consumption habits and other personal characteristics; and (v) observe and follow relevant provisions of the Advertising Law of the PRC.

Pursuant to the Measures for the Supervision and Administration of Online Transactions, which was promulgated on March 15, 2021 by SAMR, and took effect from May 1, 2021, online transaction operators shall sell commodities or provide services satisfying the requirements of protecting personal and property safety and the environment. The online transaction operator shall not sell any goods or provide any services which are prohibited by any law or administrative regulation, damage state or public interest, or violate public order and good customs. An online transaction operator that collects or uses consumers’ personal information shall explicitly state the purposes, methods and scope of the collection or use of information and obtain the consent of consumers. An online transaction operator shall disclose the information of goods or services in a comprehensive, truthful, accurate and timely manner, in order to protect consumers’ right to know and right to choose. The online transaction operators shall not force customers, whether or not in a disguised manner, to consent to the collection and use of information not directly related to their business activities by means of one-off general authorization, default authorization, bundling with other authorizations, or the suspension of installation and use. Collection and use of the customers’ sensitive information, such as personal biological characteristics, medical health, financial accounts and personal whereabouts, shall require the consent of such customers on an item-by-item basis.

Pursuant to the Consumer Rights and Interests Protection Law of the PRC (the “Consumer Protection Law”) promulgated by SCNPC on October 31, 1993, which was latest amended on October 25, 2013 and effective on March 15, 2014, business operators must guarantee that the commodities they sell and the services they provide satisfy the requirements for personal or property safety, provide consumers with authentic information about the commodities and the services, and guarantee the quality, function, usage and term of validity of the commodities and services. Failure to comply with the Consumer Protection Law may subject business operators to civil liabilities such as refunding purchase prices, replacement of commodities, repairing, ceasing damages, compensation, and restoring reputation, and may even subject the business operators to criminal penalties.

Regulations on Information Security and Privacy Protection

Pursuant to the Decision Regarding the Safeguarding of Internet Security, promulgated by the SCNPC on December 28, 2000, and amended with immediate effect on August 27, 2009, unlawful actions include but not limited to: (i) gain improper entry into a computer information system of national affairs, national defense or cutting-edge science and technology; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights.

Pursuant to the Several Provisions on Regulating the Market Order of Internet Information Services promulgated by the Ministry of Industry and Information Technology(“MIIT”) on December 29, 2011 and came into effect on March 15, 2012, an Internet information service provider may not collect any user personal information or provide any such information to third parties without the consent of the users, unless otherwise stipulated by laws and administrative regulations. The Internet information service provider must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information necessary for the provision of its services. The Internet information service provider is also required to properly maintain the user personal information, and in case of any leak or likely leak of the user personal information, the Internet information service provider must take immediate remedial measures and, in severe circumstances, make an immediate report to the telecommunications regulatory authority and cooperate with relevant departments in investigation and providing a solution.

Pursuant to the Decision on Strengthening the Protection of Online Information promulgated by the SCNPC on December 28, 2012 and came into effect on the same date, and the Provisions on Protecting the Personal Information of Telecommunication and Internet Users promulgated by the MIIT on July 16, 2013 and came into effect on September 1, 2013, any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. An Internet information service provider must also keep such information strictly confidential, and is further prohibited from divulging, tampering or destroying any such information, or selling or illegally providing such information to other parties. An Internet information service provider is required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss.

Pursuant to the PRC Cybersecurity Law promulgated by the SCNPC on November 7, 2016, which became effective on June 1, 2017, the PRC Cybersecurity Law aims to maintain the network security, safeguard the cyberspace sovereignty, national security and public interests, protect the lawful rights and interests of citizens, legal persons and other organizations, and requires that a network operator, which includes, among others, Internet information services providers, take technical measures and other necessary measures in accordance with the provisions of applicable laws and regulations as well as the compulsory requirements of the national and industrial standards to safeguard the safe and stable operation of networks.

Furthermore, on November 28, 2019, the Secretary Bureau of the Cyberspace Administration of China, the MIIT, the Ministry of Public Security and the SAMR, jointly issued the Notice on the Measures for the Determination of the Collection and Use of Personal Information by Apps in Violation of Laws and Regulations, which aims to provide reference for the supervision and administration departments and provide guidance for the mobile applications operators’ self-examination and self-correction and social supervision by Internet users, and further elaborates on the forms of behaviour constituting illegal collection and use of personal information through mobile applications, including: (i) failing to publish the rules on the collection and use of personal information; (ii) failing to explicitly explain the purposes, methods and scope of the collection and use of personal information; (iii) collecting and using personal information without the users’ consent; (iv) collecting personal information unrelated to the services provided and beyond necessity; (v) providing personal information to others without the users’ consent; and (vi) failing to provide the ability to delete or correct personal information according to the laws or failing to publish information such as how to file complaints or reports.

Pursuant to the Cybersecurity Review Measures promulgated by the CAC on April 13, 2020 and amended on December 28, 2021, which came into effect on February 15, 2022, if a CIIO purchases Internet products and services that affect or may affect national security, it should be subject to cybersecurity review by the CAC. Due to the lack of further interpretations, the exact scope of what constitute a CIIO remains unclear. In addition, the Cybersecurity Review Measures stipulates that online platform operator holding more than one million users’ personal information shall be subject to cybersecurity review before listing abroad. As advised by our PRC counsel, Sino Pro Law Firm, the operating entity is not a CIIO or “data processor,” as mentioned above.

The PRC Data Security Law promulgated by the SCNPC on June 10, 2021, which took effect in September 2021, imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, or illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information.

Pursuant to the Regulations on the Security Protection of Critical Information Infrastructure promulgated by the State Council on July 30, 2021, which became effective on September 1, 2021, critical information infrastructure shall mean any important network facilities or information systems of the important industry or field such as public communication and information service, energy, communications, water conservation, finance, public services, e- government affairs and national defense science, which may endanger national security, people’s livelihood and public interest in case of damage, function loss or data leakage. In addition, competent departments and administration departments of each important industry and field shall be responsible to formulate determination rules and determine the critical information infrastructure operator in the respective important industry or field. The result of the determination of critical information infrastructure operator shall be informed to the operator.

Pursuant to the Several Provisions on Regulation of Automobile Data Security (for Trial Implementation), or the Automobile Data Security Provisions, promulgated by the CAC, together with the Ministry of Transport, the NDRC, the MIIT, and the Ministry of Public Security on August 16, 2021, which became effective on October 1, 2021, for the important data that processed during the use, operation or maintenance of automobile, such as personal information of more than 100,000 people, or the important data, the automotive data processor of such Important Data needs to submit a risk assessment report to the competent cyberspace administration regarding the important data processing activities to be carried out by it, and to annually report and submit the safety management status of the important data. The Automobile Data Security Provisions also dictated that when Important Data need to be provided to overseas parties due to business needs, a security assessment organized by the CAC in concert with the relevant departments of the State Council is required, and an automotive data processor shall not provide overseas parties with any Important Data for any reason beyond the purpose, scope and method, as well as the type and scale of the data, etc. specified for risk assessment of cross-border transfer of data.

Pursuant to the Personal Information Protection Law promulgated by the SCNPC on August 20, 2021, which became effective on November 1, 2021, sensitive personal information, once leaked or illegally used, may easily cause harm to the dignity of natural persons or grave harm to personal or property security, including information on biometric characteristics, financial accounts, individual location tracking, etc., as well as the personal information of minors under the age of 14. Personal information handlers shall bear responsibility for their personal information handling activities, and adopt necessary measures to safeguard the security of the personal information they handle. Otherwise, the personal information handlers will be ordered to correct or suspend or terminate the provision of services, confiscation of illegal income, fines or other penalties.

Pursuant to the Measures for Security Assessment of Cross-border Data Transfer (Draft for Comment) circulated by the CAC on October 29, 2021, any data processor which processes or exports personal information exceeding certain volume threshold under such draft measures shall apply for security assessment by the CAC before transferring any personal information abroad. The security assessment requirement also applies to any transfer of important data outside of China.

Pursuant to the Regulations on Network Data Security Management (Draft for Comment) circulated by the CAC on November 14, 2021, data processors shall, in accordance with relevant state provisions, apply for cybersecurity review when carrying out the following activities: (1) the merger, reorganization or separation of Internet platform operators which have acquired a large number of data resources related to national security, economic development or public interests, which affect or may affect national security; (2) data processors which handle personal information of more than one million people contemplating to list its securities on a foreign stock exchange; (3) data processors contemplating to list its securities on a stock exchange in Hong Kong, which affects or may affect national security; (4) other data processing activities that affect or may affect national security. If we fail to apply for or pass the cybersecurity review in accordance with the relevant laws and regulations, we will be required to take rectification measures, and at the same time subject to disciplinary warnings, and/or imposed an administrative penalty of an amount ranging from RMB50,000 (approximately $7,000) to RMB500,000 (approximately $70,000) for a single violation incident. Furthermore, if such violation results in a material impact, we may be subject to more severe penalties, such as revocation of relevant practicing licenses and permits.

Pursuant to the Administrative Provisions on Internet Information Service Algorithm Recommendation promulgated jointly by the CAC, the MIIT, the Ministry of Public Security and the SAMR on December 31, 2021, which came into effect on March 1, 2022, algorithm recommendation service providers shall inform users of their provision of algorithm recommendation services in a conspicuous manner, and publicize the basic principles, purpose intentions, and main operating mechanisms of algorithm recommendation services in an appropriate manner. Algorithm recommendation service providers selling goods or providing services to consumers shall protect consumers’ rights of fair trade, and are prohibited from carrying out illegal conducts such as unreasonable differential treatment on transaction conditions based on consumers’ preferences, purchasing habits, and other such characteristics.

The operating entity is an online marketing and online marketing service provider, and neither the Company nor its subsidiaries engage in data activities as defined under the Personal Information Protection Law, which includes, without limitation, collection, storage, use, processing, transmission, provision, publication and deletion of data. In addition, neither the Company nor its subsidiaries are operators of any “critical information infrastructure” as defined under the PRC Cybersecurity Law and the Security Protection Measures on Critical Information Infrastructure. However, the Measures for Cybersecurity Review (2021 version) was recently adopted and the Network Internet Data Protection Draft Regulations (draft for comments) is in the process of being formulated and the Illegal Securities Opinions remain unclear on how such measures will be interpreted, amended and implemented by the relevant PRC governmental authorities.

Regulations on Company Establishment and Foreign Investment

The Company Law of the PRC (the “Company Law”) was promulgated by the SCNPC on December 29, 1993 and was last amended on October 26, 2018. According to the Company Law, companies established in the PRC are either limited liability companies or joint stock limited companies. A company is an enterprise legal person with independent legal person property, and is entitled to legal person property rights. The company shall bear liabilities for its debts with all its assets. The shareholders of a limited liability company shall bear liabilities for the company to the extent of their respective subscribed capital contribution. The shareholders of a joint stock limited company shall bear liabilities for the company to the extent of their respective subscribed shares. The Company Law shall be applicable to foreign-invested limited liability companies and joint stock limited companies. The provisions otherwise prescribed by the laws on foreign investment shall prevail.

Pursuant to the PRC Foreign Investment Law promulgated by the National People’s Congress on March 15, 2019, which came into effect on January 1, 2020, the existing foreign-invested enterprises established prior to the effectiveness of the PRC Foreign Investment Law may keep their corporate forms for five years. The implementing rules of the PRC Foreign Investment Law has been stipulated separately by State Council. Pursuant to the PRC Foreign Investment Law, “foreign investors” means natural person, enterprise, or other organization of a foreign country, “foreign-invested enterprises” means any enterprise established under PRC law that is wholly or partially invested by foreign investors and “foreign investment” means any foreign investor’s direct or indirect investment in PRC.

Pursuant to the Regulations on Implementing the Foreign Investment Law of the PRC and the Measures for the Reporting of Foreign Investment Information promulgated by the MOFCOM and the SAMR on December 30, 2019, which came into effect on January 1, 2020, since January 1, 2020, for foreign investors carrying out investment activities directly or indirectly in China, the foreign investors or foreign-invested enterprises shall submit investment information to the commerce authorities pursuant to these measures.

Regulations on Intellectual Property

Copyright and Software Products

Pursuant to the Copyright Law of the PRC (the “Copyright Law”) promulgated by the SCNPC on September 7, 1990, which was last amended on November 11, 2020 and became effective on June 1, 2021, and the Implementation Regulations of the Copyright Law of the PRC promulgated by the State Copyright Administration on May 30, 1991, which was last amended by the State Council on January 30, 2013 and came into effect on March 1, 2013, Chinese citizens, legal persons, or organizations without legal person qualifications enjoy copyright in their works, whether published or not, in accordance with the Copyright Law. Work(s) refer to intellectual achievements that are of originality in the fields of literature, arts and science and are capable of being manifested in a certain form. Copyright includes personal rights and property rights.

Pursuant to the Regulations on Computer Software Protection promulgated by the State Council on June 4, 1991, which was last amended on January 30, 2013 and came into effect on March 1, 2013, Chinese citizens, legal persons, or other organizations are entitled, under these regulations, to the copyright in software developed thereby, whether published or not. Software protected under these regulations must have been independently developed by a developer and fixed on a certain tangible object. A software copyright owner is entitled to the following rights: right of publication, right of authorship, right of alteration, right of reproduction, right of distribution, right of rental, right of dissemination via an information network, right of translation, other rights to which a software copyright owner shall be entitled. Software copyright is created from the date when the development of the software is completed. With respect to a natural person’s software copyright, the term of protection shall be the life of the natural person plus 50 years after his or her decease, and shall end on December 31 of the 50th year after his or her death; in the case of a co-developed software, the term of protection shall end on December 31 of the 50th year after the death of the last of the natural persons. With respect to a legal person’s or other organization’s software copyright, the term of protection shall be 50 years, and shall end on December 31 of the 50th year after the software’s first release. If any such software remains unreleased within 50 years after its development is completed, it shall no longer be protected under these Regulations. Software copyright owners may register with software registration organizations recognized by the copyright administration department under the State Council. The registration certificate issued by the software registration organization is the preliminary certificate of the registered items.

As of the date of this prospectus, the operating entity has registered a computer software copyright for Bidding Compass in mainland China. No copyright infringement claim has been filed, or, to the best of our knowledge, threatened, against the operating entity as of the date of this prospectus.

Trademarks

Pursuant to the Trademark Law of the PRC promulgated by the SCNPC on August 23, 1982, which was last amended on April 23, 2019, and the Implementation Regulations of the Trademark Law of the PRC promulgated by the State Council on August 3, 2002, which was amended on April 29, 2014 and came into effect on May 1, 2014, trademarks registered upon verification and approval of the Trademark Office are registered trademarks, including commodity trademarks, service trademarks, collective trademarks, and certification trademarks. A trademark registrant is entitled to the exclusive right to use the registered trademark and such right is protected by law. Any natural person, legal person or other organization, intending to acquire the exclusive right to use a trademark for his/her/its goods or services during production and business operations, shall apply for trademark registration with the Trademark Office. A registered trademark shall be valid for 10 years, commencing from the date of registration approval. Where a trademark registrant intends to continue using the registered trademark upon expiration of its valid period, the trademark registrant shall go through renewal procedures within 12 months prior to the date of expiry in accordance with relevant provisions. If such renewal application did not be filed within the prior period, a grace period of 6 months may be granted. Each renewal of registration shall be valid for 10 years commencing from the date immediately following the date of expiration of the last valid period of the trademark. If no application for renewal is filed upon expiration of the grace period, the registered trademark shall be deregistered.

As of the date of this prospectus, the operating entity has obtained 11 registered trademarks in mainland China. No trademark infringement claim has been filed, or, to the best of our knowledge, threatened, against the operating entity as of the date of this prospectus.

Domain Names

Pursuant to the Administrative Measures on Internet Domain Names was promulgated by the MIIT on August 24, 2017, which became effective on November 1, 2017, and the Implementing Rules of China Country Code Toplevel Domain Names Registration promulgated by China Internet Network Information Center on June 18, 2019, which became effective on the same day, the MIIT conducts supervision and administration of domain name services across the country. China Internet Network Information Center is the national top-level domain name registration authority. Domain name registration services shall be subject to the principle of “first apply first registration.” For a party engaging in Internet information service, it shall use domain names pursuant to laws and regulations as well as the relevant provisions of the telecommunication administrative authorities, and shall not use the domain names for illegal activities.

As of the date of this prospectus, the operating entity is the registered holder of three domain names for which the filing-for-record procedures have all been completed in mainland China. No infringement claim has been filed, or, to the best of our knowledge, threatened, against the domain names of the operating entity as of the date of this prospectus.

Patents

Pursuant to the Patent Law of the PRC (the “Patent Law”) which was promulgated by the SCNPC on December 27, 2008 and amended on October 17, 2020 and the revised version of which became effective on June 1, 2021 and its Implementation Rules which were promulgated by the State Council on January 9, 2010 and became effective on February 1, 2010, the patent administrative department of the State Council is responsible for administering patents in the PRC. The patent administration departments of provincial or autonomous regions or municipal governments are responsible for administering patents within their respective jurisdictions. The Patent Law and its implementation rules provide for three types of patents, “invention,” “utility model,” and “design.” Invention patents, design patents and utility model patents are valid respectively for 20 years, 15 years and 10 years, from the date of application. The Chinese patent system adopts a “first come, first file” principle, which means that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. To be patentable, invention or utility models must meet three criteria: novelty, inventiveness and practicability. A third-party must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the use constitutes an infringement of the patent rights.

Trade Secrets

According to the Anti-Unfair Competition Law of the PRC, promulgated by the SCNPC on September 2, 1993, as amended on November 4, 2017 and April 23, 2019 respectively, the term “trade secrets” refers to technical, business or other commercial information that is unknown to the public and is of commercial value for which the right holder, i.e., citizens, legal persons or other organizations with the ownership or use rights of trade secrets, has taken corresponding confidentiality measures. Under the PRC Anti-Unfair Competition Law, business persons are prohibited from infringing others’ trade secrets by: (1) acquiring a trade secret from the right holder by theft, bribery, fraud, coercion, electronic intrusion, or any other illicit means; (2) disclosing, using, or allowing another person to use a trade secret acquired from the right holder by any means as specified in the preceding subparagraph; (3) disclosing, using, or allowing another person to use a trade secret in its possession, in violation of its confidentiality obligation or the requirements of the right holder for keeping the trade secret confidential; and (4) abetting a person, or tempting, or aiding a person into or in acquiring, disclosing, using, or allowing another person to use the trade secret of the right holder in violation of his or her non-disclosure obligation or the requirements of the right holder for keeping the trade secret confidential. The parties whose trade secrets are being misappropriated may petition for administrative corrections, and regulatory authorities may order infringing parties to stop any illegal activities, confiscate any illegal income and fine the infringing parties.

Regulations on Foreign Exchange

Regulations on Foreign Currency Exchange

Pursuant to the PRC Foreign Currency Administration Rules promulgated on January 29, 1996 and most recently amended on August 5, 2008 and various regulations issued by the SAFE, and other relevant PRC government authorities, RMB is convertible into other currencies for current account items, such as trade-related receipts and payments and payment of interest and dividends. The conversion of RMB into other currencies and remittance of the converted foreign currency outside China for capital account items, such as direct equity investments, loans, and repatriation of investment, requires the prior approval from SAFE or its local office.

Pursuant to the Circular of SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, which was promulgated on November 19, 2012, became effective on December 17, 2012, and was further amended on May 4, 2015, October 10, 2018, and December 30, 2019, approval of SAFE is not required for opening a foreign exchange account and depositing foreign exchange into the accounts relating to direct investments. This circular also simplifies foreign exchange-related registration required for foreign investors to acquire equity interests of PRC companies and further improve the administration on foreign exchange settlement for FIEs.

Pursuant to the Circular on Further Simplifying and Improving the Foreign Currency Management Policy on Direct Investment (the “SAFE Circular 13”), which was promulgated on February 13, 2015, became effective on June 1, 2015 and was amended on December 30, 2019, SAFE Circular 13 cancels the administrative approvals of foreign exchange registration of direct domestic investment and direct overseas investment and simplifies the procedure of foreign exchange-related registration. Investors should register with banks for direct domestic investment and direct overseas investment.

Pursuant to the Circular on Reforming the Management Approach Regarding the Settlement of Foreign Capital of Foreign-Invested Enterprise, which was promulgated on March 30, 2015, became effective on June 1, 2015, and was amended on June 9, 2016 and December 30, 2019, an FIE may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange administration has confirmed monetary capital contribution rights and interests (or for which the bank has registered the injection of the monetary capital contribution into the account). Pursuant to this circular, for the time being, FIEs are allowed to settle 100% of their foreign exchange capital on a discretionary basis; an FIE should truthfully use its capital for its own operational purposes within the scope of its business; where an ordinary FIE (other than those FIEs with investment as the primary business) makes domestic equity investment with the amount of foreign exchanges settled, the FIE must first go through domestic re-investment registration and open a corresponding account for foreign exchange settlement pending payment with the foreign exchange administration or the bank at the place where it is registered.

Pursuant to the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification promulgated by the SAFE on January 26, 2017, which came into effect on the same date, several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities include requirements that: (i) banks should check board resolutions regarding profit distribution, the original version of tax filing records, and audited financial statements pursuant to the principle of genuine transactions, i.e., to authenticate the transaction; and (ii) domestic entities should hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to this circular, domestic entities should make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts, and other proof when completing the registration procedures in connection with an outbound investment.

Pursuant to the Notice for Further Advancing the Facilitation of Cross-border Trade and Investment promulgated by SAFE and became effective on October 23, 2019, all FIEs are allowed to use RMB converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment.

Pursuant to the Circular of the State Administration of Foreign Exchange on Optimizing Foreign Exchange Administration to Support the Development of Foreign-related Business promulgated and effective on April 10, 2020 by the SAFE, the reform facilitating the payment of income under capital accounts will be promoted nationwide. Under the prerequisites that are meant to ensure true and compliant use of funds and compliance and complying with the prevailing administrative provisions on the use of income from capital projects, enterprises which satisfy the criteria are allowed to use income under the capital account, such as capital funds, foreign debt, and overseas listing, for domestic payment, without the need to provide proof materials for veracity to the bank beforehand for each transaction.

As of the date of this prospectus, to our knowledge, the operating entity has not violated any regulations, nor received notice of any violations of regulations in the field of foreign exchange.

Regulations on Dividend Distribution

Pursuant to the Company Law, the PRC Foreign Investment Law and its Implementation Rules, FIEs in China may pay dividends only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is required to set aside as statutory reserve funds at least 10% of its after-tax profit, until the cumulative amount of such reserve funds reaches 50% of its registered capital unless laws regarding foreign investment provide otherwise. A PRC company cannot distribute any profits until any losses from prior fiscal years have been offset.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

Pursuant to the SAFE Circular 37, promulgated by SAFE on July 4, 2014, (i) before PRC residents or entities conducting investment in offshore special purpose vehicles with their legitimate onshore and offshore assets or equities, they must register with local SAFE branches with respect to their investments; and (ii) following the initial registration, they must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term, increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions).

Pursuant to the SAFE Circular 13, PRC residents or entities could register with qualified banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. The qualified banks, under the supervision of SAFE, directly examine the applications and conduct the registration.

Regulations Related to Taxation

Enterprise Income Tax

Pursuant to the PRC Enterprise Income Tax Law, which was issued by the National People’s Congress on March 16, 2007 and last revised by the SCNPC on December 29, 2018, and the Regulation on the Implementation of the PRC Enterprise Income Tax Law, issued by the State Council on December 6, 2007 and became effective on January 1, 2008 and recently amended on April 23, 2019 and became effective on the same date, both domestic and foreign-invested enterprises established under the laws of foreign countries or regions whose “de facto management bodies” are located in the PRC are considered resident enterprises, and will generally be subject to the PRC Enterprise Income Tax Law at the rate of 25% of their global income. The defined “de facto management bodies” are “establishments that carry out substantial and overall management and control over production and operations, personnel, accounting, and properties” of the enterprise. The Notice on Issues about the Determination of Chinese-Controlled Enterprises Registered Abroad as Resident Enterprises on the Basis of Their Body of Actual Management issued by the SAT on April 22, 2009 and effective on January 1, 2008 and partly amended on December 29, 2017 and became effective on the same date, sets up a more specific definition of “de facto management bodies” standard.

Value-added Tax and Business Tax

Pursuant to the Provisional Regulations on Value-added Tax promulgated by the State Council on December 13, 1993 and amended on November 10, 2008, February 6, 2016, and November 19, 2017, and the Implementing Rules of the Provisional Regulations on Value-added Tax promulgated by Ministry of Finance on December 25, 1993 and amended on December 15, 2008 and October 28, 2011 (collectively, the “VAT Law”), all taxpayers selling goods, providing processing, repairing or replacement services or importing goods within the PRC shall pay value-added tax. For general VAT taxpayers selling or importing goods or selling services other than those specifically listed in the VAT Law, the value-added tax rate is 17%, which was adjusted to 13% according to the Circular of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates promulgated jointly by the Ministry of Finance and the SAT on April 4, 2018 and the Announcement on Policies for Deepening the VAT Reform promulgated jointly by the Ministry of Finance, the SAT and the General Administration of Customs on March 20, 2019. For general VAT taxpayers selling services and intangible assets, the value-added tax rate is 6%. Furthermore, the value-added tax rate shall be 3% for small-scale taxpayers, unless otherwise stipulated by the State Council.

Regulations Relating to Dividend Withholding Tax

Pursuant to the PRC Enterprise Income Tax Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in the PRC, or has set up an organization or establishment in the PRC but the income derived has no actual connection with such organization or establishment in the PRC, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. The SAT issued the Announcement of State Taxation Administration on Promulgation of the Administrative Measures on Non-resident Taxpayers Enjoying Treaty Benefits (the “SAT Circular 35”) on October 14, 2019, which became effective on January 1, 2020 and further simplified the procedures for enjoying treaty benefits. According to the SAT Circular 35, no approvals from the tax authorities are required for a non-resident taxpayer to enjoy treaty benefits, where a non-resident taxpayer self-assesses and concludes that it satisfies the criteria for claiming treaty benefits, it may enjoy treaty benefits at the time of tax declaration or at the time of withholding through the withholding agent, but it shall gather and retain the relevant materials as required for future inspection, and accept follow-up administration by the tax authorities. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations. According to the Circular on Several Issues regarding the “Beneficial Owner” in Tax Treaties which was issued on February 3, 2018 by the SAT and effective on April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of its income in twelve months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases.

Tax on Indirect Transfer

On February 3, 2015, the SAT issued the SAT Circular 7, as amended in 2017 by the SAT. Pursuant to the SAT Circular 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonable commercial purpose” in the transaction arrangement, features to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have a real commercial nature which is evidenced by their actual function and risk exposure. Pursuant to the SAT Circular 7, where the payer fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. The SAT Circular 7 does not apply to sale of shares transactions by investors through a public stock exchange where such shares were acquired on a public stock exchange. On October 17, 2017, the SAT issued the SAT Circular 37, which was amended on June 15, 2018 by the SAT. The SAT Circular 37 further elaborates the relevant implemental rules regarding the calculation, reporting, and payment obligations of the withholding tax by the non-resident enterprises. Nonetheless, there remain uncertainties as to the interpretation and application of the SAT Circular 7. The SAT Circular 7 may be determined by the tax authorities to be applicable to our offshore transactions or sale of our shares or those of our offshore subsidiaries where non-resident enterprises, being the transferors, were involved.

M&A Rules and Overseas Listings

Pursuant to the M&A Rules, which was promulgated jointly by the MOFCOM, the State-owned Assets Supervision and Administration Commission, the SAT, the SAMR, CSRC, and the SAFE on August 8, 2006 and became effective on September 8, 2006 and was subsequently amended and became effective on June 22, 2009, “merger and acquisition of domestic enterprises by foreign investors” shall mean any of the following where a foreign investor: (i) purchases the equity interest of any shareholder in a domestic non-foreign-invested enterprise (“domestic company”); or (ii) subscribes for any increased capital of a domestic company so as to convert such domestic company into and established as a foreign-invested enterprise; or (iii) establishes a foreign-invested enterprise through which it purchases and operates the assets of a domestic enterprise by agreement; or (iv) a foreign investor purchases the assets of a domestic enterprise by agreement and then invest such assets to establish a foreign-invested enterprise and operates such assets. The merger and acquisition of a domestic company with or by a domestic company, enterprise or individual, which has a related party relationship with the target company, in the name of an overseas company legitimately incorporated or controlled by the domestic company, enterprise or individual, shall be subject to the examination and approval of the MOFCOM. The M&A Rules also require that an offshore special purpose vehicle, or a special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by PRC companies or individuals, shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC counsel, Sino Pro Law Firm, that the CSRC approval is not required in the context of this offering, because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the prospectus are subject to the M&A Rules and (ii) we established our Haoxi Beijing by means of direct investment rather than by merger or requisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented, and the opinion of our PRC counsel is subject to any new laws, rules, and regulations or detailed implementations and interpretations in any form relating to the M&A Rules (see “Risk Factors—Risks Related to Doing Business in China—Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could limit or delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation, as well as the trading price of our Class A Ordinary Shares, and could also create uncertainties for this offering and affect our ability to offer or continue to offer securities to investors outside China”).

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the PRC State Council jointly released the Illegal Securities Opinions, pursuant to which China will perfect laws and regulations on data security, cross-border data flow and management of confidential information, and require the speed-up of the revision of the provisions on strengthening the confidentiality and archives management related to overseas issuance and listing of securities, and tightening the subject responsibility of overseas listed companies for information security. In addition, the Illegal Securities Opinions refer to further deepening cooperation on cross-border audit supervision on overseas-listed Chinese companies and call for the establishment and improvement of the extraterritorial application system of the laws governing capital market. As of the date of this prospectus, no official guidance or related implementation rules have been issued yet, and the Illegal Securities Opinions remain unclear on how the law will be interpreted, amended and implemented by the relevant PRC governmental authorities, but the Illegal Securities Opinions and any related implementing rules to be enacted may subject the operating entity to compliance requirements in the future.

On February 17, 2023, the CSRC, released the Overseas Listing Trial Measures, which came into effect on March 31, 2023. The Overseas Listing Trial Measures adopt a filing-based regulatory regime for both direct and indirect overseas offering and listing by domestic companies in mainland China of equity shares, depository receipts, corporate bonds convertible to equity shares, and other equity securities. According to the Overseas Listing Trial Measures, Chinese domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedures with the CSRC and report relevant information. If a domestic company fails to complete the filing procedures or conceals any material fact or falsifies any major content in its filing documents, the CSRC may order rectification, issue warnings to such domestic company, and impose a fine ranging from RMB1 million to RMB10 million (approximately $145,000 to $1,450,000) and directly responsible executives and other directly responsible personnel shall be warned and be imposed fines. Also, the controlling shareholder(s) and actual controllers of the domestic company that organize or instruct the aforementioned violations shall be warned and be subject to fines, and directly responsible executives and other directly responsible personnel shall be subject to fines. If the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited CFS for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China. Where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC. The required filing scope is not limited to the initial public offering, but also includes any subsequent overseas securities offering, single or multiple acquisition(s), share swap, transfer of shares or other means to seek an overseas direct or indirect listing and a secondary listing or dual major listing of issuers already listed overseas.

On the same day as the Overseas Listing Trial Measures released, the CSRC also held a press conference for the release of the Overseas Listing Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which clarifies that on or prior to the effective date of the Overseas Listing Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained clearance from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing. Subsequent securities offerings of an issuer in the same overseas market where it has previously offered and listed securities shall be filed with the CSRC within 3 working days after the offering is completed. Based on the foregoing, as advised by our PRC counsel, Sino Pro Law Firm, since the operating entity accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the six months ended December 31, 2023 and 2022, and the fiscal years ended June 30, 2023 and 2022, and the key components of our operations are carried out in China, this offering is considered an indirect offering by China-based companies, and we are, therefore, required to file with the CSRC pursuant to the Overseas Listing Trial Measures within three working days after the completion of this offering.

In addition, an overseas offering and listing is prohibited under any of the following circumstances: (1) if the intended securities offering and listing is specifically prohibited by national laws and regulations and relevant provisions; (2) if the intended securities offering and listing may constitute a threat to or endangers national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if, in the past three years, the domestic enterprise or its controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy; (4) the domestic companies are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations, and no conclusion has yet been made thereof; (5) if there are material ownership disputes over the equity held by the domestic company’s controlling shareholder or by other shareholders that are controlled by the controlling shareholder and/or actual controller. Overseas offering and listing by domestic companies shall be made in strict compliance with relevant laws, administrative regulations and rules concerning national security in spheres of foreign investment, cybersecurity, data security and etc., and duly fulfill their obligations to protect national security. If the intended overseas offering and listing necessitates a national security review, relevant security review procedures shall be completed according to law before the application for such offering and listing is submitted to any overseas parties such as securities regulatory agencies and trading venues. The domestic companies may be required to rectify, make certain commitment, divest business or assets, or take any other measures as per the competent authorities’ requirements, in order to eliminate or avert any impact on national security resulting from such overseas offering and listing.

On February 24, 2023, the CSRC and other relevant government authorities promulgated the Provision on Confidentiality issued in 2009, which became effective on March 31, 2023. Pursuant to the Provision on Confidentiality, where a domestic enterprise provides or publicly discloses documents and materials involving state secrets and working secrets of state organs to the relevant securities companies, securities service institutions, overseas regulatory authorities and other entities and individuals, or provides or publicly discloses such information through its overseas listing subjects, it shall report to the competent department with the examination and approval authority for approval in accordance with the law, and submit to the secrecy administration department of the same level for filing. Domestic enterprises providing accounting archives or copies thereof to entities and individuals concerned such as securities companies, securities service institutions and overseas regulatory authorities shall complete the corresponding procedures pursuant to the relevant provisions of the State. We believe that this offering does not involve the leaking of any state secret or working secret of government agencies, or the harming of national security and public interests. However, we may be required to perform additional procedures in connection with the provision of accounting archives.

Regulations Related to Employee Share Options

According to the SAFE Circular 37, if a non-listed special purpose vehicle grants equity-based incentives to its directors, supervisors, senior officers in the domestic enterprise directly or indirectly controlled by it, as well as other employees in employment or labor relations with the company by using the company’s stock rights or options, the relevant domestic individual residents may submit materials to the foreign exchange office to apply for foreign exchange registration before exercise of their rights.

On February 15, 2012, the SAFE issued the Circular of the State Administration of Foreign Exchange on Issues Concerning the Administration of Foreign Exchange Used for Domestic Individuals’ Participation in Equity Incentive Plans of Companies Listed Overseas (the “SAFE Circular 7”), to regulate the foreign exchange administration of PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year, with a few exceptions, who participate in stock incentive plans of overseas publicly listed companies. According to the SAFE Circular 7 and other related rules and regulations, such individuals who participate in any employee stock ownership plan or stock option plan of an overseas listed company, are required to register with SAFE or its local branches through a qualified PRC agent, which could be the PRC subsidiaries of such overseas listed company or other qualified institution selected by the PRC subsidiaries, and complete other procedures with respect to the stock incentive plan. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or other material changes. The PRC agent must, on behalf of these individuals who have the right to exercise the employee share options, apply to the SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with these individuals’ exercise of the employee share options. Such individuals’ foreign exchange income received from the sale of stocks and dividends distributed by the overseas listed company and any other income shall be fully remitted into a collective foreign currency account in China opened and managed by the PRC subsidiaries of the overseas listed company or the PRC agent before distribution to such individuals.

In addition, in October 2021, the SAT circulated the Notice on Measures to Further Deepen Reform in the Field of Taxation and to Foster and Stimulate the Vitality of Market Entities, any enterprise implementing the equity incentive should submit report form and other required information to the competent tax authority within 15 days of the month following the decision to implement the equity incentive. If the equity incentive plan has been implemented but not yet finished, the report form and related information shall be submitted to the competent tax authority before the end of 2021.

Regulations Related to Anti-Monopoly and Anti-Unfair Competition

Pursuant to the Anti-Unfair Competition Law promulgated by the SCNPC on September 2, 1993 and latest amended on April 23, 2019 with immediate effect, when trading in the market, business operators should abide by the principles of voluntariness, equality, fairness, honesty and credibility, and abide by laws and recognized business ethics. Unfair competition refers to a business operator, in violation of the Anti-unfair Competition Law, disrupts the competition order and infringes the legitimate rights and interests of other business operators or consumers. A business operator in violation of Anti-unfair Competition Law may be subject to civil liability and administrative penalties. A business operator whose legitimate rights and interests are damaged by any act of unfair competition may file a lawsuit.

The Anti-Monopoly Law of the PRC promulgated by the SCNPC which became effective on August 1, 2008 and the Interim Provisions on the Review of Concentrations of Undertakings promulgated by SAMR which became effective on December 1, 2020 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the SAMR before they can be completed. Where the participation in concentration of undertakings by way of foreign-funded merger and acquisition of domestic enterprises or any other method which involves national security, the examination of concentration of undertakings shall be carried out pursuant to the provisions of this law and examination of national security shall be carried out pursuant to the relevant provisions of the state. On October 23, 2021, the SCNPC published for public comment the Anti-monopoly Law (Revised Draft), which provides, among others, that the market regulation department of the State Council shall be responsible for anti-monopoly law enforcement, and that business operators shall not abuse data, algorithms, technology, capital advantages and platform rules to exclude or limit competition. The draft also requires relevant government authorities strengthen the examination of concentration of undertakings in areas such as finance, media science and technology, and enhances penalties for violation of the regulations regarding concentration of undertakings.

On February 7, 2021, the Anti-monopoly Commission of the State Council of the PRC issued the Anti-Monopoly Guidelines for the Internet Platform Economy Sector that specifies some of activities of Internet platforms may be determined to be monopolistic, and concentrations of undertakings involving variable interest entities are subject to anti-monopoly scrutiny as well.

Employment Laws

Pursuant to the Labor Contract Law of the PRC promulgated on June 29, 2007, which was last revised on December 28, 2012 and became effective on July 1, 2013, every employer shall enter into a written contract of employment with each of its employees. No employer may force its employees to work beyond the time limit and each employer must pay overtime compensation to its employees. The wage of each employee is to be no less than the local standard on minimum wages. According to the Labor Law of the PRC promulgated on July 5, 1994, last revised on December 29, 2018 and became effective on the same day, every employer must ensure workplace safety and sanitation in accordance with national regulations and provide relevant training to its employees.

Pursuant to the Social Insurance Law of the PRC promulgated on October 28, 2010, which was last amended on December 29, 2018 and became effective on the same day, as well as other relevant provisions, an employee shall participate in five types of social insurance funds, including pension, medical, unemployment, maternity and occupational injury insurance. The premiums for maternity insurance and occupational injury insurance are paid by the employer, while the premiums for pension insurance, medical insurance and unemployment insurance are paid by both the employer and the employee. If the employer fails to fully contribute to social insurance funds on time, the collection agency for such social insurance may demand the employer to make full payment or to pay the shortfall within a set period and collect a late charge. If the employer fails to pay after the due date, the relevant government administrative body may impose a fine on the employer.

Pursuant to the Regulation on the Administration of Housing Provident Funds promulgated on April 3, 1999, which was last revised on March 24, 2019 and became effective on the same day, an employer must register with the competent managing center for housing funds and shall contribute to the Housing Provident Fund for any employee on its payroll. Where an employer fails to pay up Housing Provident Funds within the prescribed time limit, the employer may be fined and ordered to make payment within a certain period.

According to our PRC legal counsel, the operating entity has signed labor contracts with all of its employees. However, the operating entity did not pay social insurance contributions and housing provident fund contributions in full for all of the employees. This may subject it to fines, according to the relevant employment law (see “Risk Factors—Risks Related to Doing Business in China—Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by PRC regulations may subject the operating entity to penalties”). As of the date of this prospectus, no administrative actions, fines, or penalties have been imposed by the relevant PRC government authorities with respect to such non-compliance, nor has any order been received by the operating entity to settle the outstanding amount of social insurance contributions and housing provident fund contributions. Such fees and fines, if and when imposed, could adversely affect our financial condition and results of operations.

MANAGEMENT

Set forth below is information concerning our directors and executive officers.

The following individuals are our executive management and members of the board of directors as of the date of this prospectus.

Name	Age	Position(s)
Zhen Fan	45	CEO, Director, and Chairman of the Board of Directors
Lei Xu	35	Chief Operating Officer and Director
Bo Lyu	45	Chief Financial Officer
Jia Liu	40	Independent Director
Changmao Su	41	Independent Director
Jianbing Zhang	44	Independent Director

The following is a brief biography of each of our executive officers and directors:

Mr. Zhen Fan has served as our director since August 2022, our CEO since September 2022, and our Chairman of the Board of Directors since October 16, 2023. Mr. Fan has over 15 years of experience in online operation and marketing industry. From March 2000 to May 2008, Mr. Fan served as a media specialist at Sohu.Com Limited, where he was responsible for the operation management, content construction, and product development of the financial channel. From September 2009 to March 2012, Mr. Fan served as the Director of Content at www.ifeng.com of Phoenix New Media Limited, where he was responsible for the operation and management of finance and technology real estate channel, as well as channel construction. From March 2018 to December 2021, Mr. Fan served as the Chief Executive Director of Mmtec, Inc. (NASDAQ: MTC), a public company listed on Nasdaq, where he was fully responsible for the company’s business development, team management, and capital operation. Mr. Fan has served as Haoxi Beijing’s President since August 2022, where he is mainly responsible for the company’s capital operation, financing mergers and acquisitions, and resource expansion. Mr. Fan received his Bachelor’s degree in electronic automation from Yangzhou University in Yangzhou, China.

Mr. Lei Xu has served as our Chief Operating Officer since February 2023 and has served as our director since January 2024. Mr. Xu has over 10 years of experience in healthcare marketing industry. From January 2012 to November 2013, Mr. Xu served as the Sales Director at Gonghedianguang Company Hubei Branch, a company works with Hubei Provincial Television in media resources, where he set up and led the team to develop the medical industry business of TV advertising in Hubei Province, creating annual sales of 160 million RMB. From December 2013 to December 2016, Mr. Xu served as the General Manager of Shanghai Runyu Culture Co., Ltd, a company works with Shanghai local station of Tencent Holdings Limited (“Tencent”) in medical and healthcare industry advertising, where he set up and led a team to develop local medical industry customers in Shanghai, provided online marketing services for Tencent’s Shanghai local station, and built related products for medical industry customers like Tencent Dashen Website. From January 2017 to March 2018, Mr. Xu served as the General Manager of Commercialization of Pharmaceutical Sector at Xunyiwenyao Website of Wenkang Group Co., Ltd, where he integrated platform resources, formulated commercial products for customers in the pharmaceutical industry, and determined industry policies. At Xunyiwenyao, he set up a business development team in the pharmaceutical industry, formulated sales strategies, and developed industry customers, promoting a 100% year-on-year increase in the number of market customers and advertising revenue in the pharmaceutical industry. Mr. Xu has served as Haoxi Beijing’s founder and sales manager since April 2018. Mr. Xu received his Bachelor’s degree in Computer Science and Technology from Tianjin Engineering Normal University in 2012.

Mr. Bo Lyu has served as our Chief Financial Officer since February 2023. Mr. Lyu has over 10 years of experience in corporate financing and public company management. From November 2021, Mr. Lyu has served as the Chief Financial Officer of Heyu Biological Technology Corporation. From August 2020 to October 2021, Mr. Lyu served as a financial controller of Building Dreamstar Technology Inc. From December 2017 to April 2019, Mr. Lyu served as the board secretary of Dragon Victory International Limited (NASDAQ: LYL). From January 2014 to August 2017, Mr. Lyu served as the board secretary of Hailiang Education Group Inc. (NASDAQ: HLG). From July 2009 to December 2013, Mr. Lyu worked as an investment manager at Hailiang Group Co. Ltd., the then-parent company of Hailiang Education Group Inc., Zhejiang Hailiang Co. Ltd. (SSE: 002203), and Hailiang International Holding Co. Ltd. (HKSE: 02336). Mr. Lyu received his Bachelor’s degree in International Investment from Wuhan University in 2001, and his Master’s degree in Finance from the National Economics Department of Albert-Ludwigs-Universität Freiburg in 2008. He also holds the Certificate of Board Secretary from Shenzhen Stock Exchange and is a CFA II candidate.

Ms. Jia Liu has served as our independent director since January 2024. Ms. Liu serves as Chief Financial Officer of Recon Technology Ltd since June 2008 and director of Recon Technology Ltd since July 2021. Ms. Liu has rich experience of U.S. market financing and has detailed knowledge of U.S. GAAP, Sarbanes Oxley, and public sector regulations. Ms. Liu received her Bachelor’s degree from Beijing University of Chemical and Technology, School of Economics and Management in 2006 and her Master’s degree in industrial economics from Beijing Wuzi University in 2009. Ms. Liu is a certified U.S. CPA.

Mr. Changmao Su has served as our independent director since January 2024. Mr. Su served as a product manager at Beijing Sohu New Media Information Technology Co. Ltd. from January 2008 to February 2015, and the CEO of Yisi Interactive (Beijing) Technology Co. Ltd. from March, 2015 to June, 2020. He has worked as vice president of Beijing New Oxygen Technology Co. Ltd. since July 2020. He has successful entrepreneurial experience in the field of medical beauty consumption, has mature operating experience in online and offline user growth, and has designed and operated products with over 10 million daily active users. Mr. Su obtained his Bachelor’s degree in Life Science and Technology from Peking University in 2005.

Mr. Jianbing Zhang has served as our independent director since January 2024. Mr. Zhang has worked as the general manager of Zhonghan Shengtai Biotechnology Co., Ltd. since June 2017. He once served as a marketing director of Shanghai Aopu Bio-Pharmaceutical Co. Ltd. from March 2012 to May 2017 and the general manager of Beijing Keliya Bio-Tech Co. Ltd. from March 2003 to February 2012. Mr. Zhang has more than 20 years of professional experience in the medical device industry. He has a deep understanding of China’s medical device industry and the healthcare service industry. He obtained his Master of Business Administration degree from Shanghai Jiao Tong University in 2016.

Pursuant to our amended and restated articles of association, unless otherwise determined by our Company in a general meeting, we are required to have a minimum of three directors and the exact number of directors will be determined from time to time by our board of directors.

Under our amended and restated articles of association, a director may be appointed by ordinary resolution or by the directors. An appointment of a director may be on terms that the director will automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between our Company and the director, if any, but no such term will be implied in the absence of express provision. It is expected that, whether by ordinary resolution or by the directors, each director will be appointed on the terms that the director will hold office until the appointment of the director’s successor or the director’s re-appointment at the next annual general meeting, unless the director has sooner vacated office.

For additional information, see “Description of Share Capital—Directors.”

Family Relationships

None of our directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Board of Directors

Our board of directors consists of five directors. Our board of directors has determined that our three independent directors, Jia Liu, Changmao Su, and Jianbing Zhang satisfy the “independence” requirements of the Nasdaq corporate governance rules.

Duties of Directors

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. Under Cayman Islands law, the fiduciary duties owed by a director include (a) a duty to act in good faith in what the director considers are in the best interests of the company, (b) a duty to exercise their powers in the company’s interests and only for the purposes for which they were given, (c) a duty to avoid improperly fettering the exercise of the director’s future discretion, (d) a duty to avoid any conflict of interest (whether actual or potential) between the director’s duty to the company and the director’s personal interests or a duty owed to a third party, and (e) a duty not to misuse the company’s property (including any confidential information and trade secrets). The common law duties owed by a director are those to exercise appropriate skill and care. The relevant threshold measure for such standard is that of a reasonable diligent person having both the general knowledge, skill, and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company, and the general knowledge, skill, and experience that that director has. In fulfilling their duty to us, our directors must ensure compliance with our amended and restated memorandum and articles of association, as amended and restated from time to time, and our shareholder resolutions. We have the right to seek damages where certain duties owed by any of our directors are breached.

The functions and powers of our board of directors include, among others:

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of the company and mortgaging the property of the company; and

●	maintaining or registering a register of mortgages, charges, or other encumbrances of the company.

Board Oversight of Cybersecurity Risks

The management of the operation and the business affairs of a Cayman Islands company lies within the power of its board of directors. Directors of companies incorporated under the Cayman Companies Act are subject to both statutory obligations under the Cayman Companies Act as well as fiduciary duties under the common law to the extent applicable to Cayman Islands companies. In addition to the statutory duties which include duties such as reporting obligations, the maintenance of internal company registers, accounting requirements, etc., directors of Cayman Islands companies owe fiduciary duties including the duty to act in good faith and in the best interests of the company as well as a duty to act with care, skill and diligence under English common law principles. Maintaining sufficient protection against the increasing risks associated with cybercrime is clearly one of the key challenges to the commercial world and in our view, it is one of the duties of the Company’s board of directors to oversee cybersecurity risks.

Our board of directors plays an active role in monitoring cybersecurity risks and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents on our operations. The board has delegated the responsibility of overseeing cybersecurity risks to the management of the Company and requires prompt reporting by the management to the board if any cybersecurity risks are detected. The Company has a team of 2 employees responsible for cyber security issues and they report to the management. The board receives regular reports from our management, including our technical director, on material cybersecurity risks and the degree of our exposure to those risks, including in connection with our supply chain, suppliers and other service providers. While the board oversees our cybersecurity risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing our cybersecurity risks and that our board leadership structure supports this approach.

Terms of Directors and Executive Officers

Under our amended and restated articles of association, a director may be appointed by ordinary resolution or by the directors. An appointment of a director may be on terms that the director will automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between our Company and the director, if any, but no such term will be implied in the absence of express provision. It is expected that, whether by ordinary resolution or by the directors, each director will be appointed on the terms that the director will hold office until the appointment of the director’s successor or the director’s re-appointment at the next annual general meeting, unless the director has sooner vacated office.

All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification

Under our amended and restated articles of association, a director is not required to hold any shares in our Company by way of qualification. A director who is not a shareholder of our Company is nevertheless entitled to attend and speak at general meetings.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Pursuant to employment agreements, the form of which is filed as Exhibit 10.1 to the registration statement of which this prospectus is a part, we will agree to employ each of our executive officers for a specified time period, which may be renewed upon both parties’ agreement 30 days before the end of the current employment term. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a one-month prior written notice. Each executive officer agrees to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Compensation of Directors and Executive Officers

For the fiscal year ended June 30, 2023, we paid an aggregate of RMB422,226 (approximately $60,826) as compensation to our executive officers and directors. None of our non-employee directors have any service contracts with us that provide for benefits upon termination of employment. We have not set aside or accrued any amount to provide pension, retirement, or other similar benefits to our directors and executive officers.

Insider Participation Concerning Executive Compensation

Our principal shareholder, Mr. Zhen Fan, has made all determinations regarding executive officer compensation since the inception of our Company. When our Compensation Committee is set up, it will be making all determination regarding executive officer compensation (please see below).

Committees of the Board of Directors

We have established three committees under the Board of Directors: an audit committee, a compensation committee, and a nominating and corporate governance committee. Our independent directors serve on each of the committees. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee consists of our three independent directors Jia Liu, Changmao Su, and Jianbing Zhang. Jia Liu is the chairperson of our audit committee. We have determined that each of our independent directors also satisfy the “independence” requirements of Rule 10A-3 under the Securities Exchange Act. Our board also has determined that Jia Liu qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq listing rules. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee consists of our three independent directors, Jia Liu, Changmao Su, and Jianbing Zhang. Changmao Su is the chairperson of our compensation committee. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our CEO may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

●	reviewing and approving the total compensation package for our most senior executive officers;

●	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing and recommending to the board with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	reviewing programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of our three independent directors, Jia Liu, Changmao Su, and Jianbing Zhang. Jianbing Zhang is the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	identifying and recommending nominees for appointment or re-appointment to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board, periodically, with respect to significant developments in the law and practice of corporate governance, as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Controlled Company

Upon completion of this offering, our CEO, Mr. Zhen Fan, will beneficially own approximately 91.25% of the aggregate voting power of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares as a group. Mr. Fan will have the ability to control matters requiring shareholder approval, including the election of directors, amendment of memorandum and articles of association and approval of certain major corporate transactions in accordance with the Cayman Companies Act. As a result, we will be deemed a “controlled company” for the purpose of the Nasdaq listing rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

●	the requirement that our director nominees be selected or recommended solely by independent directors; and

●	the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are deemed a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of ethics and conduct policy, which is filed as Exhibit 99.1 of the registration statement of which this prospectus is a part and is applicable to all of our directors, officers, and employees. We have made our code of ethics and conduct policy publicly available on our website, at https://ir.haoximedia.com.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Class A Ordinary Shares and Class B Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Class A Ordinary Shares offered in this offering for:

●	each of our directors and executive officers; and

●	each person known to us to own beneficially more than 5% of our Class A Ordinary Shares or Class B Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A Ordinary Shares and Class B Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 14,970,000 Class A Ordinary Shares and 17,270,000 Class B Ordinary Shares outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering is based on 1,597,444 Class A Ordinary Shares and 17,270,000 Class B Ordinary Shares outstanding immediately after the completion of this offering.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our Class A Ordinary Shares or Class B Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Class A Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Class A Ordinary Shares underlying options, warrants, or convertible securities, including Class B Ordinary Shares, held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. As of the date of the prospectus, we have five shareholders of record, none of whom are located in the U.S. We will be required to have at least 300 unrestricted round lot shareholders at closing in order to satisfy the Nasdaq listing rules.

	Class A Ordinary Shares Beneficially Owned Prior to this Offering*		Class B Ordinary Shares Beneficially Owned Prior to this Offering		Class A Ordinary Shares Beneficially Owned After this Offering*		Class B Ordinary Shares Beneficially Owned After this Offering		Voting Power After this Offering*
	Number	%	Number	%	Number	%	Number	%	%
Directors and Executive Officers(1):
Zhen Fan(2)	—	—	17,270,000	100.0	—	—	17,270,000	100.0	91.25
Lei Xu	5,360,000	35.80	—	—	5,360,000	32.35	—	—	2.83
Bo Lyu	—	—	—	—	—	—	—	—	—
Jia Liu	—	—	—	—	—	—	—	—	—
Changmao Su	—	—	—	—	—	—	—	—	—
Jianbing Zhang	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (six individuals):	5,360,000	35.80	17,270,000	100.0	5,360,000	32.35	17,270,00	100.0	94.08
5% Shareholders:
Zhen Fan	—	—	17,270,000	100.0	—	—	17,270,000	100.0	91.25
Lei Xu	5,360,000	35.80	—	—	5,360,000	32.35	—	—	2.83
Hongli Wu	5,360,000	35.80	—	—	5,360,000	32.35	—	—	2.83
Tao Zhao	890,000	5.95	—	—	890,000	5.37	—	—	0.47

*	The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis. The number and percentage of Class A Ordinary Shares exclude Class A Ordinary Shares convertible from Class B Ordinary Shares as the beneficial ownership of Class B Ordinary Shares is presented separately.

(1)	Unless otherwise indicated, the business address of each of the individuals is Room 801, Tower C, Floor 8, Building 103, Huizhongli, Chaoyang District, Beijing, China.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS

Employment Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Material Transactions with Related Parties

The relationship and the nature of related party transactions are summarized as follow:

Name of Related Party	Relationship to Us
Lei Xu	A shareholder of the Company
Chongqing Haoyuqin Cultural Media Co. Ltd	A company affiliated with a shareholder of the Company
Zhen Fan	A shareholder of the Company

	As of December 31, 2023	As of June 30, 2023	As of June 30, 2022	As of June 30, 2021
	US$	US$	US$
Amounts due from a related party
Chongqing Haoyuqin Cultural Media Co, Ltd	$-	$-	$-	$1,302,147
Amounts due from a related party, net	$-	$-	$-	$1,302,147

Amounts due to a related party	$81,564	$20,210
Lei Xu	$-	$-	$-	$810,883
Zhen Fan	$81,564	$20,210	$-	-
	$81,564	$20,210	$-	$810,883

Due from a Related Party

As of June 30, 2021, due from a related party of $1,302,147 represented loans to Chongqing Haoyuqin Cultural Media Co, Ltd, mainly for working capital purposes. Such advances were unsecured, non-interest bearing, and were fully utilized or collected by us in December 2021.

Due to a Related Party

As of December 31, 2023 and June 30, 2023, due to a related party of $81,564 and $20,210 represented advances provided by our CEO and director, Mr. Zhen Fan. As of June 30, 2021, due to a related party of $810,883 represented advances provided by our Chief Operating Officer and director, Mr. Lei Xu, for working capital purposes. These payables were unsecured, non-interest bearing, and have been fully repaid as of the date of this prospectus.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our amended and restated memorandum and articles of association, as amended from time to time, are summaries and do not purport to be complete. Reference is made to our amended and restated memorandum and articles of association, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as our “articles of association”).

We were incorporated as an exempted company limited by shares under the Cayman Companies Act on August 5, 2022. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

Units Being Offered

We are offering 1,597,444 Units, with each Unit consisting of one Class A Ordinary Share and a Warrant to purchase one Class A Ordinary Share(s) at an assumed public offering price of $6.26 per Unit. The Class A Ordinary Shares and the Warrants are being sold in this offering only as part of the Units. However, the Units will not be certificated and the Class A Ordinary Shares and the Warrants comprising such Units are immediately separable, and will be issued separately. Upon issuance, the Class A Ordinary Shares and the Warrants may be transferred independent of one another, subject to applicable law and transfer restrictions.

Ordinary Shares

As of the date of this prospectus, we are authorized to issue 150,000,000 Class A Ordinary Shares, par value $0.0001 per share, and 50,000,000 Class B Ordinary Shares, par value $0.0001 per share. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 10 votes per one Class B Ordinary Share. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis.

All of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares are fully paid and non-assessable. Our Class A Ordinary Shares and Class B Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Class A Ordinary Shares or Class B Ordinary Shares will not receive a certificate in respect of such shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Class A Ordinary Shares and Class B Ordinary Shares. We may not issue shares or warrants to bearer.

Subject to the provisions of the Cayman Companies Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide provided that no Class B Ordinary Shares shall be issued without the prior consent of the holders of a majority of the votes of the outstanding Class B Ordinary Shares (Class B Majority, which consent may be obtained either by written consent signed by the Class B Majority or by a vote at a separate general meeting of the holders of the Class B Ordinary Shares). Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Class A Ordinary Shares or Class B Ordinary Shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

At the completion of this offering, there will be 16,567,444 (if the over-allotment options are not exercised) or 16,807,060 (if the over-allotment options are fully exercised) Class A Ordinary Shares issued and outstanding, and 17,270,000 Class B Ordinary Shares issued and outstanding. Class A Ordinary Shares sold in this offering will be delivered against payment from the Representative upon the closing of the offering in New York, New York, on or about [   ], 2024.

Listing

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “HAO.”

Transfer Agent and Registrar

The transfer agent and registrar for the Class A Ordinary Shares and Class B Ordinary Shares is Transhare Corporation, at 2849 Executive Drive, Suite 200, Clearwater, FL 33762.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights and restrictions attaching to any of our shares:

(a)	the directors may from time to time declare and pay interim dividends or recommend final dividends in accordance with the respective rights of the shareholders if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid; and

(b)	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Dividends may be declared and paid out of any funds of the Company lawfully available for distribution. No dividend shall be paid otherwise than out of profits or, subject to the requirements of the Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, the share premium account. The directors, when paying, dividends to shareholders may make such payment either in cash or in specie. No dividend shall bear interest against the Company.

Voting Rights

On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each Class A Ordinary Share and 10 votes for each Class B Ordinary Share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Conversion Rights

Class A Ordinary Shares are not convertible. Class B Ordinary Shares are convertible, at the option of the holder thereof, into Class A Ordinary Shares on a one-to-one basis. The right to convert shall be exercisable by the holder of the Class B Ordinary Shares delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares.

Modification of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Companies Act and our articles of association, our shareholders may, by ordinary resolution:

(a)	increase our authorized share capital by such sum, to be divided into shares of such classes and amounts as the resolution prescribes;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Subject to the Cayman Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, we may, by special resolution, reduce our share capital in any way.

Calls on Shares

Subject to the terms of allotment, the directors may from time to time make calls on the shareholders in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and each shareholder shall (subject to receiving at least 14 days’ notice specifying the time or times of payment), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share.

Any amount payable in respect of a share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of the articles shall apply as if the amount had become due and payable by virtue of a call.

If a call remains unpaid after it has become due and payable the directors may give to the person from whom it is due not less than 14 clear days’ notice requiring payment of the amount unpaid; any interest which may have accrued (the default rate is ten per cent per annum); any expenses which have been incurred by the Company due to that person’s default. The directors shall be at liberty to waive payment of the interest wholly or in part.

Lien on Shares

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others).

The lien is for all monies payable to the Company by the Member or the Member’s estate: either alone or jointly with any other person, whether or not that other person is a Member; and whether or not those monies are presently payable.

At any time the directors may declare a share to be wholly or in part exempt from the lien on shares provisions in our articles of association.

We may sell, in such manner as the directors think fit, any shares on which we have a lien if all of the following conditions are met: (a) the sum in respect of which the lien exists is presently payable; (b) the Company gives notice to the shareholder holding the share (or to the person entitled to it in consequence of the death or bankruptcy of that shareholder) demanding payment and stating that if the notice is not complied with the shares may be sold and (c) that sum is not paid within 14 clear days after that notice is deemed to be given under the articles of association.

Unclaimed Dividend

A dividend that remains unclaimed after a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any call or installment of a call in respect of partly paid shares on the day appointed for payment, the directors may serve a notice on the shareholder requiring payment of the unpaid call or installment, together with any interest which may have accrued. The notice must name a further day (not earlier than the expiration of 14 days from the date of the notice) on or before which the payment required by the notice is to be made, and must state that in the event of non-payment at or before the time appointed, the shares in respect of which the call is made will be liable to be forfeited.

If the requirements of any such notice are not complied with, the directors may, before the payment required by the notice has been made, resolve that any share in respect of which that notice has been given be forfeited. The forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before the forfeiture.

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine either to the former shareholder who held that share or to any other person. The forfeiture or surrender may be cancelled on such terms as the directors think fit at any time before a sale, re-allotment or disposition.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares forfeited, however, the directors may waive payment wholly or in part. On forfeiture or surrender, (a) the name of the shareholder concerned shall be removed from the register of members as the holder of those shares and that person shall cease to be a shareholder in respect of those shares; and (b) that person shall surrender to the company for cancellation the certificate (if any) for the forfeited or surrendered shares.

A statutory declaration in writing that the declarant is a director or secretary, and that a share in the Company has been duly forfeited or surrendered on a date stated in the declaration shall be conclusive evidence of the facts in the declaration as against all persons claiming to be entitled to the particular share(s).

The directors may accept the surrender for no consideration of any fully paid share.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share.

Redemption and Purchase of Own Shares

Subject to the Cayman Companies Act and our articles of association, we may:

(a)	issue shares that are to be redeemed or are liable to be redeemed, at our option or at the option of the shareholder holding those redeemable shares, in the manner and upon the terms as may be determined, before the issue of those shares, by the directors;

(b)	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the directors determine at the time of such variation;

(c)	purchase our own shares (including any redeemable shares) on the terms and in the manner which the directors determine at the time of such purchase; and

(c)	make a payment in respect of the redemption or purchase of our own shares in any manner permitted by the Cayman Companies Act, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of shares.

Transfer of Shares

The instrument of transfer of any share shall be in an writing in any usual or common form or such other form as the directors may, in their absolute discretion, approve and be executed for on behalf of the transferor and if in respect of a nil or partly paid up share, or if so required by the directors, shall also be executed on behalf of the transferee and shall be accompanied by the share certificate (if any) to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a shareholder until the name of the transferee is entered in the register of members of the Company in respect of the relevant shares.

The directors may in their absolute discretion decline to register any transfer of share which is not fully paid up or on which the Company has a lien. The directors may also, but are not required to, decline to register any transfer of any share unless:

(a)	the instrument of transfer is lodged with the Company, accompanied by the certificate (if any) for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four;

(e)	the shares transferred are Fully Paid Up and free of any lien in favor of the Company; and

(f)	any applicable fee of such maximum sum as the Stock Exchanges may determine to be payable, or such lesser sum as the Board may from time to time require, related to the transfer is paid to the Company.

The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register of members closed at such times and for such periods as the directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the register of members closed for more than 30 days in any year. The instruments of transfer that are registered shall be retained by the company.

Our articles of association provides that upon any sale, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B Ordinary Shares validly transferred to the new holder shall be automatically and immediately converted into such number of Class A Ordinary Shares calculated based on the 1 to 1 conversion rate except where the sale, transfer, assignment or disposition is in relation to 50% of the then issued and outstanding Class B Ordinary Shares, such transferred Class B Ordinary Shares will not be converted into Class A Ordinary Shares and will remain as Class B Ordinary Shares.

Inspection of Books and Records

Holders of our Class A Ordinary Shares and Class B Ordinary Shares will have no general right under the Cayman Companies Act to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting as at the date of the requisition. Any such requisition shall express the purpose of the meeting proposed to be called, and shall be left at or posted to the Registered Office and may consist of several documents in like form each signed by one or more requisitioners.

If the directors do not convene such meeting within 21 clear days from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period.

At least five clear days’ notice (excluding the day that notice is deemed to be given and the day the meeting is to be held) shall be given of an annual general meeting or any other general meeting. Subject to the Cayman Companies Act, a meeting may be convened on shorter notice, subject to the Cayman Companies Act with the consent of the shareholders who, individually or collectively, hold at least ninety per cent of the voting rights of all those who have a right to vote at that meeting. The accidental failure to give notice of a meeting to or the non-receipt of a notice of a meeting by any shareholder shall not invalidate the proceedings at any meeting.

No business shall be transacted at any general meeting unless a quorum is present in person or by proxy. For so long as the Shares are listed on Nasdaq, one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If a quorum is not present within fifteen minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then:

(a)	If the meeting was requisitioned by shareholders, it shall be cancelled.

(b)	In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the directors. If a quorum is not present within fifteen minutes of the time appointed for the adjourned meeting, then the shareholders present in person or by proxy shall constitute a quorum.

The chairman of a general meeting shall be the chairman of the Board or such other director as the directors have nominated to chair Board meetings in the absence of the chairman of the Board. Absent any such person being present within fifteen minutes of the time appointed for the meeting, the directors present shall elect one of their number to chair the meeting. If no director is present within fifteen minutes of the time appointed for the meeting, or if no director is willing to act as chairman, the shareholders present in person or by proxy and entitled to vote shall choose one of their number to chair the meeting.

The chairman may at any time adjourn a meeting with the consent of the shareholders constituting a quorum. The chairman must adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting. Should a meeting be adjourned for more than seven clear days, whether because of a lack of quorum or otherwise, shareholders shall be given at least seven clear days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.

A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on, the declaration of the result of the show of hands, a poll is duly demanded. Subject to the Cayman Companies Act, a poll may be demanded:

(a)	by the chairman of the meeting;

(b)	by at least two shareholders having the right to vote on the resolutions;

(c)	by any shareholder or shareholders present, who individually or collectively, hold at least ten per cent of the voting rights of all those who have a right to vote on the resolution.

A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be shareholders) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than place, the chairman may appoint scrutineers in more than place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur. In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded shall not be entitled to a second or casting vote.

Directors

There shall be a Board consisting of not less than one person provided however that the Company may by Ordinary Resolution from time to time increase or reduce the limits in the number of Directors but unless such number is fixed as aforesaid the maximum number of Directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

The remuneration of the directors may be determined by the directors or by Ordinary Resolution.

A director is not required to hold any shares in our Company by way of qualification unless a shareholding qualification for directors is fixed by Ordinary Resolution. A director who is not a shareholder of our Company is nevertheless entitled to attend and speak at general meetings.

A Director shall hold office until such time as he is removed from office in accordance with the provision of the Articles.

A director may be removed by ordinary resolution. A vacancy on the board of directors created by the removal of a director under the previous sentence may be filled by ordinary resolution or by the affirmative vote of a simple majority of the remaining directors present and voting at a meeting of the board of directors.

The office of a director will be vacated if the director:

(a)	is prohibited by the law of the Cayman Islands from acting as a director; or

(b)	is made bankrupt or makes an arrangement or composition with his creditors generally; or

(c)	resigns his office by notice to the Company; or

(d)	only held office as a director for a fixed term and such term expires; or

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or

(f)	is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director); or

(g)	is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	is absent from meetings of directors for a continuous period of six months and without the consent of the other directors.

Powers and Duties of Directors

Subject to the provisions of the Cayman Companies Act and our memorandum and articles of association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our memorandum and articles of association. However, to the extent allowed by the Cayman Companies Act, shareholders may, by special resolution, validate any prior or future act of the Directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Our board of directors have established an audit committee, a compensation committee, and a nomination and corporate governance committee.

The board of directors may establish any committees, local boards, or agencies for managing any of our affairs and delegate to it any of the powers, authorities, and discretions for the time being vested in the directors (with power to sub-delegate) and may appoint any natural persons to be members of a committee, local board, or agency or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or otherwise appoint any company, firm, or person or body of persons, to be our attorney or attorneys or authorized signatory for such purposes and with such powers, authorities, and discretion (not exceeding those vested in or exercisable by the directors under our articles of association) and for such period and subject to such conditions as they may think fit. Any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney or authorized signatory as the directors may think fit, and may also authorize any such attorney or authorized signatory to delegate all or any of the powers, authorities, and discretion vested in him.

The directors may from time to time at their discretion exercise all our powers to raise or borrow money and to mortgage or charge our undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock, and other securities whenever money is borrowed or as security for any of our or any third party’s debts, liabilities, or obligations.

A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our Company shall declare the nature of his interest at a meeting of the directors. A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise than by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)	the giving of any security, guarantee or indemnity in respect of:

(i)	money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)	a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)	where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)	any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly, and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)	any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)	any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Companies Act) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement, or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of Profits

Subject to the Cayman Companies Act, the directors may resolve to capitalize:

(a)	any part of the Company’s profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of the Company’s share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each shareholder so entitled must be given in either or both of the following ways:

(a)	by paying up the amounts unpaid on that shareholder’s Shares;

(b)	by issuing fully paid up shares, debentures or other securities of the Company to that shareholder or as that shareholder directs. The directors may resolve that any shares issued to the shareholder in respect of partly paid up shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain partly paid up.

The amount capitalized must be applied to the benefit of shareholders in the proportions to which the shareholders would have been entitled to dividends if the amount capitalized had been distributed as a dividend.

Subject to the Cayman Companies Act, if a fraction of a share, a debenture or other security is allocated to a shareholder, the directors may issue a fractional certificate to that shareholder or pay him the cash equivalent of the fraction.

Liquidation Rights

If we are wound up, the shareholders may, subject to any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	divide amongst the shareholders in specie the whole or any part of our assets and, for that purpose, value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders; and/or

(b)	vest the whole or any part of the assets in trustees for the benefit of the shareholders and those liable to contribute to the winding up.

No shareholder will be compelled to accept any asset upon which there is a liability.

Register of Members

Under the Cayman Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our shareholders, and, a statement of the shares held by each member, which:

i.	distinguishes each share by its number (so long as the share has a number);

ii.	confirms the amount paid, or agreed to be considered as paid, on the shares of each member;

iii.	confirms the number and category of shares held by each member; and

iv.	confirms whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a shareholder; and

●	the date on which any person ceased to be a shareholder.

Under the Cayman Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Grand Court of the Cayman Islands may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Warrants

The following summary of certain terms and provisions of the Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Warrant for a complete description of the terms and conditions of the Warrants.

Exercisability. The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of Class A Ordinary Shares purchased upon such exercise (except in the case of a cashless exercise as described below). Each whole Warrant is for one whole Class A Ordinary Share. A holder (together with its affiliates) may not exercise any portion of the Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding Class A Ordinary Shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding Class A Ordinary Shares after exercising the holder’s Warrants up to 9.99% of the number of Class A Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. No fractional Class A Ordinary Shares will be issued in connection with the exercise of a Warrants.

Stock Dividends and Splits. If the Company, at any time while the Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Class A Ordinary Shares or any other equity or equity equivalent securities payable in Class A Ordinary Shares, (ii) subdivides outstanding Class A Ordinary Shares into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding Class A Ordinary Shares into a smaller number of shares, or (iv) issues by reclassification of Class A Ordinary Shares or any other shares of capital stock of the Company, then in each case the exercise price and the number of shares issuable upon exercise of the Warrant shall be proportionately adjusted.

Duration, Exercise Price, and Participation Rights. The exercise price per whole Class A Ordinary Share purchasable upon the exercise of the Warrants is $ 6.26 per share. The Warrants will be immediately exercisable and may be exercised for a period of five (5) years after issuance. The exercise price of the Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, share splits, share combinations, reclassifications or similar events affecting our Class A Ordinary Shares. Holders of the Warrants also have the right to participate in subsequent rights offerings and certain pro rata distributions (including dividends or other distribution of assets or rights to acquire assets) to holders of Class A Ordinary Shares.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the Warrants to us together with the appropriate instruments of transfer.

Exchange Listing. We do not plan on applying to list the Warrants on The Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction (“Fundamental Transaction”), as described in the Warrants and generally including any merger, consolidation, sale of substantially all assets, or other change of control transaction in which the Company’s shareholders immediately prior to such transaction own less than 50% of the voting power of the surviving entity, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that a holder of the number of Class A Ordinary Shares for which this Warrant was exercisable immediately prior to the Fundamental Transaction would have been entitled to receive pursuant to such transaction, or at the option of the holder, the Company or successor entity shall purchase such portion of the Warrant that remains outstanding after the Fundamental Transaction for cash equal to the Black-Scholes value thereof. If the Company is not the surviving entity in the Fundamental Transaction, any successor entity shall assume the obligations under this Warrant.

Rights as a Shareholder. Except by virtue of such holder’s ownership of our Class A Ordinary Shares, the holder of a Warrant does not have the rights or privileges of a holder of our Class A Ordinary Shares, including any voting rights, until the holder exercises the Warrants.

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of the UK. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

	Delaware	Cayman Islands
Title of Organizational Documents	Certificate of Incorporation and Bylaws	Certificate of Incorporation and Memorandum and Articles of Association

Duties of Directors	Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.	As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. Under Cayman Islands law, the fiduciary duties owed by a director include (a) a duty to act in good faith in what the director considers are in the best interests of the company, (b) a duty to exercise their powers in the company’s interests and only for the purposes for which they were given, (c) a duty to avoid improperly fettering the exercise of the director’s future discretion, (d) a duty to avoid any conflict of interest (whether actual or potential) between the director’s duty to the company and the director’s personal interests or a duty owed to a third party, and (e) a duty not to misuse the company’s property (including any confidential information and trade secrets). The common law duties owed by a director are those to exercise appropriate skill and care. The relevant threshold is that of a reasonable diligent person having both the general knowledge, skill, and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company, and the general knowledge, skill, and experience that that director has. In fulfilling their duty to us, our directors must ensure compliance with our articles of association, as amended and restated from time to time, and our shareholder resolutions. We have the right to seek damages where certain duties owed by any of our directors are breached.

Limitations on Personal Liability of Directors	Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director. Such provision cannot limit liability for breach of loyalty, bad faith, intentional misconduct, unlawful payment of dividends or unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.	Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

	Delaware	Cayman Islands
Indemnification of Directors, Officers, Agents, and Others	A corporation has the power to indemnify any director, officer, employee, or agent of corporation who was, is, or is threatened to be made a party who acted in good faith and in a manner he believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his conduct would be unlawful, against amounts actually and reasonably incurred.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our articles of association provide that we will indemnify every director (including alternate director), secretary and other officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b) without limitation to the above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

	Delaware	Cayman Islands
Interested Directors	Under Delaware law, a transaction in which a director who has an interest in such transaction would not be voidable if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.	Interested director transactions are governed by the terms of a company’s memorandum and articles of association.

Voting Requirements

The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger or transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

The Cayman Companies Act requires that a special resolution be passed by a majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or if so authorized by the articles of association, by unanimous written consent of shareholders entitled to vote at a general meeting.

Voting for Directors	Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.	Director election is governed by the terms of the memorandum and articles of association.

Cumulative Voting	No cumulative voting for the election of directors unless so provided in the certificate of incorporation.	There are no prohibitions in relation to cumulative voting under the Cayman Companies Act but our articles of association do not provide for cumulative voting.

Directors’ Powers Regarding Bylaws	The certificate of incorporation may grant the directors the power to adopt, amend or repeal bylaws.	The memorandum and articles of association may only be amended by a special resolution of the shareholders.

Nomination and Removal of Directors and Filling Vacancies on Board	Shareholders may generally nominate directors if they comply with advance notice provisions and other procedural requirements in company bylaws. Holders of a majority of the shares may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation, directorship vacancies are filled by a majority of the directors elected or then in office.	Nomination and removal of directors and filling of board vacancies are governed by the terms of the memorandum and articles of association.

	Delaware	Cayman Islands
Mergers and Similar Arrangements

Under Delaware law, with certain exceptions, a merger, consolidation, exchange or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Delaware law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies in the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Delaware	Cayman Islands

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies. Those provisions provide that if a majority in number representing 75% in value of the creditors or class of creditors (as the case may be) present and voting either in person or by proxy at the meeting, agree to any compromise or arrangement, the compromise or arrangement shall, if sanctioned by the Grand Court of the Cayman Islands, be binding on all the creditors or the class of creditors, as the case may be, and also on the company or, where a company is in the course of being wound up, on the liquidator and contributories of the company. Alternatively, if 75% in value of the members or class of members (as the case may be) present and voting either in person or by proxy at the meeting, agree to any compromise or arrangement, the compromise or arrangement shall, if sanctioned by the Grand Court of the Cayman Islands, be binding on all the members or the class of members, as the case may be, and also on the company or, where a company is in the course of being wound up, on the liquidator and contributories of the company. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that: (a) the statutory provisions as to the required majority vote have been met; (b) the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class; (c) the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and (d) the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

The Cayman Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

	Delaware	Cayman Islands
Shareholder Suits	Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.	In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge: (a) an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders; (b) an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and (c) an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Inspection of Corporate Records	Under Delaware law, shareholders of a Delaware corporation have the right during normal business hours to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	Shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of a list of shareholders or other corporate records (other than the register of mortgages or charges) of the company. However, these rights may be provided in the company’s memorandum and articles of association.

Shareholder Proposals	Unless provided in the corporation’s certificate of incorporation or bylaws, Delaware law does not include a provision restricting the manner in which shareholders may bring business before a meeting.	The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association allow our shareholders holding shares which carry in aggregate not less than ten percent of the rights to vote at a general meeting, to requisition a general meeting of our shareholders, in which case our chairman or a majority of our directors are obliged to call such meeting. If the directors do not within 21 clear days from the date of receipt of a requisition duly proceed to convene a general meeting, the requisitioners, or any of them may call a general meeting within three months after the end of that period. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Approval of Corporate Matters by Written Consent	Delaware law permits shareholders to take actions by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders.	The Cayman Companies Act allows a special resolution to be passed in writing if signed by all the voting shareholders (if authorized by the memorandum and articles of association).

	Delaware	Cayman Islands
Calling of Special Shareholders Meetings	Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.	The Cayman Companies Act does not have provisions governing the proceedings of shareholders meetings, which are usually provided in the memorandum and articles of association. Please see above.

Dissolution; Winding Up	Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.	Under the Cayman Companies Act, a company may be wound up voluntarily (a) by virtue of a special resolution, (b) because the period, if any, fixed for the duration of the company by its articles of association has expired, (c) because the event, if any, has occurred, on the occurrence of which its articles of association provide that the company shall be wound up, or (d) if the company in general meeting resolves by ordinary resolution that it be wound up voluntarily because it is unable to pay its debts. Our articles of association contain no fixed period for the duration of our Company and no provisions for the winding up of our Company on the occurrence of any particular event. Under the Cayman Companies Act, a company may also be wound up compulsorily by order of the Grand Court of the Cayman Islands, including if the company is unable to pay its debts as they fall due or the Grand Court of the Cayman Islands is of the opinion that it is just and equitable that the company should be wound up.

Anti-money Laundering, Countering the Financing of Terrorism and Counter Proliferation Financing—Cayman Islands

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (as amended) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (as amended), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (as amended) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (as amended), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands – Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about our investors pursuant to the Data Protection Act (as amended) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” while certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in our Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

We will not hold your personal data for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into our Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Economic Substance in the Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Act (as amended) (the “Substance Act”) came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, applies in respect of financial years commencing July 1, 2019, onwards. However, it is anticipated that our Company may remain out of scope of the legislation or else be subject to more limited substance requirements as a pure equity holding company.

History of Share Issuances

The following is a summary of our share issuances since incorporation.

On August 5, 2022, we issued 7,730,000 Class A Shares to Lei Xu, Hongli Wu, Tao Zhao, and Wenpu Sun for $773 and 17,270,000 Class B Shares to Zhen Fan for $1,727. On May 8, 2023, the register of members of the Company was updated to reflect that the 7,730,000 Class A Shares issued and outstanding are Class A Ordinary Shares and the 17,270,000 Class B Shares issued and outstanding are Class B Ordinary Shares.

On November 28, 2022, we issued another 4,480,000 Class A Shares to Hongli Wu for $2,000,000 (before deducting bank and handling charges). The net proceeds we received from this share issuance was $1,994,258. On May 8, 2023, the register of members of the Company was updated to reflect that the additional 4,480,000 Class A Shares issued to Hongli Wu are Class A Ordinary Shares.

On January 30, 2024, the Company completed its IPO of 2,400,000 Class A Ordinary Shares at a price of $4.00 per share. The Class A Ordinary Shares began trading on January 26, 2024 on Nasdaq under the ticker symbol “HAO.” On March 8, 2024, the underwriter for the IPO exercised its over-allotment option in full to purchase 360,000 Class A Ordinary Shares at a price of $4.00. The total gross proceeds received from the IPO, including proceeds from the exercise of the over-allotment option, was $11,040,000.

SHARES ELIGIBLE FOR FUTURE SALE

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under ticker symbol “HAO”. Future sales of substantial amounts of our Class A Ordinary Shares in the public market, or the possibility of these sales occurring, could cause the prevailing market price for our Class A Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon completion of this offering, we will have outstanding Class A Ordinary Shares held by public shareholders representing approximately 29.92% of our Class A Ordinary Shares in issue, assuming no exercise of the Representative’s over-allotment option. All of the Class A Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Lock-Up Agreements

We, on behalf of ourselves and any successor entity, have agreed that, without the prior written consent of the Representative, we will not, during the Engagement Period, and for a period of 90 days from the closing of this offering, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, our Class A Ordinary Shares or Class B Ordinary Shares or any securities convertible into or exercisable or exchangeable for our Class A Ordinary Shares or Class B Ordinary Shares; (ii) file or cause to be filed any registration statement with the SEC relating to the offering of our Class A Ordinary Shares or Class B Ordinary Shares or any securities convertible into or exercisable or exchangeable for our Class A Ordinary Shares or Class B Ordinary Shares; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank; or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital shares of our Company, whether any such transaction described in (i), (ii), (iii), or (iv) above is to be settled by delivery of our Class A Ordinary Shares or such other securities, in cash, or otherwise.

In addition, each of our directors, executive officers, and shareholders holding 5% or more our Class A Ordinary Shares and Class B Ordinary Shares has agreed, for a period of 180 days from the closing of this offering, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise to transfer or dispose of, directly or indirectly, any of our Class A Ordinary Shares, Class B Ordinary Shares, or securities convertible into or exercisable or exchangeable for our Class A Ordinary Shares or Class B Ordinary Shares, without the prior written consent of the Representative.

If we and the Representative choose to enter into any subsequent financing with Representative as the underwriter or placement agent within 180 days from the closing of this offering and if it is mutually agreed that the lock-up arrangement can be waived (including the Lock-Up Period, as defined below), then Representative may waive the lock-up clause as necessary as requested.

We are not aware of any plans by any significant shareholders to dispose of significant numbers of our Class A Ordinary Shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Class A Ordinary Shares may dispose of significant numbers of our Class A Ordinary Shares in the future. We cannot predict what effect, if any, future sales of our Class A Ordinary Shares, or the availability of Class A Ordinary Shares for future sale, will have on the trading price of our Class A Ordinary Shares from time to time. Sales of substantial amounts of our Class A Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Class A Ordinary Shares.

Rule 144

All of our Class A Ordinary Shares outstanding prior to the closing of this offering are “restricted securities,” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement, such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of Class A Ordinary Shares then outstanding, in the form of Class A Ordinary Shares or otherwise, which will equal approximately 165,674 shares immediately after this offering; or

●	the average weekly trading volume of the Class A Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases our Class A Ordinary Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those Class A Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

MATERIAL INCOME TAX CONSIDERATIONS

PRC Enterprise Taxation

The following brief description of PRC enterprise income taxation is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”

Income Tax in PRC

Under the PRC Enterprise Income Tax Law, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income as well as tax reporting obligations. Under the Implementation Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, SAT Circular 82 issued in April 2009 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if all of the following conditions are met: (a) senior management personnel and core management departments in charge of the daily operations of the enterprises have their presence mainly in the PRC; (b) their financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) major assets, accounting books and company seals of the enterprises, and minutes and files of their board’s and shareholders’ meetings are located or kept in the PRC; and (d) half or more of the enterprises’ directors or senior management personnel with voting rights habitually reside in the PRC. Further to SAT Circular 82, the SAT issued Announcement of the State Administration of Taxation on Printing and Distributing the Administrative Measures for Income Tax on Chinese-controlled Resident Enterprises Incorporated Overseas (Trial Implementation) (the “SAT Bulletin 45”) on July 27, 2011, which took effect on September 1, 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on PRC resident enterprise status and administration on post-determination matters. If the PRC tax authorities determine that Haoxi Cayman is a PRC resident enterprise for PRC enterprise income tax purposes, a number of PRC tax consequences could follow. For example, Haoxi Cayman may be subject to enterprise income tax at a rate of 25% with respect to its worldwide taxable income. Also, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares or ordinary shares and potentially a 20% of withholding tax would be imposed on dividends we pay to our non-PRC individual shareholders and with respect to gains derived by our non-PRC individual shareholders from transferring our shares or ordinary shares.

It is unclear whether, if we are considered a PRC resident enterprise, holders of our ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. See “Risk Factors—Risks Related to Doing Business in China—Dividends payable to our foreign investors and gains on the sale of our Class A Ordinary Shares by our foreign investors may be subject to PRC tax.”

The SAT and the Ministry of Finance issued the Notice of Ministry of Finance and State Administration of Taxation on Several Issues relating to Treatment of Corporate Income Tax Pertaining to Restructured Business Operations of Enterprises (the “SAT Circular 59”) in April 2009, which took effect on January 1, 2008. On October 17, 2017, the SAT issued the SAT Circular 37. By promulgating and implementing the SAT Circular 59 and the SAT Circular 37, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-PRC resident enterprise.

Pursuant to the Tax Arrangement, where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% of a PRC enterprise, the withholding tax rate for the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority. Pursuant to Circular 81, a resident enterprise of the counter-party to such Tax Arrangement should meet all of the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must take the form of a company; (ii) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (iii) it should directly own such percentage of capital in the PRC resident enterprise anytime in the 12 consecutive months prior to receiving the dividends. Furthermore, the Administrative Measures which took effect in November 2015, requires that the non-resident taxpayer shall determine whether it may enjoy the treatments under relevant tax treaties and file the tax return or withholding declaration subject to further monitoring and oversight by the tax authorities. Accordingly, Haoxi Cayman may be able to enjoy the 5% withholding tax rate for the dividends it receives from WFOE, if it satisfies the conditions prescribed under Circular 81 and other relevant tax rules and regulations. However, according to Circular 81, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Class A Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Class A Ordinary Shares be subject to Cayman Islands income or corporation tax.

United States Federal Income Taxation

The following brief summary does not address the tax consequences to any particular investor or to persons in special tax situations, such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our Class A Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Class A Ordinary Shares);

●	persons who acquired our Class A Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our Class A Ordinary Shares through partnerships or other pass-through entities;

●	beneficiaries of a Trust holding our Class A Ordinary Shares; or

●	persons holding our Class A Ordinary Shares through a trust.

The discussion set forth below is addressed only to U.S. Holders (as defined below) that purchase Class A Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Class A Ordinary Shares.

Material U.S. Federal Income Tax Consequences Applicable to U.S. Holders of Our Class A Ordinary Shares

The following brief summary sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our Class A Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Class A Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our Class A Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders that hold Class A Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Class A Ordinary Shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entities treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Class A Ordinary Shares are urged to consult their tax advisors regarding an investment in our Class A Ordinary Shares.

Taxation of Dividends and Other Distributions on Our Class A Ordinary Shares

Subject to the PFIC rules discussed below, the gross amount of distributions made by us to you with respect to the Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Class A Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Class A Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Class A Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include the NYSE and the Nasdaq Stock Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Class A Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Class A Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Class A Ordinary Shares

Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Class A Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Class A Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company (PFIC) Consequences

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Class A Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Class A Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Class A Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Class A Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Class A Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Class A Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Class A Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may still avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Class A Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Class A Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Class A Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Class A Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Class A Ordinary Shares cannot be treated as capital, even if you hold the Class A Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Class A Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Class A Ordinary Shares as of the close of such taxable year over your adjusted basis in such Class A Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Class A Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Class A Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Class A Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A Ordinary Shares. Your basis in the Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “—Taxation of Dividends and Other Distributions on our Class A Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Class A Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Class A Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the U.S. Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Class A Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Class A Ordinary Shares, including regarding distributions received on the Class A Ordinary Shares and any gain realized on the disposition of the Class A Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Class A Ordinary Shares, then such Class A Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Class A Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Class A Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Class A Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Class A Ordinary Shares when inherited from a decedent that was previously a holder of our Class A Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Class A Ordinary Shares, or a mark-to-market election and ownership of those Class A Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Class A Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Class A Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the U.S. Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Class A Ordinary Shares, subject to certain exceptions (including an exception for Class A Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Class A Ordinary Shares. Failure to report such information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file a Form 8938.

UNDERWRITING

We have entered into an underwriting agreement with EF Hutton LLC, as representative of the underwriters named below, or the Representative, with respect to the Units in this offering. Each Unit consists of one Class A Ordinary Share, and one Warrant to purchase one Class A Ordinary Share. The Representative may retain other brokers or dealers to act as sub-agents on its behalf in connection with this offering. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the underwriters the number of Units as indicated below.

Underwriters	Number of Units(1)
EF Hutton LLC

Total

(1)	Each Unit consists of one Class A Ordinary Share and one Warrant to purchase one Class A Ordinary Share. Each Class A Ordinary Share is being sold together with one Warrant.

We have granted the Representative a 45-day option to purchase up to 239,616 additional Units, representing 15% of the total number of the Units to be sold in the offering, solely to cover over-allotments, if any. If this option is exercised in full, the total price to the public will be $11,499,995.60 and the total net proceeds, before expenses, to us will be approximately $10.69 million.

The underwriters are offering the Units subject to their acceptance of the Units from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Class A Ordinary Shares and accompanying Warrants offered by this prospectus are subject to the approval of certain legal matters by its counsel and to other conditions. The underwriters are obligated to take and pay for all of the Units offered by this prospectus if any such Units are taken.

Underwriting Discounts and Expenses

The underwriting discounts are equal to 7% of the gross proceeds of this offering.

The following table shows the public offering price, underwriting discount, and proceeds, before expenses, to us.

Total
	Per Share and Accompanying Warrant	Without Over- Allotment	With Over- Allotment
Public offering price	$	$	$
Underwriters’ discounts(1)	$	$	$
Proceeds to our company before expenses(2)	$	$	$

(1)	The Company agreed to pay the underwriters, a fee equal to 7% of the gross proceeds of the offering.
(2)	We expect our total cash expenses for this offering (including cash expenses payable to the underwriters for their out-of-pocket expenses) to be approximately $_______, exclusive of the above discounts.

We have agreed to pay expenses relating to the offering, regardless of whether the offering is consummated. In particular, the Company has agreed to pay, or reimburse if paid by the Representative: (i) all of the Company’s costs and expenses incident to the offering and the performance of its obligations under the underwriting agreement in respect of this offering and (ii) all reasonable out-of-pocket costs and expenses incident to the performance of the obligations of the Representative in connection with this offering (including, without limitation, the fees and expenses of the Representative’s outside attorneys, background checks and due diligence costs), excluding certain expenses, such costs and expenses not to exceed $120,000 without the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed).

Warrants

We have agreed to issue the Warrants to the purchasers to purchase 1,597,444 Class A Ordinary Shares (“Warrant Shares”), excluding any shares issued pursuant to the exercise of the over-allotment option; or a total of 1,837,060 Warrant Shares, if including shares issued pursuant to the exercise of the over-allotment option. Such Warrants shall have an exercise price of $6.26 per share, equal to 100% of the public offering price of the Units sold in this offering. We have registered the Warrants and the Warrant Shares under the Securities Act through this registration statement. The Warrants will be exercisable immediately at the issuance date and terminate on the fifth anniversary of the original issuance date. The Warrants may be exercised as to all or a lesser number of Class A Ordinary Shares in cash or will provide for cashless exercise in the event there is no effective registration statement covering the issuance of the Warrant Shares. The exercise price and number of Warrant Shares may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation.

Tail Financing

We have agreed that the Representative shall be entitled to a cash fee equal to seven percent (7%) of the gross proceeds received by us from the sale of any equity, debt and/or equity derivative instruments to any investor actually introduced by the Representative to us during the Engagement Period, in connection with any public or private financing or capital raise (each a “Tail Financing”), and such Tail Financing is consummated any time during the Engagement Period or within the twelve (12) month period following the expiration or termination of the Engagement Period, provided that such Tail Financing is by a party actually introduced to us by the Representative in an offering in which the Company has direct knowledge of such party’s participation through emails or conference calls. Such right shall be subject to FINRA Rule 5110(g)(5), including that it may be terminated by the Company for cause in case of the Representative’s material failure to provide the services contemplated in the underwriting agreement.

Right of First Refusal

Following the closing of this offering, we have agreed, provided that this offering is completed, that until 12 months after the date this offering is completed, the Representative shall have a right of first refusal to act as sole investment banker, sole book-runner, and/or sole placement agent at its sole discretion, for each and every future public equity and debt offering, including all public equity linked financings (each a “Subject Transaction”), during such 12-month period, of our Company, or any successor to or any current or future subsidiary of our Company, provided, however, that such right shall be subject to FINRA Rule 5110(g), including that the right of first refusal may be terminated by the Company for cause in case of the Representative’s material failure to provide the services contemplated in the underwriting agreement. During such 12-month period, the Representative shall have the sole right to determine whether any other broker dealer shall have the right to participate in a Subject Transaction and the economic terms of such participation, and we shall not retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction without the express written consent of the Representative.

Listing

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “HAO.”

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the underwriters may be required to make for these liabilities.

Lock-Up Agreements

We have agreed not to, during the Engagement Period, and for a period of 90 days from the closing of the offering (“Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, our Class A Ordinary Shares or Class B Ordinary Shares or any securities convertible into or exercisable or exchangeable for our Class A Ordinary Shares or Class B Ordinary Shares; (ii) file or cause to be filed any registration statement with the SEC relating to the offering of our Class A Ordinary Shares or Class B Ordinary Shares or any securities convertible into or exercisable or exchangeable for our Class A Ordinary Shares or Class B Ordinary Shares; (iii) complete any offering of debt securities of our Company, other than entering into a line of credit with a traditional bank; or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital shares of our Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of our Class A Ordinary Shares or such other securities, in cash, or otherwise.

Furthermore, each of our officers, directors, and shareholders of 5% or more of our Class A Ordinary Shares and Class B Ordinary Shares (and all shareholders of securities exercisable for or convertible into our Class A Ordinary Shares and Class B Ordinary Shares) have agreed with the Representative not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise to transfer or dispose of, directly or indirectly, any Class A Ordinary Shares, Class B Ordinary Shares, or other securities convertible into or exercisable or exchangeable for Class A Ordinary Shares or Class B Ordinary Shares for a period of 180 days from the closing of this offering without the prior written consent of the Representative.

Pricing of the Offering

The offering price of the Units will be negotiated between us and the underwriters. Among the factors considered in determining the offering price of the Units, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses.

Electronic Offer, Sale, and Distribution of Class A Ordinary Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriters. In addition, Class A Ordinary Shares may be sold by the underwriters to securities dealers who resell Class A Ordinary Shares to online brokerage account holders. The Class A Ordinary Shares to be sold pursuant to Internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our Class A Ordinary Shares. Specifically, the underwriters may sell more Class A Ordinary Shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of Class A Ordinary Shares available for purchase by the underwriters under option to purchase additional Class A Ordinary Shares. The underwriters can close out a covered short sale by exercising the option to purchase additional Class A Ordinary Shares or purchasing Class A Ordinary Shares in the open market. In determining the source of Class A Ordinary Shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of Class A Ordinary Shares compared to the price available under the option to purchase additional Class A Ordinary Shares. The underwriters may also sell Class A Ordinary Shares in excess of the option to purchase additional Class A Ordinary Shares, creating a naked short position. The underwriters must close out any naked short position by purchasing Class A Ordinary Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our Class A Ordinary Shares in this offering because such underwriter repurchases those Class A Ordinary Shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our Class A Ordinary Shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Class A Ordinary Shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our Class A Ordinary Shares on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the Class A Ordinary Shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. The underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions, and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long, and/or short positions in such securities and instruments.

Stamp Taxes

If you purchase Class A Ordinary Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Class A Ordinary Shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Class A Ordinary Shares, where action for that purpose is required. Accordingly, the Class A Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Class A Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Australia. This prospectus is not a product disclosure statement, prospectus, or other type of disclosure document for the purposes of Corporations Act 2001 (Commonwealth of Australia) (the “Act”) and does not purport to include the information required of a product disclosure statement, prospectus, or other disclosure document under Chapter 6D.2 of the Act. No product disclosure statement, prospectus, disclosure document, offering material, or advertisement in relation to the offer of the Class A Ordinary Shares has been or will be lodged with the Australian Securities and Investments Commission or the Australian Securities Exchange.

Accordingly, (1) the offer of the Class A Ordinary Shares under this prospectus may only be made to persons: (i) to whom it is lawful to offer the Class A Ordinary Shares without disclosure to investors under Chapter 6D.2 of the Act under one or more exemptions set out in Section 708 of the Act, and (ii) who are “wholesale clients” as that term is defined in section 761G of the Act, (2) this prospectus may only be made available in Australia to persons as set forth in clause (1) above, and (3) by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (1) above, and the offeree agrees not to sell or offer for sale any of the Class A Ordinary Shares sold to the offeree within 12 months after their issue except as otherwise permitted under the Act.

Canada. The Class A Ordinary Shares may not be offered, sold, or distributed, directly or indirectly, in any province or territory of Canada other than the provinces of Ontario and Quebec or to or for the benefit of any resident of any province or territory of Canada other than the provinces of Ontario and Quebec, and only on a basis that is pursuant to an exemption from the requirement to file a prospectus in such province, and only through a dealer duly registered under the applicable securities laws of such province or in accordance with an exemption from the applicable registered dealer requirements.

Cayman Islands. This prospectus does not constitute a public offer of the Class A Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands. The underwriters have represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any Class A Ordinary Shares to any member of the public in the Cayman Islands.

European Economic Area. In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, or a Relevant Member State, from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of the Class A Ordinary Shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the Class A Ordinary Shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and the competent authority in that Relevant Member State has been notified, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the Class A Ordinary Shares to the public in that Relevant Member State at any time,

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

●	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive; or

●	in any other circumstances that do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of Class A Ordinary Shares shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of the above provision, the expression “an offer of Class A Ordinary Shares to the public” in relation to any Class A Ordinary Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe the Class A Ordinary Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong. The Class A Ordinary Shares may not be offered or sold in Hong Kong by means of this prospectus or any other document other than (i) in circumstances that do not constitute an offer or invitation to the public within the meaning of the Companies (Cap.32, Laws of Hong Kong) or the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Class A Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Class A Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Malaysia. The shares have not been and may not be approved by the securities commission Malaysia, or SC, and this document has not been and will not be registered as a prospectus with the SC under the Malaysian capital markets and services act of 2007, or CMSA. Accordingly, no securities or offer for subscription or purchase of securities or invitation to subscribe for or purchase securities are being made to any person in or from within Malaysia under this document except to persons falling within any of paragraphs 2(g)(i) to (xi) of schedule 5 of the CMSA and distributed only by a holder of a capital markets services license who carries on the business of dealing in securities and subject to the issuer having lodged this prospectus with the SC within seven days from the date of the distribution of this prospectus in Malaysia. The distribution in Malaysia of this document is subject to Malaysian laws. Save as aforementioned, no action has been taken in Malaysia under its securities laws in respect of this document. This document does not constitute and may not be used for the purpose of a public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the approval of the SC or the registration of a prospectus with the SC under the CMSA.

Japan. The Class A Ordinary Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and Class A Ordinary Shares will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC, and the Class A Ordinary Shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our Class A Ordinary Shares may not be circulated or distributed, nor may our Class A Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where our Class A Ordinary Shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A Ordinary Shares under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Taiwan The Class A Ordinary Shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing, or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Class A Ordinary Shares in Taiwan.

United Kingdom. An offer of the Class A Ordinary Shares may not be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or the FSMA, except to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances that do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) may only be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the company.

All applicable provisions of the FSMA with respect to anything done by the underwriters in relation to the Class A Ordinary Shares must be complied with in, from or otherwise involving the United Kingdom.

Israel. This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus may be distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds; provident funds; insurance companies; banks; portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange Ltd., underwriters, each purchasing for their own account; venture capital funds; entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors shall be required to submit written confirmation that they fall within the scope of the Addendum.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq Capital Market listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$
FINRA Filing Fee	$
Legal Fees and Other Expenses	$
Accounting Fees and Expenses	$
Printing and Engraving Expenses	$
Transfer Agent Expenses	$
Miscellaneous Expenses	$
Total Expenses	$

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the numbers of Class A Ordinary Shares and accompanying warrants sold in the offering.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Units, the Class A Ordinary Shares, and the Warrants included in the Units offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by Sino Pro Law Firm. Certain legal matters with respect to the United States federal securities and New York law in connection with this offering will be passed upon for the underwriters by Pryor Cashman LLP, New York, New York.

EXPERTS

The consolidated financial statements for the fiscal years ended June 30, 2023 and 2022, included in this prospectus have been so included in reliance on the report of Wei, Wei & Co., LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Wei, Wei & Co., LLP is located at 133-10 39th Avenue, Flushing, New York 11354.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Class A Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Class A Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

We are subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a website that contains reports, proxy statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

HAOXI HEALTH TECHNOLOGY LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Haoxi Health Technology Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Haoxi Health Technology Limited and Subsidiaries (the “Company”) as of June 30, 2023 and 2022 and the related statements of operation and comprehensive income, changes in shareholders’ in equity, and cash flows for each of the years in the two-year period ended June 30, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Wei, Wei & Co., LLP

We have served as the Company’s auditors since 2022.

Flushing, New York

October 24, 2023

HAOXI HEALTH TECHNOLOGY LIMITED

CONSOLIDATED BALANCE SHEETS

	As of June 30,
	2023	2022
ASSETS
Current Assets
Cash and cash equivalents	$1,203,203	$293,511
Trade receivables, net	7,748	3,916
Advances to suppliers	2,404,680	31,032
Prepaid expense, receivables and other assets	58,474	116,596
Total current assets	3,674,105	445,055

Non-current assets
Property and equipment, net	143,836	9,410
Operating right-of-use asset	89,544	88,528
Deferred listing costs	556,752	—
Total non-current assets	790,132	97,938

Total Assets	$4,464,237	$542,993

LIABILITIES AND EQUITY
Current Liabilities
Short-term loans	$511,409	$439,402
Accounts payable	27,312	1,271,610
Advance from customers	1,493,947	166,899
Due to a related party	20,210	—
Taxes payable	328,093	11,601
Accrued expenses and other liabilities	41,517	29,799
Salary and welfare payable	37,145	23,370
Operating right-of-use liabilities-current	89,544	65,997
Long-term accounts payable-current	27,344	—
Total current liabilities	2,576,521	2,008,678

Non-current Liabilities

Long-term accounts payable	72,104	—
Long-term borrowing	249,107	—
Total non-current liabilities	321,211
Total Liabilities	2,897,732	2,008,678

Commitments and contingencies

SHAREHOLDERS’ EQUITY(DEFICIT):
Class A Ordinary Shares (Par value US$0.0001 per share, 12,210,000 shares authorized, and 7,730,000 shares issued and outstanding)	1,221	773
Class B Ordinary Shares (Par value US$0.0001 per share, 50,000,000 shares authorized, and 17,270,000 shares issued and outstanding)	1,727	1,727
Additional paid-in capital	2,176,796	182,986
Accumulated deficit	(568,460)	(1,538,212)
Accumulated other comprehensive loss	(44,779)	(112,959)
Total shareholders’ deficit	1,566,505	(1,465,685)

Total liabilities and shareholders’ equity (deficit)	$4,464,237	$542,993

*	On August 5, 2022, the Company issued 25,000,000 ordinary shares in connection with the Reorganization (Note 1). On November 28, 2022, the Company issued 4,480,000 Class A Ordinary Shares, with the par value credited to ordinary shares. All references to numbers of ordinary shares and per-share data in the accompanying consolidated financial statements were adjusted to reflect such issuance of shares on a retrospective basis.

The accompanying notes are an integral part of these consolidated financial statements.

 HAOXI HEALTH TECHNOLOGY LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Years Ended June 30,
	2023	2022

Revenues	$28,229,149	$16,156,865
Cost of revenues	26,167,083	(15,508,144)
Gross profit	2,062,066	648,721

Operating expenses:
Selling	32,133	37,488
General and administrative	775,961	239,941
Research and development	58,161	102,524
Total operating expenses	866,255	379,953

Income from operations	1,195,811	268,768

Other income (loss):
Financial expenses	(20,902)	(9,961)
Other income	15,496	788
Total other income (loss), net	(5,406)	(9,173)

Income before income taxes	1,190,405	259,595

Income tax expense	(220,653)	(15,008)

Net income	$969,752	$244,587

Comprehensive income
Net income	$969,752	$244,587
Foreign currency translation gain	68,180	63,037
Total Comprehensive income	$1,037,932	$307,624

Earnings per ordinary share*
– Basic and diluted	$0.04	$0.010

Weighted average number of ordinary shares outstanding
–Basic and diluted	27,613,333	25,000,000

*	On August 5, 2022, the Company issued 25,000,000 ordinary shares in connection with the Reorganization (Note 1). On November 28, 2022, the Company issued 4,480,000 Class A Ordinary Shares, with the par value credited to ordinary shares. All references to numbers of ordinary shares and per-share data in the accompanying consolidated financial statements were adjusted to reflect such issuance of shares on a retrospective basis.

The accompanying notes are an integral part of these consolidated financial statements.

HAOXI HEALTH TECHNOLOGY LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS’ DEFICIT

	Ordinary shares*		Additional paid-in	Statutory	Accumulated	Accumulated other comprehensive	Total shareholders’
	Shares	Amount	capital	reserves	deficit	loss	deficit
		US$	US$	US$	US$	US$	US$
Balance as of June 30, 2021	25,000,000	$2,500	$25,277	$	$(1,782,799)	$(175,996)	$(1,931,018)
Net income	—	—	—	—	244,587	—	244,587
Shareholder contribution			157,709	—	—	—	157,709
Foreign currency translation adjustment	—	—	—	—	—	63,037	63,037
Balance as of June 30,2022	25,000,000	2,500	182,986		(1,538,212)	(112,959)	(1,465,685)
Net income	—	—	—	—	969,752	—	969,752
Share issuance	4,480,000	448	1,993,810	—	—	—	1,994,258
Foreign currency translation adjustment	—	—	—	—	—	68,180	68,180
Balance as of June 30,2023	29,480,000	$2,948	$2,176,796	$—	$(568,460)	$(44,779)	$1,566,505

HAOXI HEALTH TECHNOLOGY LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended June 30,
	2023	2022
Cash flows from operating activities
Net income	$969,752	$244,587
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation of property and equipment	8,393	2,212
Loss from disposal of equipment
Changes in operating assets and liabilities:
Accounts receivable	(4,279)	665,618
Advances to suppliers	(2,473,178)	439,423
Due from related parties
Prepayments, receivables and other assets	51,862	8,088
Accounts payable	(1,201,034)	(1,604,129)
Advance from customers	1,393,774	(369,220)
Accrued expenses and other liabilities	14,406	(31,572)
Taxes payable	330,316	(29,025)
Operating lease right-of-use assets	(7,618)	90,409
Operating lease liabilities	29,402	71,317
Salary and welfare payable	16,072	(4,063)
Net cash provided by (used in) operating activities	(872,132)	(675,361)

Cash flows from investing activities
Purchase of property and equipment	(45,500)	(8,698)
Net cash used in investing activities	(45,500)	(8,698)

Cash flows from financing activities
Proceeds from short-term borrowings	453,123	329,869
Repayment of short-term borrowings	(345,604)	(52,062)
Payment received from a related party	—	1,302,752
（Repayment of) due to a related party	21,038	(811,260)
share issuance	1,994,258	163,920
Proceeds from long-term borrowings	259,311	—
Deferred listing costs	(579,558)	—
Net cash Provided by financing activities	1,802,568	933,219

Effect of foreign exchange rate on cash and restricted cash	24,756	(15,597)
Net increase in cash	909,692	237,626
Cash and restricted cash at the beginning of the year	293,511	55,886
Cash and restricted cash at the end of the year	$1,203,203	$293,511

Reconciliation of cash and restricted cash
Cash	$1,203,203	$293,511
Total cash and restricted cash shown in the statements of cash flows	$1,203,203	$293,511

Supplemental disclosures of cash flow information:
Income taxes paid	$—	$7,388
Interest paid	$19,775	$206
Operating right-of-use asset	89,544	88,528

The accompanying notes are an integral part of these consolidated financial statements.

HAOXI HEALTH TECHNOLOGY LIMITED

NOTES TO CONSOLIDATED JUNE 30, 2023 AND 2022 FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND BUSINESS DESCRIPTION

Haoxi Health Technology Limited (“Haoxi”) is a company incorporated under the laws of the Cayman on August 5, 2022. It is a holding company with no business operations.

On August 30, 2022, Haoxi formed its wholly owned subsidiary, Haoxi Information Limited (“Haoxi HK”), in Hong Kong. On October 13, 2022, Haoxi HK formed its wholly owned subsidiary, Beijing Haoxi Health Technology Co., Limited (“WFOE”), in the People’s Republic of China (the “PRC”).

Beijing Haoxi Digital Technology Co., Ltd. (“Haoxi BJ”) is a limited liability company incorporated on September 26, 2018, under the laws of China.

On November 25, 2022, WFOE acquired 100% equity interest of Haoxi BJ, as a result, Haoxi BJ became a wholly-owned subsidiary of WFOE.

As described below, Haoxi, through a restructuring which is accounted for as a reorganization of entities under common control (the “Reorganization”), became the ultimate parent entity of its subsidiary, Haoxi BJ. Accordingly, Haoxi consolidates Haoxi BJ’s operations, assets, and liabilities. Haoxi and its subsidiaries, are collectively hereinafter referred as the “Company.”

Haoxi together with its wholly owned subsidiaries, Haoxi HK, WFOE, and Haoxi BJ, were effectively controlled by the same shareholders before and after the Reorganization and, therefore, the Reorganization is considered one for entities under common control. The consolidation of the Company has been accounted for at historical cost and prepared on the basis as if the Reorganization had become effective as of the beginning of the first period presented in the consolidated financial statements.

The Company’s current corporate structure is as follows:

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The accompanying Consolidated Financial Statements (“CFS”) were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been consistently applied for information pursuant to the rules and regulations of the Securities Exchange Commission (the “SEC”).

(b) Principles of consolidation

The CFS include the financial statements of the Company, its subsidiaries for which the Company exercises control and, when applicable, entities in which the Company has a controlling financial interest or the ultimate primary beneficiary.

All transactions and balances between the Company and its subsidiaries were eliminated in the consolidation.

(c) Use of estimates

In preparing the CFS in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the CFS, as well as the reported amounts of revenue and expenses during the reporting periods. Significant items subject to such estimates and assumptions include, but are not limited to, the assessment of the allowance for doubtful accounts, useful lives of property and equipment and intangible assets, the recoverability of long-lived assets, uncertain tax position, purchase price allocations for business combination, impairment assessment for goodwill and realization of deferred tax assets. Actual results could differ from those estimates.

(d) Cash and cash equivalents

Cash includes cash on hand and demand deposits placed with banks or other financial institutions, which are unrestricted as to withdrawal or use in accounts maintained with commercial banks. The Company maintains bank accounts in mainland China. Cash balances in bank accounts in mainland China are not insured by the Federal Deposit Insurance Corporation or other programs.

(e) Accounts receivable, net

Accounts receivable are presented net of allowance for doubtful accounts. The Company reduces accounts receivable by recording an allowance for doubtful accounts to account for the estimated impact of collection issues resulting from a client’s inability or unwillingness to pay valid obligations to the Company. The Company determines the adequacy of allowance for doubtful accounts based on individual account analysis, historical collection trend, and best estimate of specific losses on individual exposures. The Company establishes a provision for doubtful receivable when there is objective evidence that the Company may not be able to collect amounts due. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment.

(f) Advances to suppliers, net

Advances to suppliers are balances paid to suppliers for services that have not been provided or received. The Company reviews its advances to suppliers periodically and makes general and specific allowances when there is doubt as to the ability of a supplier to provide supplies to the Company or refund an advance.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(g) Property and equipment, net

Property and equipment are carried at cost and are depreciated on the straight-line basis over the estimated useful lives of the underlying assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of its property and equipment when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Estimated useful lives are as follows, taking into account the assets’ estimated residual value:

Category	Estimated useful lives
Electronic equipment	3 years

(h) Impairment of long-lived assets

The Company reviews long-lived assets, including definitive-lived intangible assets and property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such events occur, the Company assesses the recoverability of the asset group based on the undiscounted future cash flows the asset group is expected to generate and recognizes an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset group plus net proceeds expected from disposition of the asset group, if any, is less than the carrying value of the asset group. If the Company identifies an impairment, the Company reduces the carrying amount of the asset group to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values and the impairment loss, if any, is recognized in “Others, net” in the consolidated statements of comprehensive income (loss). The Company uses estimates and judgments in its impairment tests and if different estimates or judgments had been utilized, the timing or the amount of any impairment charges could be different. Asset groups to be disposed of would be reported at the lower of the carrying amount or fair value less costs to sell, and no longer depreciated.

(i) Fair value of financial instruments

ASC 825-10 requires certain disclosures regarding the fair value (“FV”) of financial instruments. FV is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level FV hierarchy prioritizes the inputs used to measure FV. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure FV are as follows:

●	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 - inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the FV of the Company’s financial instruments including cash, restricted cash, accounts receivable, advances to suppliers, prepaid expenses and other current assets, short-term bank loans, accounts payable, advance from customers, due to related parties, taxes payable, and accrued expenses and other current liabilities approximate their recorded values due to their short-term maturities. The FV of longer-term leases approximates their recorded values as their stated interest rates approximate the rates currently available.

The Company’s non-financial assets, such as property and equipment would be measured at FV only if they were determined to be impaired.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(j) Leases

The Company follows Accounting Standards Update (“ASU”) 2016-02, Leases (as amended by ASU 2018-01, 2018-10, 2018-11, 2018-20, and 2019-01, collectively “ASC 842”), using the modified retrospective method. The Company elected not to record assets and liabilities on its consolidated balance sheet for new or existing lease arrangements with terms of 12 months or less. The Company recognizes lease expenses for such lease on a straight-line basis over the lease term.

At the commencement date of a lease, the Company recognizes a lease liability for future fixed lease payments and a right of use (“ROU”) asset representing the right to use the underlying asset during the lease term. The lease liability is initially measured as the present value of the future fixed lease payments that will be made over the lease term. The lease term includes periods for which it’s reasonably certain that the renewal options will be exercised and periods for which it’s reasonably certain that the termination options will not be exercised. The future fixed lease payments are discounted using the rate implicit in the lease, if available, or the incremental borrowing rate (“IBR”). The Company will evaluate the carrying value of ROU assets if there are indicators of impairment and review the recoverability of the related asset group. If the carrying value of the asset group is determined to not be recoverable and is in excess of the estimated fair value, the Company will record an impairment loss in other expenses in the consolidated statements of operations.

(k) Revenue recognition

The Company is an online marketing solutions provider which provides customer-tailored internet marketing services based on data analysis technology. The Company’s revenue primarily includes advertising service revenue.

Revenue from advertising services primarily consists of revenue from providing online advertising services. Revenue represents the amount of consideration that the Company is entitled to in exchange for the transfer of promised services in the ordinary course of the Company’s activities and is recorded net of value-added tax (“VAT”). Consistent with the criteria of ASC 606, the Company recognizes revenue when the performance obligation in a contract is satisfied by transferring the control of a promised service to a customer. The Company also evaluates whether it is appropriate to record the gross amounts of services sold and the related costs, or the net amounts earned as commissions. Payments for services are generally received after deliveries. In the event the Company receives an advance from a customer, such advance is recorded as a liability to the Company.

Online Marketing solutions Services

The Company provides one-stop online marketing solutions, including traffic acquisition from top online media platforms, content production, data analysis and advertising campaign optimization, to its advertisers. The term “traffic acquisition” refers to the process of advertising and acquiring a target audience on online media platforms. It charges the advertisers primarily based on a mix of Cost-Per-Click (“CPC”) (recognize revenue when specified action, such as click-throughs, is performed) or Cost-Per-Time (“CPT”) (recognize revenue over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation). Media partners may also grant to it rebates mainly based on gross advertisement spending (i) in the form of advance for future traffic acquisition; (ii) to net off the account payables the Company owed to them; or (iii) in cash.

While none of the factors individually are considered presumptive or determinative, under this business model, the Company is the primary obligor and responsible for (i) identifying and contracting with third-party advertisers which the Company views as customers, and delivering the specified integrated services to the advertisers; (ii) bearing certain risks of loss to the extent that the cost incurred for producing contents, formulating advertisement campaign and acquiring user traffic from online media platforms cannot be compensated by the total consideration received from the advertisers, which is similar to inventory risk; and (iii) performing all the billing and collection activities, including retaining credit risk. The Company assumes ownership in the specified service before the service is delivered to the advertiser and acts as the principal of these arrangements and therefore recognizes revenue earned and costs incurred related to these transactions on a gross basis. Under this business model, the rebates earned from media partners are recorded as a reduction of cost of services.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The core principle underlying the revenue recognition ASC 606 is that the Company recognizes revenue to represent the transfer of services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This requires the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time. The Company’s advertising service contracts have one single performance obligation, being the promise to display customers’ advertisement on the media platform. The services, such as content production, data analysis and advertising campaign optimizations, are performed as inputs to produce or deliver the combined output specified by the customer, and are highly interrelated, thus each of services cannot be separately performed to fulfil the promise and is, therefore, not distinct. Under ASC 606, the related revenues are recognized. When the Company provides services to customers which are charged based on the CPC model, control of services transfers when the specific action such as click-throughs is performed. When the Company provides services to customers which are charged based on the time advertised under the CPT model, control of services transfers over time and revenue is recognized over the period of the contract by reference to the progress, which is measured by the duration for displaying the advertisement, towards complete satisfaction of that performance obligation, which is measured by the elapse of the displaying period.

CPC, is a performance-based metric and under which we charge our customers when an Internet user clicks the online advertisement we placed. Most of our customers are charged based on the CPC mechanism. Under the CPT mechanism, we charge our customers for placing an online short video for a specific period of time. Few of our customers which intend to promote their brand name on the media platform adopt CPT model.

The transaction price under CPC model for marketing solutions is based on the bidding price that varies from time to time due to the advertisement bidding price competition mechanism set by media platforms. Only the advertisement with the highest bidding prices can be displayed and such bidding prices will be recognized as transaction prices once the internet users click on the advertisements. We receive invoices from media partners. The invoiced fees contained therein are equal to: (x) traffic acquisition costs (equal to bidding price per click-through multiplied by users’ click-throughs), minus, (y) rebates from media partners as agreed, and the invoice fees are then recognized as cost of revenue. We then issue invoices to our advertising customers and charge our advertising customers, with the amount equal to: (x) the traffic acquisition costs, plus, (y) service charge, and the total amount is recognized as revenue.

Under the CPT model, the transaction price we charge our advertiser customers for placing advertisement for a specific period of time is contractually agreed by our advertiser customers and us. We recognize revenue over the period of the contract by reference to the progress, which is measured by the duration for displaying the advertisement, towards complete satisfaction of that performance obligation, which is measured by the elapse of the displaying period. We receive invoices from media partners equivalent to traffic acquisition costs (equal to the predetermined CPT by the media platforms, multiplied by the duration of display) minus rebates from media partners as agreed, and recognize as cost of revenue.

(l) Cost of revenue

The Company’s cost of revenue represents costs in connection with providing marketing solution services on an incurred basis, and consists primarily of the purchase of online traffic from third-party media platforms after deducting rebates, and salaries and benefits for staff providing marketing solution services including content production, data analysis and advertising campaign optimizations.

(m) Research and development expenses

Research and development expenses include costs directly attributable to the conduct of research and development projects, primarily consist of salaries and other employee benefits. All costs associated with research and development are expensed as incurred.

(n) Advertising Expense

Advertising expenses primarily consist of cost of online advertising. The Company’s advertising expenses are expensed as incurred and are included as part of selling expenses. For the years ended June 30, 2023 and 2022, the Company recorded no advertising expenses.

(o) Financial expenses

Financial expenses include interest expenses on short-term loans, unrecognized finance fees and guarantee expenses incurred for acquiring the short-term loans.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(p) Mainland China Employee Contribution Plan

As stipulated by the regulations of the PRC, full-time employees of the Company are entitled to various government statutory employee benefit plans, including medical insurance, maternity insurance, workplace injury insurance, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Company is required to make contributions to the plan based on certain percentages of employees’ salaries. The total expenses the Company incurred for the plan were $86,186 and $41,144 for the years ended June 30, 2023 and 2022, respectively.

(q) Income taxes

The Company’s subsidiaries in mainland China and Hong Kong are subject to the income tax laws of mainland China and Hong Kong. No taxable income was generated outside the PRC for the years ended June 30, 2023 and 2022. The Company accounts for income taxes in accordance with ASC 740, Income Taxes. ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or future deductibility is uncertain.

ASC 740-10-25 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. It also provides guidance on the recognition of income tax assets and liabilities, classification accounting for interest and penalties associated with tax positions, years open for tax examination, accounting for income taxes in interim periods and income tax disclosures. There were no material uncertain tax positions as of June 30, 2023 and 2022.

(r) Value added tax (“VAT”)

Sales revenue is the invoiced value of goods, net of VAT. The VAT is based on gross sales price and VAT rate is approximately 6%. The VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing or acquiring its finished products. The Company recorded a VAT payable or receivable net of payments in the accompanying consolidated financial statements. All of the VAT returns filed by the Company’s subsidiaries in the PRC, have been and remain subject to examination by the tax authorities for five years from the date of filing.

(s) Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. As of June 30, 2023 and 2022, there were no dilutive securities.

(t) Comprehensive income

Comprehensive income consists of two components, net income and other comprehensive income(loss). Other comprehensive income(loss) refers to revenue, expenses, gains, and losses that under U.S. GAAP are recorded as an element of stockholders’ equity but are excluded from net income. Other comprehensive income(loss) consists of foreign currency translation adjustment from the Company not using U.S. dollar as its functional currency.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(u) Foreign currency translation and transactions

The Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The Company’s consolidated financial statements are reported using the U.S. Dollars (“US$” or “$”). The results of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in consolidated statements of changes in shareholders’ equity. Gains and losses from foreign currency transactions are included in the Company’s Consolidated Statements of Operations and Comprehensive Income.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in preparing the CFS:

	Years Ended June 30,		Years Ended June 30,
	2023	2022	2023	2022
Foreign currency	Balance Sheet	Balance Sheet	Profits/Loss	Profits/Loss
RMB:USD1	7.2258	6.7114	6.9415	6.4571

(v) Segment reporting

ASC 280, “Segment Reporting,” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments.

The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the CEO, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.

Based on the management’s assessment, the Company determined it has only one operating segment and therefore one reportable segment as defined by ASC 280. The Company’s assets are substantially all located in the PRC and substantially all of the Company’s revenue and expense are derived in the PRC. Therefore, no geographical segments are presented.

(w) Statements of cash flows

In accordance with ASC 230, Statement of Cash Flows, cash flows from the Company’s operations are formulated based upon the local currencies using the average exchange rate in the period. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(aa) Significant risks

Currency risk

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other Company foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittances.

The Company maintains certain bank accounts in the PRC. On May 1, 2015, China’s new Deposit Insurance Regulation came into effect, pursuant to which banking financial institutions, such as commercial banks, established in the PRC are required to purchase deposit insurance for deposits in RMB and in foreign currency placed with them. Such Deposit Insurance Regulation would not be effective in providing complete protection for the Company’s accounts, as its aggregate deposits are much higher than the compensation limit, which is RMB500,000 for one bank (approximately $74,500). However, the Company believes that the risk of failure of any of these Chinese banks is remote. Bank failure is uncommon in the PRC and the Company believes that those Chinese banks that hold the Company’s cash, restricted cash and short-term investments are financially sound based on public available information.

Other than the deposit insurance mechanism in the PRC mentioned above, the Company’s bank accounts are not insured by Federal Deposit Insurance Corporation insurance or other insurance.

Concentration and credit risk

Currently, all of the Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in U.S. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittances abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, restricted cash, accounts receivable, accounts receivable – related parties, advances to suppliers and amounts due from related parties. A portion of the Company’s sales are credit sales which are to the customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Interest rate risk

Fluctuations in market interest rates may negatively affect the Company’s financial condition and results of operations. The Company is exposed to floating interest rate risk on cash deposit and floating rate borrowings, and the risks due to changes in interest rates is not material. The Company has not used any derivative financial instruments to manage the Company’s interest risk exposure.

Other uncertainty risk

The Company’s major operations are conducted in the PRC. Accordingly, the political, economic, and legal environments in the PRC, as well as the general state of the PRC’s economy may influence the Company’s business, financial condition, and results of operations.

The Company’s major operations in the PRC are subject to special considerations and significant risks not typically associated with companies in U.S. These include risks associated with, among others, the political, economic, and legal environment. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, this may not be indicative of future results.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(bb) Related parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

(cc) Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

As an “emerging growth company,” or EGC, the Company has elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards applicable to private companies. The amendments in this ASU and its subsequent amendments are effective for annual reporting periods beginning after December 15, 2021, including interim periods beginning after December 15, 2022. While the Company continues to evaluate certain aspects of the new standard, it does not expect the new standard to have a material effect on its financial statements and the Company does not expect a significant change in its leasing activities between now and adoption.

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU2016-13, Financial Instruments - Credit Losses (Topic 326). The amendments in this ASU require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss, which will be more decision useful to users of the financial statements. This ASU is effective for annual and interim periods beginning after December 15, 2019 for issuers and December 15, 2020 for non-issuers. Early adoption is permitted for all entities for annual periods beginning after December 15, 2018, and interim periods therein. In May 2019, the FASB issued ASU 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief. This ASU adds optional transition relief for entities to elect the fair value option for certain financial assets previously measured at amortized cost basis to increase comparability of similar financial assets. The ASUs should be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified retrospective approach). On November 19, 2019, the FASB issued ASU 2019-10 to amend the effective date for ASU 2016-13 to be fiscal years beginning after December 15, 2022 and interim periods therein. The Company will adopt this ASU on October 1, 2023 and expects that the adoption will not have a material impact on the Company’s CFS and related disclosures.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements.” The amendments in this ASU represent changes to clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments in this ASU affect a wide variety of Topics in the Codification and apply to all reporting entities within the scope of the affected accounting guidance. ASU 2020-10 is effective for annual periods beginning after July 1, 2021 for public business entities. Early application is permitted. The amendments in this ASU should be applied retrospectively. The Company adopted this ASU as of July 1, 2022 and the adoption does not have a material impact on the Company’s CFS and related disclosures.

In March 2023, the FASB issued ASU 2023-01, Leases (Topic 842): Common Control Arrangements, which Offers private companies, as well as not-for-profit entities that are not conduit bond obligors, a practical expedient that gives them the option of using the written terms and conditions of a common-control arrangement when determining whether a lease exists and the subsequent accounting for the lease, including the lease’s classification and Amends the accounting for leasehold improvements in common-control arrangements for all entities. The Company continues to evaluate the impact of ASU 2023-01 on its CFS.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s CFS.

NOTE 3 – ACCOUNTS RECEIVABLE, NET

As of June 30, 2023 and 2022, the Company had no allowance for doubtful accounts.

NOTE 4 – ADVANCES TO SUPPLIERS, NET

Advances to suppliers, net consisted of the following:

	As of June 30,
	2023	2022
Advances for products and services purchased from third parties	$2,404,680	$31,032
Less: allowance for doubtful accounts	—	—
Advances to suppliers, net	$2,404,680	$31,032

NOTE 5 – PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET

Prepaid expenses and other current assets, net consisted of the following:

	As of June 30,
	2023	2022
Deposits	$95,840	$119,576
Less: allowance for doubtful accounts	(37,366)	(2,980)
Prepaid expenses and other current assets	$58,474	$116,596

The movement of allowance of doubtful accounts is as follows:

	Years Ended June 30,
	2023	2022
Balance at beginning of the year	$2,980	—
Current year addition	34,386	2,980
Balance at end of the year	$37,366	$2,980

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, stated at cost less accumulated depreciation, consisted of the following:

	As of June 30,
	2023	2022
Electronic equipment	$154,305	$12,001
Less: accumulated depreciation	(10,469)	(2,591)
Property, plant and equipment, net	$143,836	$9,410

NOTE 7 – LEASES

On June 24, 2019, Haoxi BJ entered into a lease with an individual (the “Landlord 1”) for an office. The lease was from July 1, 2019 to July, 2021, and annual rental was RMB431,460 ($65,103). On June 21, 2021, Haoxi BJ extended the lease to June 30, 2023, with an annual lease payment of RMB675,120 ($104,555), to be paid quarterly. On May 12, 2023, Haoxi BJ extended the lease from July 1, 2023 to March 31, 2024.

On July 29, 2022, Haoxi BJ entered into a lease with an individual (the “Landlord 2”) for an office located at Room 902, Unit 1, Floor 9, Wantong Tower, Jia No.6, Chao Yang Men Wai Ave., Chaoyang District, Beijing, China. The lease was from August 8, 2022 to August 7, 2024, and annual rental was RMB660,000 ($94,922) to be paid every four months.

These leases do not contain any material residual value guarantees or material restrictive covenants, and the extended lease contract does not contain options to extend at the time of expiration.

Upon the adoption of ASU 2016-02 on June 30, 2021, the Company recognized lease liabilities of $59,866, with the corresponding ROU assets of the same amount based on the present value of the future minimum rental payments of the lease. According to the rental contract and extended rental agreement the Company recognized ROU assets and lease liabilities of $182,338 and $156,212 (including $87,648 from lease liabilities current portion and $68.564 from lease liabilities noncurrent portion), respectively, as of June 30, 2021, with corresponding ROU assets of the same amount based on the present value of the future minimum rental payments of the lease, using an incremental a borrowing rate of 4.75% based on the duration of the lease terms. As of June 30, 2023, ROU assets and lease liabilities were $89,544 and $89,544 (from lease liabilities noncurrent portion), respectively.

For the fiscal years ended June 30, 2023 and 2022, the Company occurred operating lease cost of $182,218 and $96,394, respectively.

The weighted-average remaining lease term and the weighted-average discount rate of the lease is as follows:

June 30, 2023
Weighted-average remaining lease term	1 year

Weighted-average discount rate	4.75%

The following table summarizes the maturity of operating lease liabilities as of June 30, 2023:

12 months ending June 30,	Operating
2024	$91,339
Total lease payments	91,339
Less: imputed interest	(1,795)
Total lease liabilities	$89,544

NOTE 8 – LONG TERM PAYABLE

On February 7, 2023, Beijing Haoxi signed an auto loan with Mercedes-Benz Auto Finance Co., Ltd. for RMB800,000 (approximately $110,714) to purchase a car worth RMB1,000,000 (approximately $138,393) with a down payment of RMB200,000 (approximately $27,678). The repayment period of the loan is 3 years with a monthly installment of RMB24,698. Mr. Xu Lei was the guarantor. As of June 30, 2023, long-term payable were $99,448 (including current portion of $27,344 and noncurrent portion of $72,104). The unrecognized financing expense amortized in the current period was $2,504 and was included in the financial expenses account. The remaining unamortized portion of $9,929 is included in long-term accounts payable-non-current:

June 30, 2023
Long-term accounts payable-non-current	82,033
Unrecognized financing expense	(9,929)
Long-term accounts payable-non-current, net	72,104

The weighted-average remaining loan term and the required rate of return required by the lender is as follows:

June 30, 2023
Weighted-average remaining lease term	3 year

The required rate of return required by the lender	6.99%

The repayment schedule is as follows:

	Payments due by period
	Total	Less than 1 year	1-2 years	2-3 years	More than 3 years
As of June 30, 2023	$109,377	$41,016	$41,016	$27,345	$0

NOTE 9 –LOANS

Short-term loans of the Company consist of the following:

	June 30, 2023
	Principal Amount	Annual Interest Rate	Contract term
Bank of Communications (5)	$27,679	3.80%	2022.11.17-2023.11.17
Bank of Communications (5)	59,509	3.80%	2022.11.23-2023.11.23
Bank of China (3)	13,839	4.15%	2023.06.28-2023.12.28
Bank of China(3)	13,839	4.15%	2023.06.28-2024.06.28
China Construction Bank(1)	200,670	3.95%	2023.01.05-2024.01.05
China Construction Bank(1)	76,116	3.95%	2023.01.25-2024.01.25
China Construction Bank (1)	119,756	3.95%	2023.01.24-2024.01.24
Total(4)	$511,409

NOTE 9 – LOANS (cont.)

	June 30, 2022
	Principal Amount	Annual Interest Rate	Contract term
China Construction Bank (1)	$10,579	4.25%	2022.06.14-2022.09.14
Bank of Communications (2)	29,800	Details (2)	2021.12.31-2022.11.17
Bank of Communications (2)	64,070	Details (2)	2021.12.31-2022.12.31
Bank of China(3)	223,500	4.2%	2022.06.22-2023.06.22
China Construction Bank(1)	16,390	4.25%	2021.11.15-2022.11.15
China Construction Bank(1)	13,112	4.25%	2021.06.03-2022.09.03
China Construction Bank (1)	81,950	4.25%	2021.11.8-2022.11.8
Total	$439,402

Long-term loans consist of the following:

	June 30, 2023
	Principal Amount	Annual Interest Rate	Contract term
Bank of China(3)	$13,839	4.15%	2023.06.28-2024.12.28
Bank of China(3)	235,268	4.15%	2023.06.28-2025.06.28
Total(4)	$249,107

(1)	These loans with China Construction Bank carry the fixed interest rate and are unsecured.

(2)	The loans from Bank of Communications of China are unsecured and carry floating interest rates. The interest rate of each loan is based on the one year Chinese Loan Prime Rate, or LPR, to the agreed “Pricing Benchmark date,” according to the value of addition (subtraction) points agreed upon in the Application for the Use of Loan on the draw date. The applicable date of the Pricing base shall be the draw date, and the applicable LPR value shall be the last published LPR value before the draw date.

(3)	In connection with the loan with the Bank of China, Mr. Lei Xu provided a guarantee for the repayment of the loan. In addition, Beijing Capital Financing Guarantee Co., Ltd. provided a joint guarantee with Mr. Xu.

(4)	The disposition of loan balances as of June 30, 2022 included $345,604which was subsequently repaid, and $ 93,798 which was extended.

(5)	These loans carry the fixed interest rate and are unsecured.

Bank	Amount	Subsequent Disposition
China Construction Bank	10,579	Repaid
Bank of Communications	29,800	Repaid
Bank of Communications	64,070	Repaid
Bank of China	223,500	Repaid
China Construction Bank	16,390	Repaid
China Construction Bank	13,112	Repaid
China Construction Bank	81,950	Extended
	439,402

Interest expense for the years ended June 30, 2023 and 2022 was $19,775 and $8,834, respectively.

NOTE 10 – RELATED PARTY TRANSACTIONS AND BALANCES

The table below sets forth the major related parties and their relationships with the Company as of June 30, 2023 and 2022:

Name of related parties	Relationship with the Company
Zhen Fan	A shareholder of the Company
Lei Xu	A shareholder of the Company
Chongqing Haoyuqin Cultural Media Co, Ltd	A company affiliated with a shareholder

	June 30,
	2023	2022
Amounts due to a related party
Zhen Fan	$20,210	$—
Amounts due to a related party, net	$20,210	$—

Amounts due from related parties
Lei Xu
Amounts due from related parties, net

Amounts due from related parties
Chongqing Haoyuqin Cultural Media Co, Ltd
Amounts due from related parties, net

NOTE 11 – SHAREHOLDERS’ EQUITY

Ordinary shares

On August 5, 2022, Haoxi’s shareholders approved a Memorandum and Articles of Association, pursuant to which 150,000,000 shares were authorized as Class A ordinary shares and 50,000,000 shares were authorized as Class B ordinary shares with a nominal or par value of $0.0001 per share (each is hereinafter referred to as “Class A Ordinary Shares” and “Class B Ordinary Shares”). Class A Ordinary Shares are entitled to one vote per share and Class B Ordinary Shares are entitled to 10 votes per share. Haoxi issued 17,270,000 Class B Ordinary Shares to Mr. Fan Zhen and 7,730,000 Class A Ordinary Shares to Mr. Lei Xu and four other shareholders on August 5, 2022. On November 28, 2022, the Company issued 4,480,000 Class A Ordinary Shares to an investor, with the par value credited to ordinary shares.

Statuary Reserve

In accordance with the Regulations on Enterprises of PRC, WFOE and Haoxi BJ in the PRC are required to provide for statutory reserves, which are appropriated from net profit as reported in the Company’s PRC statutory accounts. They are required to allocate 10% of their after-tax profits to fund statutory reserves until such reserves have reached 50% of their respective registered capital. These reserve funds, however, may not be distributed as cash dividends. As of June 30, 2023 and 2022, the statutory reserves of WFOE and Haoxi BJ have not accumulated retained earnings and, thus, are not required to appropriate statutory reserves. As of June 30, 2023 and 2022, the balances of the statutory reserves were $nil and nil, respectively.

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by Haoxi BJ, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the CFS prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiaries.

Foreign exchange and other regulations in the PRC may further restrict the Company’s subsidiaries from transferring funds to the Company in the form of dividends, loans and advances. Amounts restricted include paid-in capital and statutory reserves of the Company’s PRC subsidiaries as determined pursuant to PRC generally accepted accounting principles. As of June 30, 2023, and 2022, restricted net assets of the Company’s PRC subsidiaries were $27,778 and $27,778, respectively.

NOTE 12 – TAXES

Corporation Income Tax (“CIT”)

The Company is subject to income taxes on an entity basis on income derived from the location in which each entity is domiciled.

Haoxi is incorporated in Cayman Islands as an offshore holding company and is not subject to tax on income or capital gain under the laws of Cayman Islands.

Haoxi HK is incorporated in Hong Kong as a holding company with no activities. Under the Hong Kong tax laws, an entity is not subject to income tax if no revenue is generated in Hong Kong.

Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% EIT rate, which WFOE and Haoxi BJ are subject to. In addition, the PRC Enterprise Income Tax Law provides small or qualified small and thin-profit enterprises, the annual taxable income up to RMB1 million ($144,000) is subject to an effective EIT rate of 2.5% from January 1, 2021 to December 31, 2022; where the annual taxable income exceeds RMB 1 million ($144,000) but does not exceed RMB 3 million ($432,000), the amount in excess of RMB 1 million ($144,000) is subject to an effective EIT rate of 5% from January 1, 2022 to December 31, 2022. The PRC State Tax Bureau further stipulates that annual taxable income less than RMB 3 million ($432,000) is subject to an effective EIT rate of 5% from January 1 to December 31, 2027.

The provision for income tax consisted of the following:

	Years Ended June 30,
	2023	2022
Current
Cayman Islands	$—	$—
Hong Kong	—	—
China	220,653	15,008

Deferred
Cayman Islands	—	—
Hong Kong	—	—
China	—	—
Income tax provision	$220,653	$15,008

The following table reconciles the statutory rate to the Company’s effective tax rate:

	Years Ended June 30,
	2023	2022

Income tax (benefit)/expense computed at applicable tax rates (25%)	25.0%	25.0%
Preferential tax treatment	(6.46)	(19.2)
Effective tax rate	18.54%	5.8%

NOTE 12 – TAXES (cont.)

Deferred tax assets and liabilities

Components of deferred tax assets and liabilities were as follows:

	As of June 30,
	2023	2022

Net operating loss carry forwards	$142,115	$384,553
Deferred tax assets, gross	142,115	384,553
Valuation allowance on net operating loss	(142,115)	(384,553)
Deferred tax assets	$—	$—

The Company’s PRC subsidiaries had cumulative net operating loss of $568,460and $1,538,212 as of June 30, 2023 and 2022, respectively, which may be available for reducing future taxable income.

As of each reporting date, management considers evidence, both positive and negative, that could affect its view of the future realization of deferred tax assets. On the basis of this evaluation, valuation allowance of $142,115 and $384,553 was recorded against the gross deferred tax asset balance as of June 30, 2023 and 2022, respectively. The amount of the deferred tax asset is considered unrealizable because it is more likely than not that the Company will not generate sufficient future taxable income to utilize this portion of the net operating loss.

The tax payable consisted of the following:

	As of June 30,
	2023	2022

VAT payable	$75,133	$(24,298)
Income tax payable	250,868	35,490
Other tax payable	2,092	410
Tax payable	$328,093	$1,1601

NOTE 13 – CONCENTRATION OF MAJOR CUSTOMERS AND SUPPLIERS

Major Customers

For the fiscal year ended June 30, 2023, Customer M and Customer A accounted for approximately 10% and 10% of the total revenue of the Company, respectively. As of June 30, 2023, Customer N and Customer O accounted for approximately 73% and 18% of the Company’s total trade accounts receivable.

For the fiscal year ended June 30, 2022, Customer A and B accounted for approximately 26% and 14% of our total revenue, respectively. As of June 30. 2022, trade receivables from Customer A accounted for 64% of our total trade accounts receivable.

Major Suppliers

For the fiscal year ended June 30, 2023, Supplier L accounted for approximately 96% of the total purchases, respectively. As of June 30, 2023, Supplier P accounted for approximately 98% of the Company’s trade accounts payable.

For the fiscal year ended June 30, 2022, Supplier C, D, E, and F accounted for approximately 30%, 20%, 18% and 13% of the total purchases, respectively. As of June 30, 2022, Suppliers C, G, E, and D accounted for approximately 25%, 24%, 23% and 20% of the Company’s trade accounts payable, respectively.

NOTE 14 – CONTINGENCIES

Contingencies

The Company may be involved in various legal proceedings, claims and other disputes arising from the commercial operations, projects, employees and other matters which, in general, are subject to uncertainties and in which the outcomes are not predictable. The Company determines whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity. As of June 30, 2023, the Company was not aware of any litigation or lawsuit against it.

Impact of COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared COVID-19 a pandemic—the first pandemic caused by a coronavirus. The pandemic has reached almost every country, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus. The Chinese government has ordered quarantines, travel restrictions, and the temporary closure of stores and facilities from early 2020 through the end of 2022. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses.

During the fiscal years ended June 30, 2022 and 2023, COVID-19 pandemic had limited impact on the Company’s operations. The lifting of COVID-19 restrictions in China has not brought any material changes to the operating entity’s business. However, there are still uncertainties of the pandemic’s future impact, and the extent of the impact will depend on a number of factors, including the duration and severity of the pandemic, and the macroeconomic impact of government measures to contain the spread of COVID-19 and related government stimulus measures.

NOTE 15 – SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through October 24, 2023, the date that the consolidated financial statements were available to be issued.

HAOXI HEALTH TECHNOLOGY LIMITED

CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31, 2023	June 30, 2023
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,112,634	$1,203,203
Trade receivable, net	218,492	7,748
Supplier advances	3,465,160	2,404,680
Due from related parties	—	—
Prepaid expense, receivables and other assets	609,793	58,474
Total current assets	5,406,079	3,674,105

Non-current assets
Property and equipment, net	135,033	143,836
Operating right-of-use asset	46,213	89,544
Deferred listing costs	587,471	556,756
Total non-current assets	768,717	790,132

Total Assets	$6,174,796	$4,464,237

LIABILITIES AND EQUITY
Current Liabilities
Short-term loans	$722,230	$511,409
Accounts payable	1,001,888	27,312
Due to related parties	81,564	20,210
Advance from customers	1,030,329	1,493,947
Taxes payable	982,535	328,093
Accrued expenses and other liabilities	209,486	41,518
Salary and welfare payable	39,520	37,145
Operating right-of-use liabilities-current	46,213	89,544
Long-term accounts payable-current	13,982	27,344
Total current liabilities	4,127,747	2,576,521

Non-current Liabilities
Operating right-of-use liabilities-non-current	—	—
Long-term accounts payable	71,140	72,104
Long-term borrowing	254,140	249,107
Total non-current liabilities	325,280	321,211
Total Liabilities	4,453,027	2,897,732

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Class A Ordinary Shares (Par value US$0.0001 per share, 150,000,000 shares authorized, and 12.210,000 and 7,730,000 shares issued and outstanding as at December 31, 2022 and June 30, 2022, respectively)	1,221	1,221
Class B Ordinary Shares (Par value US$0.0001 per share, 50,000,000 shares authorized, and 17,270,00 and17,270,000 shares issued and outstanding as at December 31, 2022 and June 30, 2022, respectively)	1,727	1,727
Additional paid-in capital	2,176,796	2,176,796
Retained earnings	191,738	(568,460)
Accumulated other comprehensive loss	(649,713)	(44,779)
Total shareholders’ equity	1,721,769	1,566,505

Total liabilities and shareholders’ equity	$6,174,796	$4,464,237

*	On August 5, 2022, the Company issued 25,000,000 ordinary shares in connection with the Reorganization (Note 1). On November 28, 2022, the Company issued 4,480,000 Class A Ordinary Shares, with the par value credited to ordinary shares. All references to numbers of ordinary shares and per-share data in the accompanying consolidated financial statements were adjusted to reflect such issuance of shares on a retrospective basis.

The accompanying notes are an integral part of these condensed unaudited consolidated financial statements.

HAOXI HEALTH TECHNOLOGY LIMITED

UNAUDITED CONDNESED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Six Months Ended December 31,
	2023	2022
	(Unaudited)	(Unaudited)

Revenues	$23,503,910	$9,162,832
Cost of revenues	(22,302,522)	(8,432,603)
Gross profit	1,201,388	730,229

Operating expenses:
Selling	20,564	14,312
General and administrative	331,610	199,284
Research and development	30,842	23,842
Total operating expenses	383,016	237,438

Income from operations	818,372	492,791

Other income (loss):
Financial expenses	(16,789)	(6,744)
Other income	(1,355)
Total other income (loss), net	(18,144)	(6,744)

Income before income taxes	800,228	486,047

Income tax expense	(40,030)	(39,001)

Net income	$760,198	$447,046

Comprehensive income
Net income	$760,198	$447,046
Foreign currency translation gain (loss)	(604,934)	65,529
Total Comprehensive income	$155,264	$512,575

Earnings per ordinary share*
– Basic and diluted	$0.03	$0.02

Weighted average number of ordinary shares outstanding
–Basic and diluted	29,480,000	25,373,333

*	On August 5, 2022, the Company issued 25,000,000 ordinary shares in connection with the Reorganization (Note 1). On November 25, 2022, the Company newly issued 4,480,000 Class A Ordinary Shares to the investor, with the par value credited to ordinary shares. All references to numbers of ordinary shares and per-share data in the accompanying condensed unaudited consolidated financial statements have been adjusted to reflect such issuance of shares on a retrospective basis.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HAOXI HEALTH TECHNOLOGY LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN ACCUMULATED INCOME (DEFICIT)

	Ordinary shares*		Additional paid-in	Statutory	Accumulated	Accumulated other comprehensive	Total shareholders’ Equity
	Shares	Amount	capital	reserves	deficit	income (loss)	(deficit)
		US$	US$	US$	US$	US$	US$
Balance as of June 30, 2022	25,000,000	$2,500	$182,986	$—	$(1,538,212)	$(112,959)	$(1,465,685)
Net income	—	—	—	—	447,046	—	447,046
Capital injection	4,480,000	448	1,993,810	—	—	—	1,994,258
Foreign currency translation adjustment	—	—	—	—	—	65,529	65,529
Balance as of December 31, 2022 (Unaudited)	29,480,000	$2,948	$2,176,796	$—	$(1,091,166)	$(47,430)	$1,041,148

	Ordinary shares*		Additional paid-in	Statutory	Accumulated income	Accumulated other comprehensive	Total shareholders’ equity
	Shares	Amount	capital	reserves	(deficit)	income (loss)	(deficit)
		US$	US$	US$	US$	US$	US$
Balance as of June 30, 2023	29,480,000	$2,948	$2,176,796	$	$(568,460)	$(44,779)	$1,566,505
Net income	—	—	—	—	760,198	—	760,198
Capital injection				—	—	—
Foreign currency translation adjustment	—	—	—	—	—	(604,934)	(604,934)
Balance as of December 31, 2023	29,480,000	$2,948	$2,176,796	$—	$191,738	$(649,713)	$1,721,769

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HAOXI HEALTH TECHNOLOGY LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended December 31,
	2023	2022
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$760,195	$447,046
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation of property and equipment	11,584	1,706
Changes in operating assets and liabilities:
Accounts receivable	(208,353)	2,429
Advance payment	(1,001,155)	27,071
Due from related parties	—	—
Prepayments, receivables and other assets	(544,298)	56,090
Accounts payable	963,687	(1,079,425)
Advance from customers	(488,561)	711,196
Accrued expenses and other liabilities	165,356	—
Taxes payable	640,938	46,784
Operating lease right-of-use assets	44,661	(103,663)
Operating lease liabilities	(44,661)	84,513
Salary and welfare payable	1,607	11,292
Net cash provided by operating activities	301,000	205,039

Cash flows from investing activities
Purchase of property and equipment	(16,162)	(3,621)
Net cash used in investing activities	(16,162)	(3,621)

Cash flows from financing activities
Proceeds from short-term borrowings	300,335	90,607
Repayment of short-term borrowings	(101,974)	(129,295)
Borrowings from a shareholder	—	290,169
Due from a shareholder	60,299	—
Deferred listing costs	(19,264)	(290,169)
Capital contribution from a shareholder	—	1,994,258
Net cash Provided by financing activities	239,396	1,955,570

Effect of foreign exchange rate on cash and restricted cash	(614,803)	(2,528)
Net increase in cash	(90,569)	2,154,460
Cash and restricted cash at the beginning of the period	1,203,203	293,511
Cash and restricted cash at the end of the period	$1,112,634	$2,447,971

Reconciliation of cash and restricted cash
Cash	1,112,634	2,447,971
Total cash and restricted cash shown in the statements of cash flows	$1,112,634	$2,447,971

Supplemental disclosures of cash flow information:
Income taxes paid	$19,682	$—
Interest paid	$15,181	$6,548
Operating right-of-use asset	46,213	188,801

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND BUSINESS DESCRIPTION

Haoxi Health Technology Limited (“Haoxi”) is a company incorporated under the laws of the Cayman on August 5, 2022. It is a holding company with no business operation.

On August 30, 2022, Haoxi formed its wholly owned subsidiary, Haoxi Information Limited (“Haoxi HK”), in Hong Kong. On October 13, 2022, Haoxi HK formed its wholly owned subsidiary, Beijing Haoxi Health Technology Co., Limited (“WFOE”), in the People’s Republic of China (the “PRC”).

Beijing Haoxi Digital Technology Co., Ltd. (“Haoxi BJ”) is a limited liability company incorporated on September 26, 2018, under the laws of China.

On November 25, 2022, WFOE acquired 100% equity interest of Haoxi BJ, as a result, Haoxi BJ became a wholly-owned subsidiary of WFOE.

As described below, Haoxi, through a restructuring which is accounted for as a reorganization of entities under common control (the “Reorganization”), became the ultimate parent entity of its subsidiary, Haoxi BJ. Accordingly, Haoxi consolidates Haoxi BJ’s operations, assets, and liabilities. Haoxi and its subsidiaries, are collectively hereinafter referred as the “Company.”

Haoxi together with its wholly owned subsidiaries, Haoxi HK, WFOE, and Haoxi BJ, were effectively controlled by the same shareholders before and after the Reorganization and, therefore, the Reorganization is considered one for entities under common control. The consolidation of the Company has been accounted for at historical cost and prepared on the basis as if the Reorganization had become effective as of the beginning of the first period presented in the consolidated financial statements.

The Company’s current corporate structure is as follows:

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The accompanying CFS were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been consistently applied for information pursuant to the rules and regulations of the Securities Exchange Commission (the “SEC”).

(b) Principles of consolidation

The CFS include the financial statements of the Company, its subsidiaries for which the Company exercises control and, when applicable, entities in which the Company has a controlling financial interest or the ultimate primary beneficiary.

All transactions and balances between the Company and its subsidiaries were eliminated in the consolidation.

(c) Use of estimates

In preparing the CFS in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the CFS, as well as the reported amounts of revenue and expenses during the reporting periods. Significant items subject to such estimates and assumptions include, but are not limited to, the assessment of the allowance for doubtful accounts, useful lives of property and equipment and intangible assets, the recoverability of long-lived assets, uncertain tax position, purchase price allocations for business combination, impairment assessment for goodwill and realization of deferred tax assets. Actual results could differ from those estimates.

(d) Cash and cash equivalents

Cash includes cash on hand and demand deposits placed with banks or other financial institutions, which are unrestricted as to withdrawal or use in accounts maintained with commercial banks. The Company maintains bank accounts in mainland China. Cash balances in bank accounts in mainland China are not insured by the Federal Deposit Insurance Corporation or other programs.

(e) Accounts receivable, net

Accounts receivable are presented net of allowance for doubtful accounts. The Company reduces accounts receivable by recording an allowance for doubtful accounts to account for the estimated impact of collection issues resulting from a client’s inability or unwillingness to pay valid obligations to the Company. The Company determines the adequacy of allowance for doubtful accounts based on individual account analysis, historical collection trend, and best estimate of specific losses on individual exposures. The Company establishes a provision for doubtful receivable when there is objective evidence that the Company may not be able to collect amounts due. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment.

(f) Advances to suppliers, net

Advances to suppliers represents balances paid to suppliers for services that have not been provided or received. The Company reviews its advances to suppliers periodically and makes general and specific allowances when there is doubt as to the ability of a supplier to provide supplies to the Company or refund an advance.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(g) Property and equipment, net

Property and equipment are carried at cost and are depreciated on the straight-line basis over the estimated useful lives of the underlying assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of its property and equipment when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Estimated useful lives are as follows, taking into account the assets’ estimated residual value:

Category	Estimated useful lives
Electronic equipment	3 years

(h) Impairment of long-lived assets

The Company reviews long-lived assets, including definitive-lived intangible assets and property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such events occur, the Company assesses the recoverability of the asset group based on the undiscounted future cash flows the asset group is expected to generate and recognizes an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset group plus net proceeds expected from disposition of the asset group, if any, is less than the carrying value of the asset group. If the Company identifies an impairment, the Company reduces the carrying amount of the asset group to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values and the impairment loss, if any, is recognized in “Others, net” in the consolidated statements of comprehensive income (loss). The Company uses estimates and judgments in its impairment tests and if different estimates or judgments had been utilized, the timing or the amount of any impairment charges could be different. Asset groups to be disposed of would be reported at the lower of the carrying amount or fair value less costs to sell, and no longer depreciated.

(i) Fair value of financial instruments

ASC 825-10 requires certain disclosures regarding the FV of financial instruments. FV is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level FV hierarchy prioritizes the inputs used to measure FV. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure FV are as follows:

●	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 - inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the FV of the Company’s financial instruments including cash, restricted cash, accounts receivable, advances to suppliers, prepaid expenses and other current assets, short-term bank loans, accounts payable, advance from customers, due to related parties, taxes payable, and accrued expenses and other current liabilities approximate their recorded values due to their short-term maturities. The FV of longer-term leases approximates their recorded values as their stated interest rates approximate the rates currently available.

The Company’s non-financial assets, such as property and equipment would be measured at FV only if they were determined to be impaired.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(j) Leases

The Company follows Accounting Standards Update (“ASU”) 2016-02, Leases (as amended by ASU 2018-01, 2018-10, 2018-11, 2018-20, and 2019-01, collectively “ASC 842”), using the modified retrospective method. The Company elected not to record assets and liabilities on its consolidated balance sheet for new or existing lease arrangements with terms of 12 months or less. The Company recognizes lease expenses for such lease on a straight-line basis over the lease term.

At the commencement date of a lease, the Company recognizes a lease liability for future fixed lease payments and a right of use (“ROU”) asset representing the right to use the underlying asset during the lease term. The lease liability is initially measured as the present value of the future fixed lease payments that will be made over the lease term. The lease term includes periods for which it’s reasonably certain that the renewal options will be exercised and periods for which it’s reasonably certain that the termination options will not be exercised. The future fixed lease payments are discounted using the rate implicit in the lease, if available, or the incremental borrowing rate (“IBR”). The Company will evaluate the carrying value of ROU assets if there are indicators of impairment and review the recoverability of the related asset group. If the carrying value of the asset group is determined to not be recoverable and is in excess of the estimated fair value, the Company will record an impairment loss in other expenses in the consolidated statements of operations.

(k) Revenue recognition

The Company is an online marketing solutions provider which provides customer-tailored internet marketing services based on data analysis technology. The Company’s revenue primarily includes advertising service revenue.

Revenue from advertising services primarily consists of revenue from providing online advertising services. Revenue represents the amount of consideration that the Company is entitled to in exchange for the transfer of promised services in the ordinary course of the Company’s activities and is recorded net of value-added tax (“VAT”). Consistent with the criteria of ASC 606, the Company recognizes revenue when the performance obligation in a contract is satisfied by transferring the control of a promised service to a customer. The Company also evaluates whether it is appropriate to record the gross amounts of services sold and the related costs, or the net amounts earned as commissions. Payments for services are generally received after deliveries. In the event the Company receives an advance from a customer, such advance is recorded as a liability to the Company.

Online Marketing solutions Services

The Company provides one-stop online marketing solutions, including traffic acquisition from top online media platforms, content production, data analysis and advertising campaign optimization, to its advertisers. It charges the advertisers primarily based on a mix of Cost-Per-Click (“CPC”) (recognize revenue when specified action, such as click-throughs, is performed) or Cost-Per-Time (“CPT”) (recognized revenue over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation). Media partners may also grant to it rebates mainly based on gross advertisement spending (i) in the form of prepayments for future traffic acquisition; (ii) to net off the account payables the Company owed to them; or (iii) in cash.

While none of the factors individually are considered presumptive or determinative, under this business model, the Company is the primary obligor and responsible for (i) identifying and contracting with third-party advertisers which the Company views as customers, and delivering the specified integrated services to the advertisers; (ii) bearing certain risks of loss to the extent that the cost incurred for producing contents, formulating advertisement campaign and acquiring user traffic from online media platforms cannot be compensated by the total consideration received from the advertisers, which is similar to inventory risk; and (iii) performing all the billing and collection activities, including retaining credit risk. The Company assumes ownership in the specified service before the service is delivered to the advertiser and acts as the principal of these arrangements and therefore recognizes revenue earned and costs incurred related to these transactions on a gross basis. Under this business model, the rebates earned from media partners are recorded as a reduction of cost of services.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The core principle underlying the revenue recognition ASC 606 is that the Company recognizes revenue to represent the transfer of services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This requires the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time. The Company’s advertising service contracts have one single performance obligation, being the promise to display customers’ advertisement on the media platform, The services, such as content production, data analysis and advertising campaign optimizations, are performed as inputs to produce or deliver the combined output specified by the customer, and are highly interrelated, thus each of services cannot be separately performed to fulfil the promise and is, therefore, not distinct. Under ASC 606, the related revenues are recognized. When the Company provides services to customers which are charged based on the CPC model, control of services transfers when the specific action such as click-throughs is performed. When the Company provides services to customers which are charged based on the time advertised under the CPT model, control of services transfers over time and revenue is recognized over the period of the contract by reference to the progress, which is measured by the duration for displaying the advertisement, towards complete satisfaction of that performance obligation, which is measured by the elapse of the displaying period.

CPC, is a performance-based metric and under which we charge our customers when an Internet user clicks the online advertisement we placed. Most of our customers are charged based on the CPC mechanism. Under the CPT mechanism, we charge our customers for placing an online short video for a specific period of time. Few of our customers which intend to promote their brand name on the media platform adopt CPT model.

The transaction price under CPC model for marketing solutions is based on the bidding price that varies from time to time due to the advertisement bidding price competition mechanism set by media platforms. Only the advertisement with the highest bidding prices can be displayed and such bidding prices will be recognized as transaction prices once the internet users click on the advertisements. We receive invoices from media partners. The invoiced fees contained therein are equal to: (x) traffic acquisition costs (equal to bidding price per click-through multiplied by users’ click-throughs), minus, (y) rebates from media partners as agreed, and the invoice fees are then recognized as cost of revenue. We then issue invoices to our advertising customers and charge our advertising customers, with the amount equal to: (x) the traffic acquisition costs, plus, (y) service charge, and the total amount is recognized as revenue.

Under the CPT model, the transaction price we charge our advertiser customers for placing advertisement for a specific period of time is contractually agreed by our advertiser customers and us. We recognize revenue over the period of the contract by reference to the progress, which is measured by the duration for displaying the advertisement, towards complete satisfaction of that performance obligation, which is measured by the elapse of the displaying period. We receive invoices from media partners equivalent to traffic acquisition costs (equal to the predetermined CPT by the media platforms, multiplied by the duration of display) minus rebates from media partners as agreed, and recognize as cost of revenue.

(l) Cost of revenue

The Company’s cost of revenue consists primarily of the purchase of online traffic from third-party media platforms after deducting rebates, and salaries and benefits for staff providing marketing solutions including content production, data analysis and advertising campaign optimizations.

(m) Research and development expenses

Research and development expenses include costs directly attributable to the conduct of research and development projects, primarily consist of salaries and other employee benefits. All costs associated with research and development are expensed as incurred.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(n) Advertising Expense

Advertising expenses primarily consist of cost of online advertising. The Company’s advertising expenses are expensed as incurred and are included as part of selling expenses. For the years ended June 30, 2022 and 2021, the Company recorded no advertising expenses.

(o) Financial expenses

Financial expenses include interest expenses on short-term loans, operating lease interest expenses and guarantee expenses incurred for acquiring the short-term loans.

(p) Mainland China Employee Contribution Plan

As stipulated by the regulations of the PRC, full-time employees of the Company are entitled to various government statutory employee benefit plans, including medical insurance, maternity insurance, workplace injury insurance, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Company is required to make contributions to the plan based on certain percentages of employees’ salaries. The total expenses the Company incurred for the plan were $244,206 and $39,048 for the six months ended December 31, 2023 and 2022, respectively.

(q) Income taxes

The Company’s subsidiaries in mainland China and Hong Kong are subject to the income tax laws of mainland China and Hong Kong. No taxable income was generated outside the PRC for six months ended December 31, 2022 and 2021. The Company accounts for income taxes in accordance with ASC 740, Income Taxes. ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or future deductibility is uncertain.

ASC 740-10-25 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. It also provides guidance on the recognition of income tax assets and liabilities, classification accounting for interest and penalties associated with tax positions, years open for tax examination, accounting for income taxes in interim periods and income tax disclosures. There were no material uncertain tax positions as of December 31,2023 and 2022.

(r) Value added tax (“VAT”)

Sales revenue represents the invoiced value of goods, net of VAT. The VAT is based on gross sales price and VAT rate is approximately 6%. The VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing or acquiring its finished products. The Company recorded a VAT payable or receivable net of payments in the accompanying consolidated financial statements. All of the VAT returns filed by the Company’s subsidiaries in the PRC, have been and remain subject to examination by the tax authorities for five years from the date of filing.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(s) Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. As of December 31,2023 and 2022, there were no dilutive securities.

(t) Comprehensive income

Comprehensive income consists of two components, net income and other comprehensive income(loss). Other comprehensive income(loss) refers to revenue, expenses, gains, and losses that under U.S. GAAP are recorded as an element of stockholders’ equity but are excluded from net income. Other comprehensive income(loss) consists of foreign currency translation adjustment from the Company not using U.S. dollar as its functional currency.

(u) Foreign currency translation and transactions

The Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The Company’s consolidated financial statements are reported using the U.S. Dollars (“US$” or “$”). The results of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in consolidated statements of changes in shareholders’ equity. Gains and losses from foreign currency transactions are included in the Company’s Consolidated Statements of Operations and Comprehensive Income.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in preparing the CFS:

	Six Months Ended December 31,		Six Months Ended December 31,
	2023	2022	2023	2022
Foreign currency	Balance Sheet	Balance Sheet	Profits/Loss	Profits/Loss
RMB:USD1	7.0827	6.9646	7.1587	6.9531

(v) Segment reporting

ASC 280, “Segment Reporting,” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments.

The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the CEO, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.

Based on the management’s assessment, the Company determined that it has only one operating segment and therefore one reportable segment as defined by ASC 280. The Company’s assets are substantially all located in the PRC and substantially all of the Company’s revenue and expense are derived in the PRC. Therefore, no geographical segments are presented.

(w) Statements of cash flows

In accordance with ASC 230, Statement of Cash Flows, cash flows from the Company’s operations are formulated based upon the local currencies using the average exchange rate in the period. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(aa) Significant risks

Currency risk

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China. Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other Company foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittances.

The Company maintains certain bank accounts in the PRC. On May 1, 2015, China’s new Deposit Insurance Regulation came into effect, pursuant to which banking financial institutions, such as commercial banks, established in the PRC are required to purchase deposit insurance for deposits in RMB and in foreign currency placed with them. Such Deposit Insurance Regulation would not be effective in providing complete protection for the Company’s accounts, as its aggregate deposits are much higher than the compensation limit, which is RMB500,000 for one bank (approximately $70,0c00). However, the Company believes that the risk of failure of any of these Chinese banks is remote. Bank failure is uncommon in the PRC and the Company believes that those Chinese banks that hold the Company’s cash, restricted cash and short-term investments are financially sound based on public available information.

Other than the deposit insurance mechanism in the PRC mentioned above, the Company’s bank accounts are not insured by Federal Deposit Insurance Corporation insurance or other insurance.

Concentration and credit risk

Currently, all of the Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in U.S. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittances abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, restricted cash, accounts receivable, accounts receivable – related parties, advances to suppliers and amounts due from related parties. A portion of the Company’s sales are credit sales which are to the customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Interest rate risk

Fluctuations in market interest rates may negatively affect the Company’s financial condition and results of operations. The Company is exposed to floating interest rate risk on cash deposit and floating rate borrowings, and the risks due to changes in interest rates is not material. The Company has not used any derivative financial instruments to manage the Company’s interest risk exposure.

Other uncertainty risk

The Company’s major operations are conducted in the PRC. Accordingly, the political, economic, and legal environments in the PRC, as well as the general state of the PRC’s economy may influence the Company’s business, financial condition, and results of operations.

The Company’s major operations in the PRC are subject to special considerations and significant risks not typically associated with companies in U.S. These include risks associated with, among others, the political, economic, and legal environment. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, this may not be indicative of future results.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(bb) Related parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

(cc) Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. As an “emerging growth company,” or EGC, the Company has elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards applicable to private companies. The amendments in this ASU and its subsequent amendments are effective for annual reporting periods beginning after December 15, 2021, including interim periods beginning after December 15, 2022. While the Company continues to evaluate certain aspects of the new standard, it does not expect the new standard to have a material effect on its financial statements and the Company does not expect a significant change in its leasing activities between now and adoption.

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU2016-13, Financial Instruments - Credit Losses (Topic 326). The amendments in this ASU require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss, which will be more decision useful to users of the financial statements. This ASU is effective for annual and interim periods beginning after December 15, 2019 for issuers and December 15, 2020 for non-issuers. Early adoption is permitted for all entities for annual periods beginning after December 15, 2018, and interim periods therein. In May 2019, the FASB issued ASU 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief. This ASU adds optional transition relief for entities to elect the fair value option for certain financial assets previously measured at amortized cost basis to increase comparability of similar financial assets. The ASUs should be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified retrospective approach). On November 19, 2019, the FASB issued ASU 2019-10 to amend the effective date for ASU 2016-13 to be fiscal years beginning after December 15, 2022 and interim periods therein. The Company will adopt this ASU on July11, 2023 and expects that the adoption will not have a material impact on the Company’s CFS and related disclosures.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements.” The amendments in this ASU represent changes to clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments in this ASU affect a wide variety of Topics in the Codification and apply to all reporting entities within the scope of the affected accounting guidance. ASU 2020-10 is effective for annual periods beginning after July 1, 2021 for public business entities. Early application is permitted. The amendments in this ASU should be applied retrospectively. The Company adopted this ASU as of July 1, 2022 and the adoption does not have a material impact on the Company’s CFS and related disclosures.

In March 2023, the FASB issued ASU 2023-01, Leases (Topic 842): Common Control Arrangements, which Offers private companies, as well as notfor-profit entities that are not conduit bond obligors, a practical expedient that gives them the option of using the written terms and conditions of a common-control arrangement when determining whether a lease exists and the subsequent accounting for the lease, including the lease’s classification and Amends the accounting for leasehold improvements in common-control arrangements for all entities. The Company continues to evaluate the impact of ASU 2023-01 on its CFS.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s CFS.

NOTE 3 – ACCOUNTS RECEIVABLE, NET

As of December 31, 2023 and June 30,2023, the Company had no allowance for doubtful accounts.

NOTE 4 – ADVANCES TO SUPPLIERS, NET

Advances to suppliers, net consisted of the following:

	December 31, 2023	June 30, 2023
	(Unaudited)
Advances for products and services purchased from third parties	$3,465,160	$2,404,680
Less: allowance for doubtful accounts	—	—
Advances to suppliers, net	$3,465,160	$2,404,680

NOTE 5 – PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET

Prepaid expenses and other current assets, net consisted of the following:

	December 31, 2023	June 30, 2023
	(Unaudited)
Deposits	$647,914	$95,840
Staff advance	—	—
Less: allowance for doubtful accounts	(38,121)	(37,366)
Prepaid expenses and other current assets	$609,793	$58,474

The movement of allowance of doubtful accounts is as follows:

	December 31, 2023	June 30, 2023
	(Unaudited)
Balance at beginning of the year	$38,121	$2,980
Current year addition	—	34,386
Balance at end of the year	$38,121	$37,366

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, stated at cost less accumulated depreciation, consisted of the following:

	December 31, 2023	June 30, 2023
	(Unaudited)
Electronic equipment	$157,422	$154,305
Less: accumulated depreciation	(22,389)	(10,469)
Property, plant and equipment, net	$135,033	$143,836

NOTE 7 – LEASES

On June 24, 2019, Haoxi BJ entered into a lease with an individual (the “Landlord 1”) for an office at 801/802, Block C, 8 / F, 103, Huizhongli, Chaoyang District, Beijing (“Locke Time”). The lease was from July 1, 2019 to July, 2021, and annual rental was RMB431,460 ($65,103). On June 21, 2021, Haoxi BJ extended the lease to June 30, 2023, with an annual lease payment of RMB675,120 ($104,555), to be paid quarterly. On May 12, 2023, Haoxi BJ extended the lease from July 1, 2023 to March 31, 2024.

On July 29, 2022, Haoxi BJ entered into a lease with an individual (the “Landlord 2”) for an office located at Room 902, Unit 1, Floor 9, Wantong Tower, Jia No.6, Chao Yang Men Wai Ave., Chaoyang District, Beijing, China (“Wantone Center”). The lease was from August 8, 2022 to August 7, 2024, and annual rental was RMB660,000 ($94,922) to be paid every four months.

These lease agreements do not contain any material residual value guarantees or material restrictive covenants, and the extended lease contract does not contain options to extend at the time of expiration.

Upon the adoption of ASU 2016-02 on December 31, 2022, ROU assets and lease liabilities were $188,801 and $143,398 (including $83,863 from lease liabilities current portion and $59,535 from lease liabilities noncurrent portion), respectively. with corresponding ROU assets of the same amount based on the present value of the future minimum rental payments of the lease, using an incremental a borrowing rate of 4.75% based on the duration of the lease terms. As of December 31, 2023, ROU assets and lease liabilities were $46,213 and $46,213, respectively.

For the Six Months Ended December 31,2023 and 2022, the Company occurred operating lease expense of $88,345 (including $42,247 paid for the lease at Locke Time and $46,098 paid for the lease at Vantone Center) and $83,046 (including $43,496 paid for the lease at Locke Time and $39,551 for the lease at Vantone Center), respectively.

The weighted-average remaining lease term and the weighted-average discount rate of the lease is as follows:

December 31, 2023
Weighted-average remaining lease term	1 year

Weighted-average discount rate	4.75%

The following table summarizes the maturity of operating lease liabilities as of December 31, 2023:

12 months ending December 31,	Operating
(Unaudited)
2024	$31,062
Total lease payments	31,062
Less: imputed interest	(380)
Total lease liabilities	$30,682

NOTE 8 – LONG TERM PAYABLE

On February 7, 2023, Beijing Haoxi signed an auto loan with Mercedes-Benz Auto Finance Co., Ltd. for RMB800,000 (approximately $112,951) to purchase a car worth RMB1,000,000 (approximately $141,189) with a down payment of RMB200,000 (approximately $28,238). The repayment period of the loan is 3 years with a monthly installment of RMB24,698. Mr. Xu Lei was the guarantor. As of December 31, 2023, long-term payable was $85,122 (including current the portion of $13,982 and the noncurrent portion of $71,140). The unrecognized financing expense amortized in the current period was $3,155 and was included in the financial expenses account. The remaining unamortized portion of $6,941 is included in long-term accounts payable-noncurrent:

December 31, 2023
Long-term accounts payable-non-current	78,081
unrecognized financing expense	(6,941)
Long-term accounts payable-non-current, net	71,140

The weighted-average remaining loan term and the required rate of return required by the lender is as follows:

December 31, 2023
Weighted-average remaining lease term	3 year

The required rate of return required by the lender	6.99%

NOTE 9 – LOANS

Short-term loans of the Company consist of the following:

	June 30, 2023
	Principal Amount	Annual Interest Rate	Contract term
Bank of Communications (2)	$27,679	3.80%	2022.11.17-2023.11.17
Bank of Communications (2)	59,509	3.80%	2022.11.23-2023.11.23
Bank of China (3)	13,839	4.15%	2023.06.28-2023.12.28
Bank of China(3)	13,839	4.15%	2023.06.28-2024.06.28
China Construction Bank(1)	200,670	3.95%	2023.01.05-2024.01.05
China Construction Bank(1)	76,116	3.95%	2023.01.25-2024.01.25
China Construction Bank (1)	119,756	3.95%	2023.01.24-2024.01.24
Total	$511,409

NOTE 9 – LOANS (cont.)

	December 31, 2023
	(Unaudited)
	Principal Amount	Annual Interest Rate	Contract term
China Construction Bank(1)	$204,724	3.85%	2023.12.12-2024.12.12
Bank of Communications (2)	303,557	Details (2)	2023.11.27-2024.11.27
Bank of China(3)	14,119	4.15%	2023.06.28-2024.06.28
China Construction Bank(1)	122,176	3.85%	2023.12.26-2024.12.26
China Construction Bank (1)	77,654	3.85%	2023.12.27-2024.12.27
Total	$722,230

Long-term loans of the Company as of December 31, 2023 and June 30, 2023 consists of the following:

	June 30, 2023
	Principal Amount	Annual Interest Rate	Contract term
Bank of China(3)	$13,839	4.15%	2023.06.28-2024.12.28
Bank of China(3)	235,268	4.15%	2023.06.28-2025.06.28
Total	$249,107

	December 31, 2023
	Principal Amount	Annual Interest Rate	Contract term
Bank of China(3)	$14,119	4.15%	2023.06.28-2024.12.28
Bank of China(3)	240,021	4.15%	2023.06.28-2025.06.28
Total	$254,140

(1)	These loans with China Construction Bank carry the fixed interest rate and are unsecured.

(2)	The loans from Bank of Communications of China are unsecured and carry floating interest rates. The interest rate of each loan is based on the one year Chinese Loan Prime Rate, or LPR, to the agreed “Pricing Benchmark date,” according to the value of addition (subtraction) points agreed upon in the Application for the Use of Loan on the draw date. The applicable date of the Pricing base shall be the draw date, and the applicable LPR value shall be the last published LPR value before the draw date.

(3)	In connection with the loan with the Bank of China, Mr. Lei Xu provided a guarantee for the repayment of the loan. In addition, Beijing Capital Financing Guarantee Co., Ltd. provided a joint guarantee with Mr. Xu.

Interest expense for the six months ended December 31, 2023 and December 31, 2022 was $15,181and $6,548 respectively.

NOTE 10 – RELATED PARTY TRANSACTIONS AND BALANCES

The table below sets forth the major related parties and their relationships with the Company as of December 31, 2023, and June 30, 2023:

Name of related parties	Relationship with the Company
Lei Xu	A shareholder of the Company
Chongqing Haoyuqin Cultural Media Co, Ltd	A company affiliated with a shareholder
Zhen Fan	A shareholder of the Company

	December 31, 2023	June 30, 2023
	(Unaudited)
Amounts due to related parties
Zhen Fan	$81,564	$20,210
	$81,564	$20,210

NOTE 11 – SHAREHOLDERS’ EQUITY

Ordinary shares

On August 5, 2022, Haoxi’s shareholders approved an Amended and Restated Memorandum and Articles of Association, pursuant to which 150,000,000 shares were authorized as Class A ordinary shares and 50,000,000 shares were authorized as Class B ordinary shares with a nominal or par value of $0.0001 per share (each is hereinafter referred to as “Class A Ordinary Shares” and “Class B Ordinary Shares”). Class A Ordinary Shares are entitled to one vote per share and Class B Ordinary Shares are entitled to 10 votes per share. Haoxi issued 17,270,000 Class B Ordinary Shares to Mr. Fan Zhen and 7,730,000 Class A Ordinary Shares to Mr. Lei Xu and four other shareholders on August 5, 2022. On November 28, 2022, the Company newly issued 4,480,000 Class A Ordinary Shares to the investor, with the par value credited to ordinary shares.

Statuary Reserve

In accordance with the Regulations on Enterprises of PRC, WFOE and Haoxi BJ in the PRC are required to provide for statutory reserves, which are appropriated from net profit as reported in the Company’s PRC statutory accounts. They are required to allocate 10% of their after-tax profits to fund statutory reserves until such reserves have reached 50% of their respective registered capital. These reserve funds, however, may not be distributed as cash dividends. As of December 31, 2023 and June 30, 2023, the statutory reserves of WFOE and Haoxi BJ have not accumulated retained earnings and, thus, are not required to appropriate statutory reserves. As of December 31, 2023 and June 30, 2023, the balances of the statutory reserves were nil and nil, respectively.

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by Haoxi BJ, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the CFS prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiaries.

Foreign exchange and other regulations in the PRC may further restrict the Company’s subsidiaries from transferring funds to the Company in the form of dividends, loans and advances. Amounts restricted include paid-in capital and statutory reserves of the Company’s PRC subsidiaries as determined pursuant to PRC generally accepted accounting principles. As of December 31, 2023, and June 30, 2023, restricted net assets of the Company’s PRC subsidiaries were $27,778 and $27,778, respectively.

NOTE 12 – TAXES

Corporation Income Tax (“CIT”)

The Company is subject to income taxes on an entity basis on income derived from the location in which each entity is domiciled.

Haoxi is incorporated in Cayman Islands as an offshore holding company and is not subject to tax on income or capital gain under the laws of Cayman Islands.

Haoxi HK is incorporated in Hong Kong as a holding company with no activities. Under the Hong Kong tax laws, an entity is not subject to income tax if no revenue is generated in Hong Kong.

Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% EIT rate, which WFOE and Haoxi BJ are subject to. In addition, the PRC Enterprise Income Tax Law provides small or qualified small and thin-profit enterprises, the annual taxable income up to RMB1 million ($139,691) is subject to an effective EIT rate of 2.5% from January 1, 2021 to December 31, 2022; where the annual taxable income exceeds RMB 1 million ($139,691) but does not exceed RMB 3 million ($419,072), the amount in excess of RMB 1 million($139,691) is subject to an effective EIT rate of 5% from January 1, 2022 to December 31, 2024.

The provision for income tax consisted of the following:

Six Months Ended December 31,
	2023	2022
	(Unaudited)	(Unaudited)
Current
Cayman Islands	$-	$-
Hong Kong	-	-
China	40,030	39,001

Deferred	-	-
Cayman Islands	-	-
Hong Kong	-	-
China	-	-
Income tax provision	$40,030	$39,001

The following table reconciles the statutory rate to the Company’s effective tax rate:

	Six Months Ended December 31,
	2023	2022
	(Unaudited)	(Unaudited)
Income tax (benefit)/expense computed at applicable tax rates (25%)	25.0%	25.0%
Preferential tax treatment	(20.00)	(16.98)
Effective tax rate	5.00%	8.02%

NOTE 12 – TAXES (cont.)

Deferred tax assets and liabilities

Components of deferred tax assets and liabilities were as follows:

	December 31, 2023	June 30, 2023
	(Unaudited)
Net operating loss carry forwards	$—	$142,115
Deferred tax assets, gross	—	142,115
Valuation allowance on net operating loss	—	(142,115)
Deferred tax assets	$—	$—

As of each reporting date, management considers evidence, both positive and negative, that could affect its view of the future realization of deferred tax assets. On the basis of this evaluation, valuation allowance of $142,115 was recorded against the gross deferred tax asset balance as of June 30, 2023. The amount of the deferred tax asset is considered realizable because it is more likely than not that the Company will not generate sufficient future taxable income to utilize this portion of the net operating loss.

The tax payable consisted of the following:

	December 31, 2023	June 30, 2023
	(Unaudited)
VAT payable	$686,757	$75,133
Income tax payable	293,042	250,868
Other tax payable	2,736	2,092
Tax payable	$982,535	$328,093

NOTE 13 – CONCENTRATION OF MAJOR CUSTOMERS AND SUPPLIERS

Major Customers

For the six months ended December 31, 2023, none of customers contributed over 10% revenue of the Company. As of December 31, 2023, account receivable balance of Customer M accounted for approximately 64% of the Company’s total trade accounts receivable.

For the six months ended December 31, 2022, Customer A accounted for approximately 22% of the total revenue of the Company, respectively. As December 31, 2022, Customer I accounted for 100% of the Company’s total trade accounts receivable.

Major Suppliers

For the six months ended December 31, 2023, Supplier L accounted for approximately 99% of the total purchases. As of December 31,2023, Supplier P accounted for approximately 100% of the Company’s trade accounts payable.

For the six months ended December 31,2022, Suppliers L accounted for approximately 86%,of the total purchases.As of December 31, 2022, Suppliers L accounted for approximately 68%,of the Company’s trade accounts payable.

NOTE 14 – CONTINGENCIES

Contingencies

The Company may be involved in various legal proceedings, claims and other disputes arising from the commercial operations, projects, employees and other matters which, in general, are subject to uncertainties and in which the outcomes are not predictable. The Company determines whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity. As of December 31,2023, the Company was not aware of any litigation or lawsuit against it.

Impact of COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared COVID-19 a pandemic—the first pandemic caused by a coronavirus. The pandemic has reached almost every country, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus. The Chinese government has ordered quarantines, travel restrictions, and the temporary closure of stores and facilities from early 2020 through the end of 2022. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses.

During the six months ended December 31, 2023 and 2022, the COVID-19 pandemic had limited impact on the Company’s operations. There are still uncertainties of the pandemic’s future impact, and the extent of the impact will depend on a number of factors, including the duration and severity of the pandemic, and the macroeconomic impact of government measures to contain the spread of COVID-19 and related government stimulus measures.

NOTE 15 – SUBSEQUENT EVENTS

On January 29, 2024 the Company completed the initial public offering and raised $9.6 million and issued to investors $2.4 million Class A ordinary shares. On March 8, 2024, the underwriter for the initial public offering exercised its over-allotment option in full, the Company issued an additional 360,000 Class A ordinary shares and raised $883,200 in gross proceeds (before deducting underwriter’s discount and related expenses).

Until [   ], 2024 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

1,597,444 Units (each Unit consisting of One Class A Ordinary Share and

One Warrant to Purchase one Class A Ordinary Share)

1,597,444 Class A Ordinary Share Underlying the Warrants

Haoxi Health Technology Limited

EF Hutton LLC

Prospectus dated [         ], 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our articles of association provide that we will indemnify every director, secretary, assistant secretary, or other officer for the time being and from time to time of our Company (but not including our auditors) and the personal representatives of the same and from: (a) all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such person, other than by reason of such person’s own dishonesty, willful default, or fraud, in or about the conduct of our business or affairs or in the execution or discharge of that person’s duties, powers, authorities, or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by such person in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court, whether in the Cayman Islands or elsewhere.

Pursuant to indemnification agreements, the form of which will be filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On August 5, 2022, we issued 7,730,000 Class A Shares to Lei Xu, Hongli Wu, Tao Zhao, and Wenpu Sun for $773 and 17,270,000 Class B Share to Zhen Fan for $1,727. On May 8, 2023, the register of members of the Company was updated to reflect that the 7,730,000 Class A Shares issued and outstanding are Class A Ordinary Shares and the 17,270,000 Class B Shares issued and outstanding are Class B Ordinary Shares.

On November 28, 2022, we issued another 4,480,000 Class A Shares to Hongli Wu for $2,000,000. On May 8, 2023, the register of members of the Company was updated to reflect that the additional 4,480,000 Class A Shares issued to Hongli Wu are Class A Ordinary Shares.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, China, on June 13, 2024.

Haoxi Health Technology Limited

By:	/s/ Zhen Fan
Zhen Fan
Chief Executive Officer, Director, and Chairman of the Board of Directors
(Principal Executive Officer)

Powers of Attorney

Each person whose signature appears below constitutes and appoints Zhen Fan as attorneys-in-fact with full power of substitution, for him in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act, and any rules, regulations, and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of securities of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such securities, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zhen Fan	Chief Executive Officer, Director, and	June 13, 2024
Name: Zhen Fan	Chairman of the Board of Directors (Principal Executive Officer)

/s/ Bo Lyu	Chief Financial Officer	June 13, 2024
Name: Bo Lyu	(Principal Accounting and Financial Officer)

/s/ Lei Xu	Chief Operating Officer and Director	June 13, 2024
Name: Lei Xu
/s/ Jia Liu	Independent Director	June 13, 2024
Name: Jia Liu
/s/ Jianbing Zhang	Independent Director	June 13, 2024
Name: Jianbing Zhang
/s/ Changmao Su	Independent Director	June 13, 2024
Name: Changmao Su

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of Haoxi Health Technology Limited, has signed this registration statement or amendment thereto in New York, NY on June 13, 2024.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.

EXHIBIT INDEX

Description
1.1	Form of Underwriting Agreement

3.1	Amended and Restated Memorandum of Association

3.2	Amended and Restated Articles of Association

4.1	Specimen Certificate for Class A Ordinary Shares (incorporated by reference to Exhibit 4.1 of our Registration Statement on Form F-1 (File No. 333-274214) initially filed with the Securities and Exchange Commission August 25, 2023)

4.2	Form of Warrant

5.1	Opinion of Ogier regarding the validity of the Class A Ordinary Shares being registered

5.2	Opinion of Hunter Taubman Fischer & Li LLC, U.S. counsel to Company, as to the enforceability of the Warrants

8.2	Opinion of Ogier regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

10.1	Form of Employment Agreement by and between executive officers and the Registrant (incorporated by reference to Exhibit 10.1 of our Registration Statement on Form F-1 (File No. 333-274214) initially filed with the Securities and Exchange Commission August 25, 2023)

10.2	Form of Indemnification Agreement with the Registrant’s directors and officers (incorporated by reference to Exhibit 10.2 of our Registration Statement on Form F-1 (File No. 333-274214) initially filed with the Securities and Exchange Commission August 25, 2023)

10.4#	English Translation of Agent Data Promotion Business Cooperation Agreement dated January 1, 2024 by and between the operating entity and Henan Ocean Engine Information Technology Co., Ltd.

10.5#	English Translation of Lease Contract dated April 1, 2024 by and among the operating entity, and Xiuyun Zhang and the renewed lease ending June 30, 2024 by and among the operating entity, and Xiuyun Zhang

10.6#	English Translation of Lease Contract dated August 8, 2022 by and between the operating entity and Xiaohui Mu (incorporated by reference to Exhibit 10.6 of our Registration Statement on Form F-1 (File No. 333-274214) initially filed with the Securities and Exchange Commission August 25, 2023)

10.7#	English Translation of Working Fund Loan Contract with Bank of China dated June 8, 2022 by and between the operating entity and Bank of China Beijing Business District Branch (incorporated by reference to Exhibit 10.7 of our Registration Statement on Form F-1 (File No. 333-274214) initially filed with the Securities and Exchange Commission August 25, 2023)

10.8	Share Purchase Agreement dated November 25, 2022 by and between the Company and Hongli Wu (incorporated by reference to Exhibit 10.8 of our Registration Statement on Form F-1 (File No. 333-274214) initially filed with the Securities and Exchange Commission August 25, 2023)

10.9#	English Translation of Information Technology Service Framework Contract dated October 8, 2021 by and between the operating entity and Beijing Hangtian Kadi Technology Development Institute and the renewed contract effective on January 1, 2023 (incorporated by reference to Exhibit 10.20 of our Registration Statement on Form F-1 (File No. 333-274214) initially filed with the Securities and Exchange Commission August 25, 2023)

10.10#	English Translation of Toutiao Marketing Promotion Service Contract dated November 5, 2020 by and between the operating entity and Beijing Hangtian Kadi Technology Development Institute (incorporated by reference to Exhibit 10.25 of our Registration Statement on Form F-1 (File No. 333-274214) initially filed with the Securities and Exchange Commission August 25, 2023)

10.11#	English Translation of Ocean Engine Marketing Service Contract dated July 29, 2022 and July 29, 2023 by and between the operating entity and Jinan Modern Dermatology Hospital (incorporated by reference to Exhibit 10.30 of our Registration Statement on Form F-1 (File No. 333-274214) initially filed with the Securities and Exchange Commission August 25, 2023)

10.12#	English Translation of Mercedes-Benz Car Purchase Contract effective on February 8, 2023 by and between the operating entity and Beijing Penglong Xinghui Automobile Sales and Service Co., LTD (incorporated by reference to Exhibit 10.31 of our Registration Statement on Form F-1 (File No. 333-274214) initially filed with the Securities and Exchange Commission August 25, 2023)

10.13#	English Translation of Auto Loan Mortgage Contract dated February 7, 2023 by and between the operating entity, Mercedes-Benz Auto Finance Company Limited, and Lei Xu (incorporated by reference to Exhibit 10.32 of our Registration Statement on Form F-1 (File No. 333-274214) initially filed with the Securities and Exchange Commission August 25, 2023)

10.14#	English Translation of Working Capital Loan Contract dated June 16, 2023 by and between the operating entity and Bank of China, Beijing Business District Sub-branch (incorporated by reference to Exhibit 10.33 of our Registration Statement on Form F-1 (File No. 333-274214) initially filed with the Securities and Exchange Commission August 25, 2023)

10.15#	English Translation of two Small and Micro Fast Loan Contracts dated January 5, 2023 and January 24, 2023, respectively, by and between the operating entity and China Construction Bank Co., Ltd., Beijing Huamao Branch (incorporated by reference to Exhibit 10.34 of our Registration Statement on Form F-1 (File No. 333-274214) initially filed with the Securities and Exchange Commission August 25, 2023)

21.1	Subsidiaries (incorporated by reference to Exhibit 21.1 of our Registration Statement on Form F-1 (File No. 333-274214) initially filed with the Securities and Exchange Commission August 25, 2023)

23.1	Consent of Wei, Wei & Co., LLP

23.2	Consent of Ogier (included in Exhibit 5.1)

23.3	Consent of Sino Pro Law Firm

23.4	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 5.2)

24.1	Powers of Attorney (included on signature page)

99.1#	Code of Business Conduct and Ethics of the Registrant (incorporated by reference to Exhibit 99.1 of our Registration Statement on Form F-1 (File No. 333-274214) initially filed with the Securities and Exchange Commission August 25, 2023)

107	Filing Fee Table

*	To be filed by amendment

#	Portions of this exhibit have been omitted in accordance with Item 601 of Regulation S-K.